
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                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)


Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

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
[X]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                       AMERICAN PRECISION INDUSTRIES INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[ ]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: $30,000,000

     (5) Total fee paid: $6,000

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                       American Precision Industries Inc.
                     2777 Walden Avenue, Buffalo, New York


                                                                October   , 1997


Dear Fellow Shareholders:

     I am pleased to report to you that on July 8, 1997 American Precision Industries Inc. completed its acquisition of Portescap, a European manufacturer of motors. With Portescap now part of the Company's Motion Technology Group, I believe we are better positioned to compete in the global market for high quality motion control products.


     The Company purchased Portescap with a combination of cash in the amount of $3.8 million, shares of our convertible preferred stock with an initial liquidation value of $21.2 million and a $5 million note which can be exchanged for additional shares of our convertible preferred stock. We have structured the note so that we can avoid having to pay any principal or interest on it by having it automatically exchanged for the additional shares of convertible preferred stock. However, in order for the Company to realize this result, it is necessary for us to both increase our authorized common and preferred stock and to obtain shareholder approval of the issuance of voting shares which represent 20% or more of our currently outstanding shares. Therefore, we have called a special meeting of shareholders for November 14, 1997, to allow you to vote on the two proposals set forth in the attached Proxy Statement.


     Your Board of Directors unanimously recommends that you vote in favor of each proposal. Your vote is important, and I urge you to either attend the special meeting in person and vote or, if you are not able to attend the meeting, to vote by signing, dating and returning the enclosed proxy card in the envelope provided.

     Your continued support of the Company and its management is appreciated.

                                          Very truly yours,

                                          Kurt Wiedenhaupt
                                            Chairman, President and
                                            Chief Executive Officer

                       AMERICAN PRECISION INDUSTRIES INC.
                               2777 WALDEN AVENUE
                               BUFFALO, NEW YORK

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders:


     Notice is hereby given that a Special Meeting of Shareholders (the "Meeting") of American Precision Industries Inc. ("API" or the "Company") will be held at the Company's offices at 2777 Walden Avenue, Buffalo, New York, on November 14, 1997 at 8:00 a.m. to consider and take action upon the following matters:


     1. A proposal to approve the issuance of up to 1,538,603 Common Shares upon the conversion of preferred shares of API which have been and may be issued under the Amended and Restated Stock Purchase Agreement dated July 3, 1997 by and among Inter Scan Holding Ltd. ("Inter Scan"), Portescap, API Portescap Inc., and API, pursuant to which API has acquired all of Inter Scan's shares of Portescap, a European manufacturer of motors.

     2. A proposal to amend API's Restated Certificate of Incorporation (i) to increase the number of authorized Common Shares from 10,000,000 to 30,000,000; and (ii) to authorize 1,250,000 shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock.

     All persons who were holders of record of Common Shares and Series A Seven Percent (7%) Cumulative Convertible Preferred Stock at the close of business on September 23, 1997, and no others, shall be entitled to vote at the Meeting.

     Holders of Common Shares and Series A Seven Percent (7%) Cumulative Convertible Preferred Stock are not entitled to appraisal rights in connection with the transactions described in the attached Proxy Statement.

                                                           James J. Tanous
                                                           Secretary


Dated: October   , 1997


SHAREHOLDERS ARE URGED TO VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                       AMERICAN PRECISION INDUSTRIES INC.

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of American Precision Industries Inc. (hereinafter referred to as "API" or the "Company") of proxies to be used at the Special Meeting of Shareholders to be held on November 14, 1997 (the "Meeting").


     Every duly signed proxy in the accompanying form will be voted at the Meeting, in accordance with the instructions indicated in such proxy, unless previously revoked by the shareholder. Every shareholder giving a proxy has the power to revoke it at any time before it is exercised. The right to revoke a proxy is not limited and is not subject to compliance with any formal procedure. Shareholders that have given a proxy may revoke it any time prior to the Meeting by giving written notice thereof to the Secretary of API, by signing and returning a proxy card bearing a later date, or by attending the Meeting, withdrawing the proxy and voting in person.


     Holders of API's common shares, par value $.66 2/3 per share (the "Common Shares") and Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, $50.00 par value per share ("Series A Shares"), outstanding at the close of business on September 23, 1997 (the "Record Date"), are entitled to vote. Holders of Common Shares are entitled to one vote per share. As of the Record Date, there were 7,420,755 Common Shares outstanding and entitled to vote. As of the Record Date, there were 20,000 Series A Shares outstanding, all of which were owned by Inter Scan Holding Ltd., a privately owned Swiss corporation which was the owner of Portescap. Pursuant to the terms of the Series A Shares as set forth in the Company's Restated Certificate of Incorporation, the holder of the Series A Shares is entitled to vote with the holders of Common Shares on all matters submitted to holders of Common Shares (except the election of directors and ratification of accountants) with the holder of the Series A Shares having the number of votes equal to the number of Common Shares into which the Series A Shares held are convertible. See "The Stock Purchase Transaction -- Terms of the Preferred Shares" and "Description of the Capital Stock of API." The 20,000 Series A Shares are presently convertible into 1,244,485 Common Shares, and, therefore, Inter Scan has the right pursuant to the terms of the Series A Shares to cast 1,244,485 votes on each proposal to be voted on at the Meeting. However, because the Company's shareholders are being asked to approve certain features of the transaction pursuant to which Inter Scan received the Series A Shares, Inter Scan has determined that, although its Series A Shares will be counted as present for purposes of determining whether there is a quorum, it would not be appropriate for it to vote on those proposals and, accordingly, has agreed with the Company that it will not vote its Series A Shares at the Meeting.


     Although the holder of the Series A Shares has class voting rights on certain matters (see "The Stock Purchase Transaction -- Terms of the Preferred Shares"), it does not have any right to vote as a class on the proposals to be presented at the Meeting, and, therefore, the adoption of those proposals is not subject to the approval of the holder of the Series A Shares voting as a separate class.


     A quorum for the conduct of business at the Meeting will consist of the presence, either in person or by proxy, of holders as of the Record Date of at least 4,332,621 votes, which represents a majority of the total of the 7,420,755 outstanding Common Shares plus the 1,244,485 votes held by the holder of the Series A Shares. Therefore, the holders of at least 3,088,136 Common Shares (approximately 42% of the Common Shares outstanding on the Record Date) must be present at the Meeting either in person or by proxy in order for there to be a quorum. Abstentions and broker non-votes, as well as the Series A Shares, will be considered as being present or represented at the Meeting, but not as votes for or against a proposal.


     As required by rule 312.03(c) and rule 312.05 of the New York Stock Exchange, Inc. (the "NYSE"), the affirmative vote of a majority of votes cast, provided that the total vote cast on the proposal represents over fifty percent in interest of all securities entitled to vote on the proposal (which includes the votes held by Inter Scan as the holder of the Series A Shares), is required to adopt the proposal to approve the issuance of up to 1,538,603 Common Shares upon the conversion of the Series A Shares and the conversion of the Series B Seven Percent (7%) Cumulative Convertible Preferred Stock, $1.00 par value per share ("Series B Shares") of API issued in exchange for an exchangeable promissory note (the "Note"). The Series A Shares and the Note were issued under the Amended and Restated Stock Purchase Agreement dated July 3, 1997 (the "Stock Purchase Agreement"), by and among API, API Portescap Inc. ("API Portescap"), Inter Scan

Holding Ltd. ("Inter Scan"), and Portescap, pursuant to which API acquired all of Inter Scan's shares of Portescap. See "Proposal No. 1 -- Approval of the Issuance of up to 1,538,603 Common Shares." As a result of these voting requirements under the NYSE's rules, and given the fact that Inter Scan has agreed not to cast any of its 1,244,485 votes, the affirmative vote of holders of at least 2,166,311 Common Shares (29.2% of the Common Shares outstanding as of the Record Date) is required to approve Proposal No. 1, assuming that a quorum consisting of only a majority of outstanding Common Shares and Class A Shares is present at the Meeting.



     The affirmative vote of a majority of the votes represented by the outstanding shares entitled to vote (7,420,755 Common Shares entitled to one vote each and 20,000 Series A Shares entitled to 1,244,485 votes) is required to approve and adopt the proposal to amend API's Restated Certificate of Incorporation (the "Charter"), to increase the number of authorized Common Shares and to authorize the Series B Shares. See "Proposal No. 2 -- Amendment of the Charter to Increase the Number of Authorized Shares." Given the fact that Inter Scan has agreed not to cast any of its 1,244,485 votes, the affirmative vote of holders of at least 4,332,621 Common Shares (58.4% of the Common Shares outstanding as of the Record Date) is required to approve Proposal No. 2.


     Representatives of the firm of Price Waterhouse LLP, independent public accountants and auditors of the Company, are expected to be present at the Meeting, be available to respond to appropriate questions and have the opportunity to make a statement if they so desire.


     This Proxy Statement and the accompanying form of proxy will be sent to the
shareholders on or about October   , 1997.


     Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. Certain statements made in this Proxy Statement constitute forward-looking statements based upon current expectations and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve certain assumptions, risks and uncertainties that could cause actual results to differ materially from those included in or contemplated by the statements. These assumptions, risks and uncertainties include, but are not limited to, the possibility that the benefits of cross-selling and the leveraging of product development teams are not realized, that the sales revenues are not achieved or maintained, that the other benefits described under "The Stock Purchase Transaction -- API Directors' Reasons for Effecting the Transaction" are not realized or are not achieved in a timely manner, as well as the risks and uncertainties associated with general economic cycles in North America, Europe or the Far East.


                               TABLE OF CONTENTS

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
                                                                                        PAGE
                                                                                        ----
PROXY STATEMENT SUMMARY...............................................................    5
  The Companies.......................................................................    5
  The Stock Purchase Transaction -- Terms of the Transaction..........................    5
THE STOCK PURCHASE TRANSACTION........................................................    7
  General Terms of the Stock Purchase Transaction.....................................    7
  Purchase Price......................................................................    7
  Terms of the Preferred Shares.......................................................    7
  Terms of the Note...................................................................    9
  Representations and Warranties......................................................   11
  Certain Covenants...................................................................   11
  Indemnification.....................................................................   11
  Taxes...............................................................................   12
  Regulatory Requirements -- Hart-Scott-Rodino Filing.................................   12
  Other Agreements....................................................................   12
  Non-Competition.....................................................................   14
  Interim Management of Portescap.....................................................   15
  Background of the Transaction.......................................................   15
  API Directors' Reasons for Effecting the Transaction................................   17
  Conflicts of Interest...............................................................   18
  Material Federal Income Tax Consequences of the Transaction.........................   18
  Accounting Treatment................................................................   18
  Absence of Appraisal Rights.........................................................   18
DESCRIPTION OF THE CAPITAL STOCK OF API...............................................   19
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS.......................................   20
SECURITY OWNERSHIP OF MANAGEMENT......................................................   21
SELECTED FINANCIAL DATA...............................................................   22
  Summary Historical Financial Data...................................................   22
  Unaudited Pro Forma Selected Financial Data.........................................   24
  Selected Comparative Per Share Data.................................................   24
MARKET PRICE OF COMMON SHARES.........................................................   25
PROPOSAL NO. 1 -- APPROVAL OF THE ISSUANCE OF UP TO 1,538,603 COMMON SHARES...........   26
PROPOSAL NO. 2 -- AMENDMENT OF THE CHARTER TO INCREASE THE NUMBER OF AUTHORIZED
                  SHARES..............................................................   27
INFORMATION CONCERNING API............................................................   29
  Business............................................................................   29
  Competition.........................................................................   30
  Backlog.............................................................................   31
  Suppliers...........................................................................   31
  Patents and Licenses................................................................   31
  Customers...........................................................................   31
  Research and Product Development....................................................   31
  Environmental Matters...............................................................   31
  Employees...........................................................................   32
  Lines of Business and Industry Segment Information..................................   32
  Foreign Operations..................................................................   33
  Properties..........................................................................   34
  Legal Proceedings...................................................................   35
  Selected Financial Data.............................................................   35
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations for the Year Ended January 3, 1997....................................   35
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations for the Six Months Ended July 4, 1997.................................   37
  Components of Consolidated Statement of Earnings Expressed as a Percentage of
     Revenues.........................................................................   40


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INFORMATION CONCERNING PORTESCAP......................................................   41
  Business............................................................................   41
  Competition.........................................................................   41
  Backlog.............................................................................   41
  Suppliers...........................................................................   41
  Patents and Licenses................................................................   41
  Customers...........................................................................   41
  Research and Product Development....................................................   42
  Environmental Matters...............................................................   42
  Employees...........................................................................   43
  Foreign Operations..................................................................   43
  Properties..........................................................................   44
  Legal Proceedings...................................................................   45
  Selected Financial Data.............................................................   45
  Management's Discussion and Analysis of Financial Condition and Results of
     Operations for the Year Ended December 31, 1996..................................   45
OTHER MATTERS AND PROXY SOLICITATION..................................................   47
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................................  F-1
APPENDIX A   Amended and Restated Stock Purchase Agreement dated July 3, 1997 by and among
             American Precision Industries Inc., API Portescap Inc., Inter Scan Holding Ltd.
             and Portescap
APPENDIX B   Proposed Charter Amendments

                            PROXY STATEMENT SUMMARY

     The following is a brief summary of certain information contained elsewhere in this Proxy Statement and the appendices hereto relating to the transactions described herein. This summary does not purport to contain all material information relating to the transactions, and is qualified in its entirety by the more detailed information and financial statements contained in this Proxy Statement. SHAREHOLDERS OF API SHOULD READ CAREFULLY THIS PROXY STATEMENT AND THE APPENDICES ATTACHED HERETO IN THEIR ENTIRETY. Unless the context indicates otherwise, all references to API or the Company and Portescap include their respective subsidiaries.

THE COMPANIES

     API. API is a diversified manufacturing company whose principal lines of business include the production and sale of heat transfer products, motion control devices and electronic components. Sales of these products are primarily to customers in industrialized nations both domestic and foreign. API currently conducts its operations through its subsidiaries. API Portescap is a subsidiary of API formed on April 4, 1997 for the purpose of effecting the transactions set forth in this Proxy Statement. API's principal executive offices are located at 2777 Walden Avenue, Buffalo, New York 14225. Its telephone number is (716) 684-9700. See "Information Concerning API."

     Portescap. Portescap develops, manufactures and markets motors and related components with sales of its products made to customers worldwide. Portescap's customers encompass numerous industries including the automation, medical, telecommunications, aviation, computer peripherals and instrumentation industries. Portescap has manufacturing facilities in Switzerland and England, and sales and service offices in Japan, Germany, France, Switzerland, the United States, the United Kingdom, Sweden and Poland, as well as independent sales representatives in most other industrialized countries. Prior to its acquisition by API, Portescap was a subsidiary of Inter Scan, a privately held company. The principal executive offices of Portescap are located at 157, rue Jardiniere, 2301 La Chaux-de-Fonds 1, Switzerland. Its telephone number is 41-32-925-61-11. See "Information Concerning Portescap."

THE STOCK PURCHASE TRANSACTION -- TERMS OF THE TRANSACTION

     API and Inter Scan had originally reached an agreement in principle on October 30, 1996, pursuant to which API would acquire all of Portescap's shares owned by Inter Scan in exchange for total consideration of 48,000,000 Swiss francs ("CHF"), consisting of 9,900,000 CHF in cash, preferred shares with a face value and liquidation value of 29,500,000 CHF which would be convertible into approximately 1,375,000 Common Shares at $17.00 per share, and a note in the principal amount of 8,600,000 CHF which would be exchangeable into convertible preferred shares. If all of the preferred stock were converted, including the preferred shares issuable in exchange for the note, it would have represented at that time approximately 24.6% of API's Common Shares outstanding before the conversion and 19.7% of API's Common Shares outstanding after giving effect to the conversion.

     After further negotiations and due diligence, API and Inter Scan signed an agreement on April 11, 1997, which reflected an agreed upon reduction in the base purchase price to 37,500,000 CHF, which would be paid entirely in preferred shares of API convertible into Common Shares at $17.00 per share, which, if converted, would represent approximately 21% of the Common Shares outstanding before the conversion and 17.4% of the Common Shares outstanding after giving effect to the conversion. In addition to the base price, under this agreement API could have been required to pay Inter Scan a cash payment dependent on Portescap's shareholders' equity and bank debt at March 31, 1997, plus, at Inter Scan's option, either 1,000,000 CHF at closing in cash or up to an additional 6,800,000 CHF in cash over the period from closing through December 31, 1999 if certain inventory ("Excess Inventory") was used by Portescap during that period.

     In order to expedite the closing, API and Inter Scan agreed to amend the agreement to provide for a fixed purchase price and to eliminate any cash payment related to the Excess Inventory. This agreement was set forth in the Amended and Restated Stock Purchase Agreement dated July 3, 1997 (the "Stock Purchase Agreement"). See "The Stock Purchase Transaction -- Background of the Transaction."

     The Stock Purchase Agreement, a copy of which is attached hereto as Appendix A, provided for the acquisition by API of all of Inter Scan's shares of the capital stock of Portescap. At the closing on July 8, 1997 (the "Closing"), API paid to Inter Scan total consideration equal to 43,000,000 CHF, which had a face or initial liquidation value of approximately $30,000,000 (U.S. dollars) on the date of Closing based on an agreed upon currency exchange rate as of that date, in exchange for Inter Scan's shares of the capital stock of Portescap. See "The Stock Purchase Transaction -- Purchase Price." Payment was made by API to Inter Scan through the delivery of (i) the Note in the principal amount of $5,000,000 which, subject to approval of Proposals No. 1 and No. 2 in this Proxy Statement by API's shareholders, will automatically be exchanged upon the Company's shareholders' approval of Proposals No. 1 and 2 for 236,337 Series B Shares with an aggregate liquidation value of $5,000,000, which may be further converted at Inter Scan's option into 294,118 Common Shares at an initial conversion price of $17.00 per share (see "The Stock Purchase Transaction -- Terms of the Note");
(ii) 5,500,000 CHF (approximately $3,800,000) paid in cash at the Closing by wire transfer; and (iii) 20,000 Series A Shares, with an aggregate liquidation value of $21,156,250 which by their terms are convertible at Inter Scan's option into 1,244,485 Common Shares at an initial conversion price of $17.00 per share (see "The Stock Purchase Transaction -- Terms of the Preferred Shares"). See "The Stock Purchase Transaction -- Purchase Price." The closing price of the Common Shares on the NYSE on July 7, 1997, the day prior to the Closing, was $19 9/16. See "Market Price of Common Shares." Also at Closing, API Portescap purchased the indebtedness owed by Portescap to two companies affiliated with Inter Scan for $1,218,000 which equalled the principal and interest owed by Portescap at Closing. This indebtedness had been incurred by Portescap prior to Inter Scan's agreement to sell its Portescap shares to API. See "The Stock Purchase Transaction -- Purchase Price."

     The automatic exchange of the Series A Shares and the Note for Series B Shares upon the Company's shareholders' approval of Proposals No. 1 and 2, and the conversion of such Series B Shares into Common Shares at the option of Inter Scan at any time after their issuance, are subject to approval by the shareholders of API of (i) certain amendments to the Charter increasing the number of authorized shares thereunder (see "Proposal No. 2 -- Amendment of the Charter to Increase the Number of Authorized Shares"); and (ii) the issuance of up to 1,538,603 Common Shares (see "Proposal No. 1 -- Approval of the Issuance of up to 1,538,603 Common Shares").


     If the shareholders approve Proposals No. 1 and 2, the Note and the Series A Shares will automatically be exchanged for Series B Shares which can then be converted, in whole or in part, at any time at Inter Scan's option, at an initial conversion price of $17.00 per share, into 1,538,603 Common Shares. Those shares would represent approximately 21% of the Common Shares outstanding before the conversion and 17.2% of the Common Shares outstanding after giving effect to the conversion, assuming that the number of shares outstanding on the date of conversion was equal to the number outstanding on the Record Date for this Meeting, thereby diluting the combined voting power of the Common Shares outstanding prior to any such conversion. See "The Stock Purchase
Transaction -- Terms of the Preferred Shares." If the shareholders do not approve both Proposals, the Note will be due and payable by API on May 1, 1998 and the Series A Shares will remain outstanding and can be converted, in whole or in part, at any time at Inter Scan's option, at an initial conversion price of $17.00 per share, into 1,244,485 Common Shares. Those shares would represent approximately 16.8% of the Common Shares outstanding before the conversion and 14.4% of the Common Shares outstanding after giving effect to the conversion, assuming that the number of shares outstanding on the date of conversion was equal to the number outstanding on the Record Date for this Meeting, thereby diluting the combined voting power of the Common Shares outstanding prior to any such conversion. See, "The Stock Purchase Transaction --Terms of the Note." Also, if the shareholders do not approve both Proposals, certain class voting rights held by holders of the Series A Shares will violate certain listing rules of the NYSE and may, therefore, cause the Common Shares to be delisted for trading on the NYSE. See "The Stock Purchase Transaction -- Terms of the Preferred Shares."


     The Company's Board of Directors unanimously recommends that the Company's shareholders approve both Proposals. By doing so, the Note will automatically be exchanged for Series B Shares and the Company will not have to make any payments of principal or interest on the Note and will avoid certain other payments it could be required to make if Inter Scan were to sell either the Series A Shares or Common Shares issued on conversion of the Series A Shares for less than certain designated amounts (see "The Stock Purchase Transaction -- Other Agreements -- Shareholder Agreement"). Also if the shareholders approve both Proposals, the Series A Shares will be retired upon the issuance of the Series B Shares, thereby removing the possibility that certain class voting rights held by the holders of Series A Shares will cause the Company's Common Shares to be delisted from the NYSE. Mr. Holger Hjelm, an affiliate of Inter Scan and its nominee on API's Board of Directors, has an interest in the matters covered by the Proposals to be voted on at the Meeting. See "The Stock Purchase
Transaction -- Conflicts of Interest."

                         THE STOCK PURCHASE TRANSACTION

GENERAL TERMS OF THE STOCK PURCHASE TRANSACTION

     The Stock Purchase Agreement provided for the acquisition by API Portescap of all of Inter Scan's shares of the capital stock of Portescap. The discussion and description of the material terms of the Stock Purchase Agreement in this Proxy Statement are subject to and qualified in their entirety by reference to the Stock Purchase Agreement, a copy of which is attached hereto as Appendix A and which is incorporated herein by this reference. Pursuant to the Stock Purchase Agreement, API has agreed to guarantee the payment of and performance by API Portescap of API Portescap's obligations under the Stock Purchase Agreement. Prior to the Closing of the acquisition of Portescap, API Portescap transferred its right to acquire Portescap to API. After the Closing, API transferred all of the shares of Portescap to API's wholly-owned subsidiary, API Motion Inc., which in turn contributed those shares to its wholly-owned subsidiary, API Portescap.

PURCHASE PRICE

     At the Closing, API purchased all of the shares of Portescap held by Inter Scan in exchange for which API paid to Inter Scan total consideration equal to 43,000,000 CHF (the "Purchase Price"). The Purchase Price was paid by API to Inter Scan through the delivery at Closing of (i) the Note in the principal amount of $5,000,000 which, subject to approval of Proposals No. 1 and No. 2 in this Proxy Statement by the Company's shareholders, will automatically be exchanged for 236,337 Series B Shares which may further be converted into 294,118 Common Shares at an initial conversion price of $17.00 per share; (ii) 5,500,000 CHF in immediately available funds; and (iii) 20,000 Series A Shares, with an aggregate liquidation value of $21,156,250, which by their terms are convertible into 1,244,485 Common Shares at an initial conversion price of $17.00 per share and which, by their terms, are automatically exchangeable for 1,000,000 Series B Shares if Proposals No. 1 and No. 2 are approved by the shareholders of API. Also at Closing, API Portescap purchased the indebtedness owing by Portescap to Societe Privee de Gerance S.A., the parent company of Inter Scan, and STC Scandanavian Trading Company Interfinans AB, a company in which Inter Scan is a minority shareholder (the "Debt to Affiliates"), for an aggregate purchase price of $1,218,000 which equalled the outstanding principal and interest owed by Portescap as of the Closing. The Debt to Affiliates had been incurred by Portescap prior to Inter Scan's agreement to sell its Portescap shares to API.

     The cash portion of the Purchase Price and the payment for the purchase of the Debt to Affiliates was made at an exchange rate equal to $.6831 (U.S. dollar). The portion of the Purchase Price paid in API securities had a value of approximately $26,156,000 based on a Swiss franc's currency exchange rate being equal to an agreed upon value of $.6975 (U.S. dollar).

     In the event shareholder approval of Proposals No. 1 and No. 2 is not obtained by April 30, 1998, API will be required to repay the Note at a premium price (see "-- Terms of the Note") and will have certain payment obligations to Inter Scan if Inter Scan sells some or all of the Series A Shares (or Common Shares) during the ten-year period after the Closing for less than 115% of the liquidation value or conversion price (see "-- Other Agreements -- Shareholder Agreement").

TERMS OF THE PREFERRED SHARES

     The 20,000 Series A Shares issued to Inter Scan at Closing pursuant to the Stock Purchase Agreement have a liquidation value per share of $1,057.8125 (the "Series A Liquidation Value"). The Series A Shares will be automatically exchanged, assuming shareholder approval of Proposals No. 1 and No. 2, into 1,000,000 Series B Shares. The Series B Shares will have a liquidation value of $21.15625 per share (the "Series B Liquidation Value"). Upon the exchange of the Series A Shares for Series B Shares or the conversion of the Series A Shares into Common Shares, API will reclassify the Series A Shares as authorized preferred stock of API, the rights, preferences and designations of which may be determined by the Board of Directors. See "Description of the Capital Stock of API."

     The Series A Shares and the Series B Shares (collectively, the "Preferred Shares") issued pursuant to the Stock Purchase Agreement are entitled to receive cumulative cash dividends at the rate of seven percent of the Series A Liquidation Value (or the Series B Liquidation Value, if applicable) per annum, and no more, accruing and becoming cumulative on and after January 1, 1999 and payable on the first days of January, April, July and October, commencing April 1, 1999. Any arrearages will not bear interest. The dividends will be paid when and as declared by the Board of Directors but only out of surplus legally available for the payment of dividends. Such dividends will be payable before any dividends (other than a stock dividend in shares of the same class of stock) are paid or set aside for payment to holders of Common Shares.

     After the Charter has been amended to authorize the Series B Shares and upon notice to the holder of Preferred Shares given 45 calendar days prior to the date fixed for redemption, the Preferred Shares may be redeemed at the option of the Board of Directors of API at any time for an amount per share equal to the sum of the Series A Liquidation Value (or Series B Liquidation Value, if applicable) and an amount computed at the annual rate of seven percent of the applicable liquidation value per annum per share from and after the date on which dividends on such share became cumulative to and including the date fixed for such redemption, less the aggregate of the dividends paid during the same period, but computed without interest.

     Pursuant to the terms of the Preferred Shares, the holder of the Preferred Shares may convert them into Common Shares based on an adjustable conversion price, described below. The holder of Preferred Shares may elect to convert all or only a part of the Preferred Shares. No fractional Common Shares will be issued upon any conversion. Instead, and in lieu thereof, cash payments in an amount equal to the same fraction of the market price per Common Share at the close of business on the date of conversion will be made.

     The number of Common Shares issuable upon conversion of the Preferred Shares will be determined by adding the Series A Liquidation Value (or the Series B Liquidation Value, if applicable) and seven percent of the per share Series A Liquidation Value (or Series B Liquidation Value, if applicable) per annum from and after the date on which dividends on such shares became cumulative to and including the date of conversion less the aggregate of the dividends paid during the same period, computed without interest, and multiplying such sum by the number of Preferred Shares to be converted, then dividing such figure by the conversion price for a Common Share.

     The conversion price will be $17.00 per share, subject to adjustment. If API at any time changes its outstanding Common Shares into a greater number of shares or pays a dividend in Common Shares on then outstanding Common Shares or combines or subdivides its outstanding Common Shares into a smaller number of shares or issues or sells Common Shares for less than $17.00 per share (plus or minus the previous adjustments), (except Common Shares reserved or issued pursuant to bona fide stock option or benefit plans for directors, officers and/or employees of API), then the conversion price will be equal to the number of Common Shares outstanding immediately prior to the adjusting event times $17.00 per share (plus or minus all previous adjustments), plus the value of the consideration received by API for the issuance or sale, requiring adjustments, of Common Shares for less than $17.00 per share (plus or minus all previous adjustments), divided by the number of Common Shares outstanding after the adjusting event.

     The conversion price of $17.00 per share will also be adjusted if any reorganization or reclassification of the capital stock of API, or any merger or consolidation of API with another corporation is effected. In such case, the holder of Preferred Shares will receive upon the exercise of conversion rights, the number and kind of shares of stock, securities or assets which the holder would have been entitled to receive in connection with such reorganization, reclassification, merger or consolidation if such holder had been a holder of Common Shares of API issuable upon conversion of the Preferred Shares immediately prior to the time such event became effective. Assuming the conversion price is $17.00 per share with no adjustments, and assuming the Note is exchanged into 236,337 Series B Shares, a total of 1,538,603 Common Shares will be issued upon conversion of the Preferred Shares (1,244,485 Common Shares on conversion of the 20,000 Series A Shares and 294,118 Common Shares on conversion of the Series B Shares exchanged for the Note).

     The holder of Preferred Shares will be entitled to vote on all matters submitted to holders of Common Shares (except the election of directors and ratification of accountants) with the holder of Preferred Shares having the number of votes equal to the number of Common Shares into which the Preferred Shares held are convertible; however, Inter Scan, as the holder of all Series A Shares outstanding, has agreed not to vote its shares on the two proposals to be voted on at the Meeting. The holder of Preferred Shares will have the right to vote in the election of directors and to call a special meeting and participate in such special meeting and any annual meeting in addition to all other rights to which they are entitled, if API breaches any obligations owed to such holder of Preferred Shares.

     The holder of the Series A Shares may also vote as a class on the following transactions: (i) the merger or consolidation of API with or into another corporation or a partnership, trust or other entity; (ii) the sale of all or substantially all of the assets of API; (iii) the dissolution of API; (iv) any amendment to the Charter that would amend, change, modify or revoke the rights, preference or limitations applicable to the Preferred Shares; and (v) any other proposal or transaction required by the General Corporation Law of the State of Delaware (the "DGCL"), to be approved by the holders of Series A Shares, voting as a class.

     If API's shareholders fail to approve both proposals set forth in this Proxy Statement, the Series A Shares will remain outstanding unless they are converted into Common Shares, which conversion is at the sole discretion of the holder of the Series A Shares. The listing requirements of the NYSE indicate that a class of stock may not be eligible for continued listing if the issuer has a class of stock which is entitled to a class vote on certain proposals such as mergers, sale of assets or dissolution. In the event the Series A Shares remain outstanding, the class voting rights held by the holder of Series A Shares with respect to mergers, consolidations, sale of assets and dissolution will have to be eliminated in order for the Common Shares to remain qualified to be listed on the NYSE. In that event, API intends to request the holder of Series A Shares to agree to the elimination of such class voting rights, or in the alternative attempt to redeem the Series A Shares or request the NYSE to waive its requirements. There is no assurance that API would be able to convince the holder of the Series A Shares to agree to the elimination of those class voting rights or agree to sell all Series A Shares to API, or have the NYSE waive its rules with respect to the Series A Shares. In that event, API's Common Shares would be delisted from trading on the NYSE and the holders of Common Shares would be adversely affected as a result of the loss of the trading liquidity available from having the Common Shares listed on the NYSE.

     The holder of the Series B Shares will also have the right to vote as a class but only on those transactions described in clauses (iv) and (v) above. The presence of these class voting rights in the Series B Shares will not affect the listing of the Common Shares on the NYSE. On matters for which it is entitled to vote as a class, the holder of Preferred Shares will have one vote per share and the approval of a majority of the Preferred Shares issued and outstanding and entitled to vote will be required to adopt a proposal, in addition to any approvals required by the holders of Common Shares.

     Notwithstanding the previous paragraph, the holder of Preferred Shares will have no class voting rights (other than those required under the DGCL) to the extent the number of Preferred Shares issued and outstanding is less than 25 percent of (i) the number of Series A Shares initially issued; or (ii) the number of Series B Shares (if converted into such shares) that would have been issued to the holder if the Series B Shares had initially been issued to the holder in lieu of the Series A Shares.

     Upon liquidation, dissolution or winding up of API, the holder of the Preferred Shares will be entitled to receive payment prior to any distribution or payment to holders of Common Shares. Such payment will equal the Series A Liquidation Value (or Series B Liquidation Value, if applicable), plus a sum computed at a dividend rate of seven percent per annum from and after the date on which dividends on such shares became cumulative to and including the date fixed for such payment, less the aggregate of the dividends already paid, during the same period, but computed without interest. A consolidation or merger, for these purposes, will not be considered a liquidation, dissolution or winding up of API.

TERMS OF THE NOTE

     At the Closing, API delivered to Inter Scan a Note in the principal amount of $5,000,000. The Note will automatically be exchanged for 236,337 Series B Shares with a liquidation value of $21.15625 per share if at any time from the Closing to and including April 30, 1998, the Charter is amended to authorize 1,250,000 Series B Shares and to increase the authorized Common Shares by at least 1,000,000 shares. See "-- Terms of the Preferred Shares." The Note bears interest of 15% per annum from July 8, 1997; however, no interest will accrue on the principal balance of the Note prior to April 30, 1998 if such amendment is made to the Charter by April 30, 1998 and if no event of default, as described below, has occurred which has not been remedied prior to such date.

     If the amendment to the Charter has not been filed with the Secretary of State of the State of Delaware by April 30, 1998, principal and interest evidenced by the Note will be immediately due and payable, without notice, in which event API will be required to pay to Inter Scan on May 1, 1998 the greater of (i) an amount equal to (a) the number of Common Shares the Note would represent the right to acquire on April 30, 1998 assuming it were exchanged for Series B Shares (e.g. 294,118 Common Shares at the initial conversion price of $17.00 per share), multiplied by (b) the average closing price of Common Shares on the NYSE for the ten trading days prior to April 30, 1998 that such stock actually traded on the NYSE; or (ii) $5,753,683, which represents an amount equal to (a) the number of Common Shares the Note would represent the right to acquire on April 30, 1998 assuming it were exchanged for Series B Shares (e.g. 294,118 Common Shares at the initial conversion price of $17.00 per share), multiplied by (b) the closing price of Common Shares on the NYSE on the last day prior to the date of the Note that the stock traded on the NYSE (i.e. $19.5625 on July 7, 1997).

     If the amendment to the Charter is not filed by April 30, 1998, then in addition to any amount payable under clauses (i) or (ii) in the preceding paragraph, if Inter Scan elects to purchase any Common Shares during the two month period from May 1, 1998 through and including June 30, 1998, API will reimburse Inter Scan for any costs incurred in acquiring such shares in excess of the price of Common Shares used in calculating the applicable amount payable under clause (i) or clause (ii), multiplied by the number of shares actually purchased by Inter Scan during that two month period, subject to the maximum number of shares equal to the number of shares calculated under (a) in clause
(i) or clause (ii), whichever is applicable (e.g. a maximum of 294,118 shares at the initial conversion price of $17.00 per share). Upon API's payment to Inter Scan of any amount owing, API's obligations under the Note will cease.

     Should any of the following events of default occur prior to May 1, 1998, the entire unpaid principal balance of the Note, together with interest thereon accrued at the annual rate of 15% from July 8, 1997 through the date of payment, will become immediately due and payable at Inter Scan's option. The events of default include: (i) the failure of API to maintain its corporate existence in good standing; (ii) the liquidation of API, or the discontinuance of the normal operations of API; (iii) the merger or consolidation of API with or into any other corporation unless (a) API is the surviving entity or (b) the surviving entity, which will be reasonably acceptable to Inter Scan, agrees in writing to assume all of API's obligations under the Note; (iv) the sale, lease or conveyance by API of all or substantially all of its property, assets or business to any other party, unless the other party, which will be reasonably acceptable to Inter Scan, agrees in writing to assume all of API's obligations under the Note; (v) the making of a general assignment by API for the benefit of creditors, or the institution by API of any type of bankruptcy, reorganization or insolvency proceeding under any state or federal law or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of the affairs of API; or (vi) the appointment of a receiver or trustee for API or for any assets of API or the institution against API of any type of bankruptcy, reorganization or insolvency proceeding for the liquidation or winding up of the affairs of API and the failure to have such appointment vacated, or such proceeding dismissed within 45 days. If Inter Scan exercises its option to accelerate the payment of principal and interest upon the occurrence of any of the above events of default prior to May 1, 1998, then Inter Scan's right and obligation to exchange the Note for Series B Shares will terminate upon API's payment in full.

     The Note may not be prepaid without Inter Scan's written consent with any permitted partial prepayment being first applied to principal and then to accrued and unpaid interest to the date of the prepayment. API will pay Inter Scan the reasonable expenses incurred by Inter Scan in connection with the enforcement of Inter Scan's rights under the Note, including reasonable fees and disbursements of counsel.

     Inter Scan's right to sell the Note or any interest in the Note is subject to the terms and conditions of the Shareholder Agreement by and between API and Inter Scan (the "Shareholder Agreement"). See "-- Other Agreements -- Shareholder Agreement."

REPRESENTATIONS AND WARRANTIES

     The Stock Purchase Agreement contains various representations and warranties relating to, among other things: (i) the due organization, power, authority and standing of Inter Scan, Portescap and its subsidiaries, API and API Portescap; (ii) the authorization, execution, delivery and enforceability of the Stock Purchase Agreement; (iii) the capital structure, ownership and certain other corporate information of Portescap and its subsidiaries, and API and its subsidiaries; (iv) the directors and officers of Portescap and its subsidiaries, and API and its subsidiaries; (v) conflicts under organizational documents, laws and regulations, violations of any instruments and required consents or approvals; (vi) financial statements; (vii) liabilities; (viii) taxes; (ix) inventories and receivables; (x) intellectual property; (xi) the operations and use of properties; (xii) licenses; (xiii) insurance; (xiv) environmental matters; (xv) employees, compliance with labor laws and employee benefit plans;
(xvi) compliance with product labeling, product safety and public health and safety laws; (xvii) the validity and existence of certain agreements to which Portescap and its subsidiaries or API and its subsidiaries are parties; (xviii) capitalized leases; (xix) guaranties; (xx) litigation; (xxi) management personnel; (xxii) the conduct of business in the ordinary course and the absence of certain changes or material adverse effects; (xxiii) exhibits to the Stock Purchase Agreement; (xxiv) customers and suppliers; (xxv) assets; (xxvi) the truth of the representations and warranties contained in the Stock Purchase Agreement; and (xxvii) compliance with securities laws. The representations and warranties contained in the Stock Purchase Agreement did not survive Closing.

CERTAIN COVENANTS

     API agreed that following Closing it would (i) use its best efforts to accomplish each of the following by April 30, 1998, (a) have its Board of Directors and shareholders adopt amendments to the Charter authorizing 1,250,000 Series B Shares and increasing the Common Shares of API by at least 1,000,000 shares, (b) have that amendment duly filed with the Secretary of State of the State of Delaware, and (c) have its shareholders approve the issuance of all Common Shares issuable upon the conversion of all Series B Shares issued to Inter Scan pursuant to the Stock Purchase Agreement; (ii) make any payments, conversions, redemptions and exchanges as required under the Stock Purchase Agreement; (iii) ensure that any Common Shares issued upon conversion of the Preferred Shares will be duly authorized, validly issued and outstanding, fully paid and non-assessable; and (iv) exclude as a "triggering event" under any "take-over defenses" or "shareholders' rights" plan which may be implemented by API on or after Closing, the acquisition or ownership by Inter Scan of the Preferred Shares (or the Common Shares upon the conversion of the Preferred Shares), and in the event of an occurrence of a "triggering event," API will treat Inter Scan like its other shareholders (other than any person, shareholder or group whose acquisition of API securities is deemed to be a "triggering event") with respect to the Preferred Shares (or the Common Shares upon the conversion of the Preferred Shares). The covenants contained in the Stock Purchase Agreement survived the Closing of the transactions thereunder.

     In addition to the covenants contained in the Stock Purchase Agreement, API and Inter Scan have agreed to certain covenants in the Shareholder Agreement (see "-- Other Agreements -- Shareholder Agreement").

INDEMNIFICATION

     Inter Scan has agreed to indemnify and hold harmless API Portescap, API, Portescap and its subsidiaries from any liabilities, losses, claims, demands, damages, out-of-pocket costs and expenses ("Losses"), arising out of (i) any breach or violation of any covenant or agreement by Inter Scan or Portescap contained in the Stock Purchase Agreement; (ii) any violation of any environmental laws or any disposal or release of hazardous substances or wastes occurring in connection with the prior operations of Portescap U.S. Inc. or Transicoil Inc., a former U.S. subsidiary of Portescap U.S. Inc., at or from any facilities or sites owned, leased or used by such entities located at or around the North Penn Area 12 site in Worcester Township, Montgomery County, Pennsylvania (the "North Penn Site"); and
(iii) Portescap's or any of its subsidiaries' failure to properly obtain any required licenses for computer software programs or systems. Losses which are recoverable in connection with a claim asserted in connection with the North Penn Site will be limited to amounts payable as a result of the settlement of, in accordance with the terms of the Stock Purchase Agreement, or any judgments, orders or other similar relief rendered in connection with, any third party claims asserted with regard to such matters.

     API and API Portescap have agreed to indemnify and hold harmless Inter Scan from any and all Losses arising out of any breach or violation of any covenant or agreement by API Portescap or API contained in the Stock Purchase Agreement.

     A party from whom indemnification is requested is required to indemnify the party seeking indemnification only to the extent the aggregate amount of all Losses exceeds 100,000 CHF. This deductible will not apply, however, to any claims for indemnification concerning taxes and brokers or finders in connection with the Stock Purchase Agreement. To the extent claims are made against Inter Scan in connection with the North Penn Site, or claims are made relating to Portescap's failure to obtain any required licenses for computer software programs or systems, the liability of Inter Scan will be limited to 2,000,000 CHF and, to the extent any such claims are asserted after the date which is one year and three months after Closing, 1,000,000 CHF, and, within these limits, all claims concerning the use and licensing of computer software will be limited to an aggregate amount of 300,000 CHF. Notwithstanding the 100,000 CHF deductible described above, any claim for indemnification from Inter Scan for Losses related to computer software licenses will be subject to a deductible of 150,000 CHF, and with respect to such claim, Inter Scan's maximum liability of 300,000 CHF will not arise unless and until Portescap has expended a total of 150,000 CHF to acquire valid computer software licenses.

TAXES

     Inter Scan is liable and will indemnify API and its subsidiaries for all taxes due and payable for periods ending on or before the Closing, only to the extent the amount of such taxes exceeds the amount reserved therefor in certain financial statements of Portescap (the "Financial Statements"). For all those payments due, and periods commencing, after the Closing, API and API Portescap will be liable and will indemnify Inter Scan for such taxes. Refunds or credits attributable to the period prior to Closing and not reflected on the Financial Statements will be for the account of Inter Scan. All refunds and credits attributable to periods ending after the Closing are attributable to the account of API Portescap.

REGULATORY REQUIREMENTS -- HART-SCOTT-RODINO FILING.

     Inter Scan will make any filings and pay all associated filing fees required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), required in connection with any conversion of the Preferred Shares into Common Shares. API will cooperate with Inter Scan as reasonably requested by Inter Scan in connection with any such filings under the HSR Act.

OTHER AGREEMENTS

     Shareholder Agreement. The following discussion describes the Shareholder Agreement, a copy of which is attached as Exhibit 5.1(d)(1) to the Stock Purchase Agreement which is attached hereto as Appendix A. This discussion is qualified in its entirety by the more detailed provisions contained in the Shareholder Agreement.

     Under the Shareholder Agreement, which has a term of three years from the date of Closing, provision is made for the appointment of an Inter Scan representative to the Board of Directors of API for a term expiring at the annual meeting of API's shareholders in the year 2000, subject to that person's reelection to the balance of that term by API's shareholders, at the next annual meeting of API's shareholders and for the appointment of such person to the Nominating Committee of the Board of Directors. Effective at the Closing, Holger

Hjelm, Inter Scan's nominee, was appointed as a member of API's nine-person Board of Directors and a member of API's five-person Nominating Committee, in fulfillment by API of these requirements.

     The Shareholder Agreement provides that on all matters submitted to API's shareholders for a vote, Inter Scan will vote all of its Preferred and Common Shares in accordance with the recommendations of API's Board of Directors, and in this regard Inter Scan will give its irrevocable proxy to API's Board of Directors. However, Inter Scan has agreed not to vote any of its Preferred or Common Shares at the Meeting.

     Inter Scan has granted a right of first refusal to API to match any purchase offers for its shares of API or for all or a portion of the Note that may be received during the term of the Shareholder Agreement. The Shareholder Agreement also provides that Inter Scan has the right to participate in certain private placements of the shares of API to the extent necessary to maintain Inter Scan's percentage ownership of API.

     Pursuant to the Shareholder Agreement, if the amendment to the Charter authorizing 1,250,000 Series B Shares and increasing the number of Common Shares by at least 1,000,000 shares has not been filed with the Secretary of State of the State of Delaware by April 30, 1998, and if Inter Scan elects to sell some or all of the Series A Shares (or the Common Shares, if applicable) at any time between May 1, 1998 and a date ten years after the date of the Shareholder Agreement to a non-affiliate of Inter Scan, then API will pay the difference, if any, between the net proceeds received by Inter Scan and 115% of the liquidation value of the Series A Shares so sold, plus any accrued unpaid dividends, or 115% of the conversion price of any Common Shares issued upon conversion of the Series A Shares, which Common Shares are so sold. This obligation of API will be limited to a total of 20,000 Series A Shares and 1,244,485 Common Shares if Common Shares are issued on conversion of the Series A Shares.

     The Shareholders Agreement also imposes certain restrictions on Inter Scan, which Inter Scan has agreed will be binding on its affiliates, concerning certain matters including, among others, (i) the solicitation of proxies concerning matters submitted to the vote of API shareholders; (ii) the acquisition of securities of API; (iii) the making of a proposal to merge with or acquire the assets of API; (iv) the submission of shareholder proposals to API; (v) the participation in a "group" as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with any of the above; (vi) compliance with securities laws; and
(vii) any transfer of Preferred Shares or Common Shares.

     Registration Agreement. None of the Company's securities issued to Inter Scan pursuant to the Stock Purchase Agreement have been registered with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") or with any state or other jurisdiction under any of their registration or qualification laws. The Company has relied on the exemption set forth in Section 4(2) of the Securities Act for sales not involving a public offering in not registering its securities issued to Inter Scan. The securities issued to Inter Scan contain a legend indicating that they may not be resold unless they are registered with the SEC or are resold pursuant to an exemption from such registration. Also, Inter Scan may be deemed to be an affiliate of API as a result of the percentage of stock it owns and because it is controlled by Mr. Hjelm who is its representative on API's Board of Directors. If Inter Scan is an affiliate of API then any securities of API that it owns may be considered to be control shares and could be resold only pursuant to a registration statement filed with the SEC or pursuant to Rule 144 of the Securities Act which limits the time, volume and manner of sale of any resales. Because of these restrictions, the Company has granted Inter Scan certain rights relating to its resale of the Company's securities. The following discussion describes the Registration Agreement (the "Registration Agreement"), a copy of which is attached as Exhibit 5.1(d)(2) to the Stock Purchase Agreement which is attached hereto as Appendix A. This discussion is qualified in its entirety by the more detailed provisions contained in the Registration Agreement.

     Pursuant to the Registration Agreement, Inter Scan has Demand Registration Rights, as defined below, during the ten year period after the initial issuance of the Note and the Series A Shares, with respect to two separate public offerings of the Preferred Shares (or Common Shares, if converted), provided that there will be an interval of at least one year between each such public offering. Inter Scan has the following rights (the "Demand Registration Rights"): (i) to have API file a registration statement on an appropriate form with the SEC, covering a proposed public offering; (ii) to have API use its best efforts to have the registration statement declared effective and kept current and in compliance with the Securities Act, until completion of the public offering; and (iii) to have API use its best efforts to effect qualification and compliance with the securities laws of such states as Inter Scan may reasonably designate in which the public offering is to be made. Inter Scan shall be responsible for all registration and filing fees, its attorney's and auditor's fees, any selling commissions or discounts to any underwriter, expenses and taxes incurred upon its exercise of its Demand Registration Rights; API shall be responsible for the other costs incurred in preparing the registration statement, including its attorney's and auditor's fees and the cost of printing.

     In addition to its Demand Registration Rights, Inter Scan also has so-called "piggy-back" rights. If during the four year period after the initial issuance of the Note and the Preferred Shares, API proposes to register under the Securities Act any of its equity securities for sale to the public pursuant to a registration statement on Forms S-1, S-2 or S-3, Inter Scan will have the option of including any or all of the Preferred Shares or Common Shares in such registration. If the managing underwriter of such offering advises API that the number of shares to be included in such offering exceeds the number that can be sold, then the number of shares to be sold by API, Inter Scan and any other shareholder who may have registration rights will be reduced ratably. Inter Scan may be required to agree to offer and sell its shares through an underwriter selected by API under substantially the same terms (except as to expenses other than underwriting discounts) as those under which the other securities included in such registration statement are to be offered and to comply with any arrangements related to such underwriting. If Inter Scan refuses to so agree, API will not have to include those shares in the registration. Also API will not be required to include shares proposed to be offered and sold by Inter Scan in a registration statement to be used in any state which refuses to permit the Preferred Shares or Common Shares to be offered or which imposes additional requirements which would unreasonably inhibit or delay the offering. The costs and expenses associated with the registration of shares will generally be paid by API with Inter Scan paying the expenses of the registration directly related to the proposed sale of the Preferred Shares or Common Shares owned by it. API will not pay any selling commissions or discounts to any underwriter, expenses or taxes with respect to the sale of the Preferred Shares or Common Shares included in the registration statement by Inter Scan pursuant to its so-called "piggy-back" rights.

     Any additional Preferred Shares or Common Shares that Inter Scan acquires by reason of any stock split, stock dividend or conversion will be deemed to be shares forming part of the Preferred Shares or Common Shares for purposes of the Registration Agreement. To the extent the shares are registered or exempt from registration (as evidenced by a "no-action" letter from the SEC or an opinion of counsel reasonably satisfactory to API), API will provide to Inter Scan certificates for the shares without any restrictive legend which will be returned to API by Inter Scan should a stop order be issued in respect of a registration statement relating to the Preferred Shares or Common Shares or a withdrawal of any such registration statement in exchange for certificates bearing a restrictive legend.

     Each party to the Registration Agreement has agreed to indemnify the other party, its directors, officers who sign any registration statement and, to a limited extent, API will indemnify any underwriter for Inter Scan in connection with any registration statement filed pursuant to the Registration Agreement, and each controlling person of Inter Scan or its underwriter and Inter Scan will indemnify each controlling person of API, against losses caused by any untrue statement or alleged untrue statement of any material fact contained in any registration statement registering Inter Scan's Preferred Shares or Common Shares pursuant to the Registration Agreement, or arising out of, or based upon, any omission or alleged omission to state in such registration statement a material fact required to be stated in such document or necessary to make the statements contained in the registration statement not misleading.

NON-COMPETITION

     Pursuant to the terms of the Stock Purchase Agreement, Inter Scan agreed not to, directly or indirectly, for a period of three years and six months following Closing, (i) have any interest in, accept employment from, or serve in any capacity with, any person or entity (other than API Portescap) engaged in the business of selling or distributing anywhere in the world any of the types of products or services that were manufactured or distributed by Portescap or its subsidiaries at any time during the one year period prior to Closing (the

"Products"); or (ii) sell Products to or solicit purchases of Products by customers who were customers of Portescap or any of its subsidiaries at the time of Closing or during the five-year period prior thereto. The above limitations do not prohibit or restrict (i) the passive ownership by Inter Scan or its affiliates, in the aggregate beneficially or of record, of less than five percent of any class of outstanding securities of any company the securities of which are listed on a national securities exchange or are publicly traded on the NASDAQ National Market or (ii) Holger Hjelm from maintaining his existing investment in Feintechnik Bertsch GmbH & Co., a German company engaged in the motor business. Additionally, Inter Scan agreed not to disclose the identity of any customers, engineering drawings, know-how, sales policies, strategies and employee training and operating practices of Portescap and its subsidiaries without the written consent of API Portescap or unless required to do so by legal process.

INTERIM MANAGEMENT OF PORTESCAP

     From April 11, 1997, the date of the initial stock purchase agreement, until the Closing, API managed the day-to-day operations of Portescap and its subsidiaries. API had full and exclusive management responsibility subject only to those major decisions which were required to be approved by a representative of Inter Scan as provided in the Stock Purchase Agreement. These major decisions included (i) the sale of assets or entering into contracts other than in the ordinary course of business; (ii) the granting of rights or options to acquire any or all of the assets of Portescap or any of its subsidiaries; (iii) the execution by Portescap or any of its subsidiaries of any employment, collective bargaining or similar agreement; (iv) the adoption of, termination of or material modification or amendment to any employee benefit plan of Portescap;
(v) the issuance of notes or other evidences of indebtedness by Portescap or any of its subsidiaries; (vi) the granting of any guarantees by Portescap or any of its subsidiaries; (vii) the initiation of bankruptcy or similar proceedings by Portescap or any of its subsidiaries; (viii) the termination of employees of Portescap or its subsidiaries not previously agreed upon; (ix) other actions the approval of which is customarily obtained by the Board of Directors of a U.S. company; and (x) other actions which Swiss law requires be approved by the Board of Directors or shareholders.

BACKGROUND OF THE TRANSACTION

     As part of its on-going acquisition strategy, API conducts research into other companies' products and distribution systems, as well as retains consultants to identify potential acquisitions. It was as a result of this process that in 1995 API identified that there were three manufacturers of micro-motors in Europe whose product quality and reputation would complement those of API. One of these companies was Portescap. API held preliminary discussions with each of the other two companies. One of those companies indicated that it was not interested in pursuing a sale, acquisition or joint venture, and API concluded that it was not timely to pursue a transaction with the other company given API's interest in Portescap.

     The President and Chief Executive Officer of API, Kurt Wiedenhaupt, and the President of API's Motion Technology Group, Richard Warzala, had an opportunity to meet with representatives of Portescap in April 1995. Prior to this, there were no affiliations among Inter Scan or Portescap, on the one hand, and the Company, on the other hand, or any members of their management. Based on that meeting, API concluded that Portescap's product line would be complementary to API's motion technology product line.

     Following this introductory meeting, Mr. Wiedenhaupt and Mr. Warzala met with Max Endre, a representative of Portescap, at Portescap's facilities in La Chaux-de-Fonds, Switzerland on October 11, 1995, to explore whether some type of joint marketing venture between API and Portescap was feasible. After that meeting, Mr. Warzala wrote to Mr. Endre suggesting that the two companies pursue a closer working relationship, and there then began a period when engineers and marketing personnel from each company met to discuss each company's products and marketing and distribution systems.

     Throughout this period while API and Portescap were discussing a possible joint venture, API had expressed an interest in acquiring Portescap. This interest ultimately led Mr. Wiedenhaupt to contact Holger Hjelm, the controlling person of Inter Scan, which was the owner of Portescap. Mr. Hjelm at first was reluctant to consider selling Portescap, preferring instead to focus on some type of joint venture with API.

However, after further discussions with Mr. Wiedenhaupt, Mr. Hjelm agreed to consider a sale of Portescap if a transaction could be structured in which Inter Scan would receive equity securities of API as part of the selling price.

     As a follow-up to these discussions, API signed a confidentiality letter and in early December 1995 Portescap provided API with further information on its business. API responded on December 14, 1995 by indicating that it would be interested in purchasing the net operating assets of Portescap, exclusive of Portescap's bank debt, for approximately 50 million CHF in cash, assuming that API's due diligence review of Portescap did not disclose any unacceptable problems. Inter Scan rejected this proposal because it preferred to structure the transaction as a stock sale rather than an asset sale, and because in its opinion the valuation was too low.

     At this stage of the negotiations it was not certain that a transaction could be agreed on that would meet each party's interests. However, over the next several months in 1996, Mr. Wiedenhaupt and Mr. Hjelm continued to discuss the possibility and the advantages of combining Portescap's motor business with API's growing motion technology business. After numerous discussions, the two companies reached an agreement in principle on October 30, 1996, pursuant to which API would acquire all of Portescap's shares owned by Inter Scan in exchange for total consideration of 48 million CHF, consisting of 9.9 million CHF in cash, preferred shares with a face value and liquidation value of 29.5 million CHF and convertible into approximately 1,375,000 Common Shares at $17.00 per share, and a note in the principal amount of 8.6 million CHF which would be exchangeable into convertible preferred shares, representing approximately 24.6% of API's Common Shares outstanding before the conversion and 19.7% of the Common Shares outstanding after giving effect to the conversion. On November 4, 1996, the day prior to the public announcement of this agreement in principle, the closing price of API's Common Shares on the NYSE was $14.125.


     The parties then proceeded to conduct further due diligence in preparation for the signing of a definitive agreement. During this process, in December 1996 API concluded that a proposed reorganization of a significant portion of Portescap's product line, which had been considered by Portescap prior to its reaching the agreement in principle with API, would most likely, in API's opinion, not produce the financial results that were originally contemplated by Portescap. This led the parties to renegotiate the price and structure of the proposed acquisition, and on April 11, 1997, at a meeting in London, the parties signed a stock purchase agreement, which reflected an agreed upon reduction in the base purchase price to 37.5 million CHF, which would be paid in preferred shares of API convertible into API Common Shares at $17.00 per share, which could represent approximately 21% of API's Common Shares outstanding before the conversion and 17.2% of the Common Shares outstanding after giving effect to the conversion. In addition to the preferred shares, there could have been a cash payment owed to Inter Scan depending on the amount of Portescap's shareholders' equity and bank debt as of March 31, 1997. Under both the original agreement in principle and the April 11, 1997 stock purchase agreement, API would indirectly be responsible for Portescap's bank debt and other liabilities, because the transaction in both instances would take the form of a stock purchase. Also, under the terms of the April 11, 1997 stock purchase agreement, Inter Scan would have had the option to receive either 1 million CHF at closing in cash or up to an additional 6.8 million CHF over the period from closing through December 31, 1999 if the Excess Inventory was used by Portescap during that period. In addition, under both agreements Mr. Hjelm, as a representative of Inter Scan, would be added to API's Board of Directors. The April 11, 1997 stock purchase agreement was presented to API's Board of Directors and unanimously approved by the Board at its meeting on April 25, 1997.


     The April 11, 1997 stock purchase agreement contemplated that prior to closing API would hold a special shareholders meeting to obtain approval to amend its Charter to increase its authorized preferred and common stock, which were needed to comply with its payment obligations to Inter Scan. As mentioned above, the April 11, 1997 stock purchase agreement contemplated that the purchase price could be adjusted based on Portescap's shareholders' equity and bank debt at March 31, 1997. The preparation of the unaudited balance sheet as of March 31, 1997 in accordance with International Accounting Standards ("IAS") consistent with Portescap's historical audited financial statements, was delayed due to the need to provide a reconciliation from IAS to U.S. generally accepted accounting principles. During this delay, Inter Scan and API identified certain matters which each believed should be taken into account in computing the final purchase price. These matters involved accounting issues affecting inventory valuation and the depreciation of new product production equipment. Rather than delay the closing until these matters were resolved, Inter Scan and API agreed to a fixed purchase price and the payment of the purchase price through a combination of preferred stock, a note and cash, all as described under "The Stock Purchase Transaction -- Purchase Price," thereby eliminating the need for the March 31, 1997 unaudited balance sheet and for a special meeting of API's shareholders prior to a closing. The parties also agreed to eliminate any adjustment to the purchase price API would have paid Inter Scan for any Excess Inventory, as had been provided for in the April 11, 1997 agreement, a specific currency exchange rate was agreed upon, the parties' representation and warranties would expire at the Closing rather than one year after closing, and the class voting rights on mergers, consolidations, sale of assets and dissolution for holders of Series B Shares were eliminated (see "Proposal No. 2 -- Amendment of the Charter to Increase the Number of Authorized Shares"). These changes, together with minor changes related to the timing for the delivery of disclosure schedules, were embodied in the Stock Purchase Agreement, which amended and restated the April 11, 1997 stock purchase agreement in its entirety. The changes made to the April 11, 1997 stock purchase agreement did not result in any change to the number of API Common Shares which would be issued to Inter Scan if it converted all of the Series A or Series B Shares.


     The Stock Purchase Agreement was approved by API's Board of Directors on July 2, 1997, by their unanimous written consent, and the parties closed the transaction on July 8, 1997 on the terms set forth in the Stock Purchase Agreement.

API DIRECTORS' REASONS FOR EFFECTING THE TRANSACTION

     The Board of Directors of API believes that the acquisition of Portescap pursuant to the terms of the Stock Purchase Agreement and the transactions contemplated by both Proposals presented to the Company's shareholders in this Proxy Statement are fair to and in the best interests of API and its shareholders. ACCORDINGLY, THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS THEREUNDER AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF API APPROVE BOTH PROPOSALS CONTAINED IN THIS PROXY STATEMENT. Mr. Holger Hjelm, an affiliate of Inter Scan and its nominee on API's Board of Directors, has an interest in the matters covered by the Proposals to be voted on at the Meeting. See "The Stock Purchase
Transaction -- Conflicts of Interest."

     In reaching its decision, the Board of Directors of API consulted with API management, as well as its financial advisors and legal counsel, and considered a number of factors. No reports or opinions from third parties concerning the fairness of the terms of the transaction were received by the Board of Directors. The material factors considered by API's Board of Directors in reaching the foregoing conclusions are described below.

     In making its determination, the Board of Directors evaluated the following matters, all of which the Board deemed favorable, in approving the Stock Purchase Agreement and the transactions thereunder.

     Product Line. Portescap's product line, particularly its micro-motors, will enhance and complement API's motion technology product line.

     Technology. Portescap's technology and know-how will enable API to improve and expand its technology base in a shorter time frame and at a substantial cost savings when compared to what API's time frame and cost would be if this technology and know-how had to be developed independently by API.

     Customers and Channels to Markets. Portescap's customer base and channels to markets offer API the opportunity to cross-sell other API motion technology products, such as resolvers, electromagnetic clutches and brakes, electronic drives, and larger size motors manufactured by API.

     European Market. Portescap's manufacturing facilities in Switzerland and the United Kingdom, and its other European sales and service operations, offer API a substantial presence in Europe that would be difficult, time consuming and expensive to achieve if API attempted to enter the European market on its own.

     Presence in Japan. Prior to its acquisition of Portescap, API's products had a limited presence in the Japanese market. With the addition of Portescap's Japanese subsidiary, API has significantly increased its presence in that market.

     Benefits of Size. The acquisition of Portescap will assist API in reaching a sufficient volume in motion technology sales and world-wide presence to be able to compete on a global basis with its major competitors.

     There was no single factor, or combination of factors, that the Board of Directors considered unfavorable in approving the Stock Purchase Agreement, although it did recognize the relative risks and challenges associated with acquiring a business the size of Portescap with operations located throughout the world. However, those risks and challenges were consistent with API's ongoing acquisition strategy and, therefore, were acceptable to the Board of Directors.

CONFLICTS OF INTEREST

     At no time prior to the commencement of API's negotiations with Inter Scan in April 1995 or the Closing were there any affiliations between Inter Scan, Portescap, Holger Hjelm or any of their affiliates, on the one hand, and API or any of its officers, directors or other affiliates, on the other hand. Other than the Series A Shares and Note acquired by Inter Scan at the Closing, neither Inter Scan, Mr. Hjelm nor any of their affiliates owns any equity securities, capital stock or indebtedness issued by API or any of its subsidiaries. Mr. Hjelm may be deemed to be the beneficial owner of the Series A Shares and Note owned of record by Inter Scan. See "Security Ownership of Certain Beneficial Owners" and "Security Ownership of Management." Effective immediately after the Closing of API's acquisition of Portescap on July 8, 1997, Mr. Hjelm was appointed to API's nine-person Board of Directors and the Nominating Committee of that Board. See "The Stock Purchase Transaction -- Other
Agreements -- Shareholder Agreement." Because Mr. Hjelm was admitted to the Board of Directors after the Closing, he did not vote on, or participate in the discussions concerning, API's acquisition of Portescap or the Proposals to be voted on at the Meeting. Because of Inter Scan's ownership of the Series A Shares and Note and Mr. Hjelm's affiliation with Inter Scan they can be considered to have an interest in the Proposals to be voted on at the Meeting. However, Inter Scan has agreed not to vote any of its Series A Shares at the Meeting.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION

     Although the transaction is structured as an acquisition of shares of Portescap in exchange for Series A Shares, the Note and cash, API intends to make an election available to it under the Internal Revenue Code of 1986, as amended, to treat the acquisition as an acquisition of the assets of Portescap and its foreign subsidiaries. This election will enable Portescap and its foreign subsidiaries to obtain a tax basis based on the Purchase Price allocated to their assets for U.S. tax (earnings and profits) purposes, and eliminate preacquisition earnings and profits of Portescap and its foreign subsidiaries. No opinion of counsel was sought in connection with these tax matters.

ACCOUNTING TREATMENT

     API will account for the transactions under the Stock Purchase Agreement as a "purchase" transaction in accordance with Accounting Principles Board Opinion No. 16. Using purchase accounting, the fair value of the consideration (cash, stock, debt securities, etc.) given by the acquiring entity is used as the valuation basis for the transaction. The assets and liabilities of the acquired entity are revalued to their respective fair values at the acquisition date. The pro forma financial statements included in this Proxy Statement give effect to the transactions under the Stock Purchase Agreement on the basis described in the notes thereto.

ABSENCE OF APPRAISAL RIGHTS

     API's shareholders do not have appraisal rights in connection with the Stock Purchase Agreement and the transactions thereunder. Shareholders of API who vote against (or abstain or fail to vote at all) the proposals considered in this Proxy Statement will nevertheless be bound by the results of the vote if the required number of API's shareholders approve the proposals.

                    DESCRIPTION OF THE CAPITAL STOCK OF API

     API is currently authorized to issue up to 10,000,000 Common Shares and 20,000 Series A Shares. If the proposal to amend the Charter to increase the number of authorized shares is adopted, API will be authorized to issue up to 30,000,000 Common Shares and 1,250,000 Series B Shares, of which 1,236,337 shares will be automatically exchanged for all outstanding Series A Shares and the Note issued to Inter Scan. Upon the exchange of the Series A Shares for Series B Shares or the conversion of the Series A Shares into Common Shares, the Series A Shares so exchanged or converted will be reclassified as authorized preferred shares of API. Such reclassified shares may be issued in series, and the Board of Directors of API has the authority pursuant to the Charter to fix, before the issuance of any series, the rights, preferences and limitations pertaining to such series.

     Other than the rights granted to Inter Scan under the Shareholder Agreement (see "The Stock Purchase Transaction -- Other Agreements -- Shareholder Agreement"), no shareholder of API will have the right to purchase or subscribe for any part of any unissued shares or any additional shares to be issued by reason of any increase of the authorized capital stock of API, or the issuance of bonds, certificates of indebtedness, debentures or other securities convertible into shares of API. Any such unissued shares or options to purchase shares may be issued and disposed of pursuant to a resolution of the Board of Directors, to such persons, firms, corporations or associations as the Board of Directors deems advisable.


     As of September 23, 1997, there were 7,420,755 Common Shares and 20,000 Series A Shares issued and outstanding, all of which are fully paid and non-assessable. Holders of Common Shares are entitled to one vote for each share. The holder of the Series A Shares, Inter Scan, is entitled to 1,244,485 votes and to a class vote, on certain matters; however, it has agreed not to vote its shares on the two proposals to be voted on at the Meeting (see "The Stock Purchase Transaction -- Terms of the Preferred Shares"). During the three year period covered by the Shareholder Agreement, the Company's Board of Directors has the right to vote all of the Series A Shares, Series B Shares and any Common Shares issued on conversion of Series A Shares or Series B Shares (see "The Stock Purchase Agreement -- Other Agreements -- Shareholder Agreement").

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table shows the number of Common Shares owned by each person or group (as that term is used in Section 13(d)(3) of the Exchange Act) known to API to be the beneficial owner of more than 5% of its Common Shares as of September 11, 1997, unless otherwise indicated.


                                                                       PERCENT OF        PERCENT OF
                                                                      COMMON SHARES     COMMON SHARES
                                                                       OUTSTANDING       OUTSTANDING
                                                                      PRIOR TO THE        ASSUMING
                                                                          STOCK           PROPOSALS
            NAME AND ADDRESS OF              AMOUNT AND NATURE OF       PURCHASE         NO. 1 AND 2
             BENEFICIAL OWNER                BENEFICIAL OWNERSHIP      TRANSACTION       ADOPTED(1)
          ----------------------             --------------------     -------------     -------------
Robert J. Fierle...........................         701,702(2)             9.5%               7.8%
  East Aurora, NY 14052
Dimensional Fund Advisors Inc. ............         428,674(3)             5.8%               4.8%
  1299 Ocean Avenue
  Santa Monica, CA 90401
Inter Scan Holding Ltd.....................       1,244,485(4)               0%              17.2%(5)
  Schifflande 5
  CH-8001 Zurich
  Switzerland


---------------


(1) If the Proposals presented in this Proxy Statement are approved, the Note and all of the Series A Shares, which are owned by Inter Scan, will be exchanged for Series B Shares which would be convertible into 1,538,603 Common Shares. The percentages in this column are based on the assumption that the Note is exchanged for Series B Shares which are then converted into 294,118 Common Shares and the Series A Shares are exchanged for Series B Shares which are then converted into 1,244,485 Common Shares.


(2) Includes 5,000 Common Shares owned by Mr. Fierle's spouse. Mr. Fierle disclaims beneficial ownership of all such Common Shares.

(3) Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 428,674 Common Shares as of December 31, 1996, all of which Common Shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in a series of DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such Common Shares.

(4) Inter Scan owns 20,000 Series A Shares; the number in the table above represents the number of Common Shares into which the 20,000 Series A Shares are presently convertible; Mr. Hjelm may be deemed to be the beneficial owner of those shares (see "Security Ownership of Management").


(5) If the Proposals presented in this Proxy Statement are approved by the Company's shareholders, the 20,000 Series A Shares and the Note would be exchanged for Series B Shares which would be convertible into 1,538,603 Common Shares (see note 5 in the table under "Security Ownership of Management").

                        SECURITY OWNERSHIP OF MANAGEMENT


     The following table shows the number of Common Shares beneficially owned as of September 11, 1997 by (i) each director, the Chief Executive Officer and the three other most highly compensated executive officers in 1996; and (ii) all directors and executive officers of API as a group.


                                                                           PERCENT OF       PERCENT OF
                                                                          COMMON SHARES    COMMON SHARES
                                                                           OUTSTANDING      OUTSTANDING
                                                                          PRIOR TO THE       ASSUMING
                                                                              STOCK          PROPOSALS
            NAME OF INDIVIDUAL                 AMOUNT AND NATURE OF         PURCHASE        NO. 1 AND 2
         OR DESCRIPTION OF GROUP            BENEFICIAL OWNERSHIP(1)(2)    TRANSACTION(3)   ADOPTED(3)(4)
        -------------------------           --------------------------    -------------    -------------
John M. Albertine.........................             19,168
Holger Hjelm..............................          1,244,485(5)                                17.2%(5)
Bernard J. Kennedy........................              8,816
Douglas J. MacMaster, Jr..................              8,561
Klaus K. Oertel...........................              2,850
William P. Panny..........................             14,986
Victor A. Rice............................              4,017
Jerre L. Stead............................              6,379
Kurt Wiedenhaupt..........................            234,493                  3.1%              2.6%
James W. Bingel...........................             15,526
John M. Murray............................             50,578
Richard S. Warzala........................             50,050
All directors and executive officers as a
  group, including those named above......          1,674,991(5)               5.5%             21.2%(5)


---------------


(1) Each individual has sole voting and investment power over the Common Shares indicated as owned by that individual unless otherwise noted.

(2) The total includes 350,493 Common Shares that the executive officers and directors of API as a group have the right to acquire pursuant to options that are currently exercisable or become exercisable within the next 60 days, including those in the following table:

            Dr. Albertine..................................................    4,712
            Mr. Kennedy....................................................    5,035
            Mr. MacMaster..................................................    4,561
            Mr. Oertel.....................................................    2,350
            Mr. Panny......................................................    4,666
            Mr. Rice.......................................................    3,018
            Mr. Stead......................................................    1,379
            Mr. Wiedenhaupt................................................  220,523
            Mr. Bingel.....................................................   12,987
            Mr. Murray.....................................................   49,662
            Mr. Warzala....................................................   28,250

(3) Unless otherwise indicated, each of the directors and executive officers named in the table owns less than 1% of the Common Shares outstanding.

(4) Based on the assumption that the Note is exchanged for Series B Shares which are then converted into 294,118 Common Shares and the Series A Shares are converted into 1,244,485 Common Shares.


(5) Inter Scan owns 20,000 Series A Shares; the number in the table above includes the 1,244,485 Common Shares into which the 20,000 Series A Shares are presently convertible (see "Security Ownership of Certain Beneficial Owners") which represents approximately 16.8% of the Common Shares outstanding before the conversion and approximately 14.4% of the Common Shares outstanding after giving effect to the conversion, assuming that the number of shares outstanding on the date of conversion is equal to the number outstanding on the Record Date for the Meeting; if the Proposals presented in this Proxy Statement are approved, Inter Scan's Note and Series A Shares would be exchanged for Series B Shares convertible into 1,538,603 Common Shares, which would represent approximately 21% of Common Shares outstanding before the conversion and approximately 17.2% of the Common Shares outstanding after giving effect to the conversion, assuming that the number of shares outstanding on the date of conversion is equal to the number outstanding on the Record Date for the Meeting; Mr. Hjelm may be deemed the beneficial owner of those shares.

                            SELECTED FINANCIAL DATA

SUMMARY HISTORICAL FINANCIAL DATA

     Set forth below is certain selected data relating to the operations and financial condition of API for the past five years and the first six months of 1997 and 1996.

API -- Five Year Selected Financial Data -- Operations.

                                           1996            1995            1994            1993            1992
                                       ------------     -----------     -----------     -----------     -----------
Revenues...........................    $117,110,000     $82,660,000     $65,265,000     $51,334,000     $51,295,000
Interest and debt expense..........    $  1,295,000     $   238,000     $   220,000     $   244,000     $   293,000
Depreciation and amortization......    $  3,785,000     $ 2,594,000     $ 2,275,000     $ 1,712,000     $ 1,531,000
Net earnings.......................    $  6,525,000     $ 4,731,000     $ 3,431,000     $ 2,050,000     $ 2,387,000
Net earnings per Common Share......            $.91            $.67            $.49            $.29            $.34
Net earnings per Common Share --
  fully diluted*...................            $.86            $.65              --              --              --
Cash dividends declared per Common
  Share............................            $.26          $.2575          $.2475           $.235           $.215

---------------

* Anti-dilutive in 1994, 1993 and 1992.

API -- Five Year Selected Financial Data -- Financial Condition.

                                          1996            1995            1994            1993            1992
                                       -----------     -----------     -----------     -----------     -----------
Current assets.....................    $40,986,000     $31,615,000     $25,113,000     $21,347,000     $20,447,000
Current liabilities................    $16,794,000     $13,152,000     $10,916,000     $ 5,362,000     $ 4,896,000
Working capital....................    $24,192,000     $18,463,000     $14,197,000     $15,985,000     $15,551,000
Current ratio......................            2.4             2.4             2.3             4.0             4.2
Property, plant and equipment,
  net..............................    $27,206,000     $12,269,000     $10,202,000     $ 8,353,000     $ 8,200,000
Total assets.......................    $82,012,000     $57,791,000     $45,344,000     $38,081,000     $37,369,000
Long-term liabilities..............    $24,674,000     $10,292,000     $ 3,523,000     $ 3,507,000     $ 3,761,000
Shareholders' equity...............    $40,544,000     $34,347,000     $30,905,000     $29,212,000     $28,712,000
Shareholders' equity per Common
  Share............................          $5.56           $4.82           $4.38           $4.14           $4.07
Number of Common Shares outstanding
  at year-end......................      7,292,000       7,128,000       7,064,000       7,058,000       7,055,000

API -- Selected Financial Data for the six months ended July 4, 1997 and June 28, 1996.

                                                   JULY 4, 1997     JUNE 28, 1996
                                                   ------------     -------------
Revenues.......................................    $ 75,479,000      $ 53,563,000
Interest and debt expense......................    $  1,083,000      $    522,000
Net earnings...................................    $  3,855,000      $  2,972,000
Net earnings per Common Share..................           $0.53             $0.42
Current assets.................................    $ 53,566,000      $ 40,335,000
Current liabilities............................    $ 31,500,000      $ 17,500,000
Working capital................................    $ 22,066,000      $ 22,835,000
Current ratio..................................             1.7               2.3
Property, plant and equipment, net.............    $ 36,495,000      $ 23,696,000
Total assets...................................    $103,595,000      $ 79,635,000
Long-term debt.................................    $ 24,600,000      $ 23,528,000
Shareholders' equity...........................    $ 45,232,000      $ 37,016,000
Shareholders' equity per Common Share..........           $6.12             $5.14
Number of Common Shares outstanding............       7,394,769         7,201,402

     Set forth below is certain selected data relating to the operations and financial condition of Portescap for the past five years. The information is presented in Swiss francs (CHF) and in accordance with International Accounting Standards.

Portescap -- Five Year Selected Financial Data.

                                          1996           1995           1994           1993           1992
                                       ----------     ----------     ----------     ----------     ----------
Revenues...........................    92,197,000     85,358,000     78,638,000     76,782,000     71,698,000
Operating profit...................     7,554,000      6,534,000        843,000      2,378,000      4,160,000
Interest and debt expense..........     1,746,000      1,794,000      1,966,000      2,196,000      1,877,000
Depreciation and amortization......     4,316,000      2,360,000      2,946,000      2,497,000      2,958,000
Net profit (loss)..................     3,710,000      3,035,000     (2,830,000)    (1,070,000)     1,345,000
Current assets.....................    51,126,000     49,435,000     44,760,000     47,222,000     47,457,000
Current liabilities................    25,226,000     27,829,000     24,550,000     30,048,000     28,075,000
Working capital....................    25,900,000     21,606,000     20,210,000     17,174,000     19,382,000
Current ratio......................           2.0            1.8            1.8            1.6            1.7
Property, plant and equipment,
  net..............................    16,372,000     17,049,000     18,145,000     19,094,000     17,612,000
Total assets.......................    68,536,000     67,585,000     64,191,000     67,824,000     66,108,000
Long-term liabilities..............    15,186,000     16,901,000     18,334,000     12,894,000     12,228,000
Shareholders' equity...............    28,124,000     22,855,000     21,307,000     24,882,000     25,805,000

UNAUDITED PRO FORMA SELECTED FINANCIAL DATA

     The selected pro forma financial data that appears below (prepared in accordance with U.S. generally accepted accounting principles) is based on API's and Portescap's historical financial data as adjusted to give effect to the transactions pursuant to the Stock Purchase Agreement on the basis described in the notes to the Pro Forma Financial Statements. This information is not necessarily indicative of the results that actually would have occurred and should be read in conjunction with the Pro Forma Financial Statements included elsewhere in this Proxy Statement.


                                                             SIX MONTHS ENDED        YEAR ENDED
                                                               JULY 4, 1997        JANUARY 3, 1997
                                                           --------------------    ---------------
                                                                    (IN THOUSANDS EXCEPT
                                                                     PER SHARE AMOUNTS)
     Pro Forma Operating Data:
       Revenues..........................................        $106,054             $ 192,391
       Interest and debt expense.........................           2,089                 3,129
       Net earnings......................................           1,361                 7,944
       Net earnings per Common Share.....................            0.15                  0.91
       Net earnings per Common Share -- fully diluted....            0.15                  0.86



     The pro forma net earnings in the table above for the year ended January 3, 1997 include an after-tax adjustment of $567,000 made by Portescap in 1996 to revise depreciation expense on certain production equipment for the years 1993, 1994 and 1995. If Portescap had restated earnings for these three years instead of charging 1996 earnings for this prior period depreciation adjustment, pro forma net earnings for the year ended January 3, 1997 would have been $8,532,000 ($.98 per Common Share and $.93 per Common Share fully diluted).



                                                            AS OF JULY 4, 1997
                                                           --------------------
                                                           (IN THOUSANDS EXCEPT
                                                            PER SHARE AMOUNTS)
     Pro Forma Balance Sheet Data:
       Current assets....................................        $ 83,522
       Current liabilities...............................          53,114
       Working capital...................................          30,408
       Property, plant and equipment, net................          54,453
       Total assets......................................         170,352
       Long-term debt....................................          39,642
       Shareholders' equity..............................          71,912
       Shareholders' equity per Common Share.............            8.05
       Number of Common Shares outstanding...............           8,933


SELECTED COMPARATIVE PER SHARE DATA

     The following tables set forth certain information concerning Common Shares. Entries captioned "API pro forma consolidated" is API's and Portescap's historical data combined and adjusted to give effect to the transactions pursuant to the Stock Purchase Agreement on the basis described in the notes to the Pro Forma Financial Statements. The following data should be read in conjunction with the Pro Forma Financial Statements included elsewhere in this Proxy Statement and API's Consolidated Financial Statements included elsewhere in this Proxy Statement.

                                                                                AS OF JULY 4, 1997
                                                                                ------------------
     Book value per Common Share:
       API historical........................................................         $ 6.12
       API pro forma consolidated............................................         $ 8.05


                                                         FOR THE SIX MONTHS
                                                                ENDED           FOR THE YEAR ENDED
                                                            JULY 4, 1997         JANUARY 3, 1997
                                                        ---------------------   ------------------
     Net income per Common Share:
       API historical.................................         $  0.53                $ 0.91
       API pro forma consolidated.....................         $  0.15                $ 0.91
     Net income per Common Share --
       fully diluted:
       API historical.................................         $  0.50                $ 0.86
       API pro forma consolidated.....................         $  0.15                $ 0.86

                         MARKET PRICE OF COMMON SHARES

     API's Common Shares are listed on the NYSE under the symbol "APR." The following table sets forth, for the quarters indicated, the high and low sales prices of Common Shares reported by the NYSE.


                                                                                 DIVIDEND
                                                                               DECLARED PER
                          QUARTER                         HIGH       LOW       COMMON SHARE
     --------------------------------------------------  ------     ------     ------------
     First Quarter 1995................................  $ 9.63     $ 7.63       $ 0.0625
     Second Quarter 1995...............................   11.13       8.50         0.0650
     Third Quarter 1995................................   14.75      10.13         0.0650
     Fourth Quarter 1995...............................   13.88      10.75         0.0650
     First Quarter 1996................................   13.13      10.75         0.0650
     Second Quarter 1996...............................   13.75      11.50         0.0650
     Third Quarter 1996................................   13.13      11.38         0.0650
     Fourth Quarter 1996...............................   20.25      12.25         0.0650
     First Quarter 1997................................   20.50      16.75              0
     Second Quarter 1997...............................   20.50      16.125             0
     Third Quarter 1997................................   24.81      19.00              0
     Fourth Quarter 1997
       (through October   , 1997)......................                                 0



     As of January 3, 1997, there were 1,015 shareholders of record. During 1995 and 1996 API declared cash dividends on its Common Shares of $0.2575 and $0.26 per share, respectively. API has decided to eliminate its quarterly cash dividend, effective in the first quarter of 1997, and to retain the cash for corporate expansion and acquisitions. On November 4, 1996, the trading day prior to the public announcement of the agreement in principle between API and Inter Scan regarding the stock purchase transaction, the closing price for Common
Shares on the NYSE was $14.125 per share. As of October   , 1997, the most
recent trading day as to which it is practicable to provide market price
information, the closing price for Common Shares on the NYSE was $          per
share.

  PROPOSAL NO. 1 -- APPROVAL OF THE ISSUANCE OF UP TO 1,538,603 COMMON SHARES

     At the Meeting, the shareholders of API will be asked to vote on a proposal to approve the issuance of up to 1,538,603 Common Shares. This approval is required by rule 312.03(c) of the NYSE which requires shareholders approval when Common Shares are to be issued which have, upon issuance, voting power equal to or in excess of 20% of the voting power outstanding prior to such issuance or the number of Common Shares to be issued will be in excess of 20% of the number of Common Shares outstanding prior to such issuance. Pursuant to rule 312.05 of the NYSE, the affirmative vote of a majority of votes cast on the proposal is required to adopt the proposal provided that the total vote cast on the proposal represents over fifty percent in interest of all securities entitled to vote on the proposal. Inter Scan, the holder of all Series A Shares outstanding, has agreed not to vote its shares on this proposal.

     If the shareholders fail to approve this proposal and Proposal No. 2 by April 30, 1998, API will be required to pay Inter Scan the greater of (i) an amount equal to the number of Common Shares the Note represents the right to acquire on April 30, 1998 multiplied by the average closing price on the NYSE for the ten trading days prior to April 30, 1998; or (ii) $5,753,683, which represents an amount equal to the number of Common Shares the Note represents the right to acquire on April 30, 1998 multiplied by $19.5625, which was the closing market price of API's Common Shares on the day prior to the acquisition of Portescap. Also, if the proposals are not approved by April 30, 1998, then in addition to any amount owed under clauses (i) or (ii), if Inter Scan elects to purchase any Common Shares between May 1 and June 30, 1998, API must reimburse it for any costs it incurs in purchasing such shares in excess of the market price referred to in clause (i) or (ii), whichever is applicable, multiplied by the number of shares actually purchased, subject to a maximum of 294,118 shares.

     The Board of Directors of API unanimously recommends a vote FOR approval of the issuance of up to 1,538,603 Common Shares. Unless otherwise instructed, proxies will be voted FOR approval of this proposal. See "The Stock Purchase Transaction." Mr. Holger Hjelm, an affiliate of Inter Scan and its nominee on API's Board of Directors, has an interest in the matters covered by this Proposal (see "The Stock Purchase Transaction -- Conflicts of Interest").

                   PROPOSAL NO. 2 -- AMENDMENT OF THE CHARTER
                  TO INCREASE THE NUMBER OF AUTHORIZED SHARES

     At the Meeting, the shareholders of API will be asked to vote on a proposal to amend API's Charter to (i) increase the number of authorized Common Shares from 10,000,000 shares to 30,000,000 shares and (ii) authorize 1,250,000 Series B Shares (collectively, the "Charter Amendments"). Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote is required to approve and adopt the Charter Amendments. Inter Scan, the holder of all Series A Shares outstanding, has agreed not to vote its shares on this proposal. The Board of Directors of API unanimously recommends a vote FOR approval of the Charter Amendments. Unless otherwise instructed, proxies will be voted FOR approval of the Charter Amendments. The discussion and description of the material terms of the Charter Amendments herein are qualified in their entirety by reference to the Charter Amendments, a copy of which is attached hereto as Appendix B and which is incorporated herein by this reference.

     The Charter currently provides that API may issue up to 10,000,000 Common Shares and 20,000 Series A Shares. As of Closing, API has issued or reserved for issuance 9,987,011 Common Shares and 20,000 Series A Shares. If Proposal No. 1 to approve the issuance of twenty percent or more of the Common Shares outstanding and this Proposal No. 2 are adopted, then the Note will be immediately exchanged for Series B Shares which may be converted into Common Shares and all of the 20,000 Series A Shares initially issued under the Stock Purchase Agreement will be exchanged for 1,000,000 Series B Shares. If the Charter Amendments are adopted, 30,000,000 Common Shares and 1,250,000 Series B Shares will be authorized and available for issuance. Upon the exchange of the Series A Shares for Series B Shares or the conversion of the Series A Shares into Common Shares, the Series A Shares so exchanged or converted will be reclassified as 20,000 authorized preferred shares of API (see "Description of the Capital Stock of API").

     The terms and rights of the additional Common Shares to be authorized if the Charter Amendments are approved will be identical to those of presently outstanding Common Shares. If the Charter Amendments and Proposal No. 1 are approved, 1,236,337 shares of the authorized 1,250,000 Series B Shares will be issued to Inter Scan in exchange for the Series A Shares and the Note. For a description of the Preferred Shares to be issued pursuant to the Stock Purchase Agreement see "The Stock Purchase Transaction -- Terms of the Preferred Shares" and "The Stock Purchase Agreement -- Terms of the Note" above.

     If the Charter Amendments are not filed in Delaware by April 30, 1998, API will have certain payment obligations to Inter Scan if Inter Scan sells some or all of the Series A Shares (or Common Shares) during the ten year period after Closing for less than 115% of the liquidation value (or conversion price). See "The Stock Purchase Transaction -- Other Agreements -- Shareholder Agreement." Also, if the Charter Amendments are not approved the Series A Shares will remain outstanding unless they are converted into Common Shares. If they remain outstanding, their class voting rights on mergers, consolidations, sale of assets or dissolution will cause the Common Shares to no longer meet the NYSE's listing requirements. See "The Stock Purchase Transaction -- Terms of the Preferred Stock." API had reviewed the general terms of the preferred stock, including its voting rights, with the NYSE shortly after it reached a preliminary agreement with Inter Scan in October 1996. The terms of the proposed acquisition of Portescap changed throughout the negotiations from October 1996 to April 1997 (see "The Stock Purchase Transaction -- Background of the Transaction"). API did not review the final terms of the Series A or Series B Shares with the NYSE until after API had reached its agreement with Inter Scan in early July 1997. At that time the NYSE indicated that the class voting rights on mergers, consolidations, sale of assets and dissolution held by owners of the Series A and Series B Shares were not in compliance with the NYSE's rules. API then requested that Inter Scan eliminate those class voting rights in the Series B Shares and Inter Scan agreed to that change. However, those class voting rights remained in the Series A Shares. In order to close the acquisition as scheduled, and because shareholder approval of the issuance of the Series B Shares would eliminate the issue, API decided to proceed with the Closing with the class voting rights of the Series A Shares unchanged. The Board of Directors of API recommends the approval of this Proposal No. 2 in order to avoid the payments described above and the possibility of the Common Shares being delisted from the NYSE. Mr. Holger Hjelm, an affiliate of Inter Scan and its nominee on API's Board of Directors, has an interest in the matters covered by this Proposal (see "The Stock Purchase Transaction -- Conflicts of Interest").

     The Board of Directors also believes that it is important to have the additional shares of Common Shares available for issuance as and when needed in order to avoid the delay and expense incident to obtaining shareholder approval at a later date and to provide API greater flexibility in the consideration of future stock dividends or stock splits, sales of Common Shares or convertible securities to enhance capital and liquidity, possible future acquisitions and other corporate purposes.

     The increase in authorized capital and issuance of the Series B Shares to Inter Scan in exchange for the Note and the Series A Shares which may further be converted into Common Shares, and to the extent that the additional authorized Common Shares and Series B Shares are issued in the future, will cause the existing shareholders' percentage ownership to decrease and, depending on the price at which the Common Shares and Series B Shares are issued, could have the effect of diluting the earnings per share and book value per share of outstanding Common Shares. The holders of Common Shares have no preemptive rights. The Company may issue some or all of the additional Common Shares and some or all of the unissued Series B Shares authorized upon approval of Proposal No. 2, and the 20,000 Series A Shares which would be returned to the Company upon the exchange of Series A Shares for Series B Shares on approval of Proposal No. 2, in connection with a merger or acquisition or the purchase of assets of another company, to raise capital through a sale of those shares in a public or private offering, in connection with employee and director stock option plans adopted by the Company (although the Company has no plans to issue any Preferred Shares in connection with any such stock option plans), in connection with the Company's adoption of a shareholders' rights plan, and for other purposes permitted under its Charter and the DGCL. The increase in the authorized capital and the subsequent issuance of Common Shares, Series B Shares or the 20,000 preferred shares could have the effect of delaying or preventing a change in control of API without further action by the shareholders by diluting the stock ownership or voting rights of a person seeking to obtain control of API.

                           INFORMATION CONCERNING API

BUSINESS

     Through its subsidiaries API conducts operations in three major industrial classifications, namely, heat transfer technology, motion technologies and electronic components. API directs its efforts towards major sales drives for current products in its served markets and target markets. In addition, API seeks profitable growth by enhancing and complementing its existing technology base.

     API Heat Transfer Inc. API Heat Transfer Inc., which is comprised of API Basco Inc., API Airtech Inc., API Ketema Inc., and most recently API Schmidt-Bretten GmbH and API Schmidt-Bretten Inc., engineers and manufactures a broad range of industrial heat transfer equipment. API's heat transfer business serves the heat transfer needs of a wide range of industries including power, chemical, petrochemical, HVAC, and food and dairy, and many of their support industries. Products range from small standard units to large custom-designed heat exchangers.

     API Basco Inc. manufactures a full line of standard and custom shell and tube heat exchangers, plate fin intercoolers and aftercoolers, and Centraflow steam surface condensers.

     API Airtech Inc. manufactures a complete line of aluminum air to air, air to liquid, and liquid to liquid heat exchangers. The liquid to liquid heat exchanger provides the refrigeration market with a more advantageous evaporation and condenser combination through reduced piping, smaller footprint and more efficient heat transfer surface. In December 1996, API Airtech Inc. moved into a new 82,000 square foot facility which will accommodate current and planned growth.

     Both API Basco Inc. and API Airtech Inc. achieved ISO 9001 certification during 1996, an important factor in API's plans for international growth. ISO 9001 sets forth quality standards that a supplier must meet in order to achieve certification. Many customers, particularly in the European marketplace, require that their suppliers be ISO 9001 certified. By having this certification, API Basco Inc. and API Airtech Inc. increase their prospects for obtaining orders from international customers.

     API Ketema Inc., which was acquired on April 1, 1996, has a strong position in both the general industrial and refrigeration heat transfer marketplace. This subsidiary manufactures shell and tube heat exchangers, chiller barrels, condensers, flooded evaporators and industrial packaged chillers.

     API Schmidt-Bretten GmbH, which was acquired on January 31, 1997, is a plate and frame heat exchanger manufacturer with a solid position in the chemical and food markets in Germany and the Netherlands. The addition of API Schmidt-Bretten GmbH, which is located in Germany, and the establishment of API Schmidt-Bretten Inc. in the U.S., not only adds a new dimension to the group's heat transfer capabilities, but also establishes a conduit to move plate products into the U.S. market and, at the same time, move heat transfer products manufactured at various domestic locations into European markets.

     API Motion Inc. API Motion Inc., comprised of API Controls Inc., API Deltran Inc., API Deltran (St. Kitts) Ltd., API Gettys Inc., API Harowe Inc., API Harowe (St. Kitts) Ltd. and API Portescap, is a designer and manufacturer of high performance motion control products and systems.

     API Controls Inc. offers complete lines of step and servo drives and packaged drive systems for a wide variety of motion control applications including factory automation, semiconductor equipment, printing, packaging and winding equipment, positioning tables and electronics assembly applications. In 1996, API Controls Inc. developed and introduced three major new product lines and a new software development tool to assist customers in the installation of products so there is little or no start-up learning curve. The completely new Intelligent MicroStepper and Intelligent Servo drives and controllers and new line of Centennial all-digital drives address the needs of original equipment manufacturers that require high-performance single- or multi-axis solutions.

     API Deltran Inc. designs and manufactures high quality, precision electromagnetic clutches, brakes and clutch/brake assemblies used in sophisticated rotary motion control applications. During 1996, API Deltran

Inc. developed a new line of servo motor brakes primarily to meet the needs of servo motor manufacturers and for use in factory automation applications. Furthermore, an adjunct to the API Harowe Inc. manufacturing facility in St. Kitts was started for API Deltran Inc., providing the ability to produce volume clutches at competitive prices.

     API Gettys Inc., which was acquired on April 19, 1996, designs and manufactures precision servo and step motors for a broad range of industrial drive applications including DC brush and AC brushless servo motors and NEMA-standard step motors with linear actuating assemblies. API Gettys Inc. developed and introduced a new line of Turbo Stepper motors in 1996, offering a variety of sizes of high torque motors for use in semiconductor, factory automation, packaging and medical instrumentation markets. A new line of high torque Turbo Servo motors was also introduced for semiconductor, machine tool, factory automation, medical instrumentation and packaging markets. During 1996, the electronics portion of API Gettys Inc. was consolidated within the API Controls Inc. operation, enabling API Gettys Inc., as a motors-only facility, to focus better on its core products.

     API Harowe Inc., which was acquired on June 30, 1994, designs and manufactures high performance resolvers, encoders, brushless motors, gearmotors and other specialty rotating electromagnetic components for industrial, medical, military and commercial aerospace applications. In 1996, API Harowe Inc. developed a new line of small frame brushless DC motors that can be provided in over 4,500 different model variations. The new line enables API to respond quickly to the needs of a wide variety of markets. The digital resolver electronics package was also introduced in 1996. It was developed for applications that require the ruggedness of a resolver with a digital output signal.

     API Electronic Components Inc. API Electronic Components Inc., which is comprised of API Delevan Inc. and API SMD Inc., designs, manufactures and markets an extensive line of quality inductors, chokes and magnetics to satisfy various electrical and electronic filtering requirements. This group concentrates on producing high performance inductive devices to meet stringent government and customer specifications relating to product quality, reliability and dependability. Global competitive forces continue to push the market towards improved product quality with lower product costs. This competition from off-shore manufacturing is being neutralized through major improvements in the group's manufacturing capabilities. In 1996, API Delevan Inc. and API SMD Inc. completed automation and process improvement projects that enabled them to produce quality products at a lower cost than in any previous year.

     During 1996, both API Delevan Inc. and API SMD Inc. introduced additional new products and expanded existing product designs to enhance further their presence in both the high frequency and the power markets, including various leaded and surface mountable magnetics that have been developed to grow product offerings in the broad power market. By expanding product offerings with competitively priced inductors, the group is able to serve existing customer needs better while attracting new customers.

COMPETITION

     In each of its segments API faces substantial competition from a number of companies, some of which have off-shore manufacturing facilities and many of which are larger and have greater resources. In the electronic components market, several of API's domestic competitors have become part of a single organization through a series of acquisitions. The inductor market continues to be faced with strong global competition and trends towards product miniaturization and lower costs. API relies primarily on the quality of its products and service to meet competition. Although API is not aware of definitive industry statistics by manufacturer for the products it makes, in the opinion of management, API is a significant competitive factor in the markets for high quality electronic-magnetic motion control components, industrial heat exchangers and micro-miniature electronic coils.

BACKLOG

     API's backlog of unfilled orders believed to be firm at January 3, 1997 was approximately $39,216,000. All backlog orders are expected to be completed in the current fiscal year. The following table shows the backlog of orders for products associated with the three business segments as of the date indicated:

                                          HEAT           MOTION       ELECTRONIC
                                        TRANSFER      TECHNOLOGIES    COMPONENTS       TOTAL
                                       -----------    ------------    ----------    -----------
     July 4, 1997....................  $28,882,000    $ 17,253,000    $3,240,000    $49,375,000
     January 3, 1997.................  $20,639,000    $ 15,924,000    $2,653,000    $39,216,000
     June 28, 1996...................  $20,972,000    $ 16,752,000    $2,565,000    $40,289,000
     December 29, 1995...............  $13,778,000    $ 14,229,000    $2,434,000    $30,441,000

     Backlogs have increased for the heat transfer and motion technologies segments primarily due to a focused strategic account sales program and the general business climate, combined with the acquisition of API Ketema Inc., API Schmidt-Bretten GmbH and API Gettys Inc. While the electronic components segment sales have increased, the backlog has remained steady and is the result of reduced lead times for delivery required by customers.

SUPPLIERS

     API is not dependent upon any single supplier for any of the raw materials used in manufacturing its products and has not encountered significant difficulties in purchasing sufficient quantities of raw materials on the open market.

PATENTS AND LICENSES

     API has patents covering the design and certain manufacturing processes for some of its surface mounted inductors which management believes may be material to the electronic components segment over the next several years. These patents have a remaining duration in excess of ten years. Otherwise, no single patent or group of patents is material to the operations of any industry segment or to the business as a whole.

CUSTOMERS

     During 1996, no single customer accounted for more than 10 percent of consolidated sales.

RESEARCH AND PRODUCT DEVELOPMENT

     API charges earnings directly for research and product development expenses. Costs for API-sponsored programs, excluding capital expenditures, were approximately $1,759,000, $1,111,000 and $888,000 in 1996, 1995 and 1994,
respectively.

ENVIRONMENTAL MATTERS

     In 1990, the U.S. Environmental Protection Agency (the "EPA"), named API a potentially responsible party ("PRP"), with respect to hazardous substances disposed of at the Envirotek II Site (the "Site"), in Tonawanda, New York. API is a member of a steering committee which was formed to facilitate discussions with the EPA. API was named a de minimis participant with respect to the first phase of the clean-up action and was relieved of any potential liability for the first phase clean-up with the payment of a minor fee. The EPA has since advised API that its name had been removed from the PRP list. However, the State of New York has also indicated to the Envirotek II PRP group its intention to pursue additional remedial measures at a site which surrounds the Site. Based upon the small percentage of costs incurred to date which were allocated to API, management expects API's share of the total costs of the remedial phase action at the Site and the potential clean-up of the surrounding area to be a small percentage of such costs and not material to its financial condition or results of operations.

EMPLOYEES

     At January 3, 1997, 1,309 persons were employed by API.

LINES OF BUSINESS AND INDUSTRY SEGMENT INFORMATION

     API's operations in 1996 were carried on through seven divisions and five subsidiaries. As of January 4, 1997, the seven divisions were legally restructured into operating subsidiaries. Operations are classified into three industry segments based upon the characteristics of manufacturing processes and the nature of markets served. The operating units which currently comprise the segments and their principal products are as follows:

API HEAT TRANSFER INC.:
  API Airtech Inc............................  Air-to-air aluminum heat exchangers
  API Basco Inc..............................  Shell and tube heat exchangers
  API Ketema Inc.............................  Packaged chillers, refrigeration condensers, and shell and tube heat
                                               exchangers
  API Schmidt-Bretten GmbH...................  Plate heat exchangers
  API Schmidt-Bretten Inc....................  Plate heat exchangers and evaporators

API MOTION INC.:
  API Controls Inc...........................  Servo and stepper motor drives, power supplies and motion controllers
  API Deltran Inc............................  Electro-magnetic clutches and brakes
  API Deltran (St. Kitts) Ltd................  Electro-magnetic clutches and brakes
  API Gettys Inc.............................  AC and DC servo motors and stepper motors
  API Harowe Inc.............................  Resolvers and DC motors
  API Harowe (St. Kitts) Ltd.................  Resolvers and DC motors
  API Portescap Inc. ........................  DC and disc magnet stepper motors

API ELECTRONIC COMPONENTS INC.:
  API Delevan Inc............................  Axial-leaded inductors
  API SMD Inc................................  Surface mounted inductors

     API conducts operations in three major industrial classifications: heat transfer technology, motion technologies and electronic components. The operations of the heat transfer technology segment include the production and sale of water and air-cooled heat transfer equipment to industrial customers. Operations of the motion technologies segment comprises production and sale of electro-magnetic clutches and brakes, high performance servo motors, stepper motors, controllers and resolvers. Operations of the electronic components segment involve production and sale of inductors and coils.

     Total revenues by segment consist entirely of sales to unaffiliated customers. Operating profit is total revenue less operating expenses. Operating profit does not include the following items: general corporate income and expense, investment income, interest expense, other income and expense, or income taxes. Identifiable assets by segment consist of those assets that are, or will be, used in the segmental operations. Corporate assets are principally cash, cash equivalents, marketable securities, investments and other assets.

     Information about API's operations in different industries, stated in thousands of dollars, are as follows:

                                                                 1996        1995        1994
                                                               --------     -------     -------
REVENUES
  Heat Transfer.............................................   $ 63,536     $40,819     $33,276
  Motion....................................................     40,016      28,599      19,674
  Electronic Components.....................................     13,231      12,985      11,946
  General Corporate.........................................        327         257         369
                                                               --------     -------     -------
Consolidated................................................   $117,110     $82,660     $62,265
                                                               --------     -------     -------
OPERATING PROFIT
  Heat Transfer.............................................   $  8,230     $ 5,542     $ 5,331
  Motion....................................................      3,908       2,466         614
  Electronic Components.....................................      2,300       2,058       1,790
                                                               --------     -------     -------
     Combined...............................................     14,438      10,066       7,735
                                                               --------     -------     -------
  General Corporate expense, net............................     (3,149)     (2,607)     (2,210)
  Interest and debt expense.................................     (1,295)       (238)       (220)
                                                               --------     -------     -------
Earnings before income taxes................................   $  9,994     $ 7,221     $ 5,305
                                                               --------     -------     -------
IDENTIFIABLE ASSETS
  Heat Transfer.............................................   $ 42,357     $23,673     $14,607
  Motion....................................................     22,274      15,179      12,370
  Electronic Components.....................................      6,488       6,821       6,071
  General Corporate.........................................     10,893      12,118      12,296
                                                               --------     -------     -------
Total assets................................................   $ 82,012     $57,791     $45,344
                                                               --------     -------     -------
DEPRECIATION
  Heat Transfer.............................................   $  1,378     $   877     $   735
  Motion....................................................      1,593         964         637
  Electronic Components.....................................        534         558         598
  General Corporate.........................................         58          61          62
                                                               --------     -------     -------
Total depreciation..........................................   $  3,563     $ 2,460     $ 2,032
                                                               --------     -------     -------
NET CAPITAL EXPENDITURES
  Heat Transfer.............................................   $  5,878     $ 1,789     $ 1,358
  Motion....................................................        842       2,218         188
  Electronic Components.....................................        575         449         259
  General Corporate.........................................         77          33          10
                                                               --------     -------     -------
Total net capital expenditures..............................   $  7,372     $ 4,489     $ 1,815
                                                               --------     -------     -------

FOREIGN OPERATIONS

     Export sales, principally to Europe, Canada, Mexico and Asia, were approximately 15%, 14% and 17% of consolidated sales for 1996, 1995 and 1994, respectively. The foreign sales are not believed to be subject to any risks other than those normally associated with the conduct of business in friendly nations having stable governments.

PROPERTIES

     The location of API's facilities and their approximate size in terms of floor area are as follows:

                                                              FLOOR AREA
                        LOCATION                             (SQUARE FEET)
---------------------------------------------------------    -------------
API HEAT TRANSFER INC.
  API Basco Inc., Buffalo, New York                             115,600
     (Walden Avenue)
  API Airtech Inc., Arcade, New York                             82,000
     (North Street)
  API Ketema Inc., Grand Prairie, Texas                         150,000
     (West Marshall Drive)
  API Schmidt-Bretten GmbH, Bretten, Germany                    100,000
     (Pforzheim Strasse)
  API Schmidt-Bretten Inc., Bohemia, New York                     2,000
     (Central Avenue)
API MOTION INC.
  API Harowe Inc., West Chester, Pennsylvania                    34,500
     (Westtown Road)
  API Controls Inc. and API Deltran Inc.,                        43,652
     Amherst, New York
     (Hazelwood Drive)
  API Gettys Inc., Racine, Wisconsin                             88,000
     (North Green Bay Road)
  API Harowe (St. Kitts) Ltd. and                                 8,500
     API Deltran (St. Kitts) Ltd., St. Kitts, West Indies
     (Bourkes Road)
API ELECTRONIC COMPONENTS INC.
  API Delevan Inc., East Aurora, New York                        50,000
     (Quaker Road)
  API SMD Inc., Arcade, New York                                 23,500
     (North Street)

     The Walden Avenue (API Basco Inc.), Quaker Road (API Delevan Inc.), North Street (API Airtech Inc. and API SMD Inc.), West Marshall Drive (API Ketema Inc.) and North Green Bay Road (API Gettys Inc.) facilities are owned by API.

     The facilities leased by API are as follows:

                                                     APPROXIMATE
                                                       ANNUAL        LEASED
                FACILITY LOCATION                      RENTAL        UNTIL
-------------------------------------------------    -----------     ------
Bourkes Road (API Harowe (St. Kitts) Ltd. and         $  24,000       2003
  API Deltran (St. Kitts) Ltd.)
Hazelwood Drive (API Controls Inc. and                $ 130,000       2002
  API Deltran Inc.)
Westtown Road (API Harowe Inc.)                       $ 168,000       2001
Pforzheim Strasse (API Schmidt-Bretten GmbH)          $ 198,000       2001
Central Avenue (API Schmidt-Bretten Inc.)             $  12,000       1998

     API believes all of its existing properties are well maintained, are suitable for the operation of its business and are capable of handling production for the coming year.

LEGAL PROCEEDINGS

     Other than the environmental matter described above under "-- Environmental Matters," API is not a party to any material pending legal proceedings.

SELECTED FINANCIAL DATA

     See "Selected Financial Data -- Summary Historical Financial Data."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED JANUARY 3, 1997

  Financial Review -- Operations.

     Revenues. Consolidated revenues increased 41.7% as compared to the prior year. Sales within the heat transfer segment increased 55.7% in 1996 and reflect higher sales of the extended surface heat transfer equipment which continues to surpass 1995 levels, as well as increased sales volume of the air cooled product line to new and existing customers. The 1996 results of the heat transfer segment were also impacted favorably by sales of approximately $16.4 million from API Ketema Inc., which was acquired by API on April 1, 1996. The electronic components segment sales increased 1.9% in 1996 as compared to 1995; the increase was primarily the result of a slight increase in sales volume to existing customers. The increase of 39.9% in sales of the motion technologies segment was the result of higher sales of electromagnetic clutches and brakes and motion control devices to new and existing customers, combined with an increase in the market share of products offered by Harowe Servo Controls Inc. The 1996 results of the motion technologies segment were also favorably impacted by sales of approximately $7.3 million from API Gettys Inc., which was acquired by API on April 19, 1996.

     In 1995, consolidated revenues increased 26.7% as compared to 1994. Sales within the heat transfer segment increased 22.6% in 1995; the increase is attributable to increased sales of traditional water cooled heat exchangers to existing customers, as well as significant growth in the air cooled heat exchanger product line. The electronic components segment sales increased 8.7% due to a higher sales volume in a specific axial-leaded product, offset by completion of a major sales order to one customer in 1994 which did not recur in 1995. The increase of 45.4% in sales of the motion technologies segment was the result of the acquisition of Harowe Servo Controls Inc. in June 1994, as well as a slightly higher sales volume of previously existing motion control products.

     API's consolidated backlog of firm orders at January 3, 1997 was $39,216,000, up 28.8% from the prior year. This reflects a 49.8% increase in the heat transfer segment, a 9.0% increase in the electronic components segment, and an 11.9% increase in the motion technologies segment. A focused strategic account sales program, the favorable general business climate and the acquisitions of API Ketema Inc. and API Gettys Inc. all contributed to the increase. Under the focused strategic account sales program, API identifies desirable prospective customers for its products. A sales campaign is then designed to introduce and promote to each target customer the relevant products, including samples, prototypes and product demonstrations.

     Investment income increased $70,000 or 27.2% in 1996 as compared to 1995. This increase was attributable primarily to investment income earned on the undisbursed proceeds from the Air Technologies Industrial Revenue Bond financing, which was concluded in December 1995.

     Investment income declined $112,000 or 30.4% in 1995 as compared to 1994. The decline reflects lower average investment asset balances resulting from the sale of various bonds to fund both current operations and the purchase of Harowe Servo Controls Inc. in June 1994 combined with lower average interest rates.

     Selling and Administrative Expenses. Selling and administrative expenses increased $7,609,000 or 40.5% in 1996 as compared to 1995. The majority of the increase was due to (i) the inclusion of API Ketema Inc. and API Gettys Inc. administrative expenses since the dates of acquisition; (ii) increased commission expenses as a result of the increased sales revenue; (iii) increased provision for bonus under API's incentive plans; and (iv) compensation expense recorded in connection with stock appreciation rights granted to the Chief Executive Officer in 1992.

     Selling and administrative expenses increased $3,219,000 or 20.7% in 1995 as compared to 1994 primarily as the result of (i) increased commission expense due to increases in sales revenue; (ii) the inclusion of the selling and administrative expenses of Harowe Servo Controls Inc. for the full year in 1995 and only six months in 1994; and (iii) higher bonus provision under API's incentive plans.

     In spite of these increases, selling and administrative expenses continue to decline when expressed as a percent of net sales.

     Research and Product Development. Research and product development expenses increased $648,000 or 58.3% in 1996 as compared to 1995 and $223,000 or 25.1% in
1995 as compared to 1994. The increase in 1996 over 1995 for research and product development costs reflects the acquisition of API Gettys Inc., as well as increased activities in the motion technologies segment relative to future new product offerings. The acquisition of Harowe Servo Controls Inc. impacted the increase in 1995. The increase in both periods reflects management's continued commitment to the design of new products and improvement of existing products.

     Interest and Debt Expense. Interest and debt expense increased $1,057,000 or 444% in 1996 as compared to 1995. This increase was due to the outstanding debt associated with the industrial revenue bond financings secured for the expansion of the Air Technologies facility and the purchase of API Ketema Inc. Also contributing to the increase in interest and debt expense was the debt incurred under the revolving credit agreement in connection with the acquisition of API Ketema Inc. and API Gettys Inc.

     Interest and debt expense increased $18,000 or 8.2% in 1995 as compared to 1994. The increase was due to lower average principal balances in 1995, offset by slightly higher interest rates. While total debt increased in 1995 due to the industrial revenue bond financing of $6,660,000 there was only a minor impact on interest and debt expense because this financing was obtained on December 22, 1995. Another contributing factor was the increased activity in short-term borrowings in 1995 as compared to 1994.

     Income Taxes. Income taxes expressed as a percent of earnings before taxes were 34.7%, 34.5% and 35.3% in 1996, 1995 and 1994, respectively. The lower rates in 1996 and 1995 can be attributed to the undistributed earnings of API Harowe (St. Kitts) Ltd., API's foreign subsidiary, for which no federal tax has been provided since it is the intention of API to reinvest those earnings in the operations of that entity for an indefinite period of time.

     Net Earnings. Net earnings increased 37.9% in 1996 as compared to 1995 and 37.9% in 1995 as compared to 1994. A substantial part of these increases can be attributed to the increased net sales as discussed previously, offset by higher selling and administrative, research and product development costs, and interest and debt expense.

     Financial Position. API's liquidity is generated primarily from operations. In addition, short-term lines of credit totaling $4,232,000 and revolving credit of $7,000,000 were available at January 3, 1997. Information on API's liquidity position for the past three years is as follows:

                                                      1996           1995           1994
                                                   -----------    -----------    -----------
     Net working capital.........................  $24,192,000    $18,463,000    $14,197,000
     Current ratio...............................          2.4            2.4            2.3
     Cash flow from operations...................  $ 7,755,000    $ 3,786,000    $ 3,267,000
     Cash, cash equivalents and marketable
       securities................................  $ 2,412,000    $ 5,979,000    $ 3,841,000
     Capital expenditures........................  $ 8,319,000    $ 4,585,000    $ 1,857,000

     The credit available under the revolving credit was reduced to $2.4 million following the consummation of the Schmidt-Bretten acquisition on January 31, 1997. Future acquisitions may require API to arrange additional credit facilities with lenders or procure financing through the issuance of debt or equity securities.

     The increase in cash flow from operations from 1996 as compared to 1995 is the combined result of increased sales and net income, as well as the positive effects generated from the acquisition of API Ketema Inc. and API Gettys Inc.

     The increase in cash flow from operations from 1995 as compared to 1994 is principally the result of a 27% increase in sales volume and a resulting 38% increase in net income.

     The increase in capital expenditures in 1996 as compared to 1995 reflects the new building associated with the Air Technologies expansion program, as well as significant investments in new machinery and equipment. Also reflected in capital expenditures are investments in new machinery and equipment acquired by API Ketema Inc. and API Gettys Inc. since their respective dates of acquisition.

     The increase in capital expenditures in 1995 as compared to 1994 reflects API's investment in new machinery and equipment and computer systems at both the heat transfer and motion technologies groups.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE SIX MONTHS ENDED JULY 4, 1997

     Revenues. Consolidated revenues for the second quarter and first six months of 1997 increased 25.6% and 40.9%, respectively, as compared to the same periods of the preceding year.

     Sales within the Heat Transfer segment increased 37.8% and 60.4%, respectively, over the comparable quarter and six months of 1996. The second quarter increase is totally attributable to the sales of Schmidt-Bretten, which was acquired on January 31, 1997. The six months increase not only reflects the Schmidt-Bretten sales but also includes sales of API Ketema Inc., acquired April 1, 1996, for a full six months, accounting for most of the period to period increase. API Airtech Inc. also had a significant rise in sales in 1997 over 1996.

     The Motion Technologies segment sales increased 13.9% and 24.6%, respectively, over the comparable quarter and six months of 1996. All of the subsidiaries comprising this segment had increased sales in the 1997 periods. Also, the 1997 results include sales of API Gettys Inc. for six months while 1996 results include sales of API Gettys for May and June only, accounting for about one-third of the sales increase in the six month period of 1997 over the same period in 1996.

     Sales within the Electronic Components segment for the second quarter of 1997 increased 4.4% over the second quarter of 1996 and sales for the six months grew by 8.3% over the comparable period in 1996. The increases applied to both axial-leaded and surface mounted products.

     Bookings of customer orders in the second quarter and first half of 1997 were $41.2 million and $81.5 million, respectively, up 35.0% and 45.9% over bookings in the same periods last year. The Company's consolidated backlog of firm orders at July 4, 1997 was $47.7 million, up 22.1% from $39.0 million on June 28, 1996. The backlog at July 4, 1997 includes $4.6 million for Schmidt-Bretten.

     Cost of Products Sold. The Company's gross profit percentage was 30.9% in the second quarter and 31.2% for the six months of 1997, down from 32.1% and 32.6% for the comparable periods in 1996. While margins improved in both the Motion and Electronic Components segments, the Heat Transfer segment had a decline in margins due to increases in direct labor, direct engineering, and manufacturing overhead. A portion of these cost increases is attributable not only to moving into and starting up production in the new API Airtech facility at the beginning of the year but also to a significant increase in orders and shipments during the first half of 1997. API Basco also saw a decline in margins which accompanied a slight decline in sales this year following three successive years of sales increases exceeding 16.5%. Efforts were initiated at API Basco in the second quarter to reduce costs to levels commensurate with current order and shipment levels.

     Selling and Administrative Expenses. Selling and administrative expenses, expressed as a percentage of net sales, declined both for the second quarter and the six months of 1997 as compared with the comparable periods in 1996. An increase in sales commissions of $664,000 combined with increases of $3,178,000 related to acquired companies account for more than the total dollar increase in selling and administrative expenses in the first half of 1997 over the same period last year.

     The Company is currently in the process of evaluating its computer software and databases to ensure that any modifications required to be year 2000 compliant are made in a timely manner. Management does not expect the financial impact of such modifications to be material to the Company's financial position or results of operations in any given year.

     Interest and Debt Expense. The increase in interest and debt expense is principally due to the increase in average outstanding debt incurred in connection with the acquisitions of Ketema, Gettys, and Schmidt-Bretten. Interest on bank debt of Schmidt-Bretten also contributed to the increase.

     Research and Product Development. The increase in research and product development in the second quarter and first half of 1997 of 78.8% and 92.8%, respectively, reflects the additional activity of acquired entities as well as the Company's commitment to the continued improvement of existing products and the design of new products.

     Net Earnings. Net earnings increased 25.2% in the second quarter of 1997 and 29.7% in the first half of 1997 as compared to similar periods in 1996, which is primarily due to the increased level of sales discussed above, offset by higher interest and debt expense.

     Financial Position. On March 29, 1996, the Company concluded a Credit Agreement with Marine Midland Bank which provides a Revolving Credit facility of $16,000,000. The Revolving Credit matures on March 29, 1999, at which time the Company may convert the amount outstanding under the Revolving Credit to a term loan payable over a four year term. The interest rate on the Revolving Credit as of July 4, 1997, under the LIBOR Rate Option in the Credit Agreement, was 6.6%.

     To fund the DM 13,000,000 purchase price for Schmidt-Bretten GmbH, the Company's subsidiary, API Schmidt-Bretten GmbH ("ABG") borrowed DM 10,000,000 ($6,111,000) from the Company and issued a note payable for DM 3,000,000 ($1,791,000) to the seller, which is due and payable on December 31, 1997 and bears interest at 5.5%. The Company borrowed the funds for the advance to ABG under its Revolving Credit facility.

     On June 10, 1997 ABG entered into a loan agreement with a German bank under which ABG borrowed DM 10,000,000 to repay the acquisition loan from the Company. The Company, in turn, applied these proceeds to reduce the outstanding balance under the Revolving Credit facility.

     ABG's obligations to the German bank and seller aggregating DM 13,000,000 have been guaranteed by the Company.

     In connection with the acquisition of Portescap on July 8, 1997, the Company borrowed under the Revolving Credit facility in order to pay the $3,800,000 cash portion of the purchase price, bringing total borrowing under the Revolving Credit to $15,500,000. The balance of the purchase price was satisfied through the issuance of Class A convertible preferred stock with a liquidation value of $21,156,250 and an exchangeable note for $5,000,000.

     The Company also has a $5,000,000 short-term line of credit which it utilizes from time to time to fund current operations, of which approximately $4,088,000 was available at July 4, 1997. Future acquisitions may require the Company to arrange additional credit facilities with lenders or procure financing through issuance of debt or equity securities.

     Comparative information on the Company's liquidity position follows ($000 omitted):

                                                                      JULY 4, 1997     JUNE 28, 1996
                                                                      ------------     -------------
Net working capital.................................................    $ 22,066          $22,835
Current ratio.......................................................         1.7              2.3
Cash, cash equivalents and marketable securities....................    $  1,827          $ 1,067

                                                                         FOR THE SIX MONTHS ENDED
                                                                      ------------------------------
                                                                      JULY 4, 1997     JUNE 28, 1996
                                                                      ------------     -------------
Cash flow (deficit) from operations.................................    $   (779)         $ 2,075
Capital expenditures................................................    $  4,333          $ 2,872

Investments reflected in the Company's balance sheet at July 4, 1997 and January 3, 1997 represent the remaining proceeds of a bond financing concluded on December 22, 1995 for the construction of the new API Airtech Inc. facility.

                       AMERICAN PRECISION INDUSTRIES INC.
                                AND SUBSIDIARIES

                COMPONENTS OF CONSOLIDATED STATEMENT OF EARNINGS
                     EXPRESSED AS A PERCENTAGE OF REVENUES

                                                                           SECOND QUARTER ENDED
                                                                      ------------------------------
                                                                      JULY 4, 1997     JUNE 28, 1996
                                                                      ------------     -------------
Revenues............................................................      100.0            100.0
                                                                          -----            -----
Costs and Expenses
  Cost of products sold.............................................       69.0             67.7
  Selling and administrative........................................       19.6             21.8
  Research and product development..................................        2.0              1.4
  Interest and debt expense.........................................        1.6              1.2
                                                                          -----            -----
                                                                           92.2             92.1
                                                                          -----            -----
Earnings before Income Taxes........................................        7.8              7.9
Federal and State Income Taxes......................................        2.8              2.9
Net Earnings........................................................        5.0              5.0
                                                                          =====            =====
Federal and State Income Taxes as a percentage
  of Earnings Before Income Taxes...................................       36.0             37.0
                                                                          =====            =====

                        INFORMATION CONCERNING PORTESCAP

BUSINESS

     Portescap participates in the market for high performance electromechanical drive systems. It develops, manufacturers and markets ironless DC motors, brushless DC motors, disc magnet stepper motors, reduction gearboxes, DC tachogenerators, and integrated optical and magnetic encoders. In addition, Portescap markets high power range motors, iron core DC motors, hybrid steppers and electronic drive circuits which are manufactured for Portescap and branded with its name throughout Europe.

     Portescap sells its own produced products worldwide. Sales are made directly by Portescap in all main markets and through agents and distributors elsewhere. Portescap's products are used by a number of business sectors. The products appeal to customers who, in comparison to ordinary and typically cheaper but less reliable motors, look for products with features including (i) small size and light weight relative to the power output; (ii) low inertia which allows the motor to reach high speed in a very short time; (iii) low electrical energy consumption; and (iv) reliable and long life time.

     Although Portescap was, prior to its acquisition by API, a subsidiary of Inter Scan, it operated autonomously of Inter Scan, having its headquarters in La Chaux-de-Fonds, Switzerland from where Portescap's subsidiaries were managed, its distributors directed and from where it also carried on the activities in the Swiss market. Portescap's three production units are situated in La Chaux-de-Fonds and Marly/Fribourg in Switzerland and in Ringwood, England. All three facilities are certified ISO 9001.

COMPETITION

     In the opinion of management, there are three main manufacturers serving the industrial micro-motor market. These three companies include Portescap, Faulhaber GmbH & Co. and Maxon Motor GmbH. Faulhaber and Maxon are also both based in Europe and, in the opinion of management, have a slightly larger market share than Portescap. Portescap is not aware of definitive industry statistics by manufacturer for the products that it makes.

BACKLOG

     Portescap's backlog of unfilled orders believed to be firm at March 31, 1997 was approximately 27,400,000 CHF, the equivalent of approximately four to five months of production.

SUPPLIERS

     Portescap is not dependent upon any single supplier for any raw materials used in manufacturing its products and has not encountered significant difficulties in purchasing sufficient quantities of raw materials on the open market.

PATENTS AND LICENSES

     Portescap has patents in multiple foreign jurisdictions covering the design of certain of its products including, in particular, its disc magnet motor. In addition, Portescap's escap(R) tradename is registered in multiple foreign jurisdictions. Portescap's proprietary software tradename, S.O.A.P. (System Optimization Assistance Program), is also registered in multiple foreign jurisdictions.

CUSTOMERS

     During 1996, no single customer accounted for more than 10 percent of consolidated sales. Portescap's customers, in general, are mostly original equipment manufacturers of machinery, control or measurement equipment. These customers account for approximately 95 percent of Portescap's sales, with such sales occurring at different stages in the value-adding chain. Approximately five percent of Portescap's products are delivered to end-users, with a majority of those sales consisting of spare parts and the remainder consisting of retrofit sales.

RESEARCH AND PRODUCT DEVELOPMENT

     The research and development expenses of Portescap are charged to the profit and loss account when incurred. Such expenses include salaries, wages and other related personnel expenses, the cost of materials and services consumed, the depreciation of equipment and facilities to the extent they are used for these activities, and the overhead and other expenses related to research and development activities. Research and development expenses were 2,340,000 CHF in 1996, 2,018,000 CHF in 1995 and 2,211,000 CHF in 1994.

ENVIRONMENTAL MATTERS

     In 1987, Transicoil Inc., which was formerly owned by Portescap U.S. Inc., was notified that the North Penn site in Pennsylvania on which its operations were located was nominated for inclusion on the EPA's National Priorities List of hazardous waste sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"). In 1988, Portescap U.S. Inc., as well as Transicoil, Eagle-Picher Industries, Inc. (the owner of Transicoil at that time), other prior owners and the then owner of the North Penn Site, were named by the EPA as "potentially responsible parties" ("PRPs") under CERCLA which imposes joint and several liability on each PRP for the cleanup of the site. Portescap U.S. Inc. denied liability and denied that it was a proper PRP. An investigation of the North Penn Site, performed by independent consultants at the request of the EPA, revealed the presence of contamination. In 1989, Eagle-Picher, Transicoil and the EPA entered into an administrative consent order, pursuant to which Eagle-Picher and Transicoil agreed to prepare a Remedial Investigation Report and a Feasibility Study of the North Penn Site. However, in 1991, prior to completion of either the Remedial Investigation Report or the Feasibility Study, Eagle-Picher and Transicoil filed for bankruptcy and were subsequently discharged from any liability for environmental contamination at the North Penn Site. In mid-1995, Portescap U.S. Inc. agreed in principle with one of the prior owners and operators of the North Penn Site to pay, on an equal shares basis, up to $15,000 toward installation of drinking water filtration systems at several homes in the vicinity of the North Penn Site. In August 1995, the EPA issued a unilateral order requiring certain prior and present owners and operators of the North Penn Site to undertake various remedial actions. The EPA, however, did not name Portescap U.S. Inc. as a party to that order, although it subsequently served Portescap U.S. Inc. with a formal request for information concerning its past relationship with Transicoil and the North Penn Site. In October 1995 Portescap U.S. Inc. received notice of an indemnification claim asserted against it by a prior owner of the North Penn Site. Portescap U.S. Inc. informed the entity that asserted the indemnification claim that it denies liability under that claim and that it will vigorously defend itself against that claim.

     In early 1996 the EPA released the Remedial Investigation Report which indicated the presence and nature of contamination at the North Penn Site. The Feasibility Study was concluded in early 1997, and in July 1997 the EPA released its proposed Remedial Action Plan in which it recommends two alternatives for remediating the environmental problems associated with the North Penn Site, which involve a combination of ground water treatment and the connection of residents around the North Penn Site to a public water supply. The EPA estimates that the ground water treatment alternative would cost approximately $830,000 and the proposal to connect residents to a public water supply would cost approximately $2,340,000. The EPA has held a public hearing on these matters and will make a final determination as to which alternative or combination of alternatives, if any, to adopt. Once the EPA selects a remediation plan, it is likely to assert a claim against the PRPs named in its August 1995 unilateral order to recover the costs of remediation. Those PRPs may assert a claim against Portescap U.S. Inc. for contribution. In that event, Portescap intends to deny any liability, and to assert a counterclaim for contribution against the other PRPs. However, there is no assurance that it will prevail on either its denial of liability or its claim for contribution.

     Based on the facts known by Portescap at December 31, 1996, no provision for any material liability was recorded in Portescap's consolidated financial statements for the fiscal year ended December 31, 1996. Inter Scan has agreed to indemnify API, Portescap and its subsidiaries for any Losses, as defined, up to a maximum of 2,000,000 CHF, which arise out of any violation of environmental laws or disposal of hazardous waste at the North Penn Site. See "The Stock Purchase Transaction -- Indemnification."

EMPLOYEES

     The number of Portescap's active employees (full time equivalent) at December 31, 1996 and 1995 in relation to their function was as follows:

                                                                               1996   1995
                                                                               ----   ----
     Production..............................................................  331    340
     Other...................................................................  246    245
                                                                               ---    ---
       Total.................................................................  577    585
                                                                               ===    ===

     Portescap also employed 35 temporary employees in 1996 and 25 temporary employees in 1995.

FOREIGN OPERATIONS

     Annual sales are divided between Portescap's main geographical markets during the last three years as follows:

                                                                      1994   1995   1996
                                                                      ----   ----   ----
     Europe.........................................................   73%    73%    72%
     North America..................................................   19%    17%    19%
     Others.........................................................    8%    10%     9%
                                                                      ----   ----   ----
                                                                      100%   100%   100%
                                                                      ====   ====   ====

     The foreign sales are not believed to be subject to any risks other than those normally associated with the conduct of business in friendly nations having stable governments.

PROPERTIES

     The location of Portescap's offices and facilities and the operations at each such facility are listed below.

               COMPANY NAME AND LOCATION(1)                    PRODUCTS/OPERATIONS AT LOCATION
     -------------------------------------------------      -------------------------------------
     Portescap                                              D.C. motors
     157, rue Jardiniere                                    Sales office
     La Chaux-de-Fonds,
     Switzerland
     Portescap                                              Disc magnet motors
     Route de Chesalles 1
     Marly/Fribourg, Switzerland
     Portescap (UK) Limited                                 Gearboxes and Actuators
     Headlands Business Park                                Sales office
     Ringwood, England
     Portescap U.S. Inc.                                    Sales office
     36 Central Avenue
     Hauppauge, NY, USA
     Portescap Deutschland GmbH                             Sales office
     Gulichstrasse 12
     Pforzheim, Germany
     Portescap France SA                                    Sales office
     3/5, voie Felix-Eboue
     Creteil, France
     Portescap Japan Ltd.                                   Sales office
     7-10, Nihombashi-honcho
     4-chome
     Tokyo, Japan
     Portescap Scandinavia AB                               Sales office
     Grev Turegatan 20
     Stockholm, Sweden

---------------

(1) Portescap is the holding company of Portescap International SA. The non-Swiss subsidiaries listed are held by Portescap International SA. All of the remaining indicated companies are wholly-owned subsidiaries of Portescap.

     The La Chaux-de-Fonds, Switzerland, Marly/Fribourg, Switzerland and Ringwood, England facilities are owned by Portescap.

     The facilities leased by Portescap are as follows:

          FACILITY LOCATION              ANNUAL RENTAL RATE     LEASED UNTIL
-------------------------------------    -------------------    ------------
Portescap U.S., Inc                      $69,849 U.S.               1999
Hauppauge, New York
Portescap Deutschland GmbH               61,656 DM                  1998
Pforzheim, Germany
Portescap France SA                      200,000 FF                 2002
Creteil, France
Portescap Japan Ltd                      15,093,540 Yen             1998
Tokyo, Japan
Portescap Scandinavia AB                 270,000 SEK                1998
Stockholm, Sweden

     Portescap believes all of its existing properties are well maintained, are suitable for the operation of its business and are capable of handling production for the coming year.

LEGAL PROCEEDINGS

     Other than the environmental matter described above under "-- Environmental Matters," Portescap is not a party to any material pending legal proceedings.

SELECTED FINANCIAL DATA

     See "Selected Financial Data -- Summary Historical Financial Data."

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1996

     The following discussion reflects adjustments made to conform to U.S. generally accepted accounting principles.

  Results of Operations -- 1996 Compared to 1995.

     In 1996 sales increased 8% as a result of strong market conditions. Sales were not affected by changes in product prices as no price increases were introduced in 1996.

     Portescap's gross profit margin declined in 1996 to 34.2% from 36.4% in 1995. The majority of this decline resulted from the 1996 adjustment of 1,500,000 CHF to modify past depreciation on certain fixed assets relating to new product generation from a capacity utilization basis to a straight-line basis. The gross profit margin in 1996, before this adjustment, was 35.9% and was negatively impacted by a cost of living adjustment required under a labor contract and other performance-related salary increases. Also, margins were adversely affected by increases in manufacturing overhead, principally related to additions to the engineering staff.

     Research and development spending increased in 1996 by 16.0%, primarily as a result of staff increases made to strengthen the research and development function.

     General and administrative expenses declined in 1996 by 14.6%. There were certain restructuring and other nonrecurring costs reflected in both 1996 (1,472,000 CHF) and 1995 (1,712,000 CHF).

     Although marketing and sales expenses increased 9.5% in 1996, the increase is generally consistent with the higher level of sales. Other operating income, which primarily consists of shipping and insurance charges billed to customers, also increased due to the increase in sales.

     Financial income and charges, primarily interest on borrowed funds, declined slightly in 1996. This decline reflects the reduction in outstanding bank debt which took place in 1996.

     Portescap is subject to income taxes in seven different countries, and in 1996 and 1995 the majority of the income tax expense was incurred by subsidiaries outside of Switzerland. The reductions in income tax expense realized through the utilization of tax loss carry-forwards, primarily in Switzerland, totaled 475,000 CHF in 1996 and 1,057,000 CHF in 1995. The overall effective income tax rates were 28% in 1996 and 30% in 1995.

     The effective income tax rates after the U.S. generally accepted accounting principles ("GAAP") adjustments are significantly higher, 50.8% in 1996 and 62.5% in 1995. This results from (i) the amortization of the purchase accounting pushdown in the amount of approximately 1,280,000 CHF each year which does not produce a related tax benefit and (ii) the provisions for deferred taxes of 790,000 CHF in 1996 and 846,000 CHF in 1995 not recognized currently under International Accounting Standards. Under U.S. GAAP the benefit expected to be realized from tax loss carry-forwards is recognized as income in the year the loss is incurred and reflected as an asset in the balance sheet. Consequently, when the tax loss carry-forward is utilized, the asset is diminished but the current year's tax provision under U.S. GAAP is not affected.

  Results of Operations -- 1995 Compared to 1994.

     As a result of improved market conditions, sales in 1995 increased by 8.5% over 1994. Only minor price changes were made in certain countries.

     Portescap's gross profit margin improved from 33.9% in 1994 to 36.4% in 1995. Portescap reduced manufacturing overhead and, as a result of both higher sales and these cost savings, improved productivity in Switzerland in terms of production and sales per indirect employee.

     Research and development spending was reduced by 8.7% in 1995, reflecting a reduction of approximately three employees devoted to this activity.

     General and administrative expenses declined by 3.0% in 1995 which resulted primarily from a reduction in reorganization and severance costs and various other nonrecurring charges.

     Marketing and sales expenses declined 3.9% in 1995 even though sales increased during the year. The decline in expenses was primarily the result of a reduction of four employees in this function.

     Financial charges declined by 6.5% in 1995, principally reflecting an 8.7% decline in interest expense. Although interest-bearing debt increased by 1,232,000 CHF during 1995, average outstanding debt in 1995 was lower. In addition, there was a reduction in interest rates on certain loans in 1995.

     Most of the income taxes in 1995 and 1994 were incurred by the subsidiaries outside of Switzerland. There was no 1995 tax liability in Switzerland due to utilization of net operating loss carryforwards. In 1994, operations in Switzerland generated a loss, and no benefit from that loss was recognized in the 1994 financial statements. As a result, on a consolidated basis, 1994 shows a pre-tax loss of 1,369,000 CHF and income taxes of 1,461,000 CHF, producing a net loss of 2,830,000 CHF.

  Financial Condition.

     Portescap's principal source of liquidity has been cash provided from operations. Portescap does not currently have significant unused credit facilities with its lenders. Information on Portescap's liquidity position for 1996 and 1995 is shown below:

                                                                               CHF
                                                                        -----------------
                                                                         (IN THOUSANDS)
                                                                         1996       1995
                                                                        ------     ------
     Net working capital..............................................  25,900     21,606
     Current ratio....................................................     2.0        1.8
     Cash flow from operations........................................   6,535      2,371
     Cash.............................................................   3,251      1,540
     Capital expenditures.............................................   3,101      1,690

     The increase in cash flow from operations and cash balances for 1996 are largely attributable to the higher earnings in that year. Net income in 1996 was impaired by the aforementioned adjustment to depreciation of 1,500,000 CHF, but this adjustment did not diminish cash flow.

     As of December 31, 1996 Portescap had no material commitments for capital expenditures. Proposed capital expenditures for 1997 of approximately 1,100,000 CHF had been approved by Portescap management, each of which was less than 10% of the total.

                      OTHER MATTERS AND PROXY SOLICITATION

     There are no other matters to come before the Meeting. The cost of preparing, assembling and mailing proxy statements and other material furnished to shareholders in connection with the solicitation of proxies will be borne by API. API has retained Regan & Associates, Inc., a proxy soliciting firm, to assist in the solicitation of proxies. The fee for these services will be approximately $5,250, plus expenses. Arrangements will be made with brokerage houses, nominees, fiduciaries and other custodians to send proxies and proxy material to beneficial owners of API's Common Shares, and API will reimburse them for their expenses in so doing. Proxies may be solicited personally or by telephone, fax, or mail by directors, officers, and regular employees of API without additional compensation for such services.

                                        By order of the Board of Directors

                                        James J. Tanous

                                        Secretary

October  , 1997

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                                        PAGE
                                                                                        -----
PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF API
  Pro Forma Financial Statements....................................................... F-2
  Pro Forma Combined Statement of Earnings (Unaudited) -- Fiscal Year Ended January 3,
     1997.............................................................................. F-3
  Pro Forma Combined Balance Sheet (Unaudited) as of July 4, 1997...................... F-5
  Pro Forma Combined Statement of Earnings (Unaudited) -- Six Months Ended July 4,
     1997.............................................................................. F-8
CONSOLIDATED FINANCIAL STATEMENTS OF API
  Report of Independent Accountants.................................................... F-9
  Consolidated Balance Sheet -- 1996 and 1995.......................................... F-10
  Consolidated Statement of Earnings -- 1996, 1995 and 1994............................ F-11
  Consolidated Statement of Shareholders' Equity -- 1996, 1995 and 1994................ F-12
  Consolidated Statement of Cash Flows -- 1996, 1995 and 1994.......................... F-13
  Notes to Consolidated Financial Statements........................................... F-14
API CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTHS ENDED JULY 4, 1997
  Consolidated Statement of Earnings (Unaudited) -- Periods Ended July 4, 1997 and June
     28, 1996.......................................................................... F-26
  Consolidated Balance Sheet  -- July 4, 1997 (Unaudited) and January 3, 1997.......... F-27
  Consolidated Statement of Cash Flows (Unaudited) -- Six Months Ended July 4, 1997 and
     June 28, 1996..................................................................... F-29
  Notes to Consolidated Financial Statements........................................... F-30
CONSOLIDATED FINANCIAL STATEMENTS OF PORTESCAP
  Report of the Independent Auditors................................................... F-34
  Consolidated Balance Sheet as of December 31, 1996 and 1995.......................... F-35
  Consolidated Income Statement for the Years Ended December 31, 1996, 1995 and 1994... F-36
  Consolidated Statement of Cash Flows for the Years Ended December 31, 1996, 1995 and
     1994.............................................................................. F-37
  Consolidated Statement of Changes in Shareholder's Equity for 1994, 1995 and 1996.... F-38
  Summary of Significant Accounting Policies........................................... F-39
  Notes to Consolidated Financial Statements........................................... F-42
  List of Subsidiaries of Portescap SA, La Chaux-de-Fonds, at December 31, 1996........ F-50
  Summary of Differences Between International Accounting Standards and United States
     Generally Accepted Accounting Principles.......................................... F-50

                         PRO FORMA FINANCIAL STATEMENTS

     On July 8, 1997, American Precision Industries Inc. ("API" or the "Company") completed its acquisition of Portescap, a manufacturer of motors and other precision motion control products, from Inter Scan Holding Ltd. ("Inter Scan"), a Swiss holding company. The purchase price paid by API consisted of a cash payment to Inter Scan of 5.5 million Swiss francs ($3.8 million), the issuance to Inter Scan of preferred stock of API, with an initial liquidation value of approximately $21.2 million, and a $5 million note of API, which will automatically be exchanged for API preferred stock following API shareholders' approval of those shares of preferred stock at a special meeting which must be held prior to May 1, 1998. The preferred stock issued to Inter Scan, including the shares to be issued in exchange for the $5 million note, are convertible into API common stock at $17.00 per share (1,538,602 shares). In addition to the consideration paid to Inter Scan, API also purchased from two companies affiliated with Inter Scan debt owed to them by Portescap in the amount of 1.8 million Swiss francs ($1.2 million).

     The following unaudited pro forma financial statements give effect to the acquisition by API of all of the shares of Portescap held by Inter Scan in a transaction accounted for as a purchase. The unaudited pro forma combined balance sheet is based upon the individual balance sheets of API as of July 4, 1997 and Portescap as of June 30, 1997 and has been prepared to reflect the acquisition of Portescap as of July 4, 1997. The unaudited pro forma combined statements of earnings are based upon the individual statements of income of API and Portescap and combine the results of operations of API and Portescap for the periods ended July 4, 1997 and January 3, 1997 as if the acquisition had occurred at the beginning of the fiscal year ended January 3, 1997. These unaudited pro forma financial statements should be read in conjunction with the historical financial statements and notes thereto of API and Portescap included elsewhere in this Proxy Statement.


     The Company has made a preliminary determination and allocation of the purchase price. The excess of the cost of the acquired entity over the fair value of identifiable assets acquired less liabilities assumed has been recorded as goodwill and amounted to approximately $14 million. Such goodwill is being amortized on a straight-line basis over thirty years. Amounts will be finalized upon additional analysis and asset valuation determinations to be made by the Company with assistance from an outside appraisal firm. The final changes will be recorded in fiscal 1997, and are not expected to have a material impact on the pro forma combined balance sheet or pro forma combined statements of earnings presented herein. For additional information on the allocation of the purchase price see note 3 to the Pro Forma Combined Balance Sheet (Unaudited) as of July 4, 1997 on page F-7.


     The financial statements of Portescap have been converted from Swiss francs
(CHF) to U.S. dollars using the average exchange rate for the relevant period for the Pro Forma Combined Statements of Earnings and the exchange rate on July 4, 1997 for the Pro Forma Combined Balance Sheet.

     The pro forma amounts do not purport to be indicative of the results that actually would have been obtained had the transaction identified above actually taken place at the beginning of each of the periods, nor are they intended to be a projection of future results.

     Portescap's customer orders began to decline in early 1996, and backlog diminished throughout 1996, resulting in a 9% reduction in sales in the first half of 1997 as compared to the first half of 1996. Further, some of the products shipped from the inventory of Portescap's foreign subsidiaries were not replenished, lowering inventory levels in the subsidiaries over the six months by 16%. As a result, the level of production in Switzerland was reduced without a commensurate reduction in manufacturing costs and overhead. The decline in orders and sales and the reduced production level were the primary causes of the net loss incurred by Portescap in the first quarter of 1997 and the small net profit realized in the second quarter of 1997.

     This adverse trend in orders and backlog was reversed in January 1997, and backlog has improved in each of the months of February through June 1997.

     API assumed responsibility for the day-to-day management of Portescap's operations on April 11, 1997. During the second quarter, a long-range strategy for Portescap was developed, the organizational structure was streamlined, and cost reduction opportunities were identified, which management of API believes will improve the outlook for Portescap for the third and fourth quarters of 1997.

                       AMERICAN PRECISION INDUSTRIES INC.

              PRO FORMA COMBINED STATEMENT OF EARNINGS (UNAUDITED)

                       FISCAL YEAR ENDED JANUARY 3, 1997


                                                                                        PRO FORMA
                                                            -----------------------------------------------------------------
                                                              US GAAP      ACQUISITION                                  AS
                                                            ADJUSTMENTS    ADJUSTMENTS                     AS        ADJUSTED
                                     API       PORTESCAP     (NOTE 1)       (NOTE 2)       COMBINED     ADJUSTED     COMBINED
                                   --------    ---------    -----------    -----------     ---------    --------     --------
NET SALES......................... $116,783     $75,281       $    --        $    --       $192,064      $           $192,064
INVESTMENT INCOME.................      327                                                     327                       327
                                   --------     -------       -------        -------       --------      ------      --------
REVENUES..........................  117,110      75,281                                     192,391                   192,391
                                   --------     -------       -------        -------       --------      ------      --------
COSTS AND EXPENSES:
  Cost of products sold...........   77,652      49,733          (275)           473(b)     127,583                   127,583
  Selling and administrative......   26,410      18,260           427           (427)(a)     44,845                    44,845
                                                                                 175(b)
  Research and product
    development...................    1,759       1,918           (28)                        3,649                     3,649
  Goodwill amortization...........                                621           (621)(a)        413                       413
                                                                                 413(c)
  Other income....................                 (580)                                       (580)                     (580)
  Exchange gains and losses.......                   11                                          11                        11
  Interest and debt expense.......    1,295       1,431                          403(d)       3,129                     3,129
                                   --------     -------       -------        -------       --------      ------      --------
                                    107,116      70,773           745           (416)       179,050                   179,050
                                   --------     -------       -------        -------       --------      ------      --------
EARNINGS BEFORE INCOME TAXES......    9,994       4,508          (745)          (416)        13,341                    13,341
                                                                  (37)
INCOME TAXES......................    3,469       1,468           684           (187)(e)      5,397                     5,397
                                   --------     -------       -------        -------       --------      ------      --------
NET EARNINGS...................... $  6,525     $ 3,040       $(1,392)       $  (229)      $  7,944                  $  7,944
                                   ========     =======       =======        =======       ========      ======      ========
NET EARNINGS PER COMMON SHARE..... $   0.91                                                                          $   0.91(g)
                                   ========                                                                          ========
NET EARNINGS PER COMMON SHARE --
  FULLY DILUTED................... $   0.86                                                                          $   0.86(g)
                                   ========                                                                          ========
AVERAGE COMMON SHARES
  OUTSTANDING.....................    7,190                                                               1,539(f)      8,729
                                   ========                                                              ======      ========
AVERAGE COMMON SHARES
  OUTSTANDING -- FULLY DILUTED....    7,605                                                               1,589(f)      9,194
                                   ========                                                              ======      ========


NOTE 1

The pro forma combined statement of earnings (unaudited) has been prepared to include adjustments to conform to U.S. Generally Accepted Accounting Principles. For the details relating to these adjustments, reference should be made to the "Summary of Differences between International Accounting Standards and United States Generally Accepted Accounting Principles" contained in Note 6 to the Portescap Consolidated Financial Statements for the years ended 31 December 1996 included elsewhere herein.

NOTE 2

The pro forma combined statement of earnings (unaudited) has been prepared to reflect the acquisition of Portescap by API. Pro forma adjustments are made to:


(a) Eliminate the push-down goodwill and depreciation which resulted from the acquisition of Portescap by Inter Scan in 1990. In evaluating the fair value of the Portescap assets, no value was assigned to the goodwill which resulted from the previous acquisition.



(b) Adjust depreciation based on estimated fair value of assets over estimated lives.



(c) Amortize goodwill over 30 years.



(d) Reflect interest expense at 6.15% on funds borrowed for the cash portion of the purchase price and the cash expenses and fees incurred in connection with the acquisition. The interest rate is the average rate API paid in 1996 under its Revolving Credit Agreement. This rate of interest is variable and a one-eighth of one percent change in the interest rate would have an $8,000 impact on interest expense per annum on a pre-tax basis.



(e) Reflect income taxes on acquisition adjustments.

(f) Reflect the total number of API common shares to be issued to Inter Scan in connection with the acquisition, as follows:


    (A) Shares issued upon conversion of the preferred stock issued to Inter Scan at the closing of the transaction; plus

    (B) Following API shareholder approval of the increase in authorized common and preferred stock, shares issued to Inter Scan after the exchange of the note for preferred stock and upon conversion of that preferred stock.

The pro forma shares outstanding for the fully diluted calculation include warrants to acquire 50,000 shares of API common stock issued to API's investment banker in connection with the Portescap acquisition.


(g) See "Selected Financial Data -- Unaudited Pro Forma Selected Financial
    Data."


NOTE 3

On January 31, 1997, API Schmidt-Bretten GmbH, a wholly-owned subsidiary of API, acquired all of the shares of Schmidt-Bretten GmbH in a transaction accounted for as a purchase. The unaudited pro forma combined statement of earnings for the year ended January 3, 1997 does not give effect to the acquisition of Schmidt-Bretten GmbH since the acquisition does not meet the "significant subsidiary" criteria test pursuant to Article 11 of Regulation S-X.

                       AMERICAN PRECISION INDUSTRIES INC.

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                                  JULY 4, 1997


                                                                           PRO FORMA
                               --------------------------------------------------------------------------------------------------
                                                         ACQUISITION                                                        AS
                                            U S GAAP     ADJUSTMENTS                                AS         AS        FURTHER
                                           ADJUSTMENTS    (NOTES 2                     AS        ADJUSTED   FURTHER      ADJUSTED
                      API      PORTESCAP    (NOTE 1)       AND 3)        COMBINED   ADJUSTED     COMBINED   ADJUSTED     COMBINED
                    --------   ---------   -----------   -----------     --------   --------     --------   --------     --------
ASSETS
CURRENT ASSETS
 Cash and cash
  equivalents.....  $  1,827    $ 4,026      $    --       $    --        $ 5,853                 $ 5,853                 $ 5,853
 Accounts
  receivable,
  net.............    24,249      9,279                                    33,528                  33,528                  33,528
 Marketable
  securities......                                                             --                      --                      --
 Inventories......    23,235     19,442                     (4,447)(a)     38,230                  38,230                  38,230
 Prepaid
  expenses........     2,161      1,656                                     3,817                   3,817                   3,817
 Deferred income
  tax benefit.....     2,094                                                2,094                   2,094                   2,094
                    --------    -------     --------       -------       --------                --------                --------
    TOTAL CURRENT
     ASSETS.......    53,566     34,403           --        (4,447)        83,522                  83,522                  83,522
                    --------    -------     --------       -------       --------                --------                --------
INVESTMENTS.......       649                                                  649                     649                     649
OTHER ASSETS,
 NET..............    12,885        720         (157)                      13,448                  13,448                  13,448
DEFERRED TAXES....                             1,136         3,347(b)       4,483                   4,483                   4,483
GOODWILL
 (PRELIMINARY)....                             7,008        (7,008)(c)     13,797                  13,797                  13,797
                                                            13,797(d)
PROPERTY, PLANT
 AND EQUIPMENT
 Land.............       742        547                      1,635(e)       2,924                   2,924                   2,924
 Buildings and
  improvements....    14,406      4,413        5,861        (5,861)(f)     20,613                  20,613                  20,613
                                                             1,794(e)
 Machinery,
  equipment and
  furniture.......    42,077      5,571                      3,386(e)      51,034                  51,034                  51,034
 Construction in
  process.........     2,285        612                                     2,897                   2,897                   2,897
                    --------    -------     --------       -------       --------                --------                --------
                      59,510     11,143        5,861           954         77,468                  77,468                  77,468
 Less accumulated
  depreciation....    23,015                                               23,015                  23,015                  23,015
                    --------    -------     --------       -------       --------                --------                --------
NET PROPERTY,
 PLANT AND
 EQUIPMENT........    36,495     11,143        5,861           954         54,453                  54,453                  54,453
                    --------    -------     --------       -------       --------                --------                --------
                    $103,595    $46,266      $13,848       $ 6,643       $170,352                $170,352                $170,352
                    ========    =======     ========       =======       ========                ========                ========

                       AMERICAN PRECISION INDUSTRIES INC.

                  PRO FORMA COMBINED BALANCE SHEET (UNAUDITED)

                            JULY 4, 1997 (CONTINUED)


                                                                           PRO FORMA
                               --------------------------------------------------------------------------------------------------
                                                         ACQUISITION                                                        AS
                                            U S GAAP     ADJUSTMENTS                                AS         AS        FURTHER
                                           ADJUSTMENTS    (NOTES 2                     AS        ADJUSTED   FURTHER      ADJUSTED
                      API      PORTESCAP    (NOTE 1)       AND 3)        COMBINED   ADJUSTED     COMBINED   ADJUSTED     COMBINED
                    --------    -------     --------       -------       --------   --------     --------   --------     --------
LIABILITIES AND
SHAREHOLDERS' EQUITY
CURRENT
 LIABILITIES
 Short-term
  borrowings......     8,995      7,644      $    --       $    --       $16,639                 $16,639                 $16,639
 Accounts
  payable.........    11,296      3,982                                   15,278                  15,278                  15,278
 Accrued
  compensation and
  payroll taxes...     6,851                                    41(g)      6,892                   6,892                   6,892
 Other accrued
  expenses........     3,043      7,029                      2,918(g)     12,990                  12,990                  12,990
 Dividends
  payable.........                                                            --                      --                      --
 Current portion
  of long-term
  obligations.....     1,309                                               1,309                   1,309                   1,309
 Federal and state
  income taxes....         6                                                   6                       6                       6
                    --------    -------     --------       -------      ---------               ---------               ---------
    TOTAL CURRENT
    LIABILITIES...    31,500     18,655           --         2,959        53,114                  53,114                  53,114
                    --------    -------     --------       -------      ---------               ---------               ---------
LONG-TERM
 OBLIGATIONS, less
 current
 portion..........    24,600      9,483                      5,559(i)     39,642                  39,642                  39,642
DEFERRED INCOME
 TAXES............     1,417                   1,758        (1,758)(h)     4,484                   4,484                   4,484
                                                             3,067(b)
OTHER NONCURRENT
 LIABILITIES......       846        152          202                       1,200                   1,200                   1,200
EXCHANGEABLE
 NOTE.............                                           5,000(j)      5,000     (5,000) (l)      --                      --
SERIES A
 CONVERTIBLE
 PREFERRED
 STOCK............                                          21,156(j)     21,156    (21,156) (l)      --                      --
SHAREHOLDERS'
 EQUITY
 Series B
  convertible
  preferred
  stock...........                                                                   26,156 (l)   26,156    (26,156) (m)      --
 Common Stock par
  value $.66 2/3
  per share:
  Authorized -
   10,000,000
   shares
Issued - 7,769,031
   shares.........     5,179      7,663                     (7,663)  (k)   5,179                   5,179      1,026 (m)    6,205
 Additional
 paid-in-capital..    11,832                  28,283       (13,496)  (k)  12,356                  12,356     25,130 (m)   37,486
                                                           (14,263)  (k)
 Retained
  earnings........    31,180     10,313      (16,395)       16,395(k)     31,180                  31,180                  31,180
                                                           (10,313)  (k)
 Equity adjustment
  from foreign
  currency
  translation.....       (47)                                                (47)                    (47)                    (47)
 Minimum pension
  liability, net
  of tax..........       (74)                                                (74)                    (74)                    (74)
                    --------    -------     --------       -------      ---------   --------    ---------   --------    ---------
                      48,070     17,976       11,888       (29,340)       48,594         --       74,750         --       74,750
 Less cost of
  374,262 treasury
  shares..........     2,838                                               2,838                   2,838                   2,838
                    --------    -------     --------       -------      ---------   --------    ---------   --------    ---------
    TOTAL
     SHAREHOLDERS'
     EQUITY.......    45,232     17,976       11,888       (29,340)       45,756         --       71,912         --       71,912
                    --------    -------     --------       -------      ---------   --------    ---------   --------    ---------
                    $103,595   $ 46,266    $  13,848     $   6,643      $170,352    $    --     $170,352    $    --     $170,352
                    ========    =======     ========       =======      =========   ========    =========   ========    =========

---------------

NOTE 1

The pro forma combined balance sheet (unaudited) has been prepared to include adjustments to conform to U.S. Generally Accepted Accounting Principles.

NOTE 2

The pro forma combined balance sheet (unaudited) has been prepared to reflect the acquisition of Portescap by API. Pro forma adjustments are made to:

(a)  Adjust inventory to reflect fair value based on API's product design review and planned product redesign, in particular related to the DC Motor line. The planned redesign effort is expected to place Portescap in a more competitive position in terms of product price and superior performance.
(b)  Provide for the deferred taxes associated with certain opening balance sheet assets and liabilities.
(c)  Eliminate the push-down goodwill which resulted from the acquisition of Portescap by Inter Scan in 1990. In evaluating the fair value of the Portescap assets, no value was assigned to the goodwill which resulted from the previous acquisition.
(d)  Reflect the excess of acquisition cost over the fair value of net assets acquired (goodwill) as a result of the acquisition of Portescap by API.
(e)  Adjust property, plant and equipment to reflect estimated fair market values.
(f)  Eliminate the remaining unamortized step-up in value of buildings which resulted from the acquisition of Portescap by
     Inter Scan in 1990. See also Note 2(c) above.
(g)  Establish certain opening balance sheet liabilities in accordance with pronouncement 95-3 of the Emerging Issues Task
     Force of the FASB, primarily comprised of severance benefits arising from a restructuring plan.
(h)  Eliminate the remaining deferred taxes associated with the adjustment in (f) above. See also Note 2(c) above.
(i)  Reflect the debt incurred to cover the cash portion of the purchase price and the cash expenses and fees incurred in connection with the acquisition in the amount of $1,802,000.
(j)  Reflect the issuance of 20,000 shares of Series A convertible preferred stock and an exchangeable promissory note upon the closing of the Portescap acquisition.
(k)  Reflect adjustments (a) through (j) and eliminate the equity accounts of Portescap as a result of the consolidation with
     API.
(l)  Reflect the exchange of the Series A convertible preferred stock and the note for 1,236,337 shares of Series B convertible preferred stock following the approval of the proposals presented at the Special Meeting of Shareholders.
(m)  Reflect the conversion by Inter Scan of 1,236,337 shares of the Series B convertible preferred stock into 1,538,603 shares of common stock.


NOTE 3



The following table provides information on the preliminary allocation of the purchase price:



                                                                                                (IN THOUSANDS OF DOLLARS)
         Purchase price, including expenses of the acquisition................................           $32,239
                                                                                                         =======
         Allocated to fair value of assets acquired and liabilities assumed:
             Assets required:
               Cash and cash equivalents......................................................           $ 4,026
               Accounts receivable............................................................             9,279
               Inventory......................................................................            14,995
               Prepaid expenses...............................................................             1,656
               Deferred income taxes, net.....................................................             1,416
               Property, plant and equipment..................................................            17,958
               Other assets...................................................................               563
                                                                                                         -------
                                                                                                          49,893
             Liabilities assumed:
               Short-term debt................................................................             7,644
               Accounts payable...............................................................             3,982
               Accrued expenses...............................................................             9,988
               Long-term debt.................................................................             9,483
               Other liabilities..............................................................               354
                                                                                                         -------
                                                                                                          31,451
                                                                                                         -------
                                                                                                          18,442
         Allocated to goodwill................................................................            13,797
                                                                                                         -------
                                                                                                         $32,239
                                                                                                         =======

                       AMERICAN PRECISION INDUSTRIES INC.

              PRO FORMA COMBINED STATEMENT OF EARNINGS (UNAUDITED)

                         SIX MONTHS ENDED JULY 4, 1997

                                                                                             PRO FORMA
                                                                   --------------------------------------------------------------
                                                                     US GAAP     ACQUISITION                               AS
                                                                   ADJUSTMENTS   ADJUSTMENTS                  AS        ADJUSTED
                                               API     PORTESCAP    (NOTE 1)      (NOTE 2)      COMBINED   ADJUSTED     COMBINED
                                             -------   ---------   -----------   ----------     --------   --------     ---------
Net Sales..................................  $75,415    $30,575       $            $            $105,990                $105,990
Investment Income..........................       64                                                 64                       64
                                             -------    -------       -----        ------       -------                 --------
Revenues...................................   75,479     30,575                                 106,054                  106,054
                                             -------    -------       -----        ------       -------                 --------
Costs and Expenses:
  Cost of products sold....................   51,869     21,865                       217(a)     73,951                   73,951
  Selling and administrative...............   15,099      8,855         433          (444)(b)    24,001                   24,001
                                                                                       58(a)
  Research and product development.........    1,506        919                                   2,425                    2,425
  Goodwill amortization....................                                           206(c)        206                      206
  Other income.............................                (126)                                   (126)                    (126)
  Exchange gains and losses................                (172)                                   (172)                    (172)
  Interest and debt expense................    1,083        825                       181(d)      2,089                    2,089
                                             -------    -------       -----        ------       -------                 --------
                                              69,557     32,166         433           217       102,373                  102,373
                                             -------    -------       -----        ------       -------                 --------
Earnings before Income Taxes...............    5,922     (1,591)       (433)         (217)        3,681                    3,681
                                                                                      (54)(e)
Income Taxes...............................    2,067        683        (170)         (205)(e)     2,320                    2,320
                                             -------    -------       -----        ------       -------                 --------
Net Earnings...............................  $ 3,855    $(2,274)      $(263)       $   42       $ 1,361                 $  1,361
                                             =======    =======       =====        ======       =======                 ========
Net Earnings per Common Share..............  $  0.53                                                                    $   0.15
                                             =======                                                                    ========
Net Earnings per Common Share -- Fully
  Diluted..................................  $  0.50                                                                    $   0.15
                                             =======                                                                    ========
Average Common Shares Outstanding..........    7,341                                                         1,539(f)      8,880
                                             =======                                                         =====      ========
Average Common Shares Outstanding -- Fully
  Diluted..................................    7,712                                                         1,589(f)      9,301
                                             =======                                                         =====      ========

---------------

NOTE 1

The pro forma combined statement of earnings (unaudited) has been prepared to include adjustments to conform to U.S. Generally Accepted Accounting Principles.

NOTE 2

The pro forma combined statement of earnings (unaudited) has been prepared to reflect the acquisition of Portescap by API. Pro forma adjustments are made to:

(a) Adjust depreciation based on estimated fair value of assets over estimated lives.

(b) Eliminate amortization of goodwill on step-up in value of assets which resulted from the acquisition of Portescap by Inter Scan. In evaluating the fair value of the Portescap assets, no value was assigned to the goodwill which resulted from the previous acquisition.

(c) Amortize goodwill over 30 years.

(d) Reflect interest expense at 6.5% on funds borrowed for the cash portion of the purchase price and the cash expenses and fees incurred in connection with the acquisition. The interest is the average rate API paid during the six month period under its Revolving Credit Agreement. This rate of interest is variable and a one-eighth of one percent change in the interest rate would have a $7,000 impact on interest expense per annum on a pre-tax basis.

(e) Reflect income taxes on acquisition adjustments.

(f) Reflect the total number of API common shares to be issued to Inter Scan in connection with the acquisition, as follows:

   (A) Shares issued upon conversion of the preferred stock issued to Inter Scan at the closing of the transaction; plus

   (B) Following API shareholder approval of the increase in authorized common and preferred stock, shares issued to Inter Scan after the exchange of the note for preferred stock and upon conversion of that preferred stock.

  The pro forma shares outstanding for the fully diluted calculation include warrants to acquire 50,000 shares of API common stock issued to API's investment banker in connection with the Portescap acquisition.

NOTE 3

The income taxes of Portescap in the six months ended June 30, 1997 primarily relate to earnings of Portescap's foreign subsidiaries in Germany, Japan, and the United States. The loss incurred by Portescap in Switzerland does not generate a current tax benefit. Therefore, on a consolidated basis, Portescap had a pre-tax loss combined with income tax expense, resulting in a 71% effective tax rate for API and Portescap on a pro forma combined basis.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of American Precision Industries Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of earnings and shareholders' equity and of cash flows present fairly, in all material respects, the financial position of American Precision Industries Inc. and its subsidiaries at January 3, 1997 and December 29, 1995, and the results of their operations and their cash flows for each of the three years in the period ended January 3, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP
Buffalo, New York
February 17, 1997

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEET

                                                                        1996           1995
                                                                     -----------    -----------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents........................................  $ 2,412,000    $ 2,486,000
  Accounts receivable less allowance for doubtful accounts of
     $487,000 and $264,000.........................................   17,912,000     12,691,000
  Marketable securities............................................           --      3,493,000
  Inventories......................................................   17,431,000     10,589,000
  Prepaid expenses.................................................    1,137,000        967,000
  Deferred income tax benefit......................................    2,094,000      1,389,000
                                                                     -----------    -----------
     TOTAL CURRENT ASSETS..........................................   40,986,000     31,615,000
                                                                     -----------    -----------
INVESTMENTS........................................................    3,279,000      6,277,000
OTHER ASSETS
  Costs in excess of net assets acquired, net of accumulated
     amortization..................................................    4,472,000      2,153,000
  Prepaid pension costs............................................    2,104,000      2,140,000
  Net cash value of life insurance.................................    2,655,000      2,222,000
  Other............................................................    1,310,000      1,115,000
                                                                     -----------    -----------
     TOTAL OTHER ASSETS............................................   10,541,000      7,630,000
                                                                     -----------    -----------
PROPERTY, PLANT AND EQUIPMENT
  Land.............................................................      665,000        211,000
  Buildings and improvements.......................................   13,549,000      6,183,000
  Machinery, equipment and furniture...............................   32,589,000     22,265,000
  Construction in process..........................................    1,502,000      1,450,000
                                                                     -----------    -----------
                                                                      48,305,000     30,109,000
Less accumulated depreciation......................................   21,099,000     17,840,000
                                                                     -----------    -----------
     NET PROPERTY, PLANT AND EQUIPMENT.............................   27,206,000     12,269,000
                                                                     -----------    -----------
                                                                     $82,012,000    $57,791,000
                                                                     ===========    ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Short-term borrowings............................................  $        --    $ 2,602,000
  Accounts payable.................................................    8,511,000      5,136,000
  Accrued compensation and payroll taxes...........................    5,167,000      3,566,000
  Other accrued expenses...........................................    1,341,000        757,000
  Dividends payable................................................      471,000        463,000
  Current portion of long-term obligations.........................    1,292,000        628,000
  Federal and state income taxes...................................       12,000             --
                                                                     -----------    -----------
     TOTAL CURRENT LIABILITIES.....................................   16,794,000     13,152,000
                                                                     -----------    -----------
DEFERRED INCOME TAXES..............................................    1,417,000      1,251,000
OTHER NONCURRENT LIABILITIES.......................................    1,046,000        413,000
LONG-TERM OBLIGATIONS,
  less current portion.............................................   22,211,000      8,628,000
SHAREHOLDERS' EQUITY
  Common stock, par value $.66 2/3 per share:
  Authorized -- 10,000,000 shares
  Issued -- 7,666,011 and 7,502,000 shares.........................    5,110,000      5,001,000
Additional paid-in capital.........................................   11,065,000      9,532,000
Retained earnings..................................................   27,281,000     22,629,000
Minimum pension liability change, net of tax.......................      (74,000)            --
Net unrealized gain on marketable securities.......................           --         23,000
                                                                     -----------    -----------
                                                                      43,382,000     37,185,000
Less cost of 374,262 treasury shares...............................    2,838,000      2,838,000
                                                                     -----------    -----------
     TOTAL SHAREHOLDERS' EQUITY....................................   40,544,000     34,347,000
                                                                     -----------    -----------
                                                                     $82,012,000    $57,791,000
                                                                     ===========    ===========

See notes to consolidated financial statements.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES


                       CONSOLIDATED STATEMENT OF EARNINGS

                                                         1996            1995            1994
                                                     ------------    ------------    ------------
NET SALES..........................................  $116,783,000    $ 82,403,000    $ 64,896,000
INVESTMENT INCOME..................................       327,000         257,000         369,000
                                                     ------------    ------------    ------------
REVENUES...........................................   117,110,000      82,660,000      65,265,000
                                                     ------------    ------------    ------------
COSTS AND EXPENSES
  Cost of products sold............................    77,652,000      55,289,000      43,270,000
  Selling and administrative.......................    26,410,000      18,801,000      15,582,000
  Research and product development.................     1,759,000       1,111,000         888,000
  Interest and debt expense........................     1,295,000         238,000         220,000
                                                     ------------    ------------    ------------
                                                      107,116,000      75,439,000      59,960,000
                                                     ------------    ------------    ------------
EARNINGS BEFORE INCOME TAXES.......................     9,994,000       7,221,000       5,305,000
FEDERAL AND STATE INCOME TAXES.....................     3,469,000       2,490,000       1,874,000
                                                     ------------    ------------    ------------
NET EARNINGS.......................................  $  6,525,000    $  4,731,000    $  3,431,000
                                                     ============    ============    ============
NET EARNINGS PER COMMON SHARE......................  $        .91    $        .67    $        .49
                                                     ============    ============    ============
NET EARNINGS PER COMMON SHARE --
FULLY DILUTED*.....................................  $        .86    $        .65    $         --
                                                     ============    ============    ============
AVERAGE COMMON SHARES OUTSTANDING..................     7,190,000       7,090,000       7,062,000
AVERAGE COMMON SHARES OUTSTANDING -- FULLY
  DILUTED*.........................................     7,605,000       7,330,000              --

---------------
* Anti-dilutive in 1994.

See notes to consolidated financial statements.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES


                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                                        NET
                                                                                     UNREALIZED
                                                                                        GAIN
                                                                                       (LOSS)
                                 COMMON STOCK          ADDITIONAL                        ON        MINIMUM        TREASURY SHARES
                            -----------------------      PAID-IN       RETAINED      MARKETABLE    PENSION     ---------------------
                             SHARES        AMOUNT        CAPITAL       EARNINGS      SECURITIES    LIABILITY   SHARES       AMOUNT
                            ---------    ----------    -----------    -----------    ----------    --------    -------    ----------
BALANCE AT DECEMBER 31,
  1993....................  7,436,103    $4,958,000    $  9,073,00    $18,043,000     $     --     $    --     378,262   $2,862,000
  Net earnings -- 1994....         --            --             --      3,431,000           --          --          --           --
  Stock options exercised,
    net...................      5,945         3,000         25,000             --           --          --          --           --
  Cash dividends declared,
    $.2475 per share......         --            --             --     (1,748,000)          --          --          --           --
  Net unrealized (loss) on
    marketable
    securities............         --            --             --             --      (18,000)         --          --           --
                            ---------    ----------    ------------   ------------    --------     --------    -------   ----------
BALANCE AT DECEMBER 30,
  1994....................  7,442,048     4,961,000      9,098,000     19,726,000      (18,000)         --     378,262    2,862,000
  Net earnings--1995......         --            --             --      4,731,000           --          --          --           --
  Stock options exercised,
    net...................     59,952        40,000        422,000             --           --          --          --           --
  Treasury shares issued
    as bonus..............         --            --         12,000             --           --          --      (4,000)     (24,000)
  Cash dividends declared,
    $.2575 per share......         --            --             --     (1,828,000)          --          --          --           --
  Net unrealized gain on
    marketable
    securities............         --            --             --             --       41,000          --          --           --
                            ---------    ----------    ------------   ------------    --------     --------    -------   ----------
BALANCE AT DECEMBER 29,
  1995....................  7,502,000     5,001,000      9,532,000     22,629,000       23,000          --     374,262    2,838,000
  Net earnings -- 1996....         --            --             --      6,525,000           --          --          --           --
  Stock options exercised,
    net...................    164,011       109,000      1,533,000             --           --          --          --           --
  Cash dividends declared,
    $.26 per share........         --            --             --     (1,873,000)          --          --          --           --
  Minimum pension
    liability changes, net
    of tax................         --            --             --             --           --     (74,000)         --           --
  Net unrealized (loss) on
    marketable
    securities............         --            --             --             --      (23,000)         --          --           --
                            ---------    ----------    ------------   ------------    --------     --------    -------   ----------
BALANCE AT JANUARY 3,
  1997....................  7,666,011    $5,110,000    $11,065,000    $27,281,000     $     --     $(74,000)   374,262   $2,838,000

See notes to consolidated financial statements.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES


                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                           1996           1995           1994
                                                        -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net earnings........................................  $ 6,525,000    $ 4,731,000    $ 3,431,000
  Adjustments to reconcile net income to cash and cash
     equivalents provided by operating activities:
     Depreciation and amortization....................    3,785,000      2,594,000      2,275,000
     Gain on sale of investments/fixed assets.........       46,000         42,000             --
     Increase in supplemental benefit program.........      100,000        125,000        176,000
     Recognition of pension expense (income) under
       FASB #87.......................................       36,000       (136,000)      (280,000)
     Stock compensation programs......................      582,000        202,000             --
     Change in various allowance accounts.............     (639,000)       (95,000)        91,000
     Treasury stock issued as bonus...................           --         36,000             --
  (Increase) Decrease in:
     Accounts receivable..............................     (472,000)    (2,028,000)    (2,168,000)
     Inventories......................................   (2,006,000)    (1,785,000)    (1,267,000)
     Prepaid expenses.................................     (115,000)       (75,000)      (199,000)
     Prepaid federal and state income taxes...........        6,000             --         58,000
     Deferred income taxes............................     (691,000)      (386,000)      (267,000)
     Prepaid pension cost.............................           --             --        (24,000)
     Net cash value of life insurance.................     (433,000)      (571,000)      (548,000)
     Other assets, net................................     (459,000)      (475,000)      (140,000)
  Increase (Decrease) in:
     Accounts payable.................................    1,613,000        373,000        953,000
     Accrued expenses.................................     (385,000)       902,000      1,062,000
     Federal and state income taxes...................       12,000        (79,000)       (93,000)
     Deferred income taxes............................      199,000        376,000         31,000
     Other noncurrent liabilities.....................       51,000         35,000        176,000
                                                        -----------    -----------    -----------
NET CASH PROVIDED BY OPERATING ACTIVITIES.............    7,755,000      3,786,000      3,267,000
                                                        -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Investments in API Gettys & API Ketema net of cash
     and cash equivalents acquired....................  (17,359,000)            --             --
  Purchases of investments and marketable
     securities.......................................     (127,000)    (6,233,000)    (2,546,000)
  Additions to property, plant and equipment..........   (8,319,000)    (4,585,000)    (1,857,000)
  Proceeds from investments and marketable
     securities.......................................    6,609,000      1,797,000      7,225,000
  Investment in Harowe Servo Controls Inc.............           --             --     (5,195,000)
  Proceeds from sale of fixed assets..................       46,000         36,000          7,000
                                                        -----------    -----------    -----------
NET CASH USED BY INVESTING ACTIVITIES.................  (19,150,000)    (8,985,000)    (2,366,000)
                                                        -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Exercise of stock options...........................    1,642,000        462,000         28,000
  Payments of long-term obligations, including current
     maturities.......................................   (1,785,000)      (368,000)      (519,000)
  Dividends paid......................................   (1,865,000)    (1,806,000)    (1,730,000)
  Increase in long-term debt..........................   15,931,000      6,660,000             --
  (Decrease) increase in short-term borrowings........   (2,602,000)       602,000      2,000,000
                                                        -----------    -----------    -----------
NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES......   11,321,000      5,550,000       (221,000)
                                                        -----------    -----------    -----------
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS.........................................      (74,000)       351,000        680,000
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........    2,486,000      2,135,000      1,455,000
                                                        -----------    -----------    -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............  $ 2,412,000    $ 2,486,000    $ 2,135,000

See notes to consolidated financial statements.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 FOR THE YEARS ENDED JANUARY 3, 1997, DECEMBER 29, 1995, AND DECEMBER 30, 1994

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (1) Nature of Operations. American Precision Industries Inc. (the "Company") is a diversified manufacturing company whose principal lines of business include the production and sale of heat transfer products, motion control devices, and electronic components. Sales of these products are primarily to customers in industrialized nations both domestic and foreign.

 (2) Consolidation. The accounts of all subsidiaries are included in the consolidated financial statements. The fiscal years consisted of 52 weeks, except for 1996 which consisted of 53 weeks and ended on January 3, 1997. The Statement of Earnings and Statement of Cash Flows include the results of API Ketema and API Gettys since April 1, 1996 and April 19, 1996, respectively, the dates of acquisition. The Consolidated Statement of Earnings and Statement of Cash Flows also includes the results of Harowe Servo Controls Inc. since June 30, 1994, the date of acquisition.

 (3) Inventories. Inventories are valued at the lower of cost or market, net of progress payments. At January 3, 1997 and December 29, 1995 inventories comprising approximately 61% and 50%, respectively, of total inventories were valued using the last-in, first-out (LIFO) method. Other inventories are priced using the first-in, first-out (FIFO) method.

 (4) Property, Plant and Equipment. These assets are stated at cost and are depreciated over their estimated useful lives; building and improvements -- 10 to 45 years; machinery, equipment, and furniture -- 2 to 15 years.

     Expenditures for maintenance and repairs are charged to expense; renewals and betterments are capitalized and depreciated. Properties are removed from the accounts when they are disposed of, and the related cost and accumulated depreciation are eliminated from the accounts. Associated gains and losses, if any, are included in consolidated net earnings.

     The Company adopted the provisions of SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" on January 1, 1996. Adoption of this Statement had no impact on the Company's financial position, results of operations, or liquidity.

 (5) Goodwill. The excess of the purchase cost over the fair value of net assets acquired in an acquisition (goodwill) is separately disclosed, net of accumulated amortization, and is being amortized over 25 years on a straight-line basis. Amortization expense amounted to $163,000 in 1996 and $102,000 in 1995. Accumulated amortization of goodwill at January 3, 1997 was $309,000.

 (6) Income Taxes. The Company provides for deferred income taxes under the asset and liability approach. This method requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. No provision has been made for United States income taxes applicable to undistributed earnings of a foreign subsidiary as it is the intention of the Company to indefinitely reinvest those earnings in the operations of that entity.

 (7) Employee Benefit Plans. Benefits under the Company's salaried defined benefit and supplemental benefit plans are based upon years of service and average compensation during an individual's last years of employment for the defined benefit plan and final pay for the supplemental benefit plan.

     Benefits under the salaried defined benefit plan are funded annually based upon the maximum contribution deductible for federal income tax purposes. The supplemental benefit program is funded through company-owned life insurance contracts on the lives of the participants, but the benefit obligation to certain participants will be offset by the participant's interest in a split-dollar insurance contract.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES

     Benefits under the hourly defined benefit plan of Harowe are based upon years of service, not to exceed 35, times a fixed rate specified in the union contract. Benefits under this plan are funded annually based upon funding recommendations of the plan actuaries.

     All union employees are covered under defined contribution plans. The Company's contribution to these plans are set forth under the provisions of the specific union contracts.

 (8) Stock Options. Proceeds from the sale of common stock issued under employee stock option plans are credited to capital accounts. There are no charges to income with respect to the plans; however, compensation expense is recorded with respect to the increase in value of stock appreciation rights. The Company has adopted certain disclosure requirements as prescribed by FASB Statement No. 123.

 (9) Earnings per Share. Earnings per share are based on the weighted average number of shares outstanding during each year. Net earnings per common share are based on the weighted average number of common shares outstanding during the respective years. The effect of common stock equivalents, consisting of stock options, on net earnings per common share is not material except on a fully diluted basis in 1996.

(10) Advertising. The Company expenses the production costs of advertising in the year in which the advertising takes place. Total advertising expense in 1996, 1995, and 1994 was $879,000, $874,000, and $664,000, respectively.

(11) Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

B.  BUSINESS ACQUISITIONS

     Business Acquisitions. On April 1, 1996, API Ketema Inc., a wholly-owned subsidiary of the Company, acquired the assets and assumed certain liabilities of the Heat Transfer Division (HTD) of Ketema, Inc. at a cost of approximately $12,000,000. HTD manufactures shell and tube heat exchangers, refrigeration condensers, and packaged chillers.

     On April 19, 1996, API Gettys Inc., a wholly-owned subsidiary of the Company acquired the assets and assumed certain liabilities of Gettys Corporation and Gettys Property Corporation (Gettys) at a cost of approximately $4,800,000. Gettys manufactures AC and DC servo motors, amplifiers, and control electronics.

     On June 30, 1994, the Company acquired 100% of the stock of Harowe Servo Controls, Inc. (HSC), a Delaware corporation and Harowe Servo Controls (St. Kitts) Limited (HSC Limited), a corporation organized under the laws of the Island of St. Christopher and Nevis, from Hawker Siddeley Holdings Inc., at a cost of approximately $5,200,000.

     The following table presents unaudited pro forma results of operations as if the acquisition of HSC and HSC Limited had occurred on January 1, 1994 and 1993, respectively, and the acquisition of HTD and Gettys had occurred on January 1, 1996 and 1995, respectively, after giving effect to certain adjustments, including amortization of goodwill, loss of interest income on tax-exempt municipal bonds sold to fund the purchase cost, adjusted depreciation of fair value of assets acquired, addition of interest expense on additional debt required to fund the acquisitions, and the related income tax effects. The pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisitions occurred at the beginning of 1995 for Gettys and Ketema and 1993 for HSC and HSC Limited or of results which may occur in the future. Furthermore, no effect has been given in the pro forma information

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES for operating and synergistic benefits that are expected to be realized through the combination of the entities because precise estimates of such benefits cannot be quantified.

                                                    1996         1995         1994         1993
                                                  --------     --------     --------     --------
                                                  THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA
                                                                    (UNAUDITED)
Revenues........................................  $125,778     $116,762     $ 69,631     $ 61,195
Earnings before Income Taxes....................  $ 10,416     $  4,585     $  5,641     $  3,681
Net Earnings....................................  $  6,863     $  2,972     $  3,517     $  2,335
Net Earnings Per Common Share...................  $    .95     $    .42     $    .50     $    .33
Net Earnings Per Common Share -- Fully
  diluted.......................................  $    .90     $    .41     $     --     $     --

C.  CASH EQUIVALENTS, MARKETABLE SECURITIES, AND INVESTMENTS

(1) Cash equivalents consist of money market funds, commercial paper, and certificates of deposit with original maturities of three months or less. Marketable securities, consisting of municipal bonds, are carried at market. Investments primarily consist of marketable municipal bonds, which are carried at market. Included in Investments in 1996 and 1995 is $3,272,000 and $6,233,000 of funds obtained under industrial revenue bond financing. Use of these funds is restricted and can only be applied to the purchase of capital assets for the related expansion program.

    For the purpose of determining gross realized gains and losses, the cost of securities sold is based upon specific identification.

    The Company classifies debt and equity securities not classified as either held-to-maturity or trading as "available for sale" and reported at market value. Unrealized gains and losses are reported as a separate component of shareholders' equity.

(2) Additional information pertaining to the Consolidated Statement of Cash Flows is as follows:

                                                            1996         1995         1994
                                                         ----------   ----------   ----------
    Cash paid during the year for:
    Interest...........................................  $1,038,000   $  225,000   $  184,000
    Income taxes net of tax refunds....................  $3,598,000   $2,513,000   $2,145,000

D.  INVENTORIES

The major classes of inventories are as follows:

                                                                     1996          1995
                                                                  -----------   -----------
    Finished goods..............................................  $ 3,867,000   $   995,000
    Work in process.............................................    3,834,000     2,538,000
    Raw materials...............................................    9,730,000     7,056,000
                                                                  -----------   -----------
                                                                  $17,431,000   $10,589,000
                                                                  ===========   ===========

     Had the cost of all inventories at January 3, 1997 and December 29, 1995 been determined by the FIFO method, the amounts thereof would have been greater by $1,147,000 and $1,187,000, respectively.

E.  OTHER NONCURRENT LIABILITIES

     In 1996 and 1995, other noncurrent liabilities consist of the noncurrent portion of bonus obligations under the Company's incentive plans, deferred compensation associated with the stock appreciation rights granted to the Chief Executive Officer in 1992, and discount on options granted to certain members of the Board of Directors of the Company in lieu of certain directors' fees.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES

F.  SHORT AND LONG-TERM OBLIGATIONS

(1) Short-Term Obligations. There were no significant short-term borrowings during 1996. As of December 29, 1995, the Company had $2,602,000 outstanding on its line of credit. This amount was outstanding for four business days. The Company had available unsecured, short-term lines of credit totaling $4,232,000 and $7,398,000 at the prime rate on January 3, 1997 and December 29, 1995, respectively.

(2) Long-Term Obligations. Long-term obligations consist of the following:

                                                                     1996          1995
                                                                  -----------   ----------
          Industrial revenue bonds..............................  $13,405,000   $8,112,000
          Revolving credit debt.................................    9,000,000           --
          Supplemental benefit program..........................    1,098,000    1,144,000
                                                                  -----------   ----------
                                                                   23,503,000    9,256,000
          Less current obligations..............................    1,292,000      628,000
                                                                  -----------   ----------
          Long-term obligations.................................  $22,211,000   $8,628,000

    During 1996 the Company entered into a Credit Agreement with Marine Midland Bank which provides an unsecured Revolving Credit facility of $16,000,000. The Revolving Credit matures on March 29, 1999, at which time the Company may convert the amount outstanding under the Revolving Credit to a term loan payable over a four year term. The interest rate on the Revolving Credit as of January 3, 1997, under the LIBOR Rate Option in the Credit Agreement, was 6.33%.

    During the third quarter of 1996, the Company concluded a $6,000,000 15-year industrial revenue bond (IRB) financing with the Grand Prairie Industrial Development Authority. Substantially all of the proceeds were used in connection with the purchase of the Heat Transfer Division of Ketema, Inc. on April 1, 1996.

    During the fourth quarter of 1995, the Company obtained adjustable rate IRB capital lease financing of $6,660,000 for asset purchases associated with its Air Technologies expansion program.

    Unexpended revenue bond proceeds of $3,272,000 were held and invested by a trustee at the end of 1996 and are included in Investments in the accompanying consolidated balance sheet. Such amount is restricted and can only be applied to the purchase of capital assets for the related expansion program, and such assets will be pledged as collateral for the bonds.

    The adjustable rate IRB capital lease financing is collateralized by assets with a depreciated value of $11,314,000 at January 3, 1997.

    The interest rate on the IRBs approximates 60% of the prime rate and is adjustable every seven days in order for the Remarketing Agent to sell the bonds at par value.

     The following are the weighted average interest and debt expense rates for 1996:

        Industrial Revenue Bonds...................................5.51%
        Revolving Credit Debt......................................6.13%

    All the industrial revenue bonds are subject to mandatory sinking fund repayment schedules with various dates extending through 2015. The Revolving Credit and each of the IRBs are subject to various restrictive covenants, with respect to which the Company is in compliance.

    Under the supplemental benefit program, the Company provides retirement or death benefits to directors and certain officers meeting specified service requirements. Directors are entitled to an annual benefit of $10,000 per year for ten years. Participating officers are provided an annual benefit equal to 20% of their current salary payable over fifteen years, except for the Chief Executive Officer whose annual benefit,

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES payable over fifteen years, is currently approximately $112,000 and indexed to the Consumer Price Index. In the case of several executives, these benefits will be partially or totally funded through split-dollar life insurance contracts. The estimated future benefits to be paid directly by the Company under this program are accrued over the participants' service lives by estimating the present value of such future benefits assuming a 9% rate of interest. The Company has also invested in company-owned life insurance contracts on the lives of the participants, the cash surrender values of which are recorded in Other Assets. It is actuarially assumed that over the term of this program all costs will be offset by benefits provided from the underlying contracts.

    Over the next five years, the Company will make long-term obligation payments of approximately $1,292,000 in 1997, $1,322,000 in 1998, $1,358,000
    in 1999, $1,378,000 in 2000, and $1,371,000 in 2001. Such amounts exclude the revolving credit.

G.  OPERATING LEASES

     The Company leases certain office and manufacturing facilities and automotive and other equipment through operating leases. Certain of these provide for the payment of taxes, insurance and maintenance costs and most contain renewal options. Net future minimum lease commitments do not have a material impact on the consolidated financial statements. Total rental expense for 1996, 1995, and 1994, was $730,000, $587,000, and $568,000, respectively.

H.  EMPLOYEE BENEFITS

     Retirement Plans. In addition to the aforementioned supplemental benefit program, the Company has a defined benefit retirement plan covering all nonunion employees ("Salaried Plan") and makes contributions to union-sponsored plans. Harowe has a defined benefit retirement plan covering all hourly employees in its West Chester, Pennsylvania location ("HSC Hourly Plan"). The total expense for such plans, net of the recognition of net periodic pension income was $392,000, $227,000, and $44,000, in 1996, 1995, and 1994, respectively.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES

     The following summarizes the funded status of the Company's and Harowe's defined benefit retirement plans:

                                                            1996                     1995
                                                   ----------------------   ----------------------
                                                      HSC                      HSC
                                                    HOURLY      SALARIED     HOURLY      SALARIED
                                                     PLAN         PLAN        PLAN         PLAN
                                                   ---------   ----------   ---------   ----------
Actuarial present value of benefit obligations
  Vested benefits................................  $ 724,000   $5,401,000   $ 712,000   $4,649,000
  Nonvested benefits.............................     10,000      106,000      17,000       74,000
                                                   ----------  ----------   ----------  ----------
Accumulated benefit obligations..................    734,000    5,507,000     729,000    4,723,000
                                                   ----------  ----------   ----------  ----------
Projected benefit obligations....................    724,000    6,556,000     729,000    5,646,000
Plan assets at fair value........................    385,000   10,396,000     393,000    9,336,000
                                                   ----------  ----------   ----------  ----------
Assets in excess of (less than) projected benefit
  obligation.....................................   (339,000)   3,840,000    (336,000)   3,690,000
Unrecognized prior service cost..................     30,000      187,000          --       13,000
Less:
  Accumulated unrecognized net loss..............         --           --      20,000           --
  Unrecognized net gain (loss) at transition
     being recognized over 15 years..............    (77,000)     491,000          --      614,000
  Additional minimum liability...................    107,000
  Unrecognized net gain arising since
     transition..................................         --    1,492,000          --      973,000
                                                   ----------  ----------   ----------  ----------
(Accrued) prepaid pension cost...................  $(339,000)  $2,044,000   $(316,000)  $2,116,000

     Net periodic pension (cost) income associated with the salaried plan and the HSC Hourly Plan for 1996 and 1995 included the following components:

                                                             1996                    1995
                                                     ---------------------   --------------------
                                                        HSC                    HSC
                                                      HOURLY     SALARIED     HOURLY    SALARIED
                                                       PLAN        PLAN        PLAN       PLAN
                                                     ---------   ---------   --------   ---------
Service costs -- benefits earned during the
  period...........................................  $ (21,000)  $(577,000)  $(19,000)  $(347,000)
Interest on projected benefit obligations..........    (51,000)   (440,000)   (51,000)   (392,000)
Actual return on assets............................     14,000     831,000     24,000     754,000
Amortization of transition assets and deferrals....      7,000     113,000         --     121,000
                                                     ---------   ---------   ---------   --------
Net periodic pension (cost) income.................  $ (51,000)  $ (73,000)  $(46,000)  $ 136,000

     An assumed discount rate of 7.75%, a rate increase in future compensation of 4.0%, and an expected long-term rate of return of 9.0% have been used in determining the actuarial present value of projected benefit obligations of the Salaried Plan for 1996 and 1995. The HSC Hourly Plan includes an assumed discount rate and expected long-term rate of return of 7.5% for 1996 and 1995.

I.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     During 1996, the Company adopted the provisions of Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments". This statement requires that companies disclose the estimated "fair value" of their financial instruments. Financial instruments primarily consist of trade receivables and payables, investments in municipal bond funds, and debt facilities with various third party lenders. At January 3, 1997, management believes the carrying amounts of financial instruments, approximates fair value.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES

J.  SHAREHOLDERS' EQUITY

(1) Preferred Stock. None of the Company's authorized 20,000 shares of preferred stock (par value $50 a share) have been issued.

(2) Stock Options. The Company has granted incentive stock options (ISO) to officers and other key employees and nonqualified options (NQO) for 100 common shares to most other employees after one year of employment. The grants were made at an exercise price of not less than 100% of the market value on the date of grant. Options may be exercised in cumulative annual increments of 20% for ISOs and 50% for NQOs beginning one year from the date of grant. All options expire ten years from date of grant.

    The Company applies APB Opinion No. 25 in accounting for its stock option plans. Accordingly, no compensation expense has been charged to earnings for options granted in 1996 and 1995 since all such options have an exercise price equal to 100% of market value on the date of grant. Had the Company adopted the provisions of FASB Statement No. 123, compensation expense for options granted in 1996 and 1995 would have reduced the Company's net earnings and earnings per share to the pro forma amounts shown below.

                                                                    1996          1995
                                                                  ---------     ---------
    Net earnings:
      As reported...............................................  $6,525,000    $4,731,000
      Pro forma.................................................  $6,217,000    $4,636,000
    Earnings per share:
      As reported -- per common share...........................  $     .91     $     .67
      As reported -- fully diluted..............................  $     .86     $     .65
      Pro forma -- per common share.............................  $     .86     $     .65
      Pro forma -- fully diluted................................  $     .82     $     .63

     The fair value of each option granted in 1996 and 1995 was estimated using the Black-Scholes option pricing model with the following assumptions for 1996 and 1995, respectively:

          risk-free interest rates of 6.6% and 7.1%; dividends of 0 and $.19; expected term of 9.2 years and 9.2 years; annual standard deviation (volatility) of 25% and 24%.

     The weighted average fair value of options granted in 1996 and 1995 was $6.32 and $4.67, respectively.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES

     A summary of the status of options granted under all employee plans and pursuant to the employment of the Company's Chief Executive Officer is presented below.

                                                                                     WEIGHTED AVERAGE
                                                               NUMBER OF SHARES       EXERCISE PRICE
                                                              SUBJECT TO OPTIONS           ($)
                                                              ------------------     ----------------
Outstanding December 31, 1993...............................        781,826                 8.18
Granted in 1994.............................................        157,500                 6.84
Exercised in 1994...........................................         (7,059)                5.11
Forfeited in 1994...........................................        (41,277)                8.20
                                                                  ---------                -----
Outstanding December 30, 1994...............................        890,990                 8.05
Granted in 1995.............................................        214,350                 9.22
Exercised in 1995...........................................        (79,430)                7.76
Forfeited in 1995...........................................        (14,085)                7.49
                                                                  ---------                -----
Outstanding December 29, 1995...............................      1,011,825                 8.33
Granted in 1996.............................................        212,500                12.48
Exercised in 1996...........................................       (181,081)                8.58
Forfeited in 1996...........................................        (41,287)                8.04
                                                                  ---------                -----
Outstanding January 3, 1997.................................      1,001,957                 9.15
                                                                  =========                =====

     The number of shares subject to options exercisable at the end of 1996, 1995 and 1994 were 488,087, 470,970, and 486,315, respectively.

     The following table summarizes information about options outstanding at January 3, 1997:

                            OPTIONS OUTSTANDING                                        OPTIONS EXERCISABLE
----------------------------------------------------------------------------     --------------------------------
                                       WEIGHTED AVERAGE     WEIGHTED-AVERAGE                     WEIGHTED-AVERAGE
     RANGE OF            NUMBER           REMAINING             EXERCISE           NUMBER            EXERCISE
EXERCISE PRICES($)     OUTSTANDING     CONTRACTUAL LIFE         PRICE($)         EXERCISABLE         PRICE($)
------------------     -----------     ----------------     ----------------     -----------     ----------------
     6.625-9.76          709,046           6.1 years               7.93            419,026              7.87
    10.50-13.00          288,911           7.8 years              12.00             69,061             10.95
         17.625            4,000           9.9 years              17.63                  0                --

     On June 16, 1992, the Company's new Chief Executive Officer was granted options to acquire 200,000 shares of the Company's common stock, along with 50,000 stock appreciation rights (SARs) which must be exercised in tandem with the exercise of the options at the rate of one SAR for each four options exercised. The options and SARs have a term of ten years, are exercisable at $7.75 per share or right, the fair market value at date of grant, and become exercisable over a five year period at the rate of 20% per year. Data related to the CEO options are included in the tables above. The Company recorded compensation expense of $452,000 and $148,000 in 1996 and 1995, respectively, in connection with the increase in value of the SARs.

     Beginning on July 1, 1995, the Company has granted stock options to certain directors of the Company on the first day of each calendar quarter under the 1995 Directors Stock Option Plan. Under this plan, a director may elect to receive options in lieu of his annual cash retainer and meeting fees. The option exercise price is 30% of the fair market value of a share on the date of grant, and the cash fees foregone by the director are equivalent to 70% of the fair market value. Options become exercisable six months after date of grant and expire ten years from date of grant. Options outstanding January 3, 1997 totaled 23,336 shares, of which

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES

16,179 were exercisable on that date and 26,664 shares were available for future grants of options under the plan.

K.  INVESTMENT INCOME

     Investment income consists of the following:

                                                           1996         1995         1994
                                                         --------     --------     --------
    Gain on sale of investments........................  $ 27,000     $     --     $  2,000
    Interest and dividend income.......................   300,000      257,000      367,000
                                                         --------     --------     --------
                                                         $327,000     $257,000     $369,000
                                                         ========     ========     ========

L.  INCOME TAXES

     The provision for income taxes includes the following:

                                                        1996           1995           1994
                                                     ----------     ----------     ----------
    Federal:
      Current......................................  $3,434,000     $2,114,000     $1,830,000
      Deferred.....................................    (421,000)         4,000       (187,000)
    State:
      Current......................................     527,000        368,000        280,000
      Deferred.....................................     (71,000)         4,000        (49,000)
                                                     ----------     ----------     ----------
                                                     $3,469,000     $2,490,000     $1,874,000
                                                     ==========     ==========     ==========

     The provision for income taxes for 1996 does not include the tax benefit of $346,000 associated with the exercise of stock options which has been credited to paid in capital.

     Deferred tax liabilities (assets) at January 3, 1997 and December 29, 1995 are comprised of the following:

                                                                   1996            1995
                                                                -----------     -----------
    Accelerated depreciation..................................  $   662,000     $   662,000
    Pension...................................................      780,000         844,000
    Other.....................................................      340,000         311,000
                                                                -----------     -----------
    Gross deferred tax liabilities............................    1,782,000       1,817,000
                                                                -----------     -----------
    Deferred compensation.....................................     (803,000)       (623,000)
    Various reserves..........................................     (824,000)       (634,000)
    Other.....................................................     (832,000)       (698,000)
                                                                -----------     -----------
    Gross deferred tax assets.................................   (2,459,000)     (1,955,000)
                                                                -----------     -----------
    Deferred tax assets valuation allowance...................           --              --
                                                                -----------     -----------
                                                                $  (677,000)    $  (138,000)
                                                                ===========     ===========

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES

     The provision for income tax differs from the federal statutory rate of 34% due to the following:

                                                                     1996     1995     1994
                                                                     ----     ----     ----
    Statutory rate.................................................  34.0%    34.0%    34.0%
    State income taxes, less federal effect........................   2.9      3.3      2.9
    Nontaxable investment income...................................  (0.6)    (0.9)    (1.7)
    Effect of undistributed net earnings of foreign subsidiaries...  (1.3)    (2.2)      --
    Other..........................................................  (0.3)     0.3      0.1
                                                                     ----     ----     ----
    Effective tax rate.............................................  34.7%    34.5%    35.3%
                                                                     ====     ====     ====

     The Company has not recorded deferred income taxes applicable to undistributed earnings of a foreign subsidiary that are indefinitely reinvested in foreign operations. Undistributed earnings amounted to approximately $978,000 at January 3, 1997. If the earnings of such foreign subsidiary were not reinvested, a deferred tax liability of approximately $374,000 would have been required.

M.  SUBSEQUENT EVENT

     On January 31, 1997, API Schmidt-Bretten GmbH, a newly formed wholly-owned subsidiary of the Company organized under the laws of the Federal Republic of Germany, acquired all of the shares of Schmidt-Bretten GmbH from Deutz Aktiengessellschaft, formerly Klockner-Humboldt-Deutz AG, and KHD Humboldt Wedag Aktiengessellschaft, both stock corporations organized under the laws of the Federal Republic of Germany. Neither seller is affiliated with the Company or any of its affiliates. The purchase price of DM 13,000,000 (approximately $7,900,000) was based upon the unaudited balance sheet of Schmidt-Bretten GmbH at December 31, 1996. An amount of DM 10,000,000 (approximately $6,100,000) was paid in cash on January 31, 1997 and a note for DM 3,000,000 (approximately $1,800,000) is due and payable on December 31, 1997. Payment of this final installment, which is subject to interest at a per annum rate of 5.5% commencing as of January 31, 1997, is guaranteed by the Company. The acquisition will be accounted for as a purchase in 1997 in accordance with APB No. 16 Business Combinations.

     The Company funded this transaction with funds borrowed under an existing Credit Agreement with Marine Midland Bank dated March 29, 1996.

N.  BUSINESS SEGMENT DATA

     The Company conducts operations in three major industrial classifications:
Heat Transfer Technology, Motion Technologies, and Electronic Components. The operations of the Heat Transfer Technology segment include the production and sale of water and air-cooled heat transfer equipment to industrial customers. Operations of the Motion Technologies segment comprises production and sale of electro-magnetic clutches and brakes, high performance servo motors, stepper motors, controllers, and resolvers. Operations of the Electronic Components segment involve production and sale of inductors and coils.

     Total revenues by segment consist entirely of sales to unaffiliated customers. Operating profit is total revenue less operating expenses. Operating profit does not include the following items: general corporate income and expense, investment income, interest expense, other income and expense, or income taxes. Identifiable assets by segment consist of those assets that are, or will be, used in the segmental operations. Corporate assets are principally cash, cash equivalents, marketable securities, investments, and other assets.

     Export sales, principally to Europe, Canada, and Asia, were approximately 15% of consolidated sales for 1996. In 1995 and 1994, export sales were 14% and 17%, respectively of consolidated sales.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES

     Information about the Company's operations in different industries, stated in thousands of dollars, are as follows:

                                                                 1996        1995        1994
                                                               --------     -------     -------
REVENUES
  Heat Transfer..............................................  $ 63,536     $40,819     $33,276
  Motion.....................................................    40,016      28,599      19,674
  Electronic Components......................................    13,231      12,985      11,946
  General Corporate..........................................       327         257         369
                                                               --------     -------     -------
Consolidated.................................................  $117,110     $82,660     $62,265
                                                               --------     -------     -------
OPERATING PROFIT
  Heat Transfer..............................................  $  8,230     $ 5,542     $ 5,331
  Motion.....................................................     3,908       2,466         614
  Electronic Components......................................     2,300       2,058       1,790
                                                               --------     -------     -------
     Combined................................................    14,438      10,066       7,735
  General Corporate expense, net.............................    (3,149)     (2,607)     (2,210)
  Interest and debt expense..................................    (1,295)       (238)       (220)
                                                               --------     -------     -------
Earnings before income taxes.................................  $  9,994     $ 7,221     $ 5,305
                                                               --------     -------     -------
IDENTIFIABLE ASSETS
  Heat Transfer..............................................  $ 42,357     $23,673     $14,607
  Motion.....................................................    22,274      15,179      12,370
  Electronic Components......................................     6,488       6,821       6,071
  General Corporate..........................................    10,893      12,118      12,296
                                                               --------     -------     -------
Total assets.................................................  $ 82,012     $57,791     $45,344
                                                               --------     -------     -------
DEPRECIATION
  Heat Transfer..............................................  $  1,378     $   877     $   735
  Motion.....................................................     1,593         964         637
  Electronic Components......................................       534         558         598
  General Corporate..........................................        58          61          62
                                                               --------     -------     -------
Total depreciation...........................................  $  3,563     $ 2,460     $ 2,032
                                                               --------     -------     -------
NET CAPITAL EXPENDITURES
  Heat Transfer..............................................  $  5,878     $ 1,789     $ 1,358
  Motion.....................................................       842       2,218         188
  Electronic Components......................................       575         449         259
  General Corporate..........................................        77          33          10
                                                               --------     -------     -------
Total net capital expenditures...............................  $  7,372     $ 4,489     $ 1,815
                                                               --------     -------     -------

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES

O. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                           FIRST      SECOND       THIRD      FOURTH      FISCAL YEAR
                                          -------     -------     -------     -------     -----------
                                                   (THOUSANDS EXCEPT PER SHARE INFORMATION)
1996
Revenues................................  $22,022     $31,541     $31,658     $31,889     $117,110
Gross profit............................    7,380      10,102      10,613      11,036       39,131
Net earnings............................    1,399       1,573       1,736       1,817        6,525
Net earnings per common share...........    .20          .22         .24         .25         .91
Net earnings per common share -- fully
  diluted...............................    .19          .021        .23         .24         .86
Cash dividends declared per share.......    .065         .065        .065        .065        .26

1995
Revenues................................  $19,289     $20,360     $20,850     $22,161     $82,660
Gross profit............................    6,254       6,410       7,264       7,186      27,114
Net earnings............................    1,042       1,122       1,200       1,367       4,731
Net earnings per common share...........    .15          .16         .17         .19        .67
Net earnings per common share -- fully
  diluted...............................    .15          .16         .16         .19        .65
Cash dividends declared per share.......    .0625        .065        .065        .065       .2575

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF EARNINGS (UNAUDITED)

                                              SECOND QUARTER ENDED           SIX MONTHS ENDED
                                            -------------------------   ---------------------------
                                              JULY 4,      JUNE 28,       JULY 4,        JUNE 28,
                                               1997          1996          1997            1996
                                            -----------   -----------   -----------     -----------
                                                   (UNAUDITED)                  (UNAUDITED)
NET SALES.................................  $39,572,000   $31,432,000   $75,415,000     $53,379,000
INVESTMENT INCOME.........................       36,000       110,000        64,000         184,000
                                            -----------   -----------   -----------     -----------
REVENUES..................................   39,608,000    31,542,000    75,479,000      53,563,000
                                            -----------   -----------   -----------     -----------
COSTS AND EXPENSES
  Cost of products sold...................   27,351,000    21,330,000    51,869,000      35,990,000
  Selling and administrative..............    7,752,000     6,883,000    15,099,000      11,632,000
  Research and product development........      803,000       449,000     1,506,000         781,000
  Interest and debt expense...............      625,000       382,000     1,083,000         522,000
                                            -----------   -----------   -----------     -----------
                                             36,531,000    29,044,000    69,557,000      48,925,000
                                            -----------   -----------   -----------     -----------
EARNINGS BEFORE INCOME TAXES..............    3,077,000     2,498,000     5,922,000       4,638,000
FEDERAL AND STATE INCOME TAXES............    1,107,000       924,000     2,067,000       1,666,000
                                            -----------   -----------   -----------     -----------
NET EARNINGS..............................  $ 1,970,000   $ 1,574,000   $ 3,855,000     $ 2,972,000
                                            ===========   ===========   ===========     ===========
NET EARNINGS PER COMMON SHARE (1).........  $      0.27   $      0.22   $      0.53     $      0.42
                                            ===========   ===========   ===========     ===========
NET EARNINGS PER COMMON SHARE -- FULLY
  DILUTED.................................  $      0.25   $      0.21   $      0.50     $      0.40
                                            ===========   ===========   ===========     ===========
AVERAGE COMMON SHARES OUTSTANDING.........    7,365,000     7,179,000     7,341,000       7,161,000
                                            ===========   ===========   ===========     ===========
AVERAGE COMMON SHARES OUTSTANDING -- FULLY
  DILUTED.................................    7,740,000     7,418,000     7,712,000       7,406,000
                                            ===========   ===========   ===========     ===========

---------------
(1) Net earnings per common share outstanding is not materially affected by common stock equivalents used in the determination of primary earnings per share.

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEET

                                                                     JULY 4,        JANUARY 3,
                                                                       1997            1997
                                                                   ------------     -----------
                                                                   (UNAUDITED)
ASSETS
CURRENT ASSETS
  Cash and cash equivalents......................................  $  1,827,000     $ 2,412,000
  Accounts receivable less allowance for doubtful accounts of
     $566,000 and $487,000.......................................    24,249,000      17,912,000
  Inventories....................................................    23,235,000      17,431,000
  Prepaid expenses...............................................     2,161,000       1,137,000
  Deferred income tax benefit....................................     2,094,000       2,094,000
                                                                   ------------     -----------
     TOTAL CURRENT ASSETS........................................    53,566,000      40,986,000
INVESTMENTS......................................................       649,000       3,279,000
OTHER ASSETS
  Cost in excess of net assets acquired..........................     5,882,000       4,472,000
  Prepaid pension cost...........................................     2,057,000       2,104,000
  Net cash value of life insurance...............................     2,733,000       2,655,000
  Other..........................................................     2,213,000       1,310,000
                                                                   ------------     -----------
                                                                     12,885,000      10,541,000
PROPERTY, PLANT AND EQUIPMENT
  Land...........................................................       742,000         665,000
  Buildings and improvements.....................................    14,406,000      13,549,000
  Machinery equipment and furniture..............................    42,077,000      32,589,000
  Construction in process........................................     2,285,000       1,502,000
                                                                   ------------     -----------
                                                                     59,510,000      48,305,000
Less accumulated depreciation....................................    23,015,000      21,099,000
                                                                   ------------     -----------
  NET PROPERTY, PLANT AND EQUIPMENT..............................    36,495,000      27,206,000
                                                                   ------------     -----------
  TOTAL ASSETS...................................................  $103,595,000     $82,012,000
                                                                   ============     ===========

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEET

                                                                     JULY 4,        JANUARY 3,
                                                                       1997            1997
                                                                   ------------     -----------
                                                                   (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Short-term borrowings..........................................  $  8,995,000     $        --
  Accounts payable...............................................    11,296,000       8,511,000
  Accrued compensation and payroll taxes.........................     6,851,000       5,167,000
  Other accrued expenses.........................................     3,043,000       1,341,000
  Dividends payable..............................................            --         471,000
  Current portion of long-term obligations.......................     1,309,000       1,292,000
  Federal and state income taxes.................................         6,000          12,000
                                                                   ------------     -----------
     TOTAL CURRENT LIABILITIES...................................    31,500,000      16,794,000
DEFERRED INCOME TAXES............................................     1,417,000       1,417,000
OTHER NONCURRENT LIABILITIES.....................................       846,000       1,046,000
LONG-TERM OBLIGATIONS, LESS CURRENT PORTION......................    24,600,000      22,211,000
SHAREHOLDERS' EQUITY
  Common stock, par value $.66 2/3 a share:
     Authorized -- 10,000,000 shares
     Issued -- 7,769,031 and 7,666,011 shares....................     5,179,000       5,110,000
Additional paid-in capital.......................................    11,832,000      11,065,000
Retained earnings................................................    31,180,000      27,281,000
Equity adjustment from foreign currency translation..............       (47,000)             --
Minimum pension liability, net of tax............................       (74,000)        (74,000)
                                                                   ------------     -----------
                                                                     48,070,000      43,382,000
Less cost of 374,262 treasury shares.............................     2,838,000       2,838,000
                                                                   ------------     -----------
     TOTAL SHAREHOLDERS' EQUITY..................................    45,232,000      40,544,000
                                                                   ------------     -----------
                                                                   $103,595,000     $82,012,000
                                                                   ============     ===========

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES


                CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

                                                                        SIX MONTHS ENDED
                                                                  ----------------------------
                                                                    JULY 4,         JUNE 28,
                                                                     1997             1996
                                                                  -----------     ------------
                                                                          (UNAUDITED)
Cash Flows from Operating Activities
  Net Income....................................................  $ 3,855,000     $  2,972,000
  Adjustments to reconcile net income to cash and cash
     equivalents provided by operating activities:
       Depreciation and amortization............................    2,651,000        1,779,000
       Write-off of fixed assets................................        7,000               --
       Gain (Loss) on sale of investments/fixed assets..........      (44,000)         (16,000)
       Increase in supplemental benefit program.................       48,000           49,000
       Recognition of pension expense under SFAS 87.............       47,000               --
       Stock compensation programs..............................       62,000          322,000
       Change in various allowance accounts.....................       13,000          201,000
  (Increase) Decrease in:
     Accounts receivable........................................   (3,834,000)      (1,345,000)
     Inventories................................................     (563,000)      (2,675,000)
     Prepaid expenses...........................................     (976,000)        (127,000)
     Deferred income taxes......................................      (33,000)        (590,000)
     Net cash value of life insurance...........................      (78,000)        (294,000)
     Other assets, net..........................................     (645,000)         202,000
  Increase (Decrease) in:
     Accounts payable...........................................      895,000        1,959,000
     Accrued expenses...........................................   (1,948,000)          34,000
     Federal and state income taxes.............................       26,000               --
     Other noncurrent liabilities...............................     (262,000)        (396,000)
                                                                  -----------     ------------
       Net cash (used) provided by Operating Activities.........     (779,000)       2,075,000
                                                                  -----------     ------------
Cash Flows from Investing Activities
     Investment in API Schmidt-Bretten, net of cash acquired....   (5,927,000)              --
     Investment in Ketema and Gettys, net of cash acquired......           --      (17,292,000)
     Costs related to acquisitions..............................     (446,000)              --
     Purchases of marketable securities.........................      (31,000)         (60,000)
     Additions to property, plant and equipment.................   (4,333,000)      (2,872,000)
     Proceeds from marketable securities and sale of fixed
       assets...................................................    2,758,000        3,846,000
                                                                  -----------     ------------
       Net cash (used) provided by Investing Activities.........   (7,979,000)     (16,378,000)
                                                                  ===========     ============
Cash Flows from Financing Activities
  Exercise of stock options.....................................      835,000          586,000
  Payments of long-term obligations, including current
     maturities.................................................     (651,000)        (313,000)
  Dividends paid................................................     (471,000)        (928,000)
  Increase in long-term borrowings..............................    3,011,000       15,216,000
  Increase (decrease) in short-term borrowings..................    5,506,000       (1,927,000)
                                                                  -----------     ------------
     Net cash provided (used) by Financing Activities...........    8,230,000       12,634,000
                                                                  -----------     ------------
Effect of Exchange Rate Changes.................................      (57,000)              --
                                                                  -----------     ------------
Net (Decrease) in Cash and Cash Equivalents.....................     (585,000)      (1,669,000)
Cash and Cash Equivalents at Beginning of Year..................    2,412,000        2,486,000
                                                                  -----------     ------------
Cash and Cash Equivalents at End of Period......................  $ 1,827,000     $    817,000
                                                                  ===========     ============

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                       SECOND QUARTER ENDED JULY 4, 1997

NOTE A  CONSOLIDATED FINANCIAL STATEMENTS

     The Consolidated Balance Sheet as of July 4, 1997, and the Consolidated Statement of Earnings, and the Consolidated Statement of Cash Flows for the periods ended July 4, 1997 and June 28, 1996 have been prepared by the Company without audit. In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and changes in cash flow at July 4, 1997 and for all periods presented have been made. The Consolidated Balance Sheet as of June 28, 1996 includes the assets, liabilities, and resulting goodwill of API Ketema Inc. ("Ketema") and API Gettys Inc. ("Gettys") acquired as of April 1, 1996 and April 29, 1996, respectively. The Consolidated Balance Sheet as of July 4, 1997 includes the assets, liabilities, and resulting goodwill of API Schmidt-Bretten GmbH ("Schmidt-Bretten") acquired as of January 31, 1997. The Consolidated Statements of Earnings and Cash Flows include the results of Ketema, Gettys, and Schmidt-Bretten since the dates of acquisition.

     Certain information and footnote disclosures normally included in financial statements prepared in accordance with Generally Accepted Accounting Principles have been condensed or omitted. It is suggested these condensed consolidated financial statements be read in conjunction with the financial statements and the notes thereto included in the Company's January 3, 1997 Annual Report to Shareholders.

NOTE B  INVENTORIES

     It is not practical to determine raw material, work in process, and finished goods inventories during interim periods.

NOTE C  LONG-TERM OBLIGATIONS

                                                                       JULY 4, 1997
                                                         -----------------------------------------
                                                         OUTSTANDING      CURRENT      LONG-TERM
                                                         ------------    ----------   ------------
Industrial Revenue Bonds...............................   $12,847,000    $1,120,000    $11,727,000
Supplemental Benefit Program...........................     1,061,000       189,000        872,000
Revolving Credit Debt..................................    12,001,000            --     12,001,000
                                                          -----------    ----------    -----------
                                                          $25,909,000    $1,309,000    $24,600,000
                                                          ===========    ==========    ===========

NOTE D  EARNINGS PER SHARE

     Net earnings per common share is based on the weighted average number of common shares outstanding during the respective periods. The effect of common stock equivalents, consisting of stock options, on net earnings per common share is not material.

     Net earnings per common share-fully diluted is based on the weighted average number of common shares and common stock equivalents outstanding during the respective periods.

     During the first quarter of 1997, Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share," was issued. SFAS No. 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. SFAS No. 128 replaces the presentation of primary earnings per share required by Accounting Principles Board Opinion No. 15, "Earnings Per Share," with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator in the basic

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES earnings per share computation to the numerator and denominator in the diluted earnings per share computation.

     Basic earnings per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in earnings.

     SFAS No. 128 is effective for financial statements for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted. However, after the effective date all prior period earnings per share data presented shall be restated to conform with the provisions of SFAS No. 128.

     The Company has considered the potential impact of SFAS No. 128 and has concluded that the effect of adoption will not have a material effect on earnings per share.

NOTE E  FOREIGN CURRENCY TRANSLATION

     The financial statements of subsidiaries outside the United States are measured using the local currency as the functional currency. Assets, including goodwill, and liabilities are translated at the rates of exchange at the balance sheet date. The resultant translation adjustments are included in equity adjustment from foreign currency translation, a separate component of shareholders' equity. Income and expense items are translated at average monthly rates of exchange.

     The Company utilizes forward foreign currency exchange contracts to manage exposures resulting from fluctuations in foreign currency exchange rates on monetary assets and liabilities denominated in foreign currencies arising from its operations. Gains and losses on foreign currency transactions are recorded in income and are not material during the periods presented. The Company does not engage in foreign currency speculation.

     As of January 3, 1997 and July 4, 1997 foreign exchange contracts outstanding were insignificant.

NOTE F  SELECTED SEGMENT DATA

     The Company conducts operations in three major industrial classifications:
Heat Transfer Technology, Motion Technologies, and Electronic Components. Information about the revenues and operating profit of these segments is set forth below ($000 omitted).

              AMERICAN PRECISION INDUSTRIES INC. AND SUBSIDIARIES

                                                 SECOND QUARTER ENDED                 SIX MONTHS ENDED
                                            ------------------------------     ------------------------------
                                            JULY 4, 1997     JUNE 28, 1996     JULY 4, 1997     JUNE 28, 1996
                                            ------------     -------------     ------------     -------------
Revenues:
  Heat Transfer...........................      23,706           17,201            44,875           27,969
  Motion..................................      12,124           10,648            23,070           18,516
  Electronic Components...................       3,742            3,583             7,470            6,896
  General Corporate.......................          36              110                64              182
                                                ------           ------            ------           ------
     Revenues.............................      39,608           31,542            75,479           53,563
                                                ======           ======            ======           ======
Operating Profit:
  Heat Transfer...........................       2,274            2,186             4,359            3,699
  Motion..................................       1,535              918             2,723            1,651
  Electronic Components...................         607              650             1,253            1,115
                                                ------           ------            ------           ------
                                                 4,416            3,754             8,335            6,465
  General Corporate expense, net..........        (714)            (874)           (1,330)          (1,305)
  Interest and debt expense...............        (625)            (382)           (1,083)            (522)
                                                ------           ------            ------           ------
  Earnings before income taxes ...........       3,077            2,498             5,922            4,638
                                                ======           ======            ======           ======

NOTE G  SUBSEQUENT EVENT

     On July 8, 1997, the Company acquired all the outstanding capital stock of Portescap, a Swiss manufacturer of micro-motors and other precision motion control products, in exchange for 20,000 shares of Series A Seven Percent (7%) Cumulative Convertible Preferred Stock with a liquidation value of $21,156,250, a $5,000,000 exchangeable promissory note, and cash of approximately $3,800,000. Following approval of certain proposals to be presented at a special shareholder meeting later this year, the Series A stock and the note will be exchanged for 1,236,337 shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock with a liquidation value of $26,156,250. The Series B stock will be convertible into 1,538,603 shares of the Company's common stock at $17.00 per share.

                       Report of the Independent Auditors
                          to the Board of Directors of

                        PORTESCAP SA, LA CHAUX-DE-FONDS

                       Consolidated Financial Statements
                      for the years ended 31 December 1996
                       (including US GAAP reconciliation)

                         PORTESCAP SA AND SUBSIDIARIES


          REPORT OF THE INDEPENDENT AUDITORS TO THE BOARD OF DIRECTORS

     We have audited the accompanying consolidated balance sheets of Portescap SA (the Company) and subsidiaries as of 31 December 1996 and 1995, and the related consolidated statements of income, cash flows and changes in shareholder's equity for each of the years in the three-year period ended 31 December 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards promulgated by the profession in Switzerland and with International Standards on Auditing issued by the International Federation of Accountants (IFAC), which standards are substantially equivalent to auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company and subsidiaries as of 31 December 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended 31 December 1996, in conformity with International Accounting Standards.

     International Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States. Application of accounting principles generally accepted in the United States would have affected results of operations for the years ended 31 December 1996 and 1995, and shareholder's equity as of 31 December 1996 and 1995, to the extent summarized in the section entitled "Summary of Differences Between International Accounting Standards and United States Generally Accepted Accounting Principles" to the consolidated financial statements.

KPMG Fides Peat

E. Ittensohn     B. DeBlanc

Aarau, 3 June 1997

                         PORTESCAP SA AND SUBSIDIARIES


                           CONSOLIDATED BALANCE SHEET

                                                                               DECEMBER 31,
                                                                             -----------------
                                                                              1996       1995
                                                                              TCHF       TCHF
                                                                             ------     ------
ASSETS
CURRENT ASSETS
Cash at banks and on hand..................................................   3,251      1,540
Debtors....................................................................  15,411     17,519
Inventories................................................................  32,464     30,376
                                                                             ------     ------
                                                                             51,126     49,435
                                                                             ======     ======
FIXED ASSETS
Intangible fixed assets....................................................     246        280
Financial assets...........................................................     792        821
Tangible fixed assets......................................................  16,372     17,049
                                                                             ------     ------
                                                                             17,410     18,150
                                                                             ------     ------
                                                                             68,536     67,585
                                                                             ======     ======
LIABILITIES
Creditors falling due within one year......................................  25,226     27,829
Creditors falling due after more than one year.............................  14,964     16,695
Pension and other liabilities..............................................     222        206
Share capital and reserves.................................................  28,124     22,855
                                                                             ------     ------
                                                                             68,536     67,585
                                                                             ======     ======
Commitments and contingent liabilities.....................................      --         --

                         PORTESCAP SA AND SUBSIDIARIES


                         CONSOLIDATED INCOME STATEMENT

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                               TCHF         TCHF         TCHF
                                                             --------     --------     --------
NET SALES..................................................    92,197       85,358       78,638
Cost of sales..............................................   (60,673)     (54,323)     (52,212)
                                                             --------     --------     --------
GROSS PROFIT...............................................    31,524       31,035       26,426
                                                             ========     ========     ========
Research and development...................................    (2,340)      (2,018)      (2,211)
General and administration.................................    (9,990)     (11,703)     (12,064)
Marketing and sales........................................   (12,287)     (11,219)     (11,671)
Other operating income.....................................       647          439          363
                                                             --------     --------     --------
OPERATING PROFIT...........................................     7,554        6,534          843
Financial income/(charges).................................    (2,039)      (2,080)      (2,224)
Exchange gains and losses, net.............................       (14)          75           12
Taxes......................................................    (1,791)      (1,494)      (1,461)
                                                             --------     --------     --------
NET INCOME.................................................     3,710        3,035       (2,830)
                                                             ========     ========     ========

                         PORTESCAP SA AND SUBSIDIARIES


                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                     YEAR ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                    1996       1995       1994
                                                                    TCHF       TCHF       TCHF
                                                                   ------     ------     ------
OPERATING ACTIVITIES
Consolidated net income (loss)...................................   3,710      3,035     (2,830)
Depreciation and other amounts written off -- tangible fixed
  assets.........................................................   4,282      2,325      2,911
Depreciation and other amounts written off -- intangible fixed
  assets.........................................................      34         35         35
Other items......................................................      84        (64)        40
Changes in working capital:
Inventories......................................................  (1,379)    (4,472)     5,056
Debtors..........................................................   3,247     (2,220)    (3,429)
Short term creditors.............................................  (3,451)     3,731       (573)
Change in provisions.............................................       8          1         15
                                                                   ------     ------     ------
Total cash provided from operations..............................   6,535      2,371      1,225
                                                                   ------     ------     ------
INVESTING ACTIVITIES
Purchases of fixed assets........................................  (3,101)    (1,690)    (2,326)
Purchases of financial assets....................................      --       (131)        (1)
Proceeds from sales of fixed assets..............................      54        106        140
Proceeds from sales of financial assets..........................      47        187        186
                                                                   ------     ------     ------
Net effect of investing activities...............................  (3,000)    (1,528)    (2,001)
                                                                   ------     ------     ------
FINANCING ACTIVITIES
Principal repayments on long-term loans..........................  (2,192)    (1,507)      (229)
Increases in long-term loans.....................................     237        250      1,123
                                                                   ------     ------     ------
Net effect of financing activities...............................  (1,955)    (1,257)       894
                                                                   ------     ------     ------
CHANGES IN CASH AT BANKS AND ON HAND.............................   1,580       (414)       118
Translation differences on cash at banks and on hand.............     131       (207)      (123)
                                                                   ------     ------     ------
TOTAL CHANGES IN CASH AT BANKS AND ON HAND.......................   1,711       (621)        (5)
                                                                   ======     ======     ======

                         PORTESCAP SA AND SUBSIDIARIES


           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY

                                                                                   CUMULATIVE
                                            SHARE      RETAINED     RESTRICTED     TRANSLATION
                                           CAPITAL     EARNINGS      RESERVES      ADJUSTMENTS     TOTAL
                                            TCHF         TCHF          TCHF           TCHF          TCHF
                                           -------     --------     ----------     -----------     ------
Balance at 1 January 1994................   11,200      12,464         1,081             137       24,882
Net income -- 1994.......................       --      (2,830)           --              --       (2,830)
Translation differences..................       --          --            --            (745)        (745)
Transfers................................       --         (48)           48              --           --
                                            ------      ------         -----          ------       ------

Balance at 31 December 1994..............   11,200       9,586         1,129            (608)      21,307
Net income -- 1995.......................       --       3,035            --              --        3,035
Translation difference...................       --          --            --          (1,487)      (1,487)
Transfers................................       --         (19)           19              --           --
                                            ------      ------         -----          ------       ------

Balance at 31 December 1995..............   11,200      12,602         1,148          (2,095)      22,855
Net income -- 1996.......................       --       3,710                                      3,710
Translation difference...................       --          --            --           1,559        1,559
Transfers................................       --         (19)           19                           --
                                            ------      ------         -----          ------       ------

Balance at 31 December 1996..............   11,200      16,293         1,167            (536)      28,124
                                            ======      ======         =====          ======       ======

                         PORTESCAP SA AND SUBSIDIARIES


                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL

  Business

     The Group (Portescap Switzerland and its wholly-owned subsidiaries) is controlled by Portescap SA, La Chaux-de-Fonds, a company formed under the Swiss Code of Obligations (CO). Portescap SA, in turn, is a subsidiary of Interscan Holding Ltd., a privately held company formed under the Swiss Code of Obligations.

     The Group is active in manufacturing and selling of micro-motors and related components for use in the automation, medical, telecommunications, aviation, computer periferals and instrumentation industries.

  Consolidation policy

     The Consolidated Balance Sheet, the Consolidated Income Statement, the Consolidated Statement of Cash Flows, the Consolidated Statement of Changes in Shareholder's Equity and the related notes constitute the consolidated financial statements of the Group. The consolidated financial statements have been drawn up in accordance with International Accounting Standards (IAS).

     The financial data of the group companies in which the voting rights exceeds 50% (subsidiaries) are included in the consolidated financial statements in full. As of December 31, 1996 the voting rights of all wholly-owned subsidiaries were not less than 100%. All intercompany balances and transactions, including intercompany profits on inventory, have been eliminated. There were no minority interests for the years presented in the consolidated financial statements.

     All amounts contained within these consolidated financial statements are stated in thousands of Swiss francs (TCHF) unless otherwise indicated.

  Foreign currencies

     For the purpose of consolidation, assets, provisions and liabilities of companies whose financial data are denominated in foreign currencies are translated at the rates of exchange existing at the balance sheet date; income and expenses are translated at average rates that approximate the exchange rate at the date of the transaction.

     Transactions (income and expenditure) in foreign currencies are accounted for at the current rates of exchange applicable upon occurrence.

     Unless otherwise stated, exchange differences are credited or charged to income.

     Exchange differences relating to the equity value and intercompany long-term loans of subsidiaries and associated companies, that are in effect an extension of the parents' net investment, are credited or debited directly to reserves. Exchange differences relating to trading intercompany balances are included in net income.

     Exchange gains and losses relating to the purchase or sale of goods are charged to cost of sales or sales revenues on the basis that these are directly related to those transactions.

  General valuation policy

     Unless otherwise indicated, assets and liabilities are stated at their nominal values based on historical costs.

     Assets, provisions and liabilities denominated in foreign currencies are translated at the rates of exchange existing at the balance sheet date.

                         PORTESCAP SA AND SUBSIDIARIES

  Taxation

     In computing the tax liability, account is taken of taxes due as well as of future tax liabilities resulting from profits consolidated through 31 December 1996.

     Deferred tax liabilities arising from temporary differences between the capital and reserves computed in accordance with the accounting principles and the equity computed in accordance with tax regulations are calculated based on current tax rates. Deferred tax liabilities, however, are accrued only if they are estimated to become payable in the foreseeable future.

     When such differences are of a permanent nature, no provision is made for deferred taxes. In this case it is assumed that the amounts in question will never have to be paid, due to the continuity of the enterprise or for other reasons.

     Relief for the tax carry-back facilities is taken into account in the year in which the loss is incurred. Relief arising from the tax carry-forward facility is taken into account as soon as there is a tax profit against which the tax loss in question may be offset.

     No provisions are made for withholding and other non-recoverable taxes which would arise for transfers of profit from the subsidiaries to the parent company on the basis that there is no intention to transfer profits in the next years.

ASSETS

  Debtors

     Current assets include debtors which by their nature usually fall due within one year and loans with a contractual term of one year or less. Debtors are stated net of provision for bad debts.

  Inventories

     Stocks of raw materials, consumables, semi-finished and finished products and trade items are stated at the lower of purchase price/manufacturing cost (determined using the "first-in first-out" inventory pricing method) or market and net realizable values respectively.

     Adjustments are directly debited to the value of inventories.

     Manufacturing cost embody all costs including manufacturing overhead, but excluding research and development, administrative, selling and financial expenses. In the valuation of inventories, due account is taken of obsolete goods.

  Tangible fixed assets

     Land is stated at cost and other tangible fixed assets at cost less accumulated depreciation.

     The Company capitalizes interest incurred on funds used to construct tangible fixed assets. Interest capitalized during 1994, 1995 and 1996 was immaterial.

     Depreciation is generally computed using the straight-line method on the basis of the anticipated economic lives of the assets. For machinery and equipment this is generally 3 to 10 years and for offices and industrial buildings 25 to 50 years.

  Intangible fixed assets

     Patents and trade marks are not capitalized as they result mainly from internal research and development. In 1993, internal engineering expenses relating to the industrialisation of a new product line have been capitalised and are being depreciated, straight-line, over 10 years.

                         PORTESCAP SA AND SUBSIDIARIES

LIABILITIES AND PROVISIONS

  Creditors

     Liabilities and accrued expenses due within one year are classified as short term.

  Pension costs and retirement plans

     Most of the subsidiaries operate their own pension schemes, mainly legally independent from the Group. Generally, they are funded by employees' and employer's contributions.

     The Group adopted the revised IAS 19 for pension plans as of 1 January 1995 and performed actuarial valuations as of this date. The cumulative effect of the change in accounting principle is disclosed in the notes as a transitional amount and will be recognised into income over a period not exceeding the expected remaining working lives of the participating employees.

  Provisions

     Appropriate provisions are established for warranties based upon estimates of warranty claims on goods sold through year end.

PROFITS AND LOSSES

  Net sales

     Net sales correspond to the invoiced amounts for goods delivered and services rendered to third parties, excluding sales taxes and other similar charges.

  Cost of sales

     Cost of sales correspond to manufacturing cost of the products included in the net sales.

RESEARCH AND DEVELOPMENT ACTIVITIES

     Research and development expenses are expensed when incurred. These include salaries, wages and other related personnel expenses, the cost of materials and services consumed, the depreciation of equipment and facilities to the extent they are used for these activities and the overhead and other expenses related to research and development activities.

                         PORTESCAP SA AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CASH AT BANKS AND ON HAND

     Cash at banks and on hand comprises cash and bank account balances. Of the total of TCHF 3,251, TCHF 832 were denominated in Swiss francs (1995: TCHF 404).

DEBTORS

     Debtors at 31 December 1996 and 1995 consisted of the following:

                                                                          1996       1995
                                                                          TCHF       TCHF
                                                                         ------     ------
    Trade receivables..................................................  12,766     13,665
    Other receivables..................................................   1,612      1,588
    Prepaid expenses...................................................   1,033      2,266
                                                                         ------     ------
                                                                         15,411     17,519
                                                                         ======     ======

     Trade receivables include TCHF 5,632 pledged by Portescap SA, La Chaux-de-Fonds, under a syndicated loan agreement with Swiss banks.

INVENTORIES

     Inventories at 31 December 1996 and 1995 consisted of the following:

                                                                          1996       1995
                                                                          TCHF       TCHF
                                                                         ------     ------
    At parent, manufacturing...........................................  25,845     24,718
    At Portescap (UK) Ltd, Ringwood, manufacturing.....................   2,446      1,513
    At other subsidiaries, selling.....................................   4,173      4,145
                                                                         ------     ------
                                                                         32,464     30,376
                                                                         ======     ======

     The aforementioned (note 4.2) syndicated loan agreement includes pledges of a nonidentified amount of work-in-progress owned by Portescap SA, La Chaux-de-Fonds.

INTANGIBLE FIXED ASSETS

     This item represents the remaining unamortized book value of capitalised internal engineering expenses relating to the industrialisation of a new product line. Related investments in tangible fixed assets are included under "industrial equipment". The amount originally capitalized as well as accumulated depreciation as of 31 December 1996 and 1995 are as follows:

                                                                         1996      1995
                                                                         TCHF      TCHF
                                                                         -----     ----
    Amount capitalised.................................................   350      350
    Accumulated amortization...........................................  (104)     (70)
                                                                         ----      ---
    Net book value.....................................................   246      280
                                                                         ====      ===

                         PORTESCAP SA AND SUBSIDIARIES

FINANCIAL ASSETS

     Movements in financial assets were as follows during 1996:

                                                                  OTHER        OTHER
                                                               INVESTMENTS     LOANS    TOTAL
                                                                  TCHF         TCHF     TCHF
                                                               -----------     ----     ----
    Book value at 1 January 1996.............................       48         773      821
    Movements in 1996:
    Decrease of long term loans..............................       --         (46)     (46)
    Effect of changes in rates of exchange...................       --          17       17
                                                                    --
                                                                               ---      ---
    Book value at 31 December 1996...........................       48         744      792
                                                                    ==         ===      ===

                         PORTESCAP SA AND SUBSIDIARIES

TANGIBLE FIXED ASSETS

     The movements in fixed assets from 1 January 1995 through 31 December 1996 are as follows:

                                                                       OFFICE
                                           LAND                       EQUIPMENT,
                                            AND        INDUSTRIAL     COMPUTERS,    ASSETS UNDER
                                         BUILDINGS     EQUIPMENT      FURNITURE     CONSTRUCTION     TOTAL
                                           TCHF           TCHF          TCHF            TCHF          TCHF
                                         ---------     ----------     ---------     ------------     ------
1995 ROLLFORWARD
Historical cost at 1 January 1995......    11,812        30,912         5,525             485        48,734
  Purchases............................        16           385           399             373         1,173
  Self constructed assets..............        --           517            --              --           517
  Acquisition value of items sold......      (148)         (132)         (445)             --          (725)
     Translation effect................      (334)       (1,256)         (203)             --        (1,793)
                                           ------        ------         -----           -----        ------
Historical cost at 31 December 1995....    11,346        30,426         5,276             858        47,906
                                           ------        ------         -----           -----        ------
ACCUMULATED DEPRECIATION
Accumulated depreciation at 1 January
  1995.................................     4,369        21,706         4,514              --        30,589
  Ordinary depreciation current year...       198         1,621           506              --         2,325
  Accumulated depreciation of items
     sold..............................       (64)         (119)         (436)             --          (619)
     Translation effect................       (84)       (1,191)         (163)             --        (1,438)
                                           ------        ------         -----           -----        ------
Accumulated depreciation at 31 December
  95...................................     4,419        22,017         4,421              --        30,857
                                           ------        ------         -----           -----        ------
Net Book Value at 31 December 1995.....     6,927         8,409           855             858        17,049
                                           ======        ======         =====           =====        ======
1996 ROLLFORWARD
Historical cost at 1 January 1996......    11,346        30,426         5,276             858        47,906
  Purchases............................        --         1,677           507             160         2,344
  Self constructed assets..............        --           755            --              --           755
  Acquisition value of items sold......        --          (112)         (606)             --          (718)
     Translation effect................       411           340           363              --         1,114
                                           ------        ------         -----           -----        ------
Historical cost at 31 December 1996....    11,757        33,086         5,540           1,018        51,401
                                           ------        ------         -----           -----        ------
ACCUMULATED DEPRECIATION
Accumulated depreciation at 1 January
  1996.................................     4,419        22,017         4,421              --        30,857
  Ordinary depreciation current year...       202          3389           466             225         4,282
  Accumulated depreciation of items
     sold..............................        --          (111)         (554)             --          (665)
     Translation effect................        20           233           302              --           555
                                           ------        ------         -----           -----        ------
Accumulated depreciation at 31 December
  96...................................     4,641        25,528         4,635             225        35,029
                                           ------        ------         -----           -----        ------
Net Book Value at 31 December 1996.....     7,116         7,558           905             793        16,372
                                           ======        ======         =====           =====        ======

                         PORTESCAP SA AND SUBSIDIARIES

CREDITORS FALLING DUE WITHIN ONE YEAR

     Creditors falling due within one year were as follows as of 31 December 1996 and 1995:

                                                                          1996       1995
                                                                          TCHF       TCHF
                                                                         ------     ------
    Bank loans and overdrafts..........................................  12,614     12,794
    Advances from customers............................................      94        203
    Trade creditors....................................................   4,747      7,327
    Tax liabilities....................................................   1,753      1,123
    Other creditors....................................................   3,617      2,955
    Accrued expenses...................................................   2,401      3,427
                                                                         ------     ------
                                                                         25,226     27,829
                                                                         ======     ======

     Included in bank loans and overdrafts is an amount of TCHF 750 from a related party in 1996 and 1995.

     Bank loans and overdrafts bear interest at rates ranging from 5.75% to 10.0%.

CREDITORS FALLING DUE AFTER MORE THAN ONE YEAR

     Creditors falling due after more than one year were as follows as of 31 December 1996 and 1995:

                                                                          1996       1995
                                                                          TCHF       TCHF
                                                                         ------     ------
    Loans from credit institutions
      Mortgage loans...................................................  11,439     11,959
      Other long-term loans............................................   2,175      3,548
    Others.............................................................   1,350      1,188
                                                                         ------     ------
                                                                         14,964     16,695
                                                                         ======     ======

     The principal amounts owed to credit institutions are denominated in Swiss Francs. Included within other long-term loans is TCHF 1,000 from related parties.

     Land and buildings have been pledged as security for long-term mortgage loans which are charged interest at amounts ranging from 5.25% to 6.75%. A breakdown of the book value of mortgage loans by subsidiary follows:

                                                                               1996       1995
                    COMPANY NAME                          MATURITY             TCHF       TCHF
    --------------------------------------------  ------------------------    ------     ------
    Portescap SA, Switzerland...................  unlimited, callable 3-6     10,349     10,967
    Portescap (UK) Ltd..........................  months through 2008            938        835
    Portescap Deutschland GmbH..................  through 1999                   152        157
                                                                              ------     ------
                                                                              11,439     11,959
                                                                              ======     ======

     The other long-term loans are charged interest ranging from 2.0% to 8.0% per annum and have maturity dates through 2008.

                         PORTESCAP SA AND SUBSIDIARIES

PENSION AND OTHER LIABILITIES

     Pension and other liabilities were as follows during 1996 and 1995:

                                                                           1996     1995
                                                                           TCHF     TCHF
                                                                           ----     ----
    Pension liabilities..................................................  222      194
    Other................................................................   --       12
                                                                           ---      ---
                                                                           222      206
                                                                           ===      ===

     The Group sponsors pension plans according to the national regulations of the countries in which it operates. Certain plans provide defined benefits on retirement. For these plans, the benefits are primarily based on years of service and the employee's compensation for certain periods during the last years of employment.

     As of 1 January 1995 the Group has adopted the revised IAS 19 on Retirement Benefits Costs. As of this date, actuarial valuations were performed for all defined benefits plans using the "Projected unit credit" Method. The cumulative effect of this change in accounting policy resulted in a net excess of projected benefits obligations over plan assets. This transitional amount of TCHF 2,032 has not been recorded as a liability in the Group's accounts but will be recognized over a period not exceeding the expected remaining working lives of the participating employees (estimated at 14 years).

     Within the Group, the Swiss pension plan is the most significant defined benefit plan. This plan is an independent legal fund which is controlled by the Board of Plan Trustees.

     This Board is, in turn, represented by 50% employee representatives and 50% employer representatives (i.e. parity). Only this Board has the capacity to institute changes to the plan.

     A policy has been established whereby actuarial valuations will be performed on a three-year basis and rollforwards will be conducted as at 31 December each year during the intervening period.

     The assumptions used in the actuarial valuations are according to the underlying national economic conditions of the respective countries as follows:

    - Discount rate...........................................................        4.5%
    - Expected long-term rates of return on plan assets.......................        5.0%
    - Annual cost-of-living increases in pensions.............................        1.5%
    - Rates of increases in compensation levels...............................    2.5-3.5%

     Pension costs are funded on an ongoing basis within national regulatory limitations. By the end of 1995 the Swiss plan, which is the only material defined benefit plan within the Group, had a positive funding status (i.e. Fair Value of Plan Assets in excess of the Projected Benefit Obligation). The funded status of the major defined benefit plans was as follows as of 31 December 1996 and 1995:

                                                                            1996        1995
                                                                            TCHF        TCHF
                                                                           -------     -------
Projected benefits obligation............................................  (64,936)    (62,953)
Plan assets at fair value................................................   70,330      63,390
                                                                           -------     -------
Plan assets in excess of projected benefit obligation....................    5,394         437
Unrecognized net gain from past experience different from that assumed...   (6,563)     (2,086)
Unrecognized net obligation at 1 January 1995 being recognized over 14
  years..................................................................    1,742       1,887
                                                                           -------     -------
Prepaid pension cost.....................................................      573         237
                                                                           =======     =======

                         PORTESCAP SA AND SUBSIDIARIES

     For the years 1996 and 1995, the actual company contributions exceeded the net periodic pension costs after deducting employee contributions. These excess amounts totalling TCHF 573 and TCHF 237, respectively have been established as prepaid assets and then fully provided for in the same balance sheet position. These amounts are provided for since any such excess funds are only allowed by law to be used for the benefits of the plan participants.

     Net periodic pension cost and company pension expense for the Group's significant defined benefit plans consists of the following for the years ended 31 December 1996 and 1995. No comparative figures are available for 1994 as IAS 19 was adopted as of 1 January 1995:

                                                                          1996       1995
                                                                          TCHF       TCHF
                                                                         ------     ------
    Service costs......................................................   2,923      2,776
    Interest cost on PBO...............................................   2,750      2,653
    Actual return on plan assets.......................................  (3,077)    (2,846)
    Net amortization and deferral......................................     145        145
                                                                         ------     ------
    Net periodic pension cost..........................................   2,741      2,728
                                                                         ======     ======

     In Switzerland, the pension plan calls for both the employees and the employer to make contributions to the pension plan. In order to arrive at the pension expense recorded in the income statement, it is necessary to deduct these employee contributions which amounted to TCHF 1,230 and TCHF 1,186 for the years 1996 and 1995, respectively.

     Total costs recognized in conjunction with plans classified as defined contributions plans amounted to TCHF 229 and TCHF 218 during 1996 and 1995, respectively.

SHARE CAPITAL AND RESERVES

     The outstanding share capital as of 31 December 1996 and 1995 amounted to:

                                                                          1996       1995
                                                                          TCHF       TCHF
                                                                         ------     ------
    The share capital is structured as follows:
      11,000 shares with a nominal value of CHF 500....................   5,500      5,500
      57,000 shares with a nominal value of CHF 100....................   5,700      5,700
                                                                         ------     ------
    Nominal value of share capital.....................................  11,200     11,200
                                                                         ======     ======

     The voting right is based on the number of shares.

     The consolidated statement of changes in shareholder's equity reflects the movements in the other components of shareholder's equity.

CONTINGENT LIABILITIES

     Transicoil Inc., which was formerly owned by Portescap U.S. Inc. an indirect wholly-owned subsidiary of the Company, was notified in 1987 that the real estate in the United States on which its operations were located was nominated for inclusion on the U.S. Environmental Protection Agency (EPA) National Priorities List of hazardous waste sites pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA). In 1988, Portescap U.S. Inc., as well as Transicoil, Eagle-Picher Industries, Inc. (the owner of Transicoil at that time), other prior owners and the then owner of the site, were named by the EPA as "potentially responsible parties" (PRPs) under CERCLA which imposes joint and several liability on each PRP for the cleanup of the site. Portescap U.S. Inc. denied liability and denied that it was a proper PRP. An investigation of the site, performed by independent consultants at the request of the EPA, revealed the presence of contamination. In 1989, Eagle-Picher, Transicoil and the EPA entered into an administrative consent order, pursuant to which Eagle-Picher and Transicoil agreed to prepare a Remedial Investigation

                         PORTESCAP SA AND SUBSIDIARIES

Report and a Feasibility Study of the site. However, in 1991, prior to completion of either the Report or the Study, Eagle-Picher and Transicoil filed for bankruptcy and were subsequently discharged from any liability for environmental contamination at the site. In mid-1995, Portescap U.S. Inc. agreed in principle with one of the prior owners and operators of the site to pay, on an equal shares basis, up to $15,000 toward installation of drinking water filtration systems at several homes in the vicinity of the site. In August 1995, the EPA issued a unilateral order requiring certain prior and present owners and operators of the site to undertake various remedial actions. The EPA, however, did not name Portescap U.S. Inc. as a party to that order, although it subsequently served Portescap U.S. Inc. with a formal request for information concerning its past relationship with Transicoil and the Transicoil site. In October 1995, Portescap U.S. Inc. received notice of an indemnification claim asserted against it by a prior owner of the site under a sublease for a portion of the site. Portescap U.S. Inc. informed the entity that asserted the indemnification claim that it denies liability under that claim and that it will vigorously defend itself against that claim. In early 1996 the EPA released the Remedial Investigation Report which indicated the presence and nature of contamination at the site. As of December 31, 1996, neither the ultimate outcome of the various disputes relating to environmental conditions at the site nor the costs necessary to remediate the site could be determined. Accordingly, no provision for any material liability that may result upon the final outcome has been recorded in the accompanying consolidated financial statements.

     In addition, the Group assumes contingent liabilities emanating from the ordinary conduct of its business, such as liabilities from the discount of bills, liabilities from product warranty as well as liabilities resulting from rental and lease agreements.

AMOUNTS COMMITTED FOR FUTURE EXPENDITURE

     The Group's total commitment under non-cancellable operating leases are as follows as of 31 December 1996 and 1995:

                                                                           1996     1995
                                                                           TCHF     TCHF
                                                                           ----     ----
    Operating leases which expire:
      Within one year....................................................  354      431
      Within two to five years...........................................  340      461
      In more than five years............................................    8        8
                                                                           ---      ---
                                                                           702      900
                                                                           ===      ===

NET SALES

     Net sales consist principally of products manufactured by Portescap. The geographical break down of net sales is as follows for the years ended 31 December 1996, 1995 and 1994:

                                                                1996       1995       1994
                                                                TCHF       TCHF       TCHF
                                                               ------     ------     ------
    Switzerland..............................................  11,530     10,974      9,368
    Germany..................................................  20,098     20,324     18,350
    France...................................................   8,184      8,112      7,807
    United Kingdom...........................................  13,080     10,955     10,713
    Sweden...................................................   1,935      1,832      1,617
    Other EU countries.......................................  11,084      8,996      6,713
    Other non EU european countries..........................     852      1,036      2,481
    United States of America, Canada, Mexico.................  17,798     14,926     15,053
    Other America............................................       7         40        116
    Japan....................................................   6,035      6,692      5,641
    Other countries..........................................   1,594      1,471        779
                                                               ------     ------     ------
                                                               92,197     85,358     78,638
                                                               ======     ======     ======

                         PORTESCAP SA AND SUBSIDIARIES

OTHER OPERATING INCOME

     Other operating income is derived essentially from shipping and insurance invoiced to customers.

FINANCIAL INCOME AND CHARGES

     Financial income and charges amounted to the following for the years ended 31 December 1996, 1995 and 1994:

                                                                1996       1995       1994
                                                                TCHF       TCHF       TCHF
                                                               ------     ------     ------
    Financial income.........................................      55        104         67
    Discounts obtained.......................................      21         26          9
    Interest charges.........................................  (1,746)    (1,794)    (1,966)
    Discounts granted to customers...........................    (354)      (342)      (319)
    Other financial charges..................................     (15)       (74)       (15)
                                                               ------     ------     ------
                                                               (2,039)    (2,080)    (2,224)
                                                               ======     ======     ======

EXCHANGE GAINS AND LOSSES

     Exchange gains and losses included in income for the years ended 31 December 1996, 1995 and 1994 were as follows:

                                                                  1996     1995     1994
                                                                  TCHF     TCHF     TCHF
                                                                  ----     ----     ----
    Exchange gains..............................................   27       77       32
    Exchange losses.............................................  (41)      (2)     (20)
                                                                            --
                                                                  ---               ---
                                                                  (14)      75       12
                                                                  ===       ==      ===

TAXES

     The detail of income tax expense is as follows for the years ended 31 December 1996, 1995 and 1994:

                                                                  1996      1995      1994
                                                                  TCHF      TCHF      TCHF
                                                                  -----     -----     -----
    Capital taxes...............................................    181       119       140
    Taxes on current profits....................................  1,541     1,357     1,225
    Non-recoverable withholding taxes and other.................     69        18        96
                                                                  -----     -----     -----
                                                                  1,791     1,494     1,461
                                                                  =====     =====     =====

     Accumulated tax loss carry-forwards from own and acquired units have developed as follows:

                                                                     TAX LOSS         ESTIMATED
                                                                  CARRY-FORWARDS     TAX SAVINGS
                                                                       TCHF             TCHF
                                                                  --------------     -----------
    31 December 1994............................................       9,236             2,492
    used in 1995................................................      (3,801)           (1,057)
                                                                      ------            ------
    31 December 1995............................................       5,435             1,435
    used in 1996................................................      (2,023)             (475)
                                                                      ------            ------
    31 December 1996............................................       3,412               960
                                                                      ======            ======

     These tax losses have not been recognized as a debit to deferred tax as their recovery is not assured beyond a reasonable doubt. These loss carry-forwards are expiring through 2001.

     The overall anticipated income tax rate for the Portescap Group is 34%. The effective income tax rate for 1996 and 1995 amounted to 28% and 30%, respectively. The main reason for the difference between the anticipated rate and the effective rates has to do with the ability of the Group to utilize tax loss carryforwards during 1996 and 1995 as well as the inclusion of certain items of revenue and expense in the accounting income that do not coincide with the period in which they are included in taxable income. The income tax expense in 1994 relates mainly to taxable income realised in the foreign subsidiaries.

LIST OF SUBSIDIARIES OF PORTESCAP SA, LA CHAUX-DE-FONDS, AT 31 DECEMBER 1996

Name of subsidiary           Location                          % held
Portescap International SA   La Chaux-de-Fonds, Switzerland       100
Portescap (UK) Ltd.          Ringwood, UK                         100
G.J. Harris Ltd. (dormant)   Ringwood, UK                         100
Portescap U.S. Inc.          Hauppauge, USA                       100
Portescap Deutschland GmbH   Pforzheim, Germany                   100
Portescap France S.A.        Creteil, France                      100
Portescap Japan Ltd.         Tokyo, Japan                         100
Portescap Scandinavia AB     Stockholm, Sweden                    100
Portescap Polska Sp.zo.o.    Warszawa, Poland                     100

  SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED
                STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

DESCRIPTION OF DIFFERENCES

     A description of the accounting principles that differ in certain significant respects from United States generally accepted accounting principles ("US GAAP") follows:

  Taxation

     The Group identifies and considers all temporary differences between the financial and tax bases of assets and liabilities in its calculations of deferred taxes. However, under the present IAS 12, deferred tax assets and liabilities are only established for those differences which are expected to reverse in the foreseeable future (typically defined as three years). Deferred tax assets are established for deductible temporary differences or on tax loss carryforwards for which there is a reasonable expectation of realization. US GAAP requires deferred tax assets and liabilities be established on a comprehensive basis on substantially all such temporary differences based upon tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established for any deferred tax asset for which realization is not likely.

  Goodwill

     The purchase of the Group in 1990 by an outside investor resulted in an excess of cost over the net assets of the Group on the acquisition date. Under IAS 22, such excess is not required to be reported on the financial statements of the acquired entity, and until 1995, would be written off directly by the parent company to equity. Reporting guidelines of the Securities and Exchange Commission require that on stand-alone financial statements of an acquired entity such excess be capitalized and presented as excess fair market value of assets acquired and the remainder as goodwill and that both be appropriately depreciated and amortized, respectively. The goodwill is amortized using the straight-line method over a period of 20 years and the necessity for write-downs due to a permanent impairment in value is also considered. The excess fair market value is depreciated on a straight-line basis over 40 years in line with the Group's depreciation policy.

  Intangible Assets

     In 1993, the Group capitalized certain manufacturing development costs associated with the commercialization of a new product line. Under US GAAP, these costs would qualify as research and development costs for which capitalization is not permitted. Accordingly, the applicable end of year balance and related amortization are reversed.

  Retirement Benefit Plans

     As mentioned in note 9 to these financial statements, the Company adopted IAS 19 in accounting for its retirement benefit plans beginning 1 January 1995. In addition, the project unit credit method required by FAS 87 was also used in calculating the pension liability. The transition amount as of the adoption date is

  SUMMARY OF DIFFERENCES BETWEEN INTERNATIONAL ACCOUNTING STANDARDS AND UNITED
          STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES -- CONTINUED

being amortized over the expected future service periods of the employees from 1 January 1995. US GAAP would have required that FAS 87 be adopted as of 1 January 1989. An adjustment is, therefore, required to reflect the amortization of the transition liability as if FAS 87 had been applied from 1 January 1989.

  Numerical reconciliation

     Application of US GAAP would have the following effect on shareholder's equity and net income as of and for the years ended 31 December 1996 and 1995:

  Effect on net income

                                                                           1996      1995
                                                                           TCHF      TCHF
                                                                           -----     -----
    Net income under IAS as reported.....................................  3,710     3,035
    Increase (decrease) for:
    Deferred taxes.......................................................   (835)    (920)
    Purchase accounting -- pushdown Goodwill.............................   (758)    (759)
      Excess of fair market value of fixed assets........................   (521)    (521)
    Capitalization of intangible assets..................................     34       35
    Retirement Benefit Plans.............................................    336      238
    Tax effect of U.S. GAAP adjustments..................................     45       74
                                                                           -----     -----
    Net income in accordance with U.S. GAAP..............................  2,011     1,182
                                                                           =====     =====

  Effect on shareholder's equity

                                                                          1996       1995
                                                                          TCHF       TCHF
                                                                         ------     ------
    Shareholder's equity as reported in IAS accounts...................  28,124     22,855
    Increase (decrease) for:
    Deferred taxes.....................................................   1,331      2,166
    Purchase accounting -- pushdown Goodwill...........................  10,622     11,380
      Excess of fair market value of fixed assets......................   8,827      9,348
    Capitalization of intangible assets................................    (246)      (280)
    Retirement Benefit Plans...........................................    (296)      (632)
    Tax effect of U.S. GAAP adjustments................................  (2,486)    (2,531)
                                                                         ------     ------
                                                                         45,876     42,306
                                                                         ======     ======

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            INTER SCAN HOLDING LTD.,
                                   PORTESCAP

                                      AND

                              API PORTESCAP INC.,
                       AMERICAN PRECISION INDUSTRIES INC.

                               DATED JULY 3, 1997

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                        --------
RECITALS................................................................................     1
AMENDMENT AND RESTATEMENT OF INITIAL AGREEMENT..........................................     1
TERMS OF THIS AGREEMENT.................................................................     1
ARTICLE I.  Purchase and Sale of the Shares.............................................     1
   1.1    Purchase Price................................................................     1
   1.2    Payment of the Purchase Price.................................................     1
          (a)   Delivery of Preferred Stock, Exchangeable Promissory Note and Cash......     1
          (b)   Exchange Rate for Calculation of Shares of Preferred Stock and Principal
                  Amount of Note........................................................     2
ARTICLE II.  Representations and Warranties.............................................     2
   2.1    Representations and Warranties of Inter Scan..................................     2
          (a)   Corporate Standing and Authority; Binding Agreement.....................     2
          (b)   Capitalization of the Company...........................................     2
          (c)   Title to Stock..........................................................     3
          (d)   Directors and Officers..................................................     3
          (e)   Absence of Conflicting Agreements or Required Consents..................     3
          (f)   Financial Statements....................................................     3
          (g)   Securities Law Compliance...............................................     3
          (h)   Lack of Knowledge of Misrepresentations.................................     4
          (i)   Truth of Representations................................................     4
   2.2    Representations and Warranties of the Company.................................     4
          (a)   Subsidiaries' Corporate Standing and Authority; Binding Agreement.......     4
          (b)   Title to Subsidiaries' Stock............................................     4
          (c)   Corporate Records.......................................................     4
          (d)   Liabilities.............................................................     4
          (e)   Taxes...................................................................     4
          (f)   Inventories.............................................................     5
          (g)   Non-Infringement of Patents, Trademarks and Other Intellectual
                  Property..............................................................     5
          (h)   Operations and Use of Properties........................................     5
          (i)   Licenses................................................................     6
          (j)   Insurance...............................................................     6
          (k)   Environmental Matters...................................................     6
          (l)   Receivables.............................................................     7
          (m)   Employees and Labor Laws................................................     7
          (n)   Product Labeling and Product Liability..................................     7
          (o)   Validity and Existence of Agreements....................................     7
          (p)   Employee Benefit Plans..................................................     8
          (q)   Company Employee Benefit Plans..........................................     8
          (r)   Related Entities........................................................    10
          (s)   Multiemployer Plans.....................................................    11
          (t)   Capitalized Leases......................................................    11
          (u)   Guaranties..............................................................    11
          (v)   Litigation..............................................................    11
          (w)   Management Personnel....................................................    11
          (x)   Absence of Changes......................................................    11
          (y)   Delivery of Exhibits....................................................    12
          (z)   No Side Agreements......................................................    12
          (aa)  Customers...............................................................    12

                                                                                          PAGE
                                                                                        --------
          (bb)  Suppliers...............................................................    12
          (cc)  Title to Assets.........................................................    12
          (dd)  Machinery and Equipment.................................................    12
          (ee)  Truth of Representations................................................    12
   2.3    Representations and Warranties of API Portescap...............................    12
          (a)   Corporate Standing and Authority........................................    12
          (b)   Capitalization of API...................................................    13
          (c)   Directors and Officers..................................................    13
          (d)   Absence of Conflicting Agreements or Required Consents..................    13
          (e)   Financial Statements....................................................    13
          (f)   API Subsidiaries' Corporate Standing and Authority; Binding Agreement...    13
          (g)   Title to API Subsidiaries' Stock........................................    14
          (h)   Corporate Records.......................................................    14
          (i)   Liabilities.............................................................    14
          (j)   Taxes...................................................................    14
          (k)   Inventories.............................................................    14
          (l)   Non-Infringement of Patents, Trademarks and Other Intellectual
                  Property..............................................................    14
          (m)   Operations and Use of Properties........................................    15
          (n)   Licenses................................................................    15
          (o)   Insurance...............................................................    15
          (p)   Environmental Matters...................................................    15
          (q)   Receivables.............................................................    16
          (r)   Employees and Labor Laws................................................    16
          (s)   Product Labeling and Product Liability..................................    16
          (t)   Validity and Existence of Agreements....................................    16
          (u)   Employee Benefit Plans..................................................    17
          (v)   Related Entities........................................................    19
          (w)   Multiemployer Plans.....................................................    20
          (x)   Capitalized Leases......................................................    20
          (y)   Guaranties..............................................................    20
          (z)   Litigation..............................................................    20
          (aa)  Management Personnel....................................................    20
          (bb)  Absence of Changes......................................................    20
          (cc)  Delivery of Exhibits....................................................    21
          (dd)  No Side Agreements......................................................    21
          (ee)  Customers...............................................................    21
          (ff)  Suppliers...............................................................    21
          (gg)  Title to Assets.........................................................    21
          (hh)  Machinery and Equipment.................................................    21
          (ii)  Truth of Representations................................................    21
          (jj)  Securities Law Compliance...............................................    21
ARTICLE III.  Certain Covenants of Inter Scan, the Company and Subsidiaries.............    22
   3.1    Negative Covenants of Inter Scan, the Company and Subsidiaries................    22
   3.2    Affirmative Covenants of Inter Scan, the Company and Subsidiaries.............    23
ARTICLE IV.  Covenants of API...........................................................    23
   4.1    Affirmative Covenants of API..................................................    23
   4.2    Additional Covenants of API...................................................    24

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
ARTICLE V.  Closing.....................................................................    24
   5.1    Conditions to Inter Scan's Obligation to Close................................    24
          (a)   Representations, Warranties and Covenants...............................    24
          (b)   No Litigation...........................................................    25
          (c)   Purchase Price and Payment of Debt to Affiliates........................    25
          (d)   Shareholder and Registration Agreements.................................    25
          (e)   Appointment of Inter Scan's Representative to API's Board...............    25
   5.2    Conditions to API Portescap's Obligation to Close.............................    25
          (a)   Representations, Warranties and Covenants...............................    25
          (b)   No Litigation...........................................................    25
          (c)   Conveyances.............................................................    25
          (d)   Resignations and Releases...............................................    25
          (e)   Shareholder and Registration Agreements.................................    25
   5.3    Time and Place................................................................    25
   5.4    Best Efforts to Satisfy Conditions............................................    26
   5.5    Waiver of Conditions..........................................................    26
   5.6    Termination of Agreement......................................................    26
   5.7    Procedure Upon Termination....................................................    26
ARTICLE VI.  Actions after the Closing..................................................    27
   6.1    Further Assurances............................................................    27
   6.2    HSR Act.......................................................................    27
ARTICLE VII.  Non-Competition Agreements................................................    27
   7.1    Non-Competition...............................................................    27
ARTICLE VIII.  Taxes....................................................................    28
   8.1    Liability for Taxes...........................................................    28
          (a)   Taxable Periods Ending on or before the Closing Date....................    28
          (b)   Taxable Periods Commencing on or after the Closing Date.................    28
          (c)   Definition of "Taxes."..................................................    28
   8.2    Refunds or Credits............................................................    28
   8.3    Contests......................................................................    29
   8.4    Mutual Cooperation............................................................    30
   8.5    Covenants and Agreements......................................................    30
          (a)   Company's Obligation to File Returns....................................    30
          (b)   API's Obligation to File Returns........................................    30
   8.6    Tax Sharing Agreement.........................................................    30
ARTICLE IX.  Indemnification............................................................    30
   9.1    Expiration of Representations and Warranties..................................    30
   9.2    Indemnification by Inter Scan.................................................    31
   9.3    Indemnification by API Portescap..............................................    31
   9.4    Claims........................................................................    31
   9.5    Limitations on Indemnification................................................    31
ARTICLE X.  Management of the Company and Subsidiaries..................................    32
  10.1    Appointment of API as Manager.................................................    32
  10.2    Major Decisions...............................................................    33

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
ARTICLE XI.  Miscellaneous..............................................................    33
  11.1    Expenses......................................................................    33
  11.2    Execution in Counterparts.....................................................    33
  11.3    Notices.......................................................................    34
  11.4    Severability..................................................................    34
  11.5    Titles and Headings...........................................................    34
  11.6    Successors and Assigns; No Third Party Beneficiaries..........................    34
  11.7    Incorporation of Exhibits.....................................................    35
  11.8    Brokers and Finders...........................................................    35
  11.9    Entire Agreement; Waivers and Amendments......................................    35
  11.10   Announcements.................................................................    35
  11.11   Construction..................................................................    35
  11.12   Governing Law.................................................................    35
  11.13   References....................................................................    35
Signatures..............................................................................    36
API Agreement, Guaranty and Representations and Warranties..............................    36

                              AMENDED AND RESTATED
                            STOCK PURCHASE AGREEMENT

     This AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (this "Agreement") dated July 3, 1997, is by and among INTER SCAN HOLDING LTD., a Swiss corporation ("Inter Scan"), PORTESCAP, a Swiss corporation (the "Company"), AMERICAN PRECISION INDUSTRIES INC., a Delaware corporation ("API") and API PORTESCAP INC., a New York corporation ("API Portescap").

                                   RECITALS:

     A. Inter Scan is the owner of all of the issued and outstanding capital stock of the Company;

     B. API Portescap is a wholly owned subsidiary of API;

     C. Inter Scan desires to sell to API Portescap, and API Portescap desires to purchase all of the issued and outstanding capital stock of the Company from Inter Scan;

     D. Inter Scan, the Company, API and API Portescap have entered into a Stock Purchase Agreement dated as of April 11, 1997 (the "Initial Agreement") which provides for Inter Scan's sale of all of the issued and outstanding capital stock of the Company to API Portescap; and

     E. Inter Scan, the Company, API and API Portescap desire to amend the Initial Agreement in certain respects and to restate the Initial Agreement, as so amended.

     NOW, THEREFORE, in consideration of the premises and mutual terms, conditions and covenants set forth herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Inter Scan, API Portescap, API and the Company hereby agree as follows:

                           AMENDMENT AND RESTATEMENT
                              OF INITIAL AGREEMENT

     Inter Scan, the Company, API and API Portescap hereby amend and restate, as amended, the Initial Agreement in its entirety. The Initial Agreement, as so amended and restated, is hereinafter referred to as this "Agreement." This Agreement, with the Exhibits referred to herein and attached hereto, hereby replaces and supersedes the Initial Agreement, with the Exhibits referred to therein and attached thereto, in its entirety. The Initial Agreement and all Exhibits thereto, as replaced and superseded by this Agreement, is hereby rendered null and void and of no force and effect, and no party to this Agreement shall have any rights or obligations under the Initial Agreement.

                            TERMS OF THIS AGREEMENT

                                   ARTICLE I.

                        PURCHASE AND SALE OF THE SHARES

     1.1 Purchase Price. On the terms and subject to the conditions set forth in this Agreement, on the Closing Date (as hereinafter defined), Inter Scan shall sell, and API Portescap shall purchase all of the Shares (as defined below) free and clear of all liens, claims and encumbrances. As consideration for the Shares, API Portescap shall pay Inter Scan a total consideration of Forty-three million (43,000,000) Swiss francs ("CHF") (the "Purchase Price"), payable in accordance with Section 1.2 below.

     1.2 Payment of the Purchase Price.

          (a) Delivery of Preferred Stock, Exchangeable Promissory Note and Cash. The Purchase Price shall be payable to Inter Scan as follows:

             (i) API or API Portescap shall deliver to Inter Scan on the Closing Date 20,000 shares of API's Series A seven percent (7%) cumulative convertible preferred stock which shall have (A) an aggregate liquidation value of $21,156,250 (U.S. dollars) (calculated in accordance with Section 1.2(b) below), and (B) the other rights and privileges as described on Exhibit 1.2(a)(i) hereto (the "Series A Preferred Stock"), including the right and obligation as set forth in this Agreement to exchange the Series A Preferred Stock for API's Series B seven percent (7%) cumulative convertible preferred stock (the "Series B Preferred Stock") which shall contain the rights and privileges described in Exhibit 1.2(a)(i) hereto;

             (ii) API or API Portescap shall deliver to Inter Scan on the Closing Date an exchangeable promissory note in the principal amount of $5,000,000 (U.S. dollars) which will be exchangeable for shares of API's Series B Preferred Stock, if and when such Series B Preferred Stock is authorized by API's shareholders, and which shall be in the form of
        Exhibit 1.2(a)(ii) hereto (the "Note"); and

             (iii) API or API Portescap shall pay Inter Scan on the Closing Date in Swiss francs the amount of 5,500,000 CHF in immediately available funds by wire transfer to an account which shall be designated by Inter Scan not less than two business days prior to the Closing Date.

          (b) Exchange Rate for Calculation of Shares of Preferred Stock and Principal Amount of Note. The number of shares and liquidation value of Preferred Stock to be delivered pursuant to Section 1.2(a)(i) above and the principal amount of the Note to be delivered pursuant to Section 1.2(a)(ii) above has been calculated based upon an agreed to currency exchange rate of a Swiss franc equal to $.6975 U.S. dollar.

                                  ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations and Warranties of Inter Scan. Inter Scan represents and warrants to API Portescap that:

          (a) Corporate Standing and Authority; Binding Agreement. Each of Inter Scan and the Company is a corporation duly organized and validly existing under the laws of Switzerland and has full corporate power to own all of its properties and assets and to conduct its business as it is now being conducted. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of the Company's or Inter Scan's Articles of Incorporation or By-laws, and the Company and Inter Scan have obtained all necessary authorization and approval from their respective Boards of Directors and shareholders (if required) for the execution of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a legal, valid and binding agreement of the Company and Inter Scan enforceable against each of them in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights. Complete and correct copies of the Articles of Incorporation and By-Laws of the Company and Inter Scan have been made available to API.

          (b) Capitalization of the Company. The capitalization of the Company consists of 57,000 registered shares and 11,000 bearer shares (the "Common Stock"); and Inter Scan owns all of the shares of the Common Stock (the shares of Common Stock owned by Inter Scan are referred to as the "Shares"), which are the only issued and outstanding securities of the Company and all of which are duly authorized, validly issued and outstanding, fully paid and non-assessable. The Company has no other class of stock authorized or outstanding and has not issued any profit sharing certificates. No shares of Common Stock and no profit sharing certificates of the Company have been reserved for any purpose. There are no outstanding securities of the Company that are convertible into shares of Common Stock. Except for API Portescap's rights hereunder, there are no options, warrants, calls, commitments, rights or understandings of any character to purchase or otherwise acquire from the Company or Inter Scan any shares of Common Stock, or any convertible security or other security issued or to be issued by the Company. Except as disclosed in Exhibit 2.1(b) hereto, the Company has no direct or indirect equity interest in and has not made advances to any corporation, association, partnership, joint venture or other entity (each such entity listed on Exhibit 2.1(b) hereinafter referred to as a "Subsidiary" and such entities referred to collectively as "Subsidiaries"). Except for qualifying shares held by directors, no party, other than the Company and the Subsidiaries, has or is entitled to obtain any direct or indirect equity interest in any of the Subsidiaries.

          (c) Title to Stock. Inter Scan has good and marketable title to all of the Shares, free and clear of all liens, claims and encumbrances. Upon consummation of the transactions contemplated hereby, API Portescap will acquire good and marketable title to the Shares, free and clear of all liens, claims and encumbrances.

          (d) Directors and Officers. Attached hereto as Exhibit 2.1(d) is a list of all directors and officers of the Company and each Subsidiary.

          (e) Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by the Company and Inter Scan do not and will not: (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company, any Subsidiary or Inter Scan or by which any of them is bound or affected, (ii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which the Company, any Subsidiary or Inter Scan is a party, or (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any person or entity not a party to this Agreement (except for such filings as may be required under the Securities Exchange Act of 1934 and applicable requirements if any, arising under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, collectively the "HSR Act", in connection with any conversion of the Preferred Stock into shares of API common stock).

          (f) Financial Statements. The Company and Inter Scan have furnished API with: (i) the Company's and each Subsidiary's income tax returns for the years ended December 31, 1993, 1994 and 1995; (ii) the Company's consolidated financial statements as at December 31, 1993, 1994, 1995 and 1996, and for the years then ended audited by KPMG Fides Peat (the "Year End Financial Statements"); and (iii) interim balance sheets and statements of profit and loss and supporting schedules of expenses for the twelve month period ended December 31, 1996 and for each elapsed calendar month since December 31, 1996 through the Closing (except that the Company has provided an interim financial statement for the 2 month period of January and February of 1997, rather than a separate statement for each such month) prepared by the Company and each Subsidiary from its books and records (the "Interim Financial Statements") (the Interim Financial Statements and the Year End Financial Statements are collectively referred to as the "Financial Statements"). The Financial Statements have been or will be, as the case may be, prepared in accordance with International Accounting Standards (the "Accounting Principles") consistently applied throughout the periods indicated. The Financial Statements fairly present or will fairly present, as the case may be, the results of the operations of the Company and each Subsidiary and the Company's and each Subsidiary's financial position for the periods indicated except, with respect to the Interim Financial Statements, for non-material changes resulting from normal, non-material year-end adjustments.

          (g) Securities Law Compliance. Inter Scan acknowledges that the Series A and Series B Preferred Stock, the Note and the API common stock issuable upon the conversion of the Series A and Series B Preferred Stock, has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under any state or foreign securities laws. Inter Scan is acquiring the Series A and Series B Preferred Stock, the Note and the API common stock issuable upon the conversion of the Series A and Series B Preferred Stock, solely for investment, with no present intention to distribute any of such securities to any person. Inter Scan will not sell or otherwise dispose of any of the Series A and Series B Preferred Stock, the Note and the API common stock issuable upon the conversion of the Series A and Series B Preferred Stock, except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder and any other applicable securities laws.

          (h) Lack of Knowledge of Misrepresentations. Inter Scan is not aware of any untrue statement of a material fact in the representations and warranties set forth in Section 2.2 below; and it is not aware of any omission to state any material fact necessary to make the statements contained in Section 2.2 not misleading.

          (i) Truth of Representations. On the date of this Agreement and on the date of the Closing, no representation or warranty of Inter Scan in this Agreement, nor any written statement or certificate executed by Inter Scan and furnished or to be furnished to API Portescap or API pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     2.2 Representations and Warranties of the Company. The Company represents and warrants (except that, with respect to the Subsidiaries, such representations and warranties are given to the best of its knowledge) to API Portescap that:

          (a) Subsidiaries' Corporate Standing and Authority; Binding Agreement. Each of the Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction identified on Exhibit 2.2(a) hereto, has full corporate power to own all of its properties and assets and to conduct its business as it is now being conducted. The execution of this Agreement and the consummation of the transactions contemplated herein will not violate any provision of any Subsidiary's Articles of Incorporation or By-Laws. Complete and correct copies of the Articles of Incorporation and By-Laws of each Subsidiary have been made available to API.

          (b) Title to Subsidiaries' Stock. The Company has good and marketable title to all outstanding shares of the capital stock of Portescap International SA, and Portescap International SA has good and marketable title to all of the outstanding shares of the capital stock of the other Subsidiaries, free and clear of all liens, claims and encumbrances.

          (c) Corporate Records. The Company's and each Subsidiary's corporate record books are complete, accurate and up to date with all necessary signatures and set forth all meetings and actions taken by its shareholders and directors. The Company's and each Subsidiary's stock transfer books and stock ledgers are each complete, accurate and up to date with all necessary signatures and set forth all stock and securities issued, transferred or surrendered, together with evidence of any required stock transfer tax information in conformity with all applicable requirements. The Company and each Subsidiary makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the Company's and each Subsidiary's financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management's authorization, and (iv) the recorded accountability of its assets other than property, plant or equipment is compared with existing assets at reasonable intervals.

          (d) Liabilities. There are no liabilities or obligations of the Company or any Subsidiary of any kind, whether accrued, absolute, contingent or otherwise, except (i) as indicated in the Financial Statements, (ii) as disclosed on Exhibit 2.2(d) hereto, (iii) those incurred as the result of API's management of the Company pursuant to
     Article X below or (iv) liabilities or obligations arising since the date of the most recent Financial Statement which (A) were incurred in the ordinary and usual course of the Company's or Subsidiary's business, (B) individually and in the aggregate do not exceed CHF 100,000 and CHF 200,000, respectively and (C) are in types and amounts consistent with the Company's or Subsidiary's past practices and experience.

          (e) Taxes. The Company and each Subsidiary has filed all tax returns and reports which are required by law to be filed and has paid or set up an adequate reserve for the payment of all Taxes (as defined in Section 8.1(c) below) required to be paid in respect of the periods covered by those returns and reports and Taxes which have or may become due pursuant to those returns and reports, and all assessments made and all other accrued Taxes whether or not the returns, reports or payments are yet due. Exhibit 2.2(e) sets forth the most recent years during the past five years for which income, sales and use, value added, employment and any other material tax returns of the Company and Subsidiaries have been examined by any taxing authority. All filed tax returns and reports of the Company and each Subsidiary are correct and true in all material respects and, except as disclosed in Exhibit 2.2(e), there is no outstanding claimed deficiency with respect to any tax period, no formal or informal notice of a proposed deficiency, no notification of any pending audit of tax returns and reports and no waiver or extension granted to the Company or any Subsidiary with respect to any period of limitations affecting assessment of any Taxes.

          (f) Inventories. The Company's and each Subsidiary's inventory: (i) complies with all applicable laws and regulations (including all applicable laws and regulations of Switzerland, the United States and each of the states of the United States into which any such inventory may be shipped);
     (ii) complies, to the extent U.S. law applies, with all legal requirements applicable to any Hazardous Substance (as hereinafter defined) or any substance which was the subject of a pre-manufacturing notice filed with the United States Environmental Protection Agency under the Toxic Substance Control Act, as amended, 15 U.S.C. sections 2601 et seq., and (iii) does not consist of any damaged or items which the Company considers obsolete (except to the extent that a reserve therefor is included in such party's regularly prepared financial statements). For purposes of this Agreement, "Hazardous Substance" shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. sections 9601 et seq., and the regulations adopted pursuant thereto, and shall also include asbestos containing materials, urea formaldehyde foam, petroleum, petroleum products (except cleaning supplies used in the ordinary course of business) and any substance classified as "hazardous" or otherwise regulated for purposes of protecting health or the environment under applicable law, regulation or notice. The inventories reflected in the Financial Statements have been or will be acquired in the ordinary course of business of the Company or Subsidiary, as applicable, in accordance with its normal inventory practices and are or will be stated in accordance with the Accounting Principles consistently applied. None of the Company's or any Subsidiary's inventory is stored or warehoused anywhere other than at the locations identified in Exhibit 2.2(f) hereto.

        (g) Non-Infringement of Patents, Trademarks and Other Intellectual Property. Exhibit 2.2(g) contains a complete and correct list of all of the patents, copyrights, trademarks, trade names, service marks and domain names owned or used by the Company and Subsidiaries (such items, along with any trade secrets, industrial designs and technical know how owned or used by the Company and Subsidiaries, shall hereinafter be referred to collectively as the "Intellectual Property"). Exhibit 2.2(g) also contains a list of the Company's and Subsidiaries' applications and registrations in any governmental office or registry with respect to any Intellectual Property. Except as disclosed in Exhibit 2.2(g), the Intellectual Property is owned by the Company and is free and clear of any license, sublicense, lien, charge or encumbrance. The Intellectual Property owned by the Company and Subsidiaries immediately following the Closing, will constitute all intellectual property rights necessary to conduct the Company's and Subsidiaries' business as it is currently conducted. None of the Intellectual Property has a material defect or been misappropriated from any third party. The Company and each Subsidiary is not infringing upon or otherwise violating any intellectual property rights of any third party, and the Company's and each Subsidiary's continued use of any and all of the Intellectual Property after the Closing in a manner consistent with the Company's and Subsidiaries' past practices shall not result in any such infringement or violation. The Company and each Subsidiary is not in default under any license or sublicense agreement with a third party. Each of the Subsidiaries and the Company does not know of (1) any claim by a third party that the use of the Intellectual Property infringes or violates the intellectual property rights of said third party, (2) any infringement or violation by a third party of the Company's or any Subsidiary's rights in the Intellectual Property or any default by a third party under a license or sublicense agreement with the Company or any Subsidiary or (3) any claim for cancellation on the basis of non-use of any Intellectual Property.

          (h) Operations and Use of Properties. The Company's and each Subsidiary's operations, business and properties, including leased properties, are in conformity in all material respects with all applicable laws, ordinances, regulations or orders (including without limitation zoning, land use and building codes and motor vehicle registration, permitting, inspection and operation). The Company's and each Subsidiary's assets are reasonably sufficient for the conduct of the Company's and such Subsidiary's business as it currently is conducted. The Company and Subsidiaries do not own or lease, directly or indirectly, any real property other than the real property listed on Exhibit 2.2(h). With respect to such real property, there are no (i) buildings of historic interest included therein, (ii) public restrictions on the disposition thereof, (iii) obligations regarding the construction, maintenance or adoption of any highway or conduit or stipulated by public law or (iv) options or rights of pre-emption.

          (i) Licenses. The Company and each Subsidiary has all material licenses, permits, approvals and other governmental authorizations necessary to own all of its properties and assets and carry on its business as now being conducted (collectively, the "Licenses"). Except as disclosed on Exhibit 2.2(i), each License is valid and in full force and effect. The continuation, validity and effectiveness of each License will in no way be affected by the consummation of the transactions contemplated by this Agreement. The Company and each Subsidiary has not breached any material provision of, is not in default under the material terms of, and has not engaged in any activity that would cause revocation or suspension of, any material License and no action or proceeding looking to or contemplating the revocation or suspension of any such License is pending or, to the Company's or Subsidiaries' knowledge, threatened.

          (j) Insurance. The Company and each Subsidiary is covered by valid and currently effective insurance policies issued in favor of the Company or such Subsidiary in amounts which are, in the Company's best judgment after advice from its insurance advisers, appropriate to its situation and operations. The Company and each Subsidiary has been insured for products liability continuously since January 1, 1987, or, with respect to each Subsidiary, the date of formation or acquisition of such Subsidiary, if later.

          (k) Environmental Matters. The Company and each Subsidiary has been, and currently is, in full compliance in all material respects with all applicable laws and regulations relating to Hazardous Substances, Hazardous Waste (as hereinafter defined), air quality and groundwater pollution (collectively, "Environmental Laws") (i) at all property or facilities owned or leased by the Company and Subsidiaries (collectively, the "Company's Facilities") and (ii) in connection with all operations of the Company and Subsidiaries regardless of whether conducted at the Company's Facilities. Except as disclosed on Exhibit 2.2(k), there has not been any disposal, release or threatened release of any Hazardous Substance or Hazardous Waste at any of the Company's Facilities that was not in compliance with applicable Environmental Laws. To its knowledge, no asbestos, urea-formaldehyde foam or other forms of urea formaldehyde have been installed or are included in the furnishing or construction of any building or other improvement at the Company's Facilities that violates any applicable Environmental Law. Each of the Company and Subsidiaries has made no disposal of any Hazardous Waste or Hazardous Substance at any site currently listed pursuant to 42 U.S.C. section 9605(a)(8)(B) (or pursuant to any similar law or regulation identifying hazardous sites) or, to the best knowledge of the Company and Subsidiaries, any site currently being investigated for such listing pursuant to any such law or regulation. Except as disclosed on Exhibit 2.2(k) hereto, there are no pending or threatened claims with respect to Hazardous Substances or Hazardous Waste relating to any of the Company's Facilities or relating to any operations of the Company or Subsidiaries regardless of whether conducted at the Company's Facilities, and neither the Company nor any Subsidiary knows of any basis for a claim being made against the Company or Subsidiaries with respect to any Hazardous Substance or Hazardous Waste or under any law or regulation for the protection of the environment. For purposes of this Agreement, "Hazardous Waste" shall have the meaning set forth in the Resource Conservation and Recovery Act as amended, 42 U.S.C. sections 9601 et seq., and the regulations adopted pursuant thereto and shall also include polychlorinated biphenals ("PCBs") and any natural or artificial substance (whether in solid or liquid form or in the form of a gas or vapor and whether alone or in combination with any other substances) capable of causing harm to man or any other living organism supported by the environment, or damaging the environment or public health or welfare, including but not limited to any controlled, special, hazardous, toxic or dangerous waste.

          (l) Receivables. All accounts receivable, notes receivable and other receivables reflected in the Financial Statements (the "Accounts Receivable") of the Company and Subsidiaries have been properly recorded on the Company's and Subsidiaries' books and arose in connection with the sale of goods and services in the ordinary course of business. The reserve established in the Company's fiscal year 1996 audited consolidated balance sheet for doubtful Accounts Receivable was determined in accordance with the Accounting Principles consistently applied.

          (m) Employees and Labor Laws. In the last five years there have been no strikes, lockouts or other material labor disputes or demands for recognition of a union as collective bargaining agent for all or any part of the Company's or Subsidiaries' employees, and each of the Company and Subsidiaries is not a party to any collective bargaining or other labor agreement except for those described in Exhibit 2.2(m). Except as disclosed in Exhibit 2.2(m), each of the Company and Subsidiaries has no written agreements of employment and no oral agreements or understandings with any employee as to any specific period of employment. The Company and each Subsidiary is in compliance in all material respects with all applicable laws and regulations relating to the employment of labor, including provisions relating to wages, fringe benefits, hours, working conditions, occupational safety and health, safety of the premises, collective bargaining, payment of social security and unemployment taxes, civil rights and discrimination in hiring, retention, promotion, pay and other conditions of employment; and the Company and each Subsidiary is not liable for arrears on wages or any tax or penalties for failure to comply with those laws or regulations. There are no oral agreements or understandings with employees except as to current salary or wage rates and no other oral agreements or understandings which will affect the Company's or any Subsidiary's employment practices or operations.

          (n) Product Labeling and Product Liability. The Company and each Subsidiary is in compliance in all material respects with all applicable laws and regulations relating to product labeling, product safety and public health and safety. The Company and each Subsidiary has not received any notice of any claim that any product now or heretofore offered for sale or sold by it or distributed by it in connection with product sales is injurious to the health and safety of any person or is not in conformity with its specifications or not suitable for any purpose or application for which it is offered for sale, sold or distributed.

          (o) Validity and Existence of Agreements. Exhibit 2.2(o) sets forth and briefly describes all the following with respect to the Company and each Subsidiary (collectively referred to as the "Contracts"):

             (1) Each written agreement, contract, arrangement, commitment, understanding or obligation to which any of the Company or Subsidiaries is a party or by which it or its properties is or may be bound (including without limitation quotations by the Company or any Subsidiary to current or potential customers which purport to be binding on the Company or any Subsidiary for a certain time period) which (A) was entered into in the ordinary course of business and (i) involves the payment of consideration or delivery of goods or services by the Company or any Subsidiary with a value in excess of CHF 500,000 or (ii) has a remaining term of more than one year which cannot be terminated by the Company or any Subsidiary without penalty upon one year's (or less) notice and involves the payment of consideration or delivery of goods or services by the Company or any Subsidiary with a value in excess of CHF 200,000 or (B) was entered into out of the ordinary course of business and involves the payment of consideration or delivery of goods or services by the Company or any Subsidiary with a value in excess of CHF 25,000;

             (2) Each instrument (i) evidencing any liability of the Company or any Subsidiary for borrowed money or for the obligations of any third party, (ii) defining the terms on which any other debt of the Company or any Subsidiary has been or may be issued or incurred; or (iii) evidencing any liability of any third party for the obligations of the Company or any Subsidiary.

             (3) All agreements, contracts, arrangements, commitments, understandings or obligations, oral or written, limiting in any respect the freedom of the Company or any Subsidiary or any of its key employees to compete in any line of business or with any person or to do business with any particular customers or class of customers or to carry on business in any geographic area;

             (4) All agreements, contracts, arrangements, commitments, understandings, or obligations, oral or written, relating to the Company or any Subsidiary, its business, operations, prospects, properties, assets or condition (financial or otherwise) in which Inter Scan has any interest, direct or indirect, including a description of any transactions between the Company or any Subsidiary and Inter Scan or any entity in which Inter Scan has any interest; and

             (5) All agreements, contracts, arrangements, commitments, understandings or obligations, oral or written, between the Company or any Subsidiary and Inter Scan not covered in (4) above.

             The Company has delivered or made available to API a true and complete copy of each written Contract, which copies accurately reflect the understanding of the Company with respect to the Contracts. The Company has delivered or made available to API a fair and accurate summary of each oral Contract listed on Exhibit 2.2(o). Each of the Contracts listed on Exhibit 2.2(o) is a valid and binding obligation of the parties thereto in accordance with its respective terms (except with respect to quotations by the Company or any Subsidiary which have not been accepted by the recipient thereof), and the Company or the applicable Subsidiary has performed and complied in all material respects with all the provisions of, and no party is in default or would be in default with the lapse of time or notice under the terms of, any of the Contracts. The execution of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of any of the Contracts and will not result in or create a right of termination, cancellation or adverse modification of any of the Contracts.

          (p) Employee Benefit Plans. Exhibit 2.2(p) lists all employee pension benefit plans, all employee welfare benefit plans, all fringe benefit plans, and all executive compensation, retirement, supplemental retirement, deferred compensation, incentive, bonus, severance, compensation associated with change in control, perquisite, health care, death benefit, medical, disability, life insurance, vacation pay, sick pay or other plans, programs, and arrangements, whether or not government-mandated, to which the Company or any Subsidiary is or has been a party, with respect to which the Company or any Subsidiary has an obligation, that have been or are maintained, contributed to, or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, or director or that relate to the Company or any Subsidiary, and are in effect or in connection with which any obligation remains on the date of this Agreement or that by their present terms will become effective after the date of this Agreement (such plans, programs, and arrangements to be referred to collectively as "Company Employee Benefit Plans").

          (q) Company Employee Benefit Plans.

             (1) The Company has delivered or made available to API a complete and accurate copy of each Company Employee Benefit Plan document (including all amendments) and a complete and accurate copy of all documents relating to such Company Employee Benefit Plan, including, if applicable: (A) each trust agreement, insurance or annuity contract, investment management agreement, custodial agreement, and other agreement relating to the funding of the Company Employee Benefit Plan, and all amendments to them; (B) the most recent summary plan description and any subsequent summary of material modifications or other material disclosure information furnished to participants; (C) the three most recently prepared or filed annual returns or reports, including all applicable schedules; (D) if the Company Employee Benefit Plan is intended to qualify under or satisfy requirements of the tax law of the relevant jurisdiction, the most recent determination letter or other notice of qualification or approval issued by the relevant government authority, the application submitted for it, any correspondence with the relevant government authority in connection with the determination letter or other notice of qualification or approval, and any pending application for a determination letter or other notice of qualification or approval; (E) the three most recent financial statements; and (F) the three most recent actuarial valuation reports.

             (2) Each Company Employee Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable laws. For the purposes of Section 2.2(q),
        (r), and (s), the term "law" includes, without limitation, those particular laws to which the following provisions of Section 2.2(q),
        (r), and (s) refer, laws relating to, regulating, or mandating the provision of social welfare, pension, or other benefits for employees, all provisions of the relevant tax law applicable to secure intended tax consequences, securities law, and all regulations and authoritative court and administrative rulings under such laws. All persons who participate in the operation of the Company Employee Benefit Plans and all Company Employee Benefit Plan fiduciaries have always acted in all material respects in accordance with the provisions of all applicable law of the relevant jurisdiction. The Company and the Subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any Company Employee Benefit Plan. No legal action, suit, claim, or governmental proceeding or investigation is pending or, to the knowledge of the Company or any Subsidiary threatened or imminent with respect to any Company Employee Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company or any Subsidiary no fact or event exists that could give rise to any such action, suit, claim, or governmental proceeding or investigation which is meritorious.

             (3) The administrator of each Company Employee Benefit Plan has complied with all applicable laws of the relevant jurisdiction regarding reporting to the relevant government authority and disclosure to participants and beneficiaries. Each summary plan description, summary of material modifications, and other material disclosure information furnished to participants and beneficiaries with respect to each Company Employee Benefit Plan describes the plan accurately and comprehensively in accordance with any applicable requirements of the law of the relevant jurisdiction, and each annual report or return prepared or filed with respect to each such plan, including all schedules and attachments, is correct and accurate as of the date of filing.

             (4) With respect to any Company Employee Benefit Plan that provides pension or retirement or other post-employment compensation ("Pension Plan") and that is intended to qualify under or satisfy applicable requirements of the tax law of the relevant jurisdiction (in the case of any plan covering U.S. employees, section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code")), each such Pension Plan qualifies under or satisfies the applicable requirements of the tax law of the relevant jurisdiction, and any trust through which such Pension Plan is funded is exempt, to the extent intended, from tax; if a determination letter or other notice of qualification or approval would be available from a government authority to indicate that such a plan does qualify under or satisfies the applicable requirements of the tax law of the relevant jurisdiction, the Pension Plan as amended through the date of this Agreement has obtained such a letter or other notice. Nothing has occurred that could adversely affect the qualified or satisfactory or approved status of such Pension Plan or trust under the tax law of the relevant jurisdiction.

             (5) No person has acted or failed to act in connection with any Company Employee Benefit Plan in a manner that would subject the Company or any Subsidiary to direct or indirect liability, by indemnity or otherwise, for a breach of any fiduciary duty.

             (6) Neither the Company nor any Subsidiary has incurred liability for any excise tax arising under section 4971, 4972, 4980, or 4980B of the Code, and no fact or event exists that could give rise to any such liability.

             (7) Neither the Company nor any Subsidiary has incurred liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC") arising in the ordinary course), and, to the knowledge of the Company and each Subsidiary, no fact or event exists that could give rise to such liability. No complete or partial termination has occurred within the past five years with respect to any Pension Plan subject to Title IV of ERISA or that is intended to be qualified under section 401(a) of the Code. No reportable event (within the meaning of section 4043 of ERISA) or event described in section 4063(a) of ERISA has occurred or is expected to occur with respect to any Pension Plan subject to Title IV of ERISA. No proceeding has been instituted by the PBGC to terminate any Pension Plan, nor has any notice of intent to terminate any Pension Plan been filed with the PBGC. All premiums due the PBGC have been paid in full on a timely basis.

             (8) No Pension Plan subject to section 302 of ERISA or section 412 of the Code has had an accumulated funding deficiency (within the meaning of section 302 of ERISA or section 412 of the Code), whether or not waived. No asset of the Company or any Subsidiary is the subject of a lien arising under section 302(f) of ERISA or section 412(n) of the Code. Neither the Company nor any Subsidiary has been required to post security under section 307 of ERISA or section 401(a)(29) of the Code, and no fact or event exists that could give rise to such a lien or requirement to post any such security.

             (9) All contributions, insurance premiums, and payments required to be made with respect to each Company Employee Benefit Plan, whether by the terms of the plan, applicable law of the relevant jurisdiction, or agreement with employees, have been made by their due dates. Each Company Employee Benefit Plan has assets sufficient to satisfy any applicable laws of the relevant jurisdiction regarding the level of funding required in relation to the plan's obligation to pay benefits.

             (10) As to each Pension Plan subject to U.S. law that is a defined benefit plan (as defined in section 3(35) of ERISA) and that is subject to section 302 of ERISA or section 412 of the Code, and as to each other Pension Plan for which the applicable law of the relevant jurisdiction requires an actuarial valuation, the most recent actuarial valuation report accurately reflects the value of the plan assets and liabilities as of the date of such valuation based on the funding method and actuarial assumptions specified in the report, all employee census data furnished to the plan's actuary in connection with such valuation and prior valuations has been accurate and complete in all material respects, and nothing has occurred since the date of such valuation that would have a materially adverse effect on the funding condition of the Pension Plan.

             (11) Except as disclosed on Exhibit 2.2(q), no Company Employee Benefit Plan, and no other commitment or agreement, provides for the payment of separation, severance, or similar benefits to any person solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", however defined, and the consummation of the transaction contemplated by this Agreement will not accelerate the time of payment or vesting of, or increase the amount of, any compensation or benefit due to any current or former employee.

             (12) Except as indicated in the Financial Statements, neither the Company nor any Subsidiary has any liability with respect to any officer, director or employee or former officer, director or employee for post-employment benefits, other than those associated with the Pension Plans, and other than as required by section 4980B of the Code and Part 6 of Title I of ERISA or by applicable law of the relevant jurisdiction.

             (13) There has been no representation made to or communication with any employee that is not in accordance with the existing terms and limitations of the Company Employee Benefit Plans. Neither the Company nor any Subsidiary has made any commitment to modify any, or create any other, Company Employee Benefit Plan.

          (r) Related Entities. To the best of the Company's knowledge, neither the Company nor any Subsidiary is or could become subject to any obligation or liability with respect to a Related Entity Benefit Plan (as defined below), whether under Title IV of ERISA, section 4980B of the Code, the provisions of any applicable law of any relevant jurisdiction, or the terms of any Related Entity Benefit Plan. "Related Entity Benefit Plan" means any employee pension benefit plan, employee welfare benefit plan, fringe benefit plan, or executive compensation, retirement, supplemental retirement, deferred compensation, incentive, bonus, severance, compensation associated with change in control, perquisite, health care, death benefit, medical, disability, life insurance, vacation pay, sick pay or other plan, program, or arrangement, whether or not government-mandated, to which a Related Entity (as defined in the next sentence) is or has been a party, with respect to which a Related Entity has an obligation, or that has been or is maintained, contributed to, or sponsored by a Related Entity for the benefit of any current or former employee, officer, or director, that relates to a Related Entity and is in effect or in connection with which any obligation remains on the date of this Agreement or that by its present terms will become effective after the date of this Agreement. For the purposes of Section 2.2(r) and (s), "Related Entity" means (i) a current or former member of a controlled group including the Company or any Subsidiary (within the meaning of section 414(b) or (c) of the Code), (ii) a current or former member of an affiliated service group including the Company or any Subsidiary (within the meaning of section 414(m) or (o) of the Code), or (iii) any other entity that is or was related, directly or indirectly, by common ownership or control, with the Company or any Subsidiary, provided, however, that the term "Related Entity" does not include the Company or the Subsidiaries.

          (s) Multiemployer Plans. Neither the Company, nor any Subsidiary nor any Related Entity has ever had any obligation to contribute to any multiemployer plan within the meaning of section 4001(a)(3) of ERISA that is subject to Title IV of ERISA with respect to any of its employees. Each of the Company and Subsidiaries is not and could not become subject to any withdrawal liability within the meaning of section 4201 of ERISA with respect to any multiemployer plan. Neither the Company, nor any Subsidiary, nor any Related Entity has ever been a substantial employer within the meaning of section 4001(a)(2) of ERISA with respect to any single-employer plan within the meaning of section 4001(a)(15) of ERISA that is subject to Title IV of ERISA.

          (t) Capitalized Leases. Except as disclosed on Exhibit 2.2(t), the Company and Subsidiaries have no capitalized leases.

          (u) Guaranties. The Company and Subsidiaries are not a party to any guaranty, repurchase agreements or other credit accommodations which accommodate the credit of another person.

          (v) Litigation.  Except as disclosed in Exhibit 2.2(v), there are no
     (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to the best knowledge of the Company and Subsidiaries, threatened against the Company or Subsidiaries or to which any of the Company or Subsidiaries is a party or relating to any of the properties, businesses or business practices of the Company or Subsidiaries or the transactions contemplated by this Agreement (including but not limited to proceedings and investigations related to Environmental Laws, civil rights, discrimination in employment and occupational safety and health) or (ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency involving any of the Company or Subsidiaries or affecting its assets or business.

          (w) Management Personnel. To the best of the Company's and Subsidiaries' knowledge, none of the management personnel of the Company and Subsidiaries has been convicted of a criminal act (other than a traffic violation) during the ten-year period immediately preceding the date of this Agreement.

          (x) Absence of Changes. Except for a decline in sales and profits as reflected in the Company's interim financial statements dated March 18, 1997 and covering the time period from January 1, 1997 through February 28, 1997, since December 31, 1996, there has not been (i) any material adverse change in the financial condition, assets, liabilities, business or properties of the Company or Subsidiaries, (ii) any damage to, destruction of or loss of property, whether or not covered by insurance, materially adversely affecting the property or business of the Company or Subsidiaries, (iii) any material changes in compensation or bonus payments or arrangements for any employees of the Company or Subsidiaries, (iv) any sale or transfer of any assets of the Company or Subsidiaries other than in the ordinary course of its business and consistent with past practice, (v) any cancellation or compromise of any debts or claims owed to the Company or Subsidiaries other than in the ordinary course of its business and consistent with past practice, (vi) any transaction not in the ordinary course of the Company's or Subsidiaries business and consistent with past practice, or (vii) any amendment or termination of any contract or agreement which materially adversely affects the assets or business of the Company or Subsidiaries.

          (y) Delivery of Exhibits. All exhibits referred to in Section 2.1 and this Section 2.2 were prepared and delivered pursuant to the Initial Agreement and shall be deemed to have been prepared and delivered pursuant to this Agreement.

          (z) No Side Agreements. Except for this Agreement and the items listed in the exhibits hereto, the Company and Subsidiaries are not a party to any agreement calling for any action by the Company or Subsidiaries outside of the ordinary course of business; no agreement or understanding exists calling for any payment or consideration from a customer or supplier of the Company or Subsidiaries to an officer, director or shareholder of the Company or Subsidiaries respecting any transaction between the Company or Subsidiaries and such supplier or customer; and, except as disclosed in
     Exhibit 2.2(o), no affiliate of the Company or Subsidiaries , directly or through any business concern affiliated with such affiliate, transacts any business with the Company or Subsidiaries except for employment disclosed pursuant to Section 2.2(m) hereof.

          (aa) Customers. Except as set forth in Exhibit 2.2(aa) hereto, no single customer or group of affiliated customers has accounted for more than ten percent of the Company's consolidated gross sales during any of the Company's last two fiscal years.

          (bb) Suppliers. No single supplier or group of affiliated suppliers has supplied the Company or any Subsidiary with products which would account for more than ten percent of the Company's consolidated gross purchases during any of the Company's last two fiscal years.

          (cc) Title to Assets. Except as disclosed on Exhibit 2.2(cc), there are no liens, claims, security interests, mortgages, easements, restrictions, charges or encumbrances affecting any of the Company's or Subsidiaries' assets or the Company's Facilities owned by the Company or a Subsidiary and, at the Closing, each of the Company and Subsidiaries will have good and marketable title to or a valid leasehold interest in its assets and the Company's Facilities.

          (dd) Machinery and Equipment. All of the Company's and Subsidiaries' machinery and equipment is in good operating condition and repair, ordinary wear and tear excepted. The machinery and equipment owned by the Company and each Subsidiary at the Closing will be sufficient for the conduct of the Company's and such Subsidiary's business as now conducted and will constitute all machinery and equipment used by the Company and such Subsidiary in its business as of December 31, 1996, except for items which have been replaced with newer items of equal or greater value.

          (ee) Truth of Representations. On the date of this Agreement and on the date of the Closing, no representation or warranty of the Company in this Agreement, nor any written statement or certificate executed by the Company and furnished or to be furnished to API Portescap or API pursuant to this Agreement or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

     2.3 Representations and Warranties of API Portescap. API Portescap represents and warrants (except that, with respect to the API Subsidiaries, such representations and warranties are given to the best of its knowledge) to Inter Scan that:

          (a) Corporate Standing and Authority. Each of API and API Portescap is a corporation duly organized and validly existing under the laws of Delaware and New York State, respectively, and has full corporate power and authority to carry on its current business operations and consummate the transactions contemplated by this Agreement. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of API Portescap's or API's Certificate of Incorporation or By-Laws. This Agreement is a legal, valid and binding agreement of API Portescap and API enforceable against API Portescap and API in accordance with its terms, subject to the laws of bankruptcy, insolvency and moratorium and other laws or equitable principles generally affecting creditors' rights. Each of API Portescap and API has obtained all necessary authorization and approval by its Board of Directors for the execution of this Agreement and the consummation of the transactions contemplated hereby, subject to the approval of API's shareholders referred to in
     Section 4.2(a) below. Complete and correct copies of the Certificates of Incorporation and By-Laws of API and API Portescap have been made available to Inter Scan.

          (b) Capitalization of API.  The capitalization of API is set forth on
     Exhibit 2.3(b) hereto. Except as disclosed on Exhibit 2.3(b), (i) API has no other class of stock authorized or outstanding, (ii) no shares of API's capital stock have been reserved for any purpose, (iii) there are no outstanding securities of API that are convertible into shares of API's capital stock and (iv) there are no options, warrants, calls, commitments, rights or understandings of any character to purchase or otherwise acquire from API any shares of API's capital stock, or any convertible security or other security issued or to be issued by API. Except as disclosed in
     Exhibit 2.3(b) hereto and except for equity interests having a fair market value of $5,000 or less, API has no equity interest in and has made no advances to any corporation, association, partnership, joint venture or other entity (each entity listed on Exhibit 2.3(b), with respect to which API owns or controls 51% or more of the equity, hereinafter referred to as an "API Subsidiary", and such entities referred to collectively as "API Subsidiaries"). The shares of Series A and Series B Preferred Stock, upon their issuance to Inter Scan in accordance with the terms hereof, and any shares of API's common stock issued upon the conversion of any such Preferred Stock in accordance with the terms thereof, shall be duly authorized, validly issued and outstanding, fully paid and non-assessable.

          (c) Directors and Officers. Attached hereto as Exhibit 2.3(c) is a list of all directors and officers of API and each API Subsidiary.

          (d) Absence of Conflicting Agreements or Required Consents. The execution, delivery and performance of this Agreement by API Portescap and API do not and will not: (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to API Portescap, any API Subsidiary or API or by which any of them is bound or affected, (ii) result in any breach of or constitute a default under any note, bond, mortgage, indenture, lease, license, franchise or other instrument or obligation to which API Portescap, any API Subsidiary or API is a party (except that certain waivers will be required in connection with certain commercial loan indebtedness owing by API which waivers will be obtained prior to Closing), or (iii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, or any person or entity not a party to this Agreement (except for such filings as may be required under the Securities Exchange Act of 1934 and applicable requirements if any, arising under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, collectively the "HSR Act", in connection with any conversion of the Preferred Stock into shares of API common stock).

          (e) Financial Statements. API has furnished or will furnish Inter Scan with: (i) API's income tax returns for the fiscal years ended December 31, 1993, December 30, 1994 and December 29, 1995; (ii) API's consolidated financial statements as at December 31, 1993, December 30, 1994, December 29, 1995 and January 3, 1997 and for the years then ended audited by Price Waterhouse LLP (collectively referred to as the "API Financial Statements"). The API Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods indicated. The API Financial Statements fairly present the consolidated results of the operations of API and the API Subsidiaries and the consolidated financial position of such entities for the periods indicated.

          (f) API Subsidiaries' Corporate Standing and Authority; Binding Agreement. Each of the API Subsidiaries is a corporation duly organized and validly existing under the laws of the jurisdiction identified on
     Exhibit 2.3(f) hereto, has full corporate power to own all of its properties and assets and to conduct its business as it is now being conducted. The execution of this Agreement and consummation of the transactions contemplated herein will not violate any provision of any API Subsidiary's Certificate of Incorporation or By-Laws. Complete and correct copies of the Certificate of Incorporation and ByLaws of each API Subsidiary have been made available to Inter Scan.

          (g) Title to API Subsidiaries' Stock. API has good and marketable title (either directly or through a wholly owned subsidiary) to all outstanding shares of the capital stock of the API Subsidiaries referenced on Exhibit 2.3(b).

          (h) Corporate Records. API's and each API Subsidiary's corporate record books are complete, accurate and up to date with all necessary signatures and set forth all meetings and actions taken by its shareholders and directors. API's and each API Subsidiary's stock transfer books and stock ledgers are each complete, accurate and up to date with all necessary signatures and set forth all stock and securities issued, transferred or surrendered, together with evidence of any required stock transfer tax information in conformity with all applicable requirements. API and each API Subsidiary makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of API's and each API Subsidiary's financial statements and to maintain accountability for its assets, (iii) access to its assets is permitted only in accordance with management's authorization, and (iv) the recorded accountability of its assets other than property, plant or equipment is compared with existing assets at reasonable intervals.

          (i) Liabilities. There are no liabilities or obligations of API or any API Subsidiary of any kind, whether accrued, absolute, contingent or otherwise, except (i) as indicated in the API Financial Statements and (ii) liabilities or obligations arising since the date of the most recent Financial Statement which (A) were incurred in the ordinary and usual course of API's or API Subsidiary's business and (B) are in types and amounts consistent with API's or API Subsidiary's past practices and experience.

          (j) Taxes. API and each API Subsidiary has filed all tax returns and reports which are required by law to be filed and has paid or set up an adequate reserve for the payment of all Taxes (as defined in Section 8.1(c) below) required to be paid in respect of the periods covered by those returns and reports and Taxes which have or may become due pursuant to those returns and reports, and all assessments made and all other accrued Taxes whether or not the returns, reports or payments are yet due. Exhibit 2.3(j) sets forth the most recent years during the past five years for which income, sales and use, value added, employment and any other material tax returns of API and API Subsidiaries have been examined by any taxing authority. All filed tax returns and reports of API and each API Subsidiary are correct and true in all material respects and, except as disclosed in
     Exhibit 2.3(j), there is no outstanding claimed deficiency with respect to any tax period, no formal or informal notice of a proposed deficiency, no notification of any pending audit of tax returns and reports and no waiver or extension granted to API or any API Subsidiary with respect to any period of limitations affecting assessment of any Taxes.

          (k) Inventories. API's and each API Subsidiary's inventory: (i) complies with all applicable laws and regulations (including all applicable laws and regulations of the United States and each of the states of the United States into which any such inventory may be shipped); (ii) complies with all legal requirements applicable to any Hazardous Substance or any substance which was the subject of a pre-manufacturing notice filed with the United States Environmental Protection Agency under the Toxic Substance Control Act, as amended, 15 U.S.C. sections 2601 et seq., and (iii) does not consist of any damaged or obsolete items which API considers obsolete (except to the extent that a reserve therefor is included in such party's regularly prepared financial statements). The inventories reflected in such financial statements have been or will be acquired in the ordinary course of business of API or an API Subsidiary, as applicable, in accordance with its normal inventory practices and are or will be stated in accordance with U.S. generally accepted accounting principles consistently applied.

          (l) Non-Infringement of Patents, Trademarks and Other Intellectual Property. Exhibit 2.3(l) contains a complete and correct list of all of the patents, copyrights, trademarks, trade names, service marks and domain names owned or used by API and the API Subsidiaries (such items, along with any trade secrets, industrial designs and technical know-how owned or used by API and the API Subsidiaries, is hereinafter referred to collectively as the "API Intellectual Property"). Exhibit 2.3(l) also contains a list of API's and the API Subsidiaries' applications and registrations in any governmental office or registry with respect to any API Intellectual Property. Except as disclosed in Exhibit 2.3(l), the API

     Intellectual Property is owned by API and is free and clear of any license, sublicense, lien, charge or encumbrance. The API Intellectual Property owned by API and the API Subsidiaries immediately following the Closing, will constitute all intellectual property rights necessary to conduct API's and the API Subsidiaries' business as it is currently conducted. None of the API Intellectual Property has a material defect or been misappropriated from any third party. API and each API Subsidiary is not infringing upon or otherwise violating any intellectual property rights of any third party, and API's and each API Subsidiary's continued use of any and all of the API Intellectual Property after the Closing in a manner consistent with API's and each API Subsidiary's past practices shall not result in any such infringement or violation. API and each API Subsidiary is not in default under any license or sublicense agreement with a third party. Each of API and the API Subsidiaries does not know of (1) any claim by a third party that the use of the API Intellectual Property infringes or violates the intellectual property rights of said third party, (2) any infringement or violation by a third party of API's and each API Subsidiary's rights in the API Intellectual Property or any default by a third party under a license or sublicense agreement with API or (3) any claim for cancellation on the basis of non-use of any API Intellectual Property.

          (m) Operations and Use of Properties. API's and each API Subsidiary's operations, business and properties, including leased properties, are in conformity in all material respects with all applicable laws, ordinances, regulations or orders (including without limitation zoning, land use and building codes and motor vehicle registration, permitting, inspection and operation). API's and each API Subsidiary's assets are reasonably sufficient for the conduct of API's and such API Subsidiary's business as it currently is conducted. API and the API Subsidiaries do not own or lease, directly or indirectly, any real property other than the real property listed on Exhibit 2.3(m). With respect to such real property, there are no (i) buildings of historic interest included therein, (ii) public restrictions on the disposition thereof, (iii) obligations regarding the construction, maintenance or adoption of any highway or conduit or stipulated by public law or (iv) options or rights of pre-emption.

          (n) Licenses. API and each API Subsidiary has all material licenses, permits, approvals and other governmental authorizations necessary to own all of its properties and assets and carry on its business as now being conducted (collectively, the "API Licenses"). Except as disclosed on
     Exhibit 2.3(n), each API License is valid and in full force and effect. The continuation, validity and effectiveness of each API License will in no way be affected by the consummation of the transactions contemplated by this Agreement. API and each API Subsidiary has not breached any material provision of, is not in default under the material terms of, and has not engaged in any activity that would cause revocation or suspension of, any material API License and no action or proceeding looking to or contemplating the revocation or suspension of any such API License is pending or, to API's or API Subsidiaries' knowledge, threatened.

          (o) Insurance. API and each API Subsidiary is covered by valid and currently effective insurance policies issued in favor of the API or such API Subsidiary in amounts which are, in the API's best judgment after advice from its insurance advisers, appropriate to its situation and operations. API and each API Subsidiary has been insured for products liability continuously since January 1, 1987, or, with respect to each API Subsidiary, the date of formation or acquisition of such API Subsidiary, if later.

          (p) Environmental Matters. API and each API Subsidiary has been, and currently is, in full compliance in all material respects with all applicable Environmental Laws (i) at all property or facilities owned or leased by API and the API Subsidiaries (collectively, "API's Facilities") and (ii) in connection with all operations of API and the API Subsidiaries regardless of whether conducted at API's Facilities. There has not been any disposal, release or threatened release of any Hazardous Substance or Hazardous Waste at any of the API's Facilities that was not in compliance with Environmental Laws. To its knowledge, no asbestos, urea-formaldehyde foam or other forms of urea formaldehyde have been installed or are included in the furnishing or construction of any building or other improvement at API's Facilities that violates applicable Environmental Laws. Each of API and the API Subsidiaries has made no disposal of any Hazardous Waste or Hazardous Substance at any site currently listed pursuant to 42 U.S.C. section 9605(a)(8)(B) (or pursuant to any similar law or regulation identifying hazardous sites) or, to the best knowledge of the API Subsidiaries, any site currently being investigated for such listing pursuant to any such law or regulation. There are no pending or threatened claims with respect to Hazardous Substances or Hazardous Waste relating to any of the API's Facilities or relating to any operations of API or the API Subsidiaries regardless of whether conducted at the API's Facilities, and no API Subsidiary knows of any basis for a claim being made against API or the API Subsidiaries with respect to any Hazardous Substance or Hazardous Waste or under any law or regulation for the protection of the environment.

          (q) Receivables. All accounts receivable, notes receivable and other receivables reflected in the API Financial Statements (the "API Accounts Receivable") of API and the API Subsidiaries have been properly recorded on API's and the API Subsidiaries' books and arose in connection with the sale of goods and services in the ordinary course of business. The reserve which will be established in the audited consolidated balance sheet of API for fiscal year 1996 for doubtful API Accounts Receivable will be determined in accordance with U.S. generally accepted accounting principles consistently applied.

          (r) Employees and Labor Laws. In last five years, there have been no strikes, lockouts or other material labor disputes or demands for recognition of a union as collective bargaining agent for all or any part of API's or the API Subsidiaries' employees, and each of API and the API Subsidiaries is not a party to any collective bargaining or other labor agreement except for those described in Exhibit 2.3(r). Except as disclosed in Exhibit 2.3(r), each of API and the API Subsidiaries has no written agreements of employment and no oral agreements or understandings with any employee as to any specific period of employment. API and each API Subsidiary is in compliance in all material respects with all applicable laws and regulations relating to the employment of labor, including provisions relating to wages, fringe benefits, hours, working conditions, occupational safety and health, safety of the premises, collective bargaining, payment of social security and unemployment taxes, civil rights and discrimination in hiring, retention, promotion, pay and other conditions of employment; and API and each API Subsidiary is not liable for arrears on wages or any tax or penalties for failure to comply with those laws or regulations. There are no oral agreements or understandings with employees except as to current salary or wage rates and no other oral agreements or understandings which will affect API's or any API Subsidiary's employment practices or operations.

          (s) Product Labeling and Product Liability. API and each API Subsidiary is in compliance in all material respects with all applicable laws and regulations relating to product labeling, product safety and public health and safety. Except as disclosed in Exhibit 2.3(s), API and each API Subsidiary has not received any notice of any claim that any product now or heretofore offered for sale or sold by it or distributed by it in connection with product sales is injurious to the health and safety of any person or is not in conformity with its specifications or not suitable for any purpose or application for which it is offered for sale, sold or distributed.

          (t) Validity and Existence of Agreements. Exhibit 2.3(t) sets forth and briefly describes all the following with respect to API and each API Subsidiary (collectively referred to as the "API Contracts"):

             (1) Each written agreement, contract, arrangement, commitment, understanding or obligation to which any of API or the API Subsidiaries is a party or by which it or its properties is or may be bound (including without limitation quotations by API or API Subsidiary to current or potential customers which purport to be binding on API or any API Subsidiary for a certain time period) which (A) was entered into in the ordinary course of business and (i) involves the payment of consideration or delivery of goods or services by API or any API Subsidiary with a value in excess of $1,000,000 or (ii) has a remaining term of more than one year which cannot be terminated by API or any API Subsidiary without penalty upon one year's (or less) notice and involves the payment of consideration or delivery of goods or services by API or any API Subsidiary with a value in excess of $400,000 or (B) was entered into out of the ordinary course of business and involves the payment of consideration or delivery of goods or services by API or any API Subsidiary with a value in excess of $50,000;

             (2) Each instrument (i) evidencing any liability of API or any API Subsidiary for borrowed money or for the obligations of any third party,
        (ii) defining the terms on which any other debt of API or any API Subsidiary has been or may be issued or incurred; or (iii) evidencing any liability of any third party for the obligations of API or any API Subsidiary.

             (3) All agreements, contracts, arrangements, commitments, understandings or obligations, oral or written, limiting in any respect the freedom of API or any API Subsidiary or any of its key employees to compete in any line of business or with any person or to do business with any particular customers or class of customers or to carry on business in any geographic area;

             (4) All agreements, contracts, arrangements, commitments, understandings, or obligations, oral or written, relating to API or any API Subsidiary, its business, operations, prospects, properties, assets or condition (financial or otherwise) in which API has any interest, direct or indirect, including a description of any transactions between any API Subsidiary and API or any entity in which API has any interest; and

             (5) All agreements, contracts, arrangements, commitments, understandings or obligations, oral or written, between API or any API Subsidiary and not covered in (4) above.

             API has delivered or made available to Inter Scan a true and complete copy of each written API Contract, which copies accurately reflect the understanding of API with respect to the API Contracts. API has delivered or made available to Inter Scan a fair and accurate summary of each oral API Contract listed on Exhibit 2.3(t). Each of the API Contracts listed on Exhibit 2.3(t) is a valid and binding obligation of the parties thereto in accordance with its respective terms (except with respect to quotations by API or any API Subsidiary which have not been accepted by the recipient thereof), and API or the applicable API Subsidiary has performed and complied in all material respects with all the provisions of, and no party is in default or would be in default with the lapse of time or notice under the terms of, any of the API Contracts. The execution of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of any of the API Contracts and will not result in or create a right of termination, cancellation or adverse modification of any of the API Contracts.

          (u) Employee Benefit Plans.

             (1) Exhibit 2.3(u) lists all employee pension benefit plans, all employee welfare benefit plans , all fringe benefit plans, and all executive compensation, retirement, supplemental retirement, deferred compensation, incentive, bonus, severance, compensation associated with change in control, perquisite, health care, death benefit, medical, disability, life insurance, vacation pay, sick pay or other plans, programs, and arrangements, whether or not government-mandated, to which API or any API Subsidiary is or has been a party, with respect to which API or any API Subsidiary has an obligation, that have been or are maintained, contributed to, or sponsored by API or any API Subsidiary for the benefit of any current or former employee, officer, or director or that relate to API or any API Subsidiary, and are in effect or in connection with which any obligation remains on the date of this Agreement or that by their present terms will become effective after the date of this Agreement (such plans, programs, and arrangements to be referred to collectively as "API Employee Benefit Plans").

             (2) API has delivered or made available to Inter Scan a complete and accurate copy of each API Employee Benefit Plan document (including all amendments) and a complete and accurate copy of all documents relating to such API Employee Benefit Plan, including, if applicable:
        (A) each trust agreement, insurance or annuity contract, investment management agreement, custodial agreement, and other agreement relating to the funding of the API Employee Benefit Plan, and all amendments to them; (B) the most recent summary plan description and any subsequent summary of material modifications or other material disclosure information furnished to participants; (C) the three most recently prepared or filed annual returns or reports, including all applicable schedules; (D) if the API Employee Benefit Plan is intended to qualify under or satisfy requirements of the tax law of the relevant jurisdiction, the most recent determination letter or other notice of qualification or approval issued by the relevant government authority, the application submitted for it, any correspondence with the relevant government authority in connection with the determination letter or other notice of qualification or approval, and any pending application for a determination letter or other notice of qualification or approval; (E) the three most recent financial statements; and (F) the three most recent actuarial valuation reports.

             (3) Each API Employee Benefit Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable laws. For the purposes of Section 2.3(u),
        (v), and (w), the term "law" includes, without limitation, those particular laws to which the following provisions of Section 2.3(u),
        (v), and (w) refer, laws relating to, regulating, or mandating the provision of social welfare, pension, or other benefits for employees, all provisions of the relevant tax law applicable to secure intended tax consequences, securities law, and all regulations and authoritative court and administrative rulings under such laws. All persons who participate in the operation of the API Employee Benefit Plans and all API Employee Benefit Plan fiduciaries have always acted in all material respects in accordance with the provisions of all applicable law of the relevant jurisdiction. API and the API Subsidiaries have performed all obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation by any party to, any API Employee Benefit Plan. No legal action, suit, claim, or governmental proceeding or investigation is pending or, to the knowledge of API or any API Subsidiary, threatened or imminent with respect to any API Employee Benefit Plan (other than claims for benefits in the ordinary course) and, to the knowledge of API or any API Subsidiary, no fact or event exists that could give rise to any such action, suit, claim, or governmental proceeding or investigation which is meritorious.

             (4) The administrator of each API Employee Benefit Plan has complied with all applicable laws of the relevant jurisdiction regarding reporting to the relevant government authority and disclosure to participants and beneficiaries. Each summary plan description, summary of material modifications, and other material disclosure information furnished to participants and beneficiaries with respect to each API Employee Benefit Plan describes the plan accurately and comprehensively in accordance with any applicable requirements of the law of the relevant jurisdiction, and each annual report or return prepared or filed with respect to each such plan, including all schedules and attachments, is correct and accurate as of the date of filing.

             (5) With respect to any API Employee Benefit Plan that provides pension or retirement or other post-employment compensation ("Pension Plan") and that is intended to qualify under or satisfy applicable requirements of the tax law of the relevant jurisdiction (in the case of any plan covering U.S. employees, section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code")), each such Pension Plan qualifies under or satisfies the applicable requirements of the tax law of the relevant jurisdiction, and any trust through which such Pension Plan is funded is exempt, to the extent intended, from tax; if a determination letter or other notice of qualification or approval would be available from a government authority to indicate that such a plan does qualify under or satisfies the applicable requirements of the tax law of the relevant jurisdiction, the Pension Plan as amended through the date of this Agreement has obtained such a letter or other notice. Nothing has occurred that could adversely affect the qualified or satisfactory or approved status of such Pension Plan or trust under the tax law of the relevant jurisdiction.

             (6) No person has acted or failed to act in connection with any API Employee Benefit Plan in a manner that would subject API or any API Subsidiary to direct or indirect liability, by indemnity or otherwise, for a breach of any fiduciary duty.

             (7) Neither API nor any API Subsidiary has incurred liability for any excise tax arising under section 4971, 4972, 4980, or 4980B of the Code, and no fact or event exists that could give rise to any such liability.

             (8) Neither API nor any API Subsidiary has incurred liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA") (other than liability for premiums to the Pension Benefit Guaranty Corporation ("PBGC") arising in the ordinary course), and, to the knowledge of API and each API Subsidiary, no fact or event exists that could give rise to such liability. No complete or partial termination has occurred within the past five years with respect to any Pension Plan subject to Title IV of ERISA or that is intended to be qualified under section 401(a) of the Code. No reportable event (within the meaning of section 4043 of ERISA) or event described in section 4063(a) of ERISA has occurred or is expected to occur with respect to any Pension Plan subject to Title IV of ERISA. No proceeding has been instituted by the PBGC to terminate any Pension Plan, nor has any notice of intent to terminate any Pension Plan been filed with the PBGC. All premiums due the PBGC have been paid in full on a timely basis.

             (9) No Pension Plan subject to section 302 of ERISA or section 412 of the Code has had an accumulated funding deficiency (within the meaning of section 302 of ERISA or section 412 of the Code), whether or not waived. No asset of API or any API Subsidiary is the subject of a lien arising under section 302(f) of ERISA or section 412(n) of the Code. Neither API nor any API Subsidiary has been required to post security under section 307 of ERISA or section 401(a)(29) of the Code, and no fact or event exists that could give rise to such a lien or requirement to post any such security.

             (10) All contributions, insurance premiums, and payments required to be made with respect to each API Employee Benefit Plan, whether by the terms of the plan, applicable law of the relevant jurisdiction, or agreement with employees, have been made by their due dates. Each API Employee Benefit Plan has assets sufficient to satisfy any applicable laws of the relevant jurisdiction regarding the level of funding required in relation to the plan's obligation to pay benefits.

             (11) As to each Pension Plan subject to U.S. law that is a defined benefit plan (as defined in section 3(35) of ERISA) and that is subject to section 302 of ERISA or section 412 of the Code, and as to each other Pension Plan for which the applicable law of the relevant jurisdiction requires an actuarial valuation, the most recent actuarial valuation report accurately reflects the value of the plan assets and liabilities as of the date of such valuation based on the funding method and actuarial assumptions specified in the report, all employee census data furnished to the plan's actuary in connection with such valuation and prior valuations has been accurate and complete in all material respects, and nothing has occurred since the date of such valuation that would have a materially adverse effect on the funding condition of the Pension Plan.

             (12) Except as disclosed on Exhibit 2.3(u), no API Employee Benefit Plan, and no other commitment or agreement, provides for the payment of separation, severance, or similar benefits to any person solely as a result of any transaction contemplated by this Agreement or as a result of a "change in control", however defined, and the consummation of the transaction contemplated by this Agreement will not accelerate the time of payment or vesting of, or increase the amount of, any compensation or benefit due to any current or former employee.

             (13) Except as indicated in the API financial statements or Exhibit 2.3(u), neither API nor any API Subsidiary has any liability with respect to any employee, officer, director or former officer, director or employee for post-employment benefits, other than those associated with the Pension Plans, and other than as required by section 4980B of the Code and Part 6 of Title I of ERISA or by applicable law of the relevant jurisdiction.

             (14) There has been no representation made to or communication with any employee that is not in accordance with the existing terms and limitations of the API Employee Benefit Plans. Neither API nor any API Subsidiary has made any commitment to modify any, or create any other, API Employee Benefit Plan.

          (v) Related Entities. To the best of API Portescap's knowledge, neither API nor any API Subsidiary is or could become subject to any obligation or liability with respect to an API Related Entity Benefit Plan (as defined below), whether under Title IV of ERISA, section 4980B of the Code, the provisions of any applicable law of any relevant jurisdiction, or the terms of any API Related Entity Benefit Plan. "API Related Entity Benefit Plan" means any employee pension benefit plan, employee welfare benefit plan, fringe benefit plan, or executive compensation, retirement, supplemental retirement, deferred compensation, incentive, bonus, severance, compensation associated with change in control, perquisite, health care, death benefit, medical, disability, life insurance, vacation pay, sick pay or other plan, program, or arrangement, whether or not government-mandated, to which an API Related Entity (as defined in the next sentence) is or has been a party, with respect to which an API Related Entity has an obligation, or that has been or is maintained, contributed to, or sponsored by an API Related Entity for the benefit of any current or former employee, officer, or director, that relates to an API Related Entity and is in effect or in connection with which any obligation remains on the date of this Agreement or that by its present terms will become effective after the date of this Agreement. For the purposes of Section 2.3(v) and (w), an "API Related Entity" means (i) a current or former member of a controlled group including API or any API Subsidiary (within the meaning of section 414(b) or (c) of the Code), (ii) a current or former member of an affiliated service group including API or any API Subsidiary (within the meaning of section 414(m) or (o) of the Code), or (iii) any other entity that is or was related, directly or indirectly, by common ownership or control, with API or any API Subsidiary, provided, however, that the term an "API Related Entity" does not include API or the API Subsidiaries.

          (w) Multiemployer Plans. Except as disclosed on Exhibit 2.3(w), (i) neither API, nor any API Subsidiary, nor any API Related Entity has ever had any obligation to contribute to any multiemployer plan within the meaning of section 4001(a)(3) of ERISA that is subject to Title IV of ERISA with respect to any of its employees, (ii) each of API and the API Subsidiaries is not and could not become subject to any withdrawal liability within the meaning of section 4201 of ERISA with respect to any multiemployer plan and (iii) neither API, nor any API Subsidiary, nor any API Related Entity has ever been a substantial employer within the meaning of section 4001(a)(2) of ERISA with respect to any single-employer plan within the meaning of section 4001(a)(15) of ERISA that is subject to Title IV of ERISA.

          (x) Capitalized Leases. Except as disclosed on Exhibit 2.3(x), API and the API Subsidiaries have no capital leases.

          (y) Guaranties. Except as disclosed in Exhibit 2.3(y), API and the API Subsidiaries are not a party to any guaranty, repurchase agreements or other credit accommodations which accommodate the credit of another person.

          (z) Litigation.  Except as disclosed in Exhibit 2.3(z), there are no
     (i) claims, suits, actions, citations, administrative or arbitration or other proceedings or governmental investigations pending or, to the best knowledge of API or the API Subsidiaries threatened against API or API Subsidiaries or to which any of API or API Subsidiaries is a party or relating to any of the properties, businesses or business practices of API or API Subsidiaries or the transactions contemplated by this Agreement (including but not limited to proceedings and investigations related to Environmental Laws, civil rights, discrimination in employment and occupational safety and health) or (ii) judgments, orders, writs, injunctions or decrees of any court or administrative agency involving any of API or API Subsidiaries or affecting its assets or business.

          (aa) Management Personnel. To the best of API's and the API Subsidiaries' knowledge, none of the management personnel of API and the API Subsidiaries has been convicted of a criminal act (other than a traffic violation) during the ten-year period immediately preceding the date of this Agreement.

          (bb) Absence of Changes.  Since January 3, 1997, there has not been
     (i) any material adverse change in the financial condition, assets, liabilities, business or properties of API or the API Subsidiaries, (ii) any damage to, destruction of or loss of property, whether or not covered by insurance, materially adversely affecting the property or business of API or the API Subsidiaries, (iii) any material changes in compensation or bonus payments or arrangements for any employees of API or the API Subsidiaries, (iv) any sale or transfer of any assets of API or the API Subsidiaries other than in the ordinary course of its business and consistent with past practice, (v) any cancellation or compromise of any debts or claims

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

     owed to API or the API Subsidiaries other than in the ordinary course of its business and consistent with past practice, (vi) any transaction not in the ordinary course of API's or the API Subsidiaries' business and consistent with past practice, or (vii) any amendment or termination of any contract or agreement which materially adversely affects the assets or business of API or the API Subsidiaries.

          (cc) Delivery of Exhibits.  All exhibits referred to in this Section
     2.3 were prepared and delivered pursuant to the Initial Agreement and shall be deemed to have been prepared and delivered pursuant to this Agreement.

          (dd) No Side Agreements. Except for this Agreement and the items listed in the exhibits hereto, API and the API Subsidiaries are not a party to any agreement calling for any action by API or the API Subsidiaries outside of the ordinary course of business; no agreement or understanding exists calling for any payment or consideration from a customer or supplier of API or the API Subsidiaries to an officer, director or shareholder of API or the API Subsidiaries respecting any transaction between API or the API Subsidiaries and such supplier or customer; and, except as disclosed in
     Exhibit 2.3(t), no affiliate of API or the API Subsidiaries, directly or through any business concern affiliated with such affiliate, transacts any business with API or the API Subsidiaries except for employment disclosed pursuant to Section 2.3(r) hereof.

          (ee) Customers. Except as set forth on Exhibit 2.3(ee) hereto, no single customer or group of affiliated customers has accounted for more than ten percent of API's consolidated gross sales during any of API's last two fiscal years.

          (ff) Suppliers. No single supplier or group of affiliated suppliers has supplied API with products which would account for more than ten percent of API's consolidated gross purchases during any of API's or such API Subsidiary's last two fiscal years.

          (gg) Title to Assets. Except as disclosed on Exhibit 2.3(gg), there are no liens, claims, security interests, mortgages, easements, restrictions, charges or encumbrances affecting any of API or the API Subsidiaries' assets or the API's Facilities owned by API or an API Subsidiary and, at the Closing, each of API and the API Subsidiaries will have good and marketable title to or a valid leasehold interest in its assets and the API's Facilities.

          (hh) Machinery and Equipment. All of API's and the API Subsidiaries' machinery and equipment is in good operating condition and repair, ordinary wear and tear excepted. The machinery and equipment owned by API and each API Subsidiary at the Closing will be sufficient for the conduct of API's and such API Subsidiary's business as now conducted and will constitute all machinery and equipment used by API and such API Subsidiary in its business as of December 31, 1996, except for items which have been replaced with newer items of equal or greater value.

          (ii) Truth of Representations. On the date of this Agreement and on the date of the Closing, no representation or warranty of API Portescap in this Agreement, nor any written statement or certificate executed by API Portescap and furnished or to be furnished to Inter Scan pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

          (jj) Securities Law Compliance. API Portescap acknowledges that none of the Shares have been registered under the Securities Act or under any state or foreign securities laws. API Portescap is purchasing the Shares solely for investment, with no present intention to distribute any of the Shares to any person. API Portescap will not sell or otherwise dispose of any of the Shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder and any other applicable securities laws.

                                  ARTICLE III.

         CERTAIN COVENANTS OF INTER SCAN, THE COMPANY AND SUBSIDIARIES

     3.1 Negative Covenants of Inter Scan, the Company and
Subsidiaries. Between the date hereof and the date of the Closing, the Company and Subsidiaries will not, and Inter Scan will take all action legally permitted to assure that the Company and Subsidiaries will not, do any of the following without API Portescap's prior written consent:

          (a) Make any change in the compensation, bonuses, or benefits payable to any employee of the Company or any Subsidiary except non-material changes in the compensation of non-supervisory employees;

          (b) Pay or discharge any claim, lien, encumbrance or liability (whether absolute, accrued, contingent or otherwise and whether or not due or to become due) other than in the ordinary course of business;

          (c) Enter into any contract or commitment other than in the ordinary course of business;

          (d) Enter into any collective bargaining agreement or create, enter into or amend any Employee Benefit Plan (unless required to do so by any applicable law governing labor management relations or Employee Benefit Plans);

          (e) Create, assume or incur any encumbrance on any of the Company's or any Subsidiary's assets other than in the ordinary course of business;

          (f) Sell, assign, lease, exchange or otherwise transfer or dispose of any of the Company's or any Subsidiary's assets other than in the ordinary course of business;

          (g) Merge or consolidate with or into any other entity or enter into any agreements relating thereto;

          (h) Accelerate the collection of accounts receivable or decelerate the payment of accounts payable;

          (i) Issue any capital stock or profit sharing certificates of the Company or any Subsidiary of any class, any options, warrants, calls, commitments or rights of any character to purchase capital stock or profit sharing certificates of the Company or any Subsidiary, or any securities convertible into shares of capital stock of the Company or any Subsidiary or into options, warrants, calls, commitments or rights of any character to purchase capital stock or profit sharing certificates of the Company or any Subsidiary;

          (j) Declare or pay any dividends in cash or in kind upon any capital stock of the Company or any Subsidiary, return any capital to the shareholders of the Company or any Subsidiary in the form of cash or property other than cash, or pay or make any distribution of cash or property other than cash to the shareholders of the Company or any Subsidiary;

          (k) Guarantee or otherwise accommodate the obligation of any person except as results from the endorsement of negotiable instruments in the ordinary course of business;

          (l) Enter into any agreement or commitment to (i) purchase goods or services in any single transaction having a purchase price exceeding CHF 100,000, (ii) make any capital expenditure in excess of CHF 100,000 or other than in the normal and usual course of the Company's or any Subsidiary's business or (iii) incur any material obligation or liability other than in the normal and usual course of the Company's or any Subsidiary's business;

          (m) Amend the Articles of Incorporation, By-Laws or other corporate documents of the Company or any Subsidiary;

          (n) Incur or guarantee any obligation or liability for borrowed money except for borrowings under existing credit facilities in the ordinary course of business consistent with past practice;

          (o) Cancel any debts owed to it or waive any material claim or right of substantial value, except for compromises of trade debt in the ordinary course of business;

          (p) Make any changes in its accounting methods, principles or practices except as required by changes in the Accounting Principles;

          (q) Pay, discharge or satisfy any claim, liability or obligation, other than liabilities or obligations reflected or reserved against in the Company's or any Subsidiary's accounts or incurred in the ordinary course of business or consistent with past practice;

          (r) Enter into or renew any lease for real property; or

          (s) Take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Sections 2.1 or 2.2 hereof untrue or incorrect.

     3.2 Affirmative Covenants of Inter Scan, the Company and
Subsidiaries. Between the date hereof and the date of the Closing, except as otherwise consented to or approved by API Portescap in writing, the Company and Subsidiaries will, and Inter Scan will take such steps as are permitted by law to cause the Company and Subsidiaries to:

          (a) Make available to API and its counsel, accountants and other representatives for examination all corporate and financial books and records of the Company and Subsidiaries, the Company's Facilities, the Company's and Subsidiaries' customers and all other matters reasonably considered by API to be relevant to the business and affairs of the Company and Subsidiaries (such examinations to take place during normal business hours in a manner so as not to interfere with the Company's and Subsidiaries' normal business operations);

          (b) Operate the business of the Company and Subsidiaries substantially as currently operated and only in the usual and ordinary course, and consistent with that operation Inter Scan, the Company and Subsidiaries will use their best efforts to preserve intact the Company's and Subsidiaries' present business organization and goodwill of the Company's and Subsidiaries' employees, customers, suppliers and others having business relations with the Company, Subsidiaries and the Intellectual Property;

          (c) Maintain the Company's and Subsidiaries' books of account, records and files substantially in the same manner as they are maintained as of the date of this Agreement;

          (d) Maintain the Company's and Subsidiaries' assets in customary repair, order and condition, normal wear and tear excepted, replace all items of machinery and equipment at time intervals consistent with past practice and repair or replace, consistent with past practice, any of the Company's and Subsidiaries' assets that may be damaged or destroyed;

          (e) Maintain in force existing policies of insurance or substitute policies providing reasonably comparable insurance coverage in amounts not less than those in effect on the date of this Agreement;

          (f) Pay obligations under all contracts, agreements, leases, commitments, understandings, franchises, licenses or similar arrangements as and when they become due; and

          (g) Take all required corporate action to effectuate the transactions contemplated by this Agreement.

                                  ARTICLE IV.

                                COVENANTS OF API

     4.1 Affirmative Covenants of API. Between the date hereof and the date of the Closing, API will:

          (a) Make available to Inter Scan and its counsel, accountants and other representatives for examination all corporate and financial books and records of API and the API Subsidiaries, API's and the API Subsidiaries' facilities, API's and the API Subsidiaries' customers, and all other matters reasonably considered by Inter Scan to be relevant to the business and affairs of API and the API Subsidiaries (such examinations to take place during normal business hours in a manner so as not to interfere with API's and the API Subsidiaries' normal business operations);

          (b) Take all required action to authorize and issue the Series A Preferred Stock as provided for in Exhibit 1.2(a)(i) and the Note as provided for in Exhibit 1.2(a)(ii), the payment of the 5,500,000 CHF cash portion of the Purchase Price, and the reservation for issuance of all required shares of API's common stock issuable upon the conversion of Series A Preferred Stock which shares of common stock shall be deemed to be fully paid and nonassessable upon such conversion; and

          (c) Exclude as a "triggering event" under any so called "take-over defenses" or "shareholders' rights" plans which may be implemented by API prior to the Closing Date, the acquisition or ownership by Inter Scan of the Preferred Stock or the exercise by Inter Scan of its right to convert the Preferred Stock into shares of API common stock or its ownership of such shares of common stock; and, in the event of the occurrence of a "triggering event", API will treat Inter Scan like its other shareholders (other than any person, shareholder or group whose acquisition of API securities is deemed to be a "triggering event") with respect to the Preferred Stock and the shares of API common stock issuable upon the conversion thereof.

     4.2 Additional Covenants of API. If a Closing occurs under Article V, API will:

          (a) Use its best efforts to accomplish each of the following by April 30, 1998, (i) have its Board of Directors and shareholders adopt an amendment to its certificate of incorporation authorizing 1,250,000 shares of Series B Preferred Stock and increasing the common stock of API by at least 1,000,000 shares, (ii) have that amendment duly filed with the Secretary of State of the State of Delaware, (iii) have its shareholders approve the issuance of all shares of common stock issuable upon the conversion of all shares of Series B Preferred Stock issued to Inter Scan pursuant to this Agreement, and (iv) have its shareholders elect the nominee of Inter Scan, who shall be acceptable to API's Board of Directors, to API's nine-person Board of Directors for a term expiring at the annual meeting of shareholders in 2000.

          (b) Make such payments, conversions, redemptions and exchanges as are provided for in Exhibit 1.2(a)(i), Exhibit 1.2(a)(ii)and Exhibit 5.1(d)(1) without delay and without asserting any claim, defense, counterclaim, set off or the like which API or any of its affiliates may have against Inter Scan to such payments, conversions, redemptions and exchanges;

          (c) Ensure that any API common stock issued upon the conversion of the Series A and Series B Preferred Stock will be duly authorized, validly issued and outstanding, fully paid and non-assessable; and

          (d) Exclude as a "triggering event" under any so called "take-over defenses" or "shareholders' rights" plans which may be implemented by API on or after the Closing Date, the acquisition or ownership by Inter Scan of the Series A and Series B Preferred Stock or the exercise by Inter Scan of its right to convert the Series A and Series B Preferred Stock into shares of API common stock or its ownership of such shares of common stock; and, in the event of the occurrence of a "triggering event", API will treat Inter Scan like its other shareholders (other than any person, shareholder or group whose acquisition of API securities is deemed to be a "triggering event") with respect to the Series A and Series B Preferred Stock and the shares of API common stock issuable upon the conversion thereof.

                                   ARTICLE V.

                                    CLOSING

     5.1 Conditions to Inter Scan's Obligation to Close. The obligations of Inter Scan to Close shall be subject to satisfaction of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of API Portescap set forth in Section 2.3 hereof shall be true and correct as of the date of this Agreement and as of the Closing as though those representations and warranties have been made at and as of that time (except that such representations and warranties may be untrue or incorrect to the extent that such untruths and inaccuracies do not have a material adverse effect on (i) the financial condition, assets, liabilities, or business of API and the API Subsidiaries taken as a whole or (ii) the ability of API to issue the Series A Preferred Stock, the Note and the cash payment of 5,500,000 CHF to Inter Scan in accordance with the terms hereof), and the covenants contained in Section
     4.1 shall have been performed in all material respects.

          (b) No Litigation. There shall not have been instituted or threatened on or before the Closing any action or proceeding to restrict or prohibit the transactions contemplated by this Agreement.

          (c) Purchase Price and Payment of Debt to Affiliates. The considerations required to be paid at the Closing pursuant to Section 1.2 shall have been paid; and at API Portescap's option either (i) the Company shall repay indebtedness owing by it to Societe Privee de Gerance S.A. and to STC Scandinavian Trading Company Interfinans AB which indebtedness shall not exceed 1,750,000 CHF in principal plus interest accrued and unpaid through the Closing Date (the "Debt to Affiliates") or (ii) API Portescap or an affiliate thereof shall purchase the Debt to Affiliates from such creditors for a purchase price equal to the outstanding principal and interest owing thereunder.

          (d) Shareholder and Registration Agreements. API shall have executed and delivered to Inter Scan a Shareholder Agreement (the "Shareholder Agreement") and Registration Agreement (the "Registration Agreement") in the forms annexed hereto as Exhibit 5.1(d)(1) and (2) respectively.

          (e) Appointment of Inter Scan's Representative to API's
     Board. Effective at the Closing, the Board of Directors of API shall appoint to the nine-person Board of Directors of API a nominee selected by Inter Scan, who shall be acceptable to API's Board of Directors, in accordance with Paragraph 2(a) of the Shareholder Agreement. The nominee shall also be appointed to the Nominating Committee of API's Board of Directors.

     5.2 Conditions to API Portescap's Obligation to Close. The obligations of API Portescap to Close shall be subject to satisfaction of the following conditions:

          (a) Representations, Warranties and Covenants. The representations and warranties of Inter Scan and the Company set forth in Sections 2.1 and
     2.2 hereof shall be true and correct as of the date of this Agreement and as of the Closing as though those representations and warranties had been made at and as of that time (except that such representations and warranties may be untrue or incorrect to the extent that such untruths and inaccuracies do not have a material adverse effect on (i) the financial condition, assets, liabilities or business of the Company and Subsidiaries taken as a whole or (ii) the ability of Inter Scan to transfer the Shares to API Portescap in accordance with the terms hereof), and the covenants contained in Sections 3.1 and 3.2 hereof shall have been performed in all material respects.

          (b) No Litigation. There shall not have been instituted or threatened any action or proceeding to restrict or prohibit the transactions contemplated by this Agreement.

          (c) Conveyances. Inter Scan shall have delivered to API Portescap the stock certificates for the Shares and instruments reasonably satisfactory in form and substance to API Portescap and its counsel conveying good title to all of the Shares, free and clear of all liens, encumbrances and security interests.

          (d) Resignations and Releases. API Portescap shall have received from each current officer and director of the Company and Subsidiaries listed on
     Exhibit 5.2(d) a letter by which he or she shall resign his or her positions with the Company or Subsidiaries, as applicable, and Inter Scan shall use its best efforts to obtain and, to the extent obtained, shall deliver to API Portescap at Closing a letter from each such party which grants the Company and Subsidiaries a general release. In addition, each such officer and director shall assign to the Company or applicable Subsidiary any shares of the capital stock of such entity held by such party.

          (e) Shareholder and Registration Agreements. Inter Scan shall have executed and delivered to API the Registration Agreement and the Shareholder Agreement.

     5.3 Time and Place. The closing hereunder (the "Closing") shall, unless the parties agree to another date or time, take place at 9:00 a.m. on July 8, 1997, (the "Closing Date") at a place to be agreed upon by the parties.

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

     5.4 Best Efforts to Satisfy Conditions. Each party shall use its best efforts to secure promptly the satisfaction of the conditions to Closing.

     5.5 Waiver of Conditions. Inter Scan and API Portescap may, at their respective options, waive any conditions to their respective obligations to Closing.

     5.6 Termination of Agreement. This Agreement may be terminated at any time prior to the Closing:

          (a) by written agreement of all of the parties hereto;

          (b) by API Portescap, if there has been (A) a material violation or breach by Inter Scan or the Company of any of their respective agreements or covenants contained in this Agreement or (B) a violation or breach by Inter Scan or the Company of any of their respective representations or warranties contained in this Agreement which violation or breach has a material adverse effect on (i) the financial condition, assets, liabilities or business of the Company and Subsidiaries taken as a whole or (ii) the ability of Inter Scan to transfer the Shares to API Portescap in accordance with the terms hereof, and (C) any such violation or breach described in clauses (A) and (B) above has not been waived by API Portescap in writing; or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of API Portescap impossible and the failure to satisfy such condition has a material adverse effect on
     (A) (i) the financial condition, assets, liabilities or business of the Company and Subsidiaries taken as a whole or (ii) the ability of Inter Scan to transfer the Shares to API Portescap in accordance with the terms hereof and (B) has not been waived by API Portescap in writing;

          (c) by Inter Scan, if there has been (A) a material violation or breach by API Portescap or API of any of its agreements or covenants contained in this Agreement or (B) a violation or breach by API Portescap or API of any of its representations or warranties which violation or breach has a material adverse effect on (i) the financial condition, assets, liabilities or business of API and the API Subsidiaries taken as a whole or (ii) the ability of API to issue the Series A Preferred Stock and the Note or to make the cash payment of 5,500,000 CHF to Inter Scan in accordance with the terms hereof, and (C) any such violation or breach described in clauses (A) and (B) above has not been waived by Inter Scan in writing; or if there has been any event or occurrence which has rendered the satisfaction of a condition to the obligations of Inter Scan impossible and the failure to satisfy such condition has a material adverse effect on
     (A) (i) the financial condition, assets, liabilities or business of API and the API Subsidiaries taken as a whole or (ii) the ability of API to issue the Series A Preferred Stock and the Note or to make the cash payment of 5,500,000 CHF to Inter Scan in accordance with the terms hereof and (B) has not been waived by Inter Scan in writing; and

          (d) by any party hereto if the Closing shall not have occurred on or before July 31, 1997.

     5.7 Procedure Upon Termination. In the event of termination by API Portescap or by Inter Scan pursuant to Section 5.6 hereof, written notice thereof shall forthwith be given to the other parties and the transactions contemplated by this Agreement shall be terminated without further action by the parties hereto. If the transactions contemplated by this Agreement are terminated as provided herein:

          (a) Each party, if requested, will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

          (b) All confidential information received by any party hereto with respect to the business of any other party shall not be used or disclosed to another person to the detriment of any other party; and

          (c) No party hereto and none of their respective directors, officers, stockholders, affiliates or controlling persons shall have any liability or further obligation to any other party to this Agreement, except that each party hereto shall remain liable for any claims arising as a result of any breach of covenant by such party under this Agreement which occurs prior to the date of termination of this Agreement.

                                  ARTICLE VI.

                           ACTIONS AFTER THE CLOSING

     The parties covenant to take the following actions after the Closing Date:

     6.1 Further Assurances. Each party shall cooperate with the other, and execute and deliver, or cause to be executed and delivered, all such other instruments, including, without limitation, instruments of conveyance, assignment and transfer, and take all such other actions as may reasonably be requested by the other party hereto from time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement.

     6.2 HSR Act. Inter Scan agrees to make required filings, if any, arising under the HSR Act in connection with any conversion of the Preferred Stock into shares of API common stock. Inter Scan shall also be responsible for payment of any fees payable in connection with any such filings. API agrees to cooperate with Inter Scan as reasonably requested by Inter Scan in connection with any such filings.

                                  ARTICLE VII.

                           NON-COMPETITION AGREEMENTS

     7.1 Non-Competition.

          (a) The parties recognize that the value of the business being purchased by API Portescap is dependent upon the particular method in which each of the Company and Subsidiaries, has conducted the business and the contacts of each of the Company and Subsidiaries with its customers and that API Portescap is entering into this transaction with a view toward that value. Accordingly, Inter Scan hereby agrees that, for a period of three years and six months following Closing, it, and its Affiliates (as defined below) shall not directly or indirectly:

             (1) Have any interest (financial or otherwise) in, or accept employment from, or serve in any capacity (such as owner, investor, principal, agent, consultant, partner or otherwise) with, any person or entity (other than API Portescap) which is engaged in the business of selling or distributing anywhere in the world any of the types of products or services that were manufactured or distributed by the Company or any Subsidiary at any time during the one year period prior to the Closing Date (collectively, the "Products"), or

             (2) Sell Products to or solicit purchases of Products by customers who were customers of the Company or any Subsidiary at the time of the Closing or during the five-year period prior thereto.

          The provisions of this Section 7.1(a) shall not be deemed to prohibit or restrict (i) Inter Scan or any of its Affiliates from passive ownership, in the aggregate beneficially or of record, of less than 5% of any class of outstanding securities of any company the securities of which are listed on a national securities exchange or are publicly traded on the Nasdaq National Market or (ii) Mr. Holger Hjelm from maintaining his existing investment in Feintechnik Bertsch GmbH & Co.

          (b) Inter Scan acknowledges that the identity of the customers of the Company and Subsidiaries, the engineering drawings and know-how of the Company and Subsidiaries and the pricing policies, sales and marketing strategies, employee training practices and other operating practices of the Company and Subsidiaries are confidential and valuable proprietary information of the Company and Subsidiaries. Inter Scan will not disclose the identity of the customers, the engineering drawings and know-how of the Company and Subsidiaries, or the Company's and Subsidiaries' sales policies, strategies and employee training and operating practices to any person or entity unless permitted in writing to do so by API Portescap or required to do so by legal process. Inter Scan will transfer to API Portescap at the Closing, and will not retain, any of its copies, documents, manuals, summaries, memos, notes, computer programs, disks, and database information, if any, in any form containing any of the above described customer identities, engineering drawings and know-how, policies, strategies and employee training and operating practices.

          (c) Inter Scan agrees that any court having jurisdiction may enter a preliminary or permanent restraining order or injunction against Inter Scan (without requiring API Portescap or the Company or any Subsidiary to (i) prove any damages, irreparable harm or that money damages are insufficient to compensate API Portescap, the Company or Subsidiaries, or (ii) post any bond) in the event of actual or threatened breach of any of the provisions of this Section. Any such relief shall not preclude API Portescap or the Company or any Subsidiary from seeking any other relief at law or equity with respect to any such claim.

          (d) If any provision of this Section is deemed to be in violation of law or unenforceable for any reason, the remainder of this Section shall remain in full force and effect and shall continue to be binding upon Inter Scan, and the parties agree that the court shall substitute a reasonable, judicially enforceable limitation in place of the unenforceable provision in order to serve the intent of the parties as expressed herein and the reasonable business needs and expectations of API Portescap in purchasing the Shares.

          (e) Inter Scan agrees to exercise whatever right it has to cause the officers, directors and employees of the Company and Subsidiaries who resign their positions from the Company at, or prior to, the Closing (collectively, the "Former Officers and Directors"), as well as all Affiliates (as defined below) of Inter Scan, to comply with the provisions of this Section. For purposes of this Agreement, "Affiliates" shall mean any person, company or entity that controls, is controlled by or is under common control with Inter Scan and, in any event, shall include Mr. Holger Hjelm.

                                 ARTICLE VIII.

                                     TAXES

     8.1 Liability for Taxes.

          (a) Taxable Periods Ending on or Before the Closing Date. Inter Scan shall be liable for, and shall indemnify and hold API and its subsidiaries, and the Company and the Subsidiaries, harmless against, all Taxes due or payable by the Company or any Subsidiary, either on its own account or by reason of any tax sharing agreement or arising out of its inclusion in a group of corporations filing on a consolidated basis, for any taxable year or taxable period ending on or before the Closing Date, but only to the extent that the amount of such Taxes exceeds the amount reserved therefor in the Financial Statements. For the purposes of this Section 8.1(a), any Taxes described in the parenthetical contained in Section 8.1(c) below shall be deemed to be attributable to taxable periods ending on or before the Closing Date, even if such Taxes are actually incurred with regard to a tax period ending after the Closing Date.

          (b) Taxable Periods Commencing on or After the Closing Date. API Portescap shall be liable for, and shall indemnify and hold Inter Scan and its subsidiaries harmless against any and all Taxes due or payable by the Company, any Subsidiary or API Portescap with respect to the Company or any Subsidiary for any taxable year or taxable period commencing after the Closing Date.

          (c) Definition of "Taxes." "Taxes" shall mean all taxes, levies, assessments, charges or fees of any kind or character, including without limitation U.S. federal, state, local and foreign income, profits, capital gains, franchise, sales, use, value added, service, gross receipts, occupation, property, property transfer, lease, capital stock, premium, excise, payroll, withholding, estimated taxes, sanctions, and other governmental charges imposed by the United States or any state, county, local or foreign government or subdivision or agency thereof for any reason whatsoever (including all such items and all Losses, as defined in Section 9.2, arising out of or resulting from the failure, beginning before the Closing Date, of any Pension Plan to qualify under Section 401(a) of the Code, where applicable, or the failure, beginning before the Closing Date, of any trust through which any such Pension Plan is funded to be exempt from income tax), including any interest, additions to tax and penalties thereon.

     8.2 Refunds or Credits.

          (a) Except as otherwise set forth in this Agreement, any refunds or credits of Taxes, to the extent that such refunds or credits are attributable to taxable periods ending on or before the Closing Date and are not reflected on the Financial Statements, shall be for the account of Inter Scan, and, to the extent that such refunds or credits are attributable to taxable periods ending after the Closing Date, such refunds or credits shall be for the account of API Portescap. API Portescap shall cause the Company promptly to forward to Inter Scan or to reimburse Inter Scan for any such refunds or credits due Inter Scan after receipt thereof by API Portescap, the Company or any Subsidiary, and Inter Scan shall promptly forward to API Portescap any such refunds or credits due API Portescap after the receipt thereof by Inter Scan.

          (b) If the examination of any federal, state, local, foreign or other tax return of Inter Scan, the Company or any Subsidiary shall result (by settlement or otherwise) in any adjustment that decreases deductions, losses or tax credits or increases income, gains or recapture of tax credits for any period ending on or before or including the Closing Date, and that will permit API or a subsidiary thereof to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits that would otherwise (but for such adjustments) have been taken or reported with respect to API, a subsidiary of API, the Company or any Subsidiary for one or more periods ending after the Closing Date, Inter Scan will notify API, and provide it with adequate information so that it can reflect on tax returns of API, a subsidiary of API, the Company or any Subsidiary such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. With respect to such increases or decreases on tax returns of API, a subsidiary of API, the Company or any Subsidiary, API shall pay to Inter Scan the amounts by which the aggregate of all Tax Benefits (as hereinafter defined) which result therefrom exceeds $10,000, such amounts to be paid when and as such Tax Benefits in excess of $10,000 are realized.

          (c) If the examination of any federal, state, local, foreign or other tax return of API, a subsidiary of API, the Company or any Subsidiary shall result (by settlement or otherwise) in any adjustment that decreases deductions, losses or other tax credits for any period ending after the Closing Date, and that will permit Inter Scan or the Company or any Subsidiary to increase deductions, losses or tax credits or decrease the income, gains or recapture of tax credits that would otherwise (but for such adjustment) have been taken or reported with respect to Inter Scan, the Company or any Subsidiary for one or more periods before the Closing Date, API will notify Inter Scan and provide it with adequate information so that it can reflect on its return such increases in deductions, losses or tax credits or decreases in income, gains or recapture of tax credits. Inter Scan shall pay to API the amounts by which the aggregate of all Tax Benefits which result therefrom exceeds $10,000, such amounts to be paid when and as such Tax Benefits inn excess of $10,000 are realized.

          (d) The term "Tax Benefits" shall mean in the case of a separate state, local, foreign or other tax return, the sum of the amount by which the tax liability of such corporation to the appropriate government or jurisdiction is reduced (including by refund) and any interest from such government or jurisdiction is reduced (including by refund) and any interest from such government or jurisdiction relating to such tax liability, and in the case of a consolidated federal income tax return or similar state, local, foreign or other tax return, the sum of the amount by which the tax liability of the affiliated group of corporations to the appropriate government or jurisdiction is reduced (including tax refund) and any interest from such government or jurisdiction relating to such tax liability.

     8.3 Contests. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company or any Subsidiary, or otherwise asserts a claim, makes an assessment, or disputes the amount of Taxes (i) for any taxable period for which Inter Scan is or may be liable under this Agreement, or
(ii) for any taxable period that involves an issue that could potentially affect a taxable period for which Inter Scan is or may be liable under this Agreement, API shall promptly inform Inter Scan, and Inter Scan shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute except to the extent such proceedings or determinations affect the amount of Taxes for which API or a subsidiary of API is liable under this Agreement. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company or any Subsidiary, or otherwise asserts a claim, makes an assessment or disputes the amount of Taxes
(i) for any taxable period for which API Portescap or API may be liable under this Agreement, or (ii) for any taxable period that involves an issue that could potentially affect a taxable period for which API Portescap or API is or may be liable under this Agreement,

Inter Scan shall promptly inform API, and API shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, except to the extent such proceedings affect the amount of Taxes for which Inter Scan is liable under this Agreement.

     8.4 Mutual Cooperation. Each of API and Inter Scan will provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any tax return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other with any records or information which may be relevant to such return, audit or examination, proceedings or determination. Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant tax return and supporting work schedules. The party requesting assistance hereunder shall reimburse the other for reasonable expenses incurred in providing such assistance. Without limiting in any way the foregoing provisions of this Section 8.4, API hereby agrees that it will retain, for a period of five years after Closing, copies of all tax returns, supporting work schedules and other records or information which may be relevant to such returns of the Company for all taxable periods which include the dates from January 1, 1992, to and including the Closing Date.

     8.5 Covenants and Agreements.

          (a) Company's Obligation to File Returns. The Company shall timely file, or cause to be timely filed, with the appropriate taxing authorities all returns and reports with respect to Taxes that are required to be filed on or prior to the Closing Date by or with respect to the Company and the Subsidiaries, and the Company shall pay or cause to be paid all Taxes shown as due thereon.

          (b) API's Obligation to File Returns. API shall timely file or cause to be timely filed all other returns and reports with respect to Taxes that are required to be filed with respect to each of the Company and the Subsidiaries, or any successor(s) to its business, after the Closing Date. API shall pay or cause to be paid all Taxes shown as due on such returns, to the extent provided in Section 8.1(b). Inter Scan shall pay or cause to be paid all Taxes shown on such returns to the extent provided in Section 8.1(a). To the extent reasonably requested by Inter Scan, API shall participate in the filing of and shall file any required returns, reports, statements or forms with respect to any period that ends on or before Closing. API shall prepare or cause to be prepared and shall file or cause to be filed all other tax returns, reports, statements and forms required of the Company, or in respect of its activities, for any period ending after Closing that includes the operations of the Company prior to Closing. To the extent reasonably requested by API, Inter Scan shall participate in the filing of and shall file any required returns, reports, statutes, or forms with respect to any period that includes the operation of the Company and the Subsidiaries prior to the Closing Date. Any such tax returns, reports, statements, forms or schedules that include or relate to tax periods ending on or before Closing or that include the operations of the Company and the Subsidiaries prior to Closing shall be subject to the mutual agreement of Inter Scan and API on a basis consistent with the last previous such returns, reports, statements, forms or schedules filed or prepared in respect of the Company and the Subsidiaries, unless Inter Scan or API as the case may be, concludes that there is no reasonable basis for such position.

     8.6 Tax Sharing Agreement. All tax sharing agreements or practices among or between the Company or any Subsidiary and Inter Scan or any Affiliates thereof shall be terminated as of Closing.

                                  ARTICLE IX.

                                INDEMNIFICATION

     9.1 Expiration of Representations and Warranties. Each of the representations and warranties made by Inter Scan, the Company, API Portescap and API in this Agreement (including the Exhibits, insofar as they relate to such representations and warranties) shall survive until the Closing and shall expire immediately upon the consummation of the Closing, and no action for indemnification or otherwise with respect to a breach of any such representation or warranty may be brought, and no litigation with respect thereto commenced, and the party making such representation or warranty shall have no obligation with respect thereto, after the Closing.

     9.2 Indemnification by Inter Scan. Inter Scan hereby indemnifies and agrees to hold harmless API Portescap, API and the Company and Subsidiaries from any and all liabilities, losses, claims, demands, damages, out of pocket costs and expenses (including without limitation court costs and reasonable attorneys', consultants' and accountants' fees necessarily incurred in connection with litigation and administrative proceedings) (collectively, "Losses") arising out of or resulting from: (a) any breach or violation of any covenant or agreement by Inter Scan or the Company contained in this Agreement;
(b) any violation of any Environmental Laws or any disposal or release of Hazardous Substances or Hazardous Wastes occurring in connection with the operations of Portescap U.S. Inc. or Transicoil Inc. at or from any facilities or sites owned, leased or used by such entities located at or around the North Penn Area 12 Site in Worcester Township, Montgomery County, Pennsylvania; and
(c) the Company's and any of its Subsidiaries' failure to properly obtain any required licenses for computer software programs or systems.

     9.3 Indemnification by API Portescap. API Portescap hereby indemnifies and agrees to hold harmless Inter Scan from any and all Losses arising out of or resulting from any breach or violation of any covenant or agreement by API Portescap or API contained in this Agreement.

     9.4 Claims. In addition to any limitations set forth above, any party seeking indemnification (the "Indemnified Party") will notify the party from whom indemnification is requested (the "Indemnifying Party") as soon as practicable after they have concluded that they have a claim for indemnification against the Indemnifying Party under this Agreement, which notice shall include a description of the nature and basis of such claim. Upon receipt of a notice from Indemnified Party of such claim, Indemnifying Party may assume the defense thereof with counsel reasonably satisfactory to Indemnified Party. Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, provided that the fees and expenses of counsel employed by Indemnified Party shall be at the expense of Indemnifying Party only if either (i) Indemnifying Party shall have failed, within 20 days after having been notified of the existence of the claim, to assume the defense thereof or (ii) the employment of such counsel has been specifically authorized by Indemnifying Party. So long as Indemnifying Party is reasonably contesting such claim in good faith, Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnification therefor by Indemnifying Party. If Indemnifying Party does not notify Indemnified Party within 20 days after receipt of Indemnified Party's notice of a claim of indemnification hereunder that Indemnifying Party elects to undertake the defense thereof, Indemnified Party shall have the right to contest, settle or compromise the claim at the expense of Indemnifying Party, subject to the consent of Indemnifying Party which consent shall not be unreasonably, withheld, conditioned or delayed.

     9.5 Limitations on Indemnification. Notwithstanding anything contained in Sections 9.2 and 9.3 to the contrary:

          (a) The Indemnifying Party shall be required to indemnify and hold harmless the Indemnified Party under this Article IX only to the extent the aggregate amount of all Losses incurred by the Indemnified Party shall exceed a deductible of CHF 100,000 (it being understood that the Company, Subsidiaries, API Portescap or API may assert indemnification rights under
     Article IX if the combined Losses of such parties exceed such deductible); provided, however, that the foregoing deductible shall not be applicable to any amounts to which any party may be or become entitled under Article VIII, Section 9.2(c) or Section 11.8 hereof.

          (b) Inter Scan's liability under Section 9.2 to provide indemnification for Losses incurred in connection with (i) all claims asserted pursuant to clauses (b) and (c) of the first sentence of Section
     9.2 hereof, shall be limited to an aggregate amount of 2,000,000 CHF and, in any event, shall not exceed an aggregate amount of 1,000,000 CHF in connection with any such claims asserted after the date which is one year and three months after the Closing Date and (ii) all claims asserted pursuant to clause (c) of the first sentence of Section 9.2 hereof, shall be limited to an aggregate amount of 300,000 CHF (subject to the limits and requirements set forth in Section 9.5(d) below.

          (c) Except to the extent otherwise provided in Section 9.4 above, Losses which are recoverable in connection with a claim asserted pursuant to clause (b) of the first sentence of Section 9.2 hereof shall be limited to amounts payable as a result of the settlement (in accordance with the terms of Section 9.4) of, or any judgments, orders or other similar relief rendered in connection with, any claims asserted with regard to the matters referenced in such clause (b).

          (d) Notwithstanding the 100,000 CHF deductible referenced in Section 9.5(a) above, any claim by the Company, its Subsidiaries, API Portescap or API for indemnification from Inter Scan for Losses related to computer software licenses referred to in Section 9.2(c) and Section 9.5(b)(ii) shall be subject to a deductible of 150,000 CHF, and with respect to such claim Inter Scan's maximum liability of 300,000 CHF shall not arise unless and until the Company and/or its Subsidiaries have expended a total of 150,000 CHF to acquire valid computer software licenses.

          (e) Any litigation initiated by an Indemnified Party seeking to enforce the indemnification obligations of an Indemnifying Party hereunder shall be brought in a court of appropriate jurisdiction located in (i) Erie County, New York State, U.S.A. with regard to any such litigation initiated against API or API Portescap and (ii) in Zurich, Switzerland with regard to any such litigation initiated against Inter Scan.

                                   ARTICLE X.

                  MANAGEMENT OF THE COMPANY AND SUBSIDIARIES.

     10.1 Appointment of API as Manager.

          (a) Subject to the provisions of Section 10.2 below, Inter Scan and the Company have appointed API as the exclusive manager for the day-to-day operations of the Company and Subsidiaries and API has accepted such appointment, for the period from the date of the Initial Agreement through the earlier of (i) the Closing Date or (ii) the date of the termination of this Agreement pursuant to the provisions of Section 5.6 above (the "Management Period") on the terms and conditions hereinafter set forth.

          (b) During the Management Period, API shall have full and exclusive management responsibility for the day-to-day operations of the Company and Subsidiaries, except for those decisions that must be approved by a representative of Inter Scan (the "Inter Scan Representative") in accordance with the provisions of Section 10.2 below. API shall manage the businesses of the Company and Subsidiaries with the same degree of care and prudence that it uses in managing its own operations, and shall incur no liability to Inter Scan, the Company or Subsidiaries as a result of its management activities as long as API exercises such care and prudence and acts in accordance with the provisions of Section 10.2 below. The responsibilities of API as manager of the Company and Subsidiaries shall consist of the management of the following functions utilizing the assets and personnel of the Company and Subsidiaries:

             (1) the planning, scheduling and conducting of all business incidental to the operation of the Company and Subsidiaries including, but not limited to, purchasing of all supplies, materials and services required for the operation of their respective businesses and planning and conducting all research and development activities of the Company and Subsidiaries;

             (2) the selling and marketing of all products produced and services rendered by the Company and Subsidiaries; and

             (3) all other general management, supervisory and administrative services incidental to the operation of the businesses of the Company and Subsidiaries including, but not limited to, management information systems, accounting, invoicing, payment of all uncontested liabilities arising in the ordinary course of business as such liabilities become due and payable, data processing, cash management, insurance, leasing, legal, employee benefits, engineering, industrial relations and public relations.

     10.2 Major Decisions. API shall be permitted to manage the day-to-day operation of the Company and Subsidiaries without interference from Inter Scan or their Boards of Directors; provided, however, that API must obtain the approval of an Inter Scan Representative before implementing any Major Decision as defined below. For the purposes of this Article X, Major Decisions shall mean: the sale of assets other than in the ordinary course of business; the grant of any options or rights to acquire any or all of the assets of the Company or any Subsidiary; the execution by the Company or any Subsidiary of an employment, collective bargaining or similar agreement; the adoption of, termination of or material modification or amendment to any Company Employee Benefit Plan; the issuance by the Company or any Subsidiary of notes or other evidences of indebtedness; the grant by the Company or any Subsidiary of any guaranties; the initiation of any voluntary bankruptcy or similar proceeding by the Company or any Subsidiary; the entering into any contract by the Company or any Subsidiary which is not in the ordinary course of business; the termination of employees other than as disclosed by API to Inter Scan at an April 9, 1997 meeting between such parties; any other actions the approval of which is customarily obtained by the Board of Directors of a U.S. corporation; and any other actions which Swiss law requires be approved by the Company's or any Subsidiary's Board of Directors or shareholders.

                                  ARTICLE XI.

                                 MISCELLANEOUS

     11.1 Expenses. API Portescap and Inter Scan shall each bear their respective fees, commissions and other expenses incurred by each of them in connection with the negotiation and preparation of this Agreement and in preparing to consummate the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective counsel. Transfer taxes, if any, payable under Swiss law on the transfer of (i) the Shares by Inter Scan to API Portescap and (ii) the issuance to Inter Scan of the Series A and Series B Preferred Stock and Note shall be paid by Inter Scan. API shall be responsible for payment of any fees or taxes (other than income or similar taxes) payable under the laws of any states of the United States in connection with the issuance of the Series A and Series B Preferred Stock and the transfer of the Shares contemplated hereunder.

     11.2 Execution in Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument, and shall become a binding agreement when one or more counterparts have been signed by and delivered to each party.

     11.3 Notices. All notices, consents, demands, requests, waivers, appeals and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon delivery if delivered personally; (b) three (3) days following deposit in the United States mail by registered airmail, postage prepaid; or (c) on the date of delivery, if sent by Federal Express or other international overnight delivery service; and in any case, addressed as follows:

                                        If to Inter Scan:

                                        Inter Scan Holding, Ltd.
                                        Schifflande 5
                                        CH -- 8001 Zurich
                                        Switzerland

                                        with a copy via same means to:

                                        Stanley Weiss, Esq.
                                        80 Main Street
                                        West Orange, New Jersey 07052

                                        If to API Portescap or API:

                                        American Precision Industries Inc.
                                        2777 Walden Avenue
                                        Buffalo, New York 14225
                                        Attn: President

                                        with a copy via same means to:

                                        Jaeckle Fleischmann & Mugel, LLP
                                        800 Fleet Bank Building
                                        12 Fountain Plaza
                                        Buffalo, New York 14202
                                        Attn: James J. Tanous, Esq. and
                                            Tim C. Loftis, Esq.

No change in any of such addresses shall be effective insofar as such notices, consents, demands, requests, waivers, appeals and other communications are concerned, unless notice of such change shall have been given to the other party hereto as provided in this Section 11.3.

     11.4 Severability. The terms and provisions of this Agreement shall be deemed to be severable, and if any provision hereof shall be held invalid or unenforceable by a court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, and the parties shall use all reasonable efforts to amend this Agreement in order to effect the parties' original intent with respect to such provision, to the extent practicable.

     11.5 Titles and Headings. The titles and headings to the Articles, Sections and Table of Contents contained in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     11.6 Successors and Assigns; No Third Party Beneficiaries. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto; no party hereto shall assign or delegate any of the obligations created under this Agreement without the prior written consent of the other parties hereto, provided, however, that Inter Scan hereby agrees that any or all of API Portescap's rights and obligations under this Agreement may be assigned to, and if so assigned shall be assumed by, API. Except to the extent otherwise provided in this Agreement, no person not a party hereto shall derive any rights hereunder or be construed to be a third party beneficiary hereof.

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

     11.7 Incorporation of Exhibits. The Exhibits attached hereto are incorporated into this Agreement and shall be deemed a part hereof as if set forth herein in full.

     11.8 Brokers and Finders.

          (a) API Portescap represents and warrants to Inter Scan that neither API Portescap nor API has employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby, except that API has retained the services of Patricof & Co. Capital Corp.

          (b) Inter Scan represents and warrants to API Portescap that neither Inter Scan nor the Company has employed the services of a broker or finder in connection with this Agreement or any of the transactions contemplated hereby.

          (c) Inter Scan will indemnify API Portescap, API and the Company and will hold them harmless from and against any claims by any broker, finder or consultant deemed to be engaged by Inter Scan or the Company. API Portescap will indemnify Inter Scan and will hold it harmless from and against any claims by any broker, finder or consultant deemed to be engaged by API Portescap or API.

     11.9 Entire Agreement; Waivers and Amendments. This Agreement and the Exhibits attached hereto set forth the entire agreement among the parties hereto with respect to the transactions contemplated herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

     11.10 Announcements. No press releases, announcements, or other disclosure related to this Agreement or the transactions contemplated herein will be issued or made to the press, employees, customers, suppliers or any other person without the joint approval of API and Inter Scan, except for any public disclosure which either API or Inter Scan in good faith believes is required by law (in which event, the party hereto proposing to make such announcement shall use all reasonable efforts to consult with the other party hereto before making any such public announcement).

     11.11 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

     11.12 Governing Law. The parties agree that the United Nations Convention on the International Sale of Goods shall not be applicable to this Agreement.

     11.13 References. All references to Section or Article numbers refer to Section or Article numbers in this Agreement unless otherwise specifically indicated. The words "hereby," "hereof," "hereunder" and words of similar import, refer to this Agreement as a whole and not to any particular Sections or subdivisions thereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

                                        AMERICAN PRECISION INDUSTRIES INC.

                                        By:   /s/  KURT WIEDENHAUPT
                                           -------------------------------------
                                           Name: KURT WIEDENHAUPT
                                           Title: President

                                        API PORTESCAP INC.

                                        By:   /s/  BRUCE MCH. KIRCHNER
                                           -------------------------------------
                                           Name: BRUCE McH. KIRCHNER
                                           Title: Vice President

                                        INTER SCAN HOLDING LTD.

                                        By:   /s/  HOLGER HJELM
                                           -------------------------------------
                                           Name: HOLGER HJELM

                                        By:   /s/  MAX HUBER
                                           -------------------------------------
                                           Name: MAX HUBER

                                        PORTESCAP

                                        By:   /s/  MAX ENDRE
                                           -------------------------------------
                                            Name: MAX ENDRE

                                        By:   /s/  RUDOLPH HEIZ
                                           -------------------------------------
                                           Name: RUDOLPH HEIZ

     By execution above, American Precision Industries Inc.:

     (a) agrees to be bound by the provisions of Sections 2.3(a) through (e), 2.3(jj), 4.1, 4.2, 6.1, 6.2 and Articles VIII, IX and X, and Section 11.1 of this Agreement; (b) agrees to guaranty the payment of and performance by API Portescap Inc. of its obligations arising under this Agreement; and (c) represents and warrants to Inter Scan that (i) API is not aware of any untrue statement of a material fact in the representations and warranties set forth in
Section 2.3 above, and it is not aware of any omission to state any material fact necessary to make the statements contained in Section 2.3 not misleading, and (ii) on the date of this Agreement and on the date of the Closing, no representation or warranty of API in this Agreement, nor any written statement or certificate executed by API and furnished or to be furnished to Inter Scan pursuant to this Agreement or in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                               EXHIBIT 1.2(a)(i)

                      TERMS OF CONVERTIBLE PREFERRED STOCK

                      TERMS OF CONVERTIBLE PREFERRED STOCK

     The 20,000 shares of authorized preferred stock, $50 par value per share, shall be designated as the Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, $50 par value ("Convertible Preferred Stock"), and shall have the rights, preferences and limitations set forth in the following paragraphs.

     1. Liquidation Value. The face and liquidation value of the Convertible Preferred Stock shall be $1,057.8125 per share ("Series A Liquidation Value").

     2. Exchange Rights. The holders of the 20,000 shares of the Convertible Preferred Stock shall have the right and obligation to promptly exchange all of such shares for one million (1,000,000) shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock, $21.15625 face value and liquidation value per share (also referred to as Convertible Preferred Stock) upon receipt of written notification from the Corporation that the Corporation's Certificate of Incorporation has been duly amended, with the approval of the Corporation's Board of Directors and shareholders, to authorize such Series B Convertible Preferred Stock and that the certificate of amendment of the Corporation's Certificate of Incorporation authorizing such Series B Convertible Preferred Stock has been duly filed with the Secretary of State of the State of Delaware. Such written notification that the Certificate of Incorporation has been so amended and filed is hereinafter referred to as the "Notification of Amendment of Certificate of Incorporation." The Series B Convertible Preferred Stock shall have a face and liquidation value of $21.15625 per share ("Series B Liquidation Value") and shall have the additional rights, preferences and limitations set forth in the following paragraphs.

     3. Dividends. The holders of the Convertible Preferred Stock ("Preferred Shareholder(s)") shall be entitled to receive cumulative cash dividends at the rate of seven percent (7%) of the Series A Liquidation Value per share (or of the Series B Liquidation Value per share, if applicable) per annum, and no more, with such dividends accruing and becoming cumulative on and after January 1, 1999 and payable on the first days of January, April, July and October, commencing April 1, 1999. The cumulative cash dividends shall be paid when and as declared by the Board of Directors of the Corporation, but only out of surplus legally available for the payment of dividends. Such dividends shall be payable before any dividends (other than a stock dividend in shares of the same class of stock) on any class of common stock shall be paid or set apart for payment. Dividends shall be cumulative from and after January 1, 1999, and any arrearages in payment shall not bear interest.

     4. Redemption of Convertible Preferred Stock.

     (A) Optional Redemption. After the holders of the Convertible Preferred Stock have received the Notification of Amendment of Certificate of Incorporation, the Corporation, at the option of the Board of Directors, may redeem all or any part of the Convertible Preferred Stock at any time outstanding, at any time or from time to time, upon written notice duly given pursuant to subsection 4(B), for an amount per share to be redeemed equal to the sum of the Series A Liquidation Value (or Series B Liquidation Value, if applicable) and an amount computed at the annual rate of seven percent (7%) of the applicable Liquidation Value per annum per share from and after the date on which dividends on such share became cumulative to and including the date fixed for such redemption, less the aggregate of the dividends paid during the same period, but computed without interest ("Redemption Price"). Notwithstanding the receipt of any notice pursuant to subsection 4(B), the Preferred Shareholders shall have the right to convert their shares of Convertible Preferred Stock as set forth in Section 5 herein.

     (B) Notice of Redemption. Notice of any redemption ("Redemption Notice") of Convertible Preferred Stock shall be mailed at least forty-five (45) calendar days prior to the date fixed for such redemption to the holders of record of shares so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. In case of redemption of only a part of the Convertible Preferred Stock at the time outstanding, the shares to be redeemed shall be selected in such manner as the Board of Directors may determine, whether by lot or by pro rata redemption or by selection of particular shares, and the proceedings and actions of the Board of Directors in making such selection shall not be subject to attack except for fraud. The Redemption Notice shall state the (i) date of redemption; (ii) the Redemption Price; and (iii) the place of payment.

     5. Conversion of Convertible Preferred Stock.

          (A) Optional Conversion. Preferred Shareholders shall have the right, at their option, to convert as many shares of Convertible Preferred Stock as they choose into the shares of the Corporation's common stock $.66 2/3 par value ("Common Stock") at any time after such shares of Common Stock are authorized and on the terms and conditions set forth in subsection 5(B).

          (B) Terms of Conversion. The conversion of the Convertible Preferred Stock shall be upon the following terms and conditions:

             (i) Conversion Ratio. The Convertible Preferred Stock shall be convertible, at the principal office of the Corporation and at such other office or offices, if any, as the Board of Directors of the Corporation may designate, into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to be delivered upon conversion shall be determined by the following calculation:

               The sum of the LV and UD per share times CPS = NCS
               --------------------------------------------------
                                       CP

        where LV equals the Series A Liquidation Value (or the Series B Liquidation Value, if applicable) per share; UD equals seven percent (7%) of the per share LV per annum from and after the date on which dividends on such share became cumulative to and including the date of conversion less the aggregate of the dividends paid during the same period, computed without interest; CPS equals the number of shares of Convertible Preferred Stock to be converted; CP equals the conversion price for a share of Common Stock which shall be $17.00 per share as adjusted pursuant to subsection 5(B)(ii) or (iii) below; and NCS equals the number of shares of Common Stock to be delivered upon conversion.

             (ii) Adjustment of Conversion Price on Various Events. In case the Corporation at any time shall change its outstanding shares of Common Stock (which, for purposes of this subsection, shall include any other class of common stock) into a greater number of shares or pay in shares of Common Stock a dividend on then outstanding shares of Common Stock or combine or subdivide its outstanding shares of Common Stock into a smaller number of shares or issue or sell shares of Common Stock for less than $17.00 per share (plus or minus previous adjustments), (except for shares reserved or issued pursuant to a bona fide stock option or benefit plan for directors, officers and/or employees of the Corporation); then the Conversion Price for a share of Common Stock shall be adjusted in accordance with the following equation:

                               (A X B) + C = NCP
                               -----------------
                                       D

        where A equals the number of shares of Common Stock outstanding immediately before the event requiring adjustment; B equals $17.00 per share (plus or minus all previous adjustments); C equals the value of the consideration received by the Corporation for the issuance or sale, requiring adjustments, of shares of Common Stock for less than B; D equals the number of shares of Common Stock outstanding after such event; and NCP equals the new conversion price.

             (iii) Adjustments for Reorganizations, Reclassifications, Mergers and Consolidations. If any reorganization or reclassification of the capital stock of the Corporation, or any merger or consolidation of the Corporation with another corporation, shall be effected, a Preferred Shareholder shall thereafter be entitled upon the exercise of conversion rights to receive the number and kind of shares of stock, securities or assets which the Preferred Shareholder would have been entitled to receive in connection with such reorganization, reclassification, merger or consolidation if he had been a holder of the number of shares of Common Stock of the Corporation issuable upon the conversion of his Convertible Preferred Stock immediately prior to the time such reorganization, reclassification, merger or consolidation became effective.

             (iv) Notice of Adjustment. Whenever any adjustments are required pursuant to subsections 5(B)(ii) and (iii) above, the Corporation shall give the Preferred Shareholder written notice detailing the method of calculation of such adjustment and the facts requiring the adjustment and upon which the calculation is based.

             (v) Method of Conversion. In order to convert shares of Convertible Preferred Stock into shares of Common Stock, the Preferred Shareholder shall surrender at any office mentioned above the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice at such office that he elects to convert such shares of Convertible Preferred Stock which shall be deemed to have been converted as of the date ("Conversion Date") of the surrender of such shares for conversion as provided above, and Preferred Shareholder shall be treated for all purposes as the record holder or holders of such Common Stock on such date. As soon as practicable on or after the Conversion Date, the Corporation will deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable on such conversion, together with cash in lieu of any fraction of a share, as hereinafter provided, to the persons entitled to receive the same. In case shares of Convertible Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless exercised prior thereto or unless default shall have been made in the payment of the Redemption Price.

             (vi) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be issuable, in an amount equal to the same fraction of the Market Price per share of Common Stock at the close of business on the Conversion Date.

             (vii) Market Price. The market price per share shall be (a) if traded on the over-the-counter market, the mean between the closing bid and asked quotations on the Conversion Date, or if no such bid or quotation was made on the Conversion Date, then such bid and quotation on the first date preceding the Conversion Date that such bid and quotation was published, or (b) if traded on a national securities exchange, the closing sale price on the Conversion Date, or if no such sale was made on the Conversion Date, then the closing sale price on the first date preceding the Conversion Date that such sale took place, or
        (c) if traded on both the over-the-counter market and an exchange, the mean between the prices determined in accordance with clauses (a) and
        (b) of this sentence.

             (viii) Partial Conversion of Shares. In the event the holders of the Convertible Preferred Stock elect to convert only a part of their shares, the Corporation shall deliver new certificates to the holders of the Convertible Preferred Stock in an amount equal to the unconverted amount of shares held by the Preferred Shareholder.

             (ix) Issuance of Certificates. The issuance of new certificates for shares of Common Stock or Convertible Preferred Stock to the Preferred Shareholder upon conversion shall be without any charge or tax.

     6. Voting Rights.

          (A) Subject to the limitations contained below, the holders of Convertible Preferred Stock shall vote as a class on the following transactions that shall be submitted to the holders of Convertible Preferred Stock for their approval:

             (i) the holders of the Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, $50 par value, shall vote as a class on proposals relating to the merger or consolidation of the Corporation with or into another corporation or a partnership, trust or other entity;

             (ii) the holders of the Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, $50 par value, shall vote as a class on proposals relating to the sale of all or substantially all of the assets of the Corporation;

             (iii) the holders of the Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, $50 par value, shall vote as a class on proposals relating to the dissolution of the Corporation;

             (iv) the holders of both the Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, $50 par value, and the Series B Seven Percent (7%) Cumulative Convertible Preferred Stock, $21.15625 face value and liquidation value per share shall each vote as a class on any amendment to the Corporation's Certificate of Incorporation that would amend, change, modify or revoke the rights, preference or limitations applicable to the Convertible Preferred Stock; and

             (v) the holders of both the Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, $50 par value, and the Series B Seven Percent (7%) Cumulative Convertible Preferred Stock, $21.15625 face value and liquidation value per share shall each vote as a class on any other proposal or transaction that requires the approval of the holders of Convertible Preferred Stock, voting as a class, under Delaware's General Corporation Law.

In each instance set forth above, the holders of Convertible Preferred Stock, as the case may be, shall be entitled to one vote for each share of such stock owned of record and the approval of the holders of a majority of the shares of Convertible Preferred Stock issued and outstanding and entitled to vote shall be required to adopt such proposal.

     Notwithstanding the foregoing, the holders of Convertible Preferred Stock shall lose any and all right to vote as a class (except to the extent, if any, that such holders thereafter have the right to vote as a class pursuant to the provisions of Delaware's General Corporation Law) if at any time the total number of issued and outstanding shares of Convertible Preferred Stock is less than twenty five percent (25%) of: (i) the number of shares of either the Series A Convertible Preferred Stock initially issued to the Preferred Shareholders; or
(ii) if the Series A Convertible Preferred Stock is subsequently converted into Series B Convertible Preferred Stock, the number of shares of Series B Convertible Preferred Stock that would have been issued to the Preferred Shareholders if such Series B stock had been initially issued to the Preferred Stockholders in lieu of the Series A stock.

     (B) In addition to the voting rights granted in subsection 6(A) above, the holders of Convertible Preferred Stock shall be entitled to vote on all matters (except the election of directors and the ratification of the independent public accountants retained by the Corporation to audit its financial statements) submitted for a vote to the holders of the Corporation's Common Stock, and in that instance each holder of Convertible Preferred Stock shall have a number of votes equal to the number of shares of Common Stock into which his shares of Convertible Preferred Stock would be convertible as of the record date for the meeting of shareholders at which such matter will be voted on.

     (C) If the Corporation shall breach any of its obligations hereunder or fail to make any exchange, conversion, or payment to which the Preferred Shareholder is entitled hereunder, or fail to maintain its corporate existence in good standing or continue its normal business operations, or if any bankruptcy, reorganization, insolvency, receivership or other credit proceedings is instituted by or against the Corporation and is not dismissed within sixty
(60) calendar days, or if the Corporation makes an assignment for the benefit of creditors, then the Preferred Shareholders, in addition to all other rights they may have at law or in equity, shall have the right to vote for the election of directors and to exercise all the rights any holder of the Common Stock may have to call a special meeting of the shareholders of the Corporation and to participate in such special meeting and any annual meeting of the shareholders.

     7. Payment on Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the Preferred Shareholders shall be entitled to receive out of the assets of the Corporation, before any distribution or payment shall be made to the holders of any class of common stock, an amount equal to the Series A Liquidation Value (or Series B Liquidation Value, if applicable) of the stock plus a sum computed at the dividend rate of seven percent (7%) per annum from and after the date on which dividends on such shares became cumulative to and including the date fixed for such payment, less the aggregate of the dividends theretofore paid thereon, during the same period, but computed without interest. For the purpose of this Section 7, a consolidation or merger of the Corporation with one or more other corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

     8. No Impairment. The Corporation, whether by amendment of its Certificate of Incorporation, or through any reorganization, transfer of its assets, merger, dissolution, issue or sale of securities or any other voluntary actions, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all such action as may be necessary or appropriate in order to protect the rights of the Preferred Shareholders.

     9. Reservation of Stock. The Corporation will at all times keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock for the purposes of effectuating the conversion of the Convertible Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock are not sufficient to effect the conversion of all of the outstanding Convertible Preferred Stock, then the Corporation shall take such actions as is necessary to increase the authorized but unissued shares of Common Stock to be equal to the number needed for the conversion.

                               EXHIBIT 1.2(a)(ii)

                      FORM OF EXCHANGEABLE PROMISSORY NOTE

                          EXCHANGEABLE PROMISSORY NOTE

U.S. $5,000,000                                                Buffalo, New York
                                                              Dated July 8, 1997

     This Note and the shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock for which this Note may be exchanged are subject to restrictions on disposition pursuant to a Shareholder Agreement between Inter Scan Holding Ltd. and American Precision Industries Inc. dated the date of this Note. A copy of that agreement may be obtained from American Precision Industries Inc.

     This Note and the shares of Series B Seven Percent (7%) Cumulative Preferred Stock for which this Note may be exchanged have not been registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), or under any applicable state laws ("State Laws"), in reliance upon applicable exemptions under the 1933 Act and State Laws. This Note and such shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of without (i) registration under the 1933 Act and any applicable State Law or (ii) an opinion of counsel reasonably satisfactory to American Precision Industries Inc. or a "no-action" letter from the SEC that registration under the 1933 Act and any applicable State Laws is not necessary for such sale, assignment, transfer, pledge, hypothecation or disposition.

     FOR VALUE RECEIVED, AMERICAN PRECISION INDUSTRIES INC., a Delaware corporation with an address at 2777 Walden Avenue, Buffalo, New York 14225 ("Issuer"), promises to pay to the order of INTER SCAN HOLDING LTD., a Swiss corporation with an address at Schifflande 5, CH-8001 Zurich, Switzerland ("Holder"), the sum of Five Million U.S. Dollars ($5,000,000), together with interest thereon accruing and payable in accordance with the terms described below.

     If at any time from the date of this Note through and including April 30, 1998, Issuer's Board of Directors and shareholders approve an amendment to Issuer's certificate of incorporation authorizing at least 1,200,000 shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock, and increasing the Common Stock, $.66 2/3 par value per share, of Issuer by at least 1,000,000 shares and such amendment is duly filed with the Secretary of State of the State of Delaware (the "Amendment"), the principal amount of this Note (i.e. $5,000,000) shall be automatically exchanged for 236,337 shares of Issuer's Series B Seven Percent (7%) Cumulative Convertible Preferred Stock, with a face and liquidation value of $21.15625 per share, which shall be convertible into shares of Issuer's Common Stock at the initial conversion price of $17.00 per share, subject to adjustment under certain circumstances as specified in Exhibit 1.2(a)(i) to the Amended and Restated Stock Purchase Agreement dated July 3, 1997 by and among Inter Scan Holding Ltd., Portescap and API Portescap Inc. and American Precision Industries Inc. Upon such exchange, Issuer's obligation to pay any amounts of principal and accrued interest owing under this Note shall be discharged in full.

     No interest shall accrue on the principal balance of this Note prior to April 30, 1998, if the Amendment is duly filed with the Secretary of State of the State of Delaware by April 30, 1998 and if no "Event of Default" (as hereinafter identified) has occurred and not been remedied prior to that date. If the Amendment is not so filed by April 30, 1998, then interest shall accrue on the unpaid principal balance of this Note from the date of this Note and thereafter at a per annum rate of fifteen percent (15%), calculated on the basis of a 365-day year for the actual number of days elapsed.

     If the Amendment is not duly filed with the Secretary of State of the State of Delaware by April 30, 1998, all indebtedness evidenced by this Note shall be immediately due and payable, without notice, in which event Issuer will pay to Holder on May 1, 1998 an amount equal to the greatest of:

      (i) Five million U.S. dollars (U.S. $5,000,000) plus interest thereon at the annual rate of fifteen percent (15%) on the principal amount from the date of this Note through April 30, 1998 (i.e. interest at the rate of $2,054.80 per day);

                                       or

      (ii) an amount in U.S. dollars equal to (A) the number of shares of the Issuer's Common Stock this Note would represent the right to acquire on April 30, 1998 assuming it were exchanged for shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock of Issuer (e.g. 294,118 shares of Common Stock at the initial conversion price of $17.00 per share), multiplied by (B) the average closing price of the Issuer's Common Stock on the New York Stock Exchange ("NYSE") for the ten trading days prior to April 30, 1998 that such stock was actually traded on the NYSE;

                                       or

     (iii) an amount in U.S. dollars equal to (A) the number of shares of the Issuer's Common Stock this Note would represent the right to acquire on April 30, 1998 assuming it were exchanged for shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock of Issuer (e.g. 294,118 shares of Common Stock at the initial conversion price of $17.00 per share), multiplied by (B) the actual closing price of the Issuer's Common Stock on the NYSE on the last day prior to the date of this Note that the stock actually traded on the NYSE.

If the Amendment is not so duly filed by April 30, 1998, then in addition to any amount payable under clauses (ii) or (iii) above, if Holder elects to purchase any shares of Issuer's Common Stock during the two-month period from May 1, 1998 through and including June 30, 1998, Issuer shall reimburse Holder for any costs Holder incurs in acquiring such shares in excess of the market price of Issuer's Common Stock on the relevant date or dates used in calculating the applicable amount payable under clause (ii) or clause (iii), multiplied by the number of shares actually purchased by Holder during that two-month period, subject to a maximum number of shares equal to the number of shares calculated under (A) in clause (ii) or clause (iii), whichever is applicable (e.g. a maximum of 294,118 shares at the initial conversion price of $17.00 per share).

     Upon Issuer's payment to Holder of the amount payable under the provisions of the immediately preceding paragraph, all of Issuer's obligations under this Note (including any obligation to pay interest on the unpaid principal balance hereof) shall be discharged in full.

     Upon the occurrence of any of the following specified events prior to May 1, 1998, (each sometimes hereinafter referred to as an "Event of Default"), the entire unpaid principal balance of this Note, together with interest thereon accrued at the annual rate of fifteen percent (15%) from the date of this Note through the date of payment, shall become immediately due and payable at the option of Holder:

          (1) Failure of Issuer to maintain its corporate existence in good standing; or

          (2) The liquidation of Issuer, or the discontinuance of the normal operations of Issuer; or

          (3) The merger or consolidation of Issuer with or into any other corporation unless (i) Issuer is the surviving entity, or (ii) the surviving entity, which shall be reasonably acceptable to Holder, agrees in writing to assume all of the Issuer's obligations under this Note; or

          (4) The sale, lease or conveyance by Issuer of all or substantially all of its property, assets or business to any other party, unless the other party, which shall be reasonably acceptable to Holder, agrees in writing to assume all of the Issuer's obligations under this Note; or

          (5) The making of a general assignment by Issuer for the benefit of creditors, or the institution by Issuer of any type of bankruptcy, reorganization or insolvency proceeding under any state or federal law or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Issuer; or

          (6) The appointment of a receiver or trustee for Issuer or for any assets of Issuer or the institution against Issuer of any type of bankruptcy, reorganization or insolvency proceeding for the liquidation or winding up of the affairs of Issuer and the failure to have such appointment vacated, or such proceeding dismissed within forty-five (45) days.

     If Holder exercises its option to accelerate the payment of principal and interest upon the occurrence of an Event of Default prior to May 1, 1998, then Holder's right and obligation to exchange this Note for shares of the Issuer's Series B Seven Percent (7%) Cumulative Convertible Preferred Stock shall terminate upon Issuer's payment in full of all principal and interest due hereunder upon such acceleration.

     This Note may not be prepaid at any time in full or in part without Holder's written consent. Any permitted partial prepayment will first be applied to principal and then to accrued and unpaid interest to the date of prepayment.

     No omission or delay by Holder or other holder hereof in exercising any right or power under this Note will impair such right or power or be construed to be a waiver of or acquiescence in any default hereunder, and no waiver by Holder or other holder hereof of any breach or default hereunder shall be deemed to be a waiver of any right or power upon the later occurrence or recurrence of any such breach or default.

     Issuer agrees to pay to Holder the reasonable expenses incurred by Holder in connection with the enforcement of Holder's rights hereunder, including, without limitation, the reasonable fees and disbursements of legal counsel.

     Any notice or demand hereunder shall be duly given if mailed by registered or certified mail, if to Holder, at Schifflande 5, CH-8001 Zurich, Switzerland, or if to Issuer, at 2777 Walden Avenue, Buffalo, New York 14225, Attention:
President. Any such notice shall be effective on the date of mailing.

     Holder's right to sell this Note or any interest in this Note in a "Private Offer" is subject to Issuer's "Right" as set forth in the Shareholder Agreement between Issuer and Holder dated the same date as this Note; the terms "Private Offer" and "Right" have the same meanings as given to them in the Shareholder Agreement.

     This Note shall be governed by the internal laws of the State of Delaware without regard to principles of conflict of laws.

                                          AMERICAN PRECISION INDUSTRIES INC.

                                          By:   /s/  KURT WIEDENHAUPT
                                            ------------------------------------
                                                Kurt Wiedenhaupt, President
                                                and Chief Executive Officer
STATE OF NEW YORK     )
                      )             ss.:
COUNTY OF ERIE        )

On this 3rd day of July 1997 before me personally came KURT WIEDENHAUPT, to me known, who, being by me duly sworn, did depose and say that he resides at 280 Carnoustie Road, East Aurora, New York; that he is the President and Chief Executive Officer of AMERICAN PRECISION INDUSTRIES INC., the Issuer described in and which executed the above instrument; and that he signed his name thereto by order of the Board of Directors of said Issuer.

                                            /s/  SUSAN E. SZUCS
                                          --------------------------------------
                                                      Notary Public

                                                      SUSAN E. SZUCS
                                             NOTARY PUBLIC, STATE OF NEW YORK
                                                     NO. 01SZ5058503
                                                QUALIFIED IN WYOM. COUNTY
                                              MY COMMISSION EXPIRES 04/08/98

                               EXHIBIT 5.1(d)(1)

                             SHAREHOLDER AGREEMENT

                             SHAREHOLDER AGREEMENT

     This AGREEMENT, dated the 8th day of July 1997, is by and between AMERICAN PRECISION INDUSTRIES INC., a Delaware corporation with its principal office at 2777 Walden Avenue, Buffalo, New York 14225 ("API"), and INTER SCAN HOLDING LTD., a Swiss corporation with its principal office at Schifflande 5 CH-8001-Zurich, Switzerland which, with all of its affiliates (which include all of its officers, directors, shareholders and Holger Hjelm) are referred to herein as "Inter Scan" and/or "Shareholders" and/or individually as "Shareholder."

                                R E C I T A L S:

     WHEREAS, API and a subsidiary of API, and Inter Scan and Portescap are parties to an Amended and Restated Stock Purchase Agreement dated July 3, 1997 ("Stock Purchase Agreement"), to which a copy of this Shareholder Agreement is an Exhibit, pursuant to which API's subsidiary acquired from Inter Scan all of the outstanding stock of Portescap SA in exchange for, inter alia, (a) 20,000 shares of Series A Seven Percent (7%) Cumulative Convertible Preferred Stock of API ("Series A Preferred Stock") which are convertible into shares of API's Common Stock, $.66 2/3 par value per share ("Common Stock") and which are also exchangeable for shares of API's Series B Seven Percent (7%) Cumulative Convertible Preferred Stock ("Series B Preferred Stock"), which are also convertible into shares of Common Stock; and (b) an Exchangeable Promissory Note ("Note") which is exchangeable for shares of Series B Preferred Stock; the Series A Preferred Stock and Series B Preferred Stock (including both the Series B Preferred Stock issued upon exchange of Series A Preferred Stock and under the
Note) are jointly referred to herein as the "Preferred Stock"; and

     WHEREAS, API and the Shareholders desire to set forth the agreement between them concerning certain rights and obligations of Shareholders relating to Inter Scan's status as a holder of the Preferred Stock, the Note and shares of Common Stock which may be issued to Inter Scan upon conversion of the Preferred Stock.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Term of this Agreement. This Agreement and each party's respective rights and obligations hereunder shall terminate at 5:00 p.m. Buffalo, New York time three (3) years after the date of this Agreement ("Termination Date").

     2. Board Representation.

     (a) Immediately after API's subsidiary's acquisition of Inter Scan's shares of Portescap SA pursuant to the Stock Purchase Agreement, the Board of Directors of API shall elect to the nine-person Board of Directors of API a nominee selected by Inter Scan, who shall be acceptable to API's Board of Directors. That individual, or such other nominee selected by Inter Scan who is acceptable to API's Board of Directors, shall be nominated by API's Board of Directors to a term as a Director of API's Board of Directors expiring at the annual meeting of API's shareholders in the year 2000, subject to shareholder approval at the next annual meeting of API's shareholders, and shall be entitled to hold that position for the balance of such term, provided that throughout that period Inter Scan continues to own shares of Preferred Stock and/or Common Stock which represent at least ten percent (10%) of the shares of API entitled to vote on matters submitted to API's shareholders for their approval, other than election of directors and ratification of appointment of auditors.

     (b) The nominee of Inter Scan on the Board of Directors shall be appointed to the Nominating Committee of the Board of Directors.

     3. Voting Agreement. On all matters submitted to API's shareholders for a vote, the Shareholders agree to vote any and all shares of Common Stock and Preferred Stock which they own in accordance with the recommendations of API's Board of Directors as set forth in any proxy statement distributed by API to its shareholders in connection with any meetings held to consider the matters to be voted on. In this regard, the

Shareholders shall give their irrevocable proxy to API's Board of Directors prior to any shareholder meetings held on or prior to the Termination Date.

     4. Grant of Right of First Refusal to API.

     (a) The Shareholders hereby grant to API an exclusive, irrevocable right of first refusal ("Right") to match any offer to purchase in a private offering any or all of their shares of Preferred Stock, the Note or shares of Common Stock acquired by Shareholders upon the conversion of any of their Preferred Stock (hereinafter collectively referred to as "Company Securities"), whether such offer is solicited or unsolicited by Shareholders, received by Shareholders at any time on or prior to the Termination Date (a "Private Offer"). Prior to committing to sell any of their Company Securities pursuant to a Private Offer, the Shareholders shall notify API of that Offer, the identity of the person or persons making the Private Offer, the number of Company Securities covered by the Private Offer, and the financial terms of that Offer, including the price per share or the price for all or a portion of the Note and the terms and timing of payment. API shall have twenty (20) calendar days after its receipt of the notice of the Private Offer to exercise its Right by paying to Shareholders the price that the third party has offered, on the terms offered by that party. If API fails to purchase the Company Securities covered by the Private Offer within this 20-day period, then the Shareholders shall be entitled to sell those Company Securities covered by the Private Offer to the third party pursuant to that Offer, on the condition that the Private Offer is a bona fide offer made by a person who is not an affiliate of the Shareholders. If the Shareholders fail to sell their Company Securities to the third party within twenty (20) calendar days after the close of API's 20-day period to match the Private Offer, their Company Securities shall once again be subject to all of the terms of this Paragraph 4(a). The Company Securities covered by the Right granted in this Paragraph 4(a) shall include all of the shares of Preferred Stock, the Note and Common Stock issuable upon conversion of the Preferred Stock owned, of record or beneficially, by the Shareholders as of the date hereof and any shares into which those securities may be converted or exchanged and any shares issued with respect to those securities as a stock dividend or in the form of a stock split.

     (b) Prior to proposing to sell any of their Company Securities pursuant to a public offering (a "Public Offering"), the Shareholders shall notify API of that proposal, the identity of the proposed underwriter for the Public Offering, the number of Company Securities which Shareholders propose to sell in a Public Offering and the proposed plan of distribution. API shall have twenty (20) calendar days after its receipt of the notice of the Public Offering to purchase the shares from Shareholders on terms and conditions, including the price per share, acceptable to Shareholders. If API fails to purchase the Company Securities covered by the proposed Public Offering within this 20-day period, then the Shareholders shall be entitled to sell those Company Securities in the proposed Public Offering pursuant to that Offering. If the Shareholders fail to sell their Company Securities pursuant to the proposed Public Offering within nine (9) months after the close of API's 20-day period referred to above, their Company Securities shall once again be subject to all of the terms of this Paragraph 4(b). The Company Securities covered by this Paragraph 4(b) shall include all of the shares of Preferred Stock, the Note and Common Stock issuable upon conversion of the Preferred Stock owned, of record or beneficially, by the Shareholders as of the date hereof and any shares into which those securities may be converted or exchanged and any shares issued with respect to those securities as a stock dividend or in the form of a stock split.

     5. Grant of Right to Inter Scan to Participate in Private Placements. If at any time on or prior to the Termination Date API shall offer to sell in a private placement or other offering not registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (a "Private Placement"), any shares of its Common Stock or other securities convertible into Common Stock (collectively, the "Offered Securities"), it shall notify Inter Scan in writing of the Private Placement, the terms of the Offered Securities, the number of shares of Offered Securities to be sold, and the financial terms of the Private Placement, including the price per share and the terms and timing of payment. Inter Scan shall have twenty (20) calendar days after its receipt of the notice of the Private Placement to give API its written irrevocable, binding commitment to purchase up to that number of shares of Offered Securities to be offered in the Private Placement which are necessary to maintain Inter Scan's percentage of outstanding voting securities immediately after the Private Placement is concluded at the percentage immediately prior to the sale of the shares of Offered Securities in the Private Placement. If the Private Placement is concluded within thirty (30) calendar days after API's receipt of Inter Scan's commitment, Inter Scan shall be obligated to purchase that number of Offered Securities indicated in its commitment but not more than that number of shares of Offered Securities as are required to allow Inter Scan to avoid a dilution in its percentage of voting securities.

     6. API's Obligation on a Shareholder's Sales of Series A Preferred
Stock. API shall use its best efforts to have its Board of Directors and shareholders adopt an amendment to API's certificate of incorporation authorizing 1,250,000 shares of Series B Preferred Stock and increasing the Common Stock of API by at least 1,000,000 shares, and to have that amendment duly filed with the Secretary of State of the State of Delaware by April 30, 1998. If such an amendment is not filed with the Secretary of State of the State of Delaware by April 30, 1998, and if a Shareholder elects to sell some or all of the 20,000 shares of Series A Preferred Stock, or some or all of the shares of Common Stock issued to Shareholder upon its conversion of some or all of its shares of Series A Preferred Stock, at any time between May 1, 1998 and a date ten (10) years after the date of this Shareholder Agreement to a purchaser who is not an affiliate of a Shareholder, in a bona fide arms-length transaction, then API shall pay to such selling Shareholder the difference, if any, between the net proceeds per share received by such selling Shareholder in such bona fide arms-length transaction and 115% of the liquidation value per share of Series A Preferred Stock so sold, plus any accrued unpaid dividends on each share sold, or 115% of the conversion price of any Common Stock issued to Shareholder upon its conversion of Series A Preferred Stock which shares of Common Stock are so sold, as the case may be. Net proceeds shall equal the gross selling price less any brokerage commissions paid by the selling Shareholder; gross selling price shall not be reduced, for purposes of this Paragraph 6, by any discount paid by Shareholder to an underwriter if such sale is by or through an underwriter in a public offering. API's obligation under this Paragraph 6 shall be limited to a total of 20,000 shares of Series A Preferred Stock, if Series A Preferred Stock is sold, and 1,244,485 shares of Common Stock, if Common Stock issued on conversion of Series A Preferred Stock is sold.

     7. Restrictions on Shareholders. Inter Scan hereby agrees, on its own behalf and on behalf of each of its affiliates, that at no time prior to the Termination Date will that Shareholder or any such affiliate directly or indirectly:

          (a) make, or in any way participate, directly or indirectly, in any solicitation of proxies or votes or written consents with respect to the election of Directors of API or any other matter submitted to a vote or the written consent of API's shareholders;

          (b) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any voting securities or direct or indirect rights to acquire any voting securities of API or any subsidiary thereof, or of any successor to or person in control of API, or any assets of API or any subsidiary or division thereof or of any such successor or controlling person, except that during each 12-month period after the date of this Agreement Shareholders may acquire in the aggregate through open market or privately negotiated purchases up to 2% of API's then outstanding Common Stock; provided, however, that at no time prior to the Termination Date may the Shareholders or any of their affiliates, individually, jointly or in the aggregate, own directly or indirectly, of record or beneficially, more than 25% of API's then outstanding Common Stock unless specifically authorized in writing to do so by API;

          (c) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person or entity with respect to the voting, of any voting securities of API;

          (d) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction (including but not limited to any tender or exchange offer, merger, recapitalization or other business combination) involving API or its securities or assets;

          (e) submit any shareholder proposal to API; or

          (f) form, join or in any way participate in a "group" as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing.

     Each Shareholder shall promptly advise API of any inquiry or proposal made to it or any of its affiliates with respect to any of the foregoing.

     8. Covenants; Legends.

     (a) Shareholders acknowledge that the Company Securities have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under any state or foreign securities laws. Shareholders are acquiring the Company Securities, solely for investment, with no present intention to distribute any of such securities to any person. Shareholders will not sell or otherwise dispose of any of the Company Securities except in compliance with the registration requirements or exemption provisions under the 1933 Act and the rules and regulations promulgated thereunder and any other applicable securities laws, or unless Shareholders provide API with an opinion of counsel reasonably satisfactory to API or with a "no-action" letter from the Securities and Exchange Commission that registration of the Company Securities is not necessary.

     (b) Shareholders hereby covenant and agree that for so long as they own, directly or indirectly, any Company Securities covered by this Agreement they will not sell, transfer, assign, pledge, hypothecate, gift, encumber or otherwise dispose of those Company Securities or any interest in such Company Securities except in compliance with the terms of this Agreement. Unless specifically authorized by API in writing, any Company Securities so sold, transferred, assigned, pledged, hypothecated, gifted, encumbered or otherwise disposed of in a private offering shall remain subject to all of the terms of this Agreement, and the owner, holder or recipient of any Company Securities so sold, transferred, assigned, pledged, hypothecated, gifted, encumbered or otherwise disposed of shall be subject to all of the restrictions imposed on Shareholders under this Agreement.

     (c) The stock certificates and note representing all of the Company Securities covered by this Agreement shall bear the following legends, as applicable:

"The shares represented by this certificate are subject to restrictions on disposition pursuant to an agreement between the owner of these shares and American Precision Industries Inc. dated July 8, 1997. A copy of that agreement may be obtained from American Precision Industries Inc.

The shares represented by this certificate have not been registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), or under any applicable state laws ("State Laws"), in reliance upon applicable exemptions under the 1933 Act and State Laws. The shares represented by this certificate may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of without (i) registration under the 1933 Act and any applicable State Laws or (ii) an opinion of counsel reasonably satisfactory to American Precision Industries Inc. or a "no-action" letter from the SEC that registration under the 1933 Act and any applicable State Laws is not necessary for such sale, assignment, transfer, pledge, hypothecation or disposition."

                                   *  *  *  *

"This Note and the shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock for which this Note may be exchanged are subject to restrictions on disposition pursuant to an agreement between the owner of this Note and American Precision Industries Inc. dated July 8, 1997. A copy of that agreement may be obtained from American Precision Industries Inc.

This Note and the shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock for which this Note may be exchanged have not been registered with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "1933 Act"), or under any applicable state laws ("State Laws"), in reliance upon applicable exemptions under the 1933 Act and State Laws. This Note and such shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of without (i) registration under the 1933 Act and any applicable State Laws or

(ii) an opinion of counsel reasonably satisfactory to American Precision Industries Inc. or a "no-action" letter from the SEC that registration under the 1933 Act and any applicable State Laws is not necessary for such sale, assignment, transfer, pledge, hypothecation or disposition."

In addition, similar legends shall be affixed to the stock transfer records and corporate records of indebtedness, and API's stock transfer agent shall be advised of the terms of this Agreement.

     9. Binding Effect. This Agreement and the Right granted hereunder shall inure to the benefit of and be binding upon API and its successors and assigns, and shall be binding upon Shareholders and their successors, assigns, heirs, legatees, devisees, beneficiaries, legal representatives, executors and estate, and any of their assigns, transferees and donees permitted pursuant to subparagraph 8(b) above.

     10. Dispute Resolution Procedure. API and the Shareholders shall attempt to resolve between them any dispute which arises under this Agreement. If they cannot agree within ten (10) calendar days after either party submits a demand for arbitration to the other party, then the dispute, except for any dispute which arises under Paragraph 6 of this Agreement which shall not be subject to arbitration, shall be submitted to binding arbitration with each party having the right to appoint one (1) arbitrator and those two (2) arbitrators mutually selecting a third arbitrator. The rules of the American Arbitration Association for the arbitration of commercial disputes shall apply and the decision of two
(2) of the three (3) arbitrators shall be final and binding. The arbitration shall take place in New York, New York. The arbitrators shall apply Delaware law, but shall not be allowed to award punitive damages. Any dispute which arises under Paragraph 6 of this Agreement which is not resolved between the parties shall be submitted to a court of appropriate jurisdiction located in Erie County, New York State, U.S.A. with regard to any litigation initiated by a Shareholder against API and in Zurich, Switzerland with regard to any litigation initiated by API against any Shareholder.

     11. Miscellaneous.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.

     (b) The term "affiliate" as used in this Agreement shall mean any person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with any Shareholder or any other affiliate of any Shareholder.

     (c) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, to the address for each party as first written above or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

     (d) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     (e) Each party hereto shall be responsible for the fees and expenses they incur (including, but not limited to, fees of their attorneys, accountants and advisors) in connection with this Agreement and all transactions contemplated herein.

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed as of the day and year first above written.

                                        AMERICAN PRECISION INDUSTRIES INC.

                                        By:   /s/  KURT WIEDENHAUPT
                                           -------------------------------------
                                                Kurt Wiedenhaupt, President
                                                and Chief Executive Officer

                                        INTER SCAN HOLDING LTD.

                                        By:   /s/  HOLGER B. HJELM
                                           -------------------------------------
                                                      HOLGER B. HJELM

                                        By:   /s/  MAX E. HUBER
                                           -------------------------------------
                                                       MAX E. HUBER

                               EXHIBIT 5.1(d)(2)

                             REGISTRATION AGREEMENT

                             REGISTRATION AGREEMENT

     This Agreement, made as of the 8th day of July, 1997, by and between AMERICAN PRECISION INDUSTRIES INC., a Delaware corporation, having an office at 2777 Walden Avenue, Buffalo, New York 14225 (the "Company"), and INTER SCAN HOLDING LTD., a Swiss company, having an office at Schifflande 5 CH-8001-Zurich, Switzerland ("Shareholder").

                             W I T N E S S E T H :

     WHEREAS, the Company and Shareholder are parties to an Amended and Restated Stock Purchase Agreement dated July 3, 1997 (the "Stock Purchase Agreement") to which a copy of this Registration Agreement is an Exhibit; and

     WHEREAS, pursuant to the Stock Purchase Agreement the Company has issued to Shareholder shares of Convertible Preferred Stock ("Preferred Stock") and an Exchangeable Promissory Note ("Note") which is exchangeable for shares of Preferred Stock; and

     WHEREAS, the Preferred Stock is convertible into shares of the Company's Common Stock, $.66 2/3 par value per share (the "Common Stock"); and

     WHEREAS, the Shareholder may from time to time wish to have a public offering of all or part of the Preferred Stock or the Common Stock issuable upon conversion of the Preferred Stock and to require the Company to file a registration statement with respect to such offerings with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "1933 Act"), upon the terms and subject to the conditions stated in this Agreement; and

     WHEREAS, the Company, as an additional part of the consideration for the Stock Purchase Agreement, has agreed to provide the Shareholder with certain rights provided for in this Agreement.

     NOW, THEREFORE, in consideration of the terms, conditions, agreements and covenants set forth in this Agreement, the Company and Shareholder agree:

     Section 1. The Shareholder shall have registration rights, at any time within the ten (10) year period following the initial issuance of the Preferred Stock and Note pursuant to the Stock Purchase Agreement, with respect to two (2) separate public offerings of its Preferred Stock and/or Common Stock, provided that there shall be an interval of at least one (1) year between each such public offering. For purposes of this Agreement, the words "registration rights" shall mean the right of the Shareholder to have the Company (a) file a registration statement on an appropriate form with the SEC covering a proposed public offering, (b) use its best efforts to have the registration statement declared effective and kept current and in compliance with the 1933 Act until completion of the public offering, and (c) use its best efforts to effect qualification and compliance with the securities laws of such states as the Shareholder may reasonably designate in which the public offering is to be made (the "Registration Rights").

     Section 2. Each time the Shareholder exercises its Registration Rights, it shall:

          (a) furnish to the Company such information regarding Shareholder, the contemplated distribution of such shares held by Shareholder and such other information regarding the proposed sale as the Company may request in writing and as shall be required in connection with the registration. The information shall be furnished to the Company in writing and signed by the Shareholder stating that the information is specifically for use in the related registration statement, prospectus, offering circular or other document incident to the registration;

          (b) except as indicated in Sections 5 and 6 below, pay the expenses of the registration directly related to the proposed sale of the Common Stock or Preferred Stock owned by Shareholder which shall include, without limitation, all registration and filing fees related to the shares of Common Stock or Preferred Stock to be sold by Shareholder, the reasonable fees and disbursements of counsel and auditors for the Shareholder and any selling commissions, expenses or taxes incident to the sale of the Shareholder's shares; and

          (c) defer the sale of any shares for a period not to exceed ninety
     (90) days if (i) a registration statement is filed with respect to a pending offering by the Company other than pursuant to this Section, and
     (ii) the Company so requests that the shares not be sold for such a period; but in such event, and if a registration statement filed under this Section has become effective, the Company shall use its best efforts to keep such registration statement covering the shares of the Shareholder current and in compliance with the Act for ninety (90) days following the expiration of such period.

     Section 3. On each occasion, if any, during the four (4) year period after the initial issuance of the Preferred Stock and Note pursuant to the Stock Purchase Agreement, the Company proposes to register under the 1933 Act any equity securities of the Company for sale by the Company to the public pursuant to a registration statement on Forms S-1, S-2 or S-3, the Company agrees:

          (a) it will give written notice to Shareholder at least forty-five
     (45) days prior to the filing of each registration statement of such proposal and intention to do so;

          (b) Shareholder shall have the right to include, in addition to its rights under Section 1 above, any or all of its shares of Preferred Stock or Common Stock in the registration statement;

          (c) if Shareholder requests inclusion of any of the shares of Preferred Stock or Common Stock in such proposed registration within twenty-five (25) days after the Company gives Shareholder such notice, the Company will include those shares of Preferred Stock or Common Stock in such registration statement; provided, however, if the proposed registration is underwritten and the managing underwriter advises the Company in writing that the number of shares of Preferred Stock or Common Stock sought to be included in such offering cannot be sold, the Company will include in the offering only the number of shares of Preferred Stock or Common Stock which the underwriter believes can be sold, allocated pro rata among the Company, Shareholder and any other holder of the Company's securities possessing registration rights who has elected to include such securities in the proposed registration;

          (d) the Company shall not be required to include any of the shares of Preferred Stock or Common Stock in any registration statement provided for in this Section 3 unless Shareholder agrees, if so required by the Company, to offer and sell Shareholder's shares of Preferred Stock or Common Stock which Shareholder desires to sell to or through an underwriter selected by the Company and, to the extent possible, under substantially the same terms (except as to expenses other than underwriting discounts) as those under which the other securities included in such registration statement are to be offered and sold, and to comply with any arrangements with respect to the offer and sale of the securities to be registered thereunder to which the holders thereof will be reasonably required to agree as a condition to the inclusion of such securities in such registration statement; and

          (e) the Company shall not be required under this Section 3 to include Shareholder's shares of Preferred Stock or Common Stock in the registration statement or prospectus to be used in any state which (i) refuses to permit the shares of Preferred Stock or Common Stock to be offered or (ii) imposes additional requirements upon the Company in order for the shares of Preferred Stock or Common Stock to be included in the registration statement and prospectus, if such requirements would unreasonably inhibit or delay the offering by the Company.

     Section 4. The Shareholder and the Company will cooperate with each other in the preparation and filing of any registration statement contemplated in the above Sections or, as the case may be, in their efforts to establish that the proposed transaction is exempt from the registration provisions of the 1933 Act, including any efforts of the Company or Shareholder to obtain a "no action" or interpretive letter from the SEC.

     Section 5. Subject to the provisions of Section 6 and except as otherwise provided in Section 2(b), the Company will pay the following costs and expenses incidental to the performance of its obligations under Section 3 of this
Agreement:

          (a) the fees and expenses of the Company's counsel, the fees and expenses of the Company's accountants and all other costs and expenses incident to the preparation, printing and filing under the

     1933 Act of any such registration statement, each prospectus and all amendments and supplements thereto;

          (b) the costs incurred in connection with the registration or qualification of the shares of Preferred Stock or Common Stock under the laws of various jurisdictions, including fees and disbursements of Company's counsel;

          (c) the costs of furnishing to Shareholder or its designees such number of copies of any such registration statement, each preliminary prospectus, the final prospectus and each amendment thereof and supplement thereto as Shareholder shall reasonably request; and

          (d) notwithstanding anything in the foregoing provisions of this
     Section 5, the Company shall not be required to pay any expenses of any underwriter, any commissions and/or discounts to any underwriter or any expenses with respect to the sale of the Preferred Stock or Common Stock, such as, but not limited to, transfer taxes incident to transfer of the Preferred Stock or the Common Stock to any underwriter or underwriters.

     Section 6. Notwithstanding anything in the foregoing provisions of this Agreement, the Company will bear the costs set out in Section 5 only in connection with the registration of all or part of the Preferred Stock or Common Stock under Section 3 in connection with a public offering pursuant to which the Company offers equity securities for sale. In the event of a registration pursuant to Section 3, each holder of the shares included in the registration statement will pay its own direct out-of-pocket costs incurred in connection with the registration statement (e.g. each such holder's own attorney's and accountant's fees, travel expenses, expert's fees, etc., if any).

     Section 7.  The Company will:

     (a) exonerate, indemnify and hold harmless Shareholder, its directors, officers who have signed any registration statement and any underwriter (as defined in the 1933 Act) for Shareholder in connection with any registration statement filed pursuant to this Agreement (but, in the case of any underwriter or a controlling person of an underwriter, only if such underwriter indemnifies the persons indemnified in Section 8 in the manner set forth in that Section) and each person, if any, who controls Shareholder or its underwriter within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which Shareholder, or any such director, officer, or underwriter or any such controlling person may become subject, whether under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof):

          (1) are caused by any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which any of the Preferred Stock or Common Stock were, pursuant to any of the provisions of this Agreement, registered under the 1933 Act, any prospectus contained therein, or any amendment thereof or supplement thereto; or

          (2) arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

     (b) reimburse Shareholder, each such director, officer and underwriter, and each such controlling person, for any legal or other expenses reasonably incurred by Shareholder, and each such director, and officer or by such underwriter, or by such controlling person, in connection with investigating or defending any such loss, claim, damage, liability or action arising under subparagraph (a) of this Section 7;

     provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, expense or liability arises out of, or is based upon, an untrue statement or alleged untrue statement or omission or alleged omission so made as a result of written information furnished by Shareholder, or any such director, or officer or such underwriter or controlling person specifically for use in preparation of such registration statement or prospectus contained therein or amendment thereof or supplement thereto.

     Section 8.  Shareholder will:

     (a) exonerate, indemnify and hold harmless the Company, each of its directors, each of its officers who have signed any registration statement, and each person, if any, who controls the Company within the meaning of the 1933 Act, against any losses, claims, damages or liabilities, joint or several, to which the Company or any such director, officer or controlling person may become subject, whether under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof):

          (1) are caused by any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which any of the Preferred Stock or Common Stock were, pursuant to any of the provisions of this Agreement, registered under the 1933 Act, any prospectus contained therein, or any amendment thereof or supplement thereto; or

          (2) arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements contained therein not misleading; and

     (b) reimburse the Company, each such director, officer or controlling person for any legal or other expenses reasonable incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action arising under subparagraph (a) of this Section 8;

     provided, however, that any obligation or liability of Shareholder shall be limited in each case and only be to the extent, such untrue statement, or alleged untrue statement, or omission, or alleged omission, was so made in reliance upon, and as a result of, written information furnished by Shareholder specifically for use in the preparation of such registration statement or prospectus contained therein or amendment thereof or supplement thereto.

     Section 9. Within sixty (60) days after receipt by a party to be indemnified (the "indemnified party") pursuant to the provisions of Section 7 or 8 hereof of notice of the assertion of any claim or the commencement of any action or proceeding, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of Section 7, hereof or, as the case may be, of Section 8 hereof, notify the indemnifying party of the assertion or commencement thereof. The failure so to notify the indemnifying party will relieve it from any liability which it has to any indemnified party under such provisions, but the failure so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than under such provisions. In the event that any such claim is asserted or action or proceeding is brought against any indemnified party, and it duly notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such claim, action or proceeding with counsel reasonably satisfactory to such indemnified party, provided that in the case of a claim in the form of an administrative or disciplinary action or an action only for injunctive relief with no claim for monetary damages, the indemnified party may elect to retain its own counsel or appoint co-counsel. After notice from the indemnifying party to such indemnified party of its election so to assume the defense of such claim, action or proceeding, the indemnifying party will not be liable to such indemnified party for any legal or other expenses incurred by such indemnified party after the election so to assume the defense of such claim, action or proceeding, other than reasonable costs of investigation. The indemnified party shall cooperate with the indemnifying party in the defense of any claim, action or proceeding the defense of which has been assumed by the indemnifying party. Failure of the indemnified party to reasonably cooperate with the indemnifying party shall relieve the indemnifying party of any obligations under Section 7 or 8, as the case may be, and under this Section 9.

     Section 10. In the event that Shareholder acquires any additional Preferred Stock or Common Stock issued by the Company (or any successor to all or a substantial part of the business or assets of the Company) by reason of any stock split of such Preferred Stock or Common Stock, or the payment of any stock dividend on such Preferred Stock or Common Stock, or if any of such Preferred Stock or Common Stock are exchanged for or converted into any other equity securities, then, in any such event, such additional Preferred Stock or Common Stock or other equity securities shall, for the purposes of all of the foregoing provisions of this Agreement, be deemed to be, and shall be treated as though they were, shares forming part of the

Preferred Stock or Common Stock. As used in this Agreement the term "equity securities" shall include any shares of Common Stock or Preferred Stock, any securities convertible into Common Stock or Preferred Stock, or any option, warrant or agreement which grants the right to the holders thereof to purchase Common Stock or Preferred Stock.

     Section 11.

        (a) The Company agrees that, in any case where:

             (1) it has notified Shareholder in writing in connection with a proposed public disposition of any of the Preferred Stock or Common Stock, in reliance on a "no action" letter or in the opinion of counsel reasonably satisfactory to the Company (which counsel may be counsel to Shareholder), no registration under the 1933 Act is required with respect to such disposition and the Preferred Stock or Common Stock may be transferred free of any restrictive legend; or

             (2) the Company has received from Shareholder a "no action" letter or an opinion of counsel reasonably satisfactory to the Company (which counsel may be counsel to Shareholder) to the effect that all restrictive legends may be removed from certificates evidencing Preferred Stock or Common Stock owned by Shareholder; or

             (3) a registration statement has been declared effective in relation to any of the Preferred Stock or Common Stock;

          then, in any such case, Shareholder shall be entitled, at no cost to it, to have certificates or other appropriate instruments issued to it evidencing the Preferred Stock or Common Stock referred to in this Section 11, without any restrictive legend whatsoever upon surrender to the Company of the certificates or other appropriate instruments evidencing such Preferred Stock or Common Stock which may bear such a legend.

          (b) Shareholder agrees that in the event of a stop order being issued in respect of a registration statement relating to the Preferred Stock or Common Stock, or in the event of a withdrawal of any such registration statement, it will, without prejudice to its rights under this Section 11, surrender to the Company those certificates or other appropriate instruments evidencing such Preferred Stock or Common Stock (if any) bearing no legend which it has received in exchange for certificates or other appropriate instruments evidencing such Preferred Stock or Common Stock bearing a legend and will accept in exchange therefor, certificates or other appropriate instruments evidencing such Preferred Stock or Common Stock bearing such a legend.

     Section 12. All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties to this Agreement and their successors and assigns; provided, however, that Shareholder may not assign its rights under this Agreement without the Company's prior written consent.

     Section 13. Any notice, statement, demand, consent or request to be given or furnished to a party to this Agreement shall be deemed to have been sufficiently given or furnished by being sent by registered or certified mail, postage prepaid, to the following addresses:

                    Company:               American Precision Industries Inc.
                                           2777 Walden Avenue
                                           Buffalo, New York 14225
                                           Attention: President

                    Shareholder:           Inter Scan Holding Ltd.
                                           Schifflande 5
                                           CH-8001 Zurich
                                           Switzerland
                                           Attention: President

     Section 14. This instrument, and the documents referred to here, including the Stock Purchase Agreement, contain the entire agreement between the Company and Shareholder with respect to the transactions contemplated herein. Neither party shall be bound by, or shall be deemed to have made, any representations and/or warranties, except those contained in this instrument or in such documents to which such party is also a party.

     Section 15. If any provision of this Agreement is held by a court of competent jurisdiction for any reason to be unenforceable, the remainder of this Agreement shall, nevertheless, remain in full force and effect in such jurisdiction.

     Section 16. This Agreement or any provisions hereof cannot be changed, terminated or waived orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

     Section 17. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware. The Company and Shareholder shall attempt to resolve between them any dispute which arises under this Agreement. If they cannot agree within ten (10) calendar days after either party submits a demand for arbitration to the other party, then the issue shall be submitted to binding arbitration with each party having the right to appoint one (1) arbitrator and those two (2) arbitrators mutually selecting a third arbitrator. The rules of the American Arbitration Association for the arbitration of commercial disputes shall apply and the decision of two (2) of the three (3) arbitrators shall be final and binding. The arbitration shall take place in New York, New York. The arbitrators shall apply Delaware law, but shall not be allowed to award punitive damages.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                          AMERICAN PRECISION INDUSTRIES INC.

                                          By:   /s/  KURT WIEDENHAUPT
                                            ------------------------------------
                                                Kurt Wiedenhaupt, President
                                                and Chief Executive Officer

                                          INTER SCAN HOLDING LTD.

                                          By:   /s/  HOLGER B. HJELM
                                            ------------------------------------
                                                      HOLGER B. HJELM

                                          By:   /s/  MAX E. HUBER
                                            ------------------------------------
                                                        MAX E. HUBER

                                                                      APPENDIX B

                            CERTIFICATE OF AMENDMENT
                                     TO THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                       AMERICAN PRECISION INDUSTRIES INC.

                            ------------------------

                         Pursuant to Section 242 of the
                        Delaware General Corporation Law

                            ------------------------

     We, John M. Murray, Vice President -- Finance and Treasurer, and James J. Tanous, Secretary, of AMERICAN PRECISION INDUSTRIES INC. (the "Corporation") in accordance with Section 242 of the Delaware General Corporation Law, do hereby certify as follows:

          1. The name of the Corporation is American Precision Industries Inc.

          2. The Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 22nd day of August 1986.

          3. The Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 6th day of November 1986.

          4. An Amendment to the Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on the 26th day of April 1991.

          5. A Certificate of Designation, setting forth the preferences and rights of the Corporation's Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, Fifty Dollars ($50.00) par value per share, was filed with the Secretary of State of the State of Delaware on July 2, 1997.

          6. The Restated Certificate of Incorporation, as amended by the Certificate of Designation filed July 2, 1997, is hereby further amended as authorized by Section 242 to:

             (a) increase the authorized common shares of the Corporation by Twenty Million (20,000,000) shares from Ten Million (10,000,000) to Thirty Million (30,000,000) shares;

             (b) increase the authorized preferred stock of the Corporation by One Million Two Hundred and Fifty Thousand (1,250,000) shares from Twenty Thousand (20,000) shares to One Million Two Hundred and Seventy Thousand (1,270,000) shares;

             (c) designate the One Million Two Hundred and Fifty Thousand (1,250,000) newly authorized shares of preferred stock as "Series B Seven Percent (7%) Cumulative Convertible Preferred Stock, One Dollar ($1.00) par value per share," with such rights, preferences and limitations as set forth below in the amended Article IV of the Restated Certificate of Incorporation; and

             (d) as authorized by Section 242(a)(3) of the Delaware General Corporation Law, reclassify the existing Twenty Thousand (20,000) shares of Series A Seven Percent (7%) Cumulative Convertible Preferred Stock, Fifty Dollars ($50.00) par value per share, all of which shall be reacquired by the Corporation upon the filing of the Certificate of Amendment pursuant to Section 3 of the Certificate of Designation for the Series A Seven Percent (7%) Cumulative Convertible Preferred Stock and shall be reclassified as 20,000 shares of preferred shares whose rights, preferences and limitations shall be fixed by the Corporation's Board of Directors in accordance with Section 151 of the Delaware General Corporation Law and in accordance with Article IV paragraph (a) of the Restated Certificate of Incorporation as amended below.

          7. To effect the foregoing, Article IV of the Restated Certificate of Incorporation is stricken in its entirety and there is substituted in lieu thereof a new Article IV reading as follows:

                                   ARTICLE IV

             The aggregate number of shares which the Corporation shall be authorized to issue is Thirty One Million Two Hundred Seventy Thousand (31,270,000) which shall consist of Twenty Thousand (20,000) preferred shares having a par value of Fifty Dollars ($50.00) each (hereinafter the "$50.00 par value Preferred Shares"), One Million Two Hundred Fifty Thousand (1,250,000) shares having a par value of One Dollar ($1.00) each of preferred shares Series B Seven Percent (7%) Cumulative Convertible Preferred Stock (hereinafter the "Series B Preferred Stock"), and Thirty Million (30,000,000) shares, having a par value of sixty-six and two-thirds cents ($.66 2/3) each of common shares (hereinafter the "Common Stock").

             The relative rights, preferences and limitations of the shares of each class are as follows:

                (a) The 20,000 shares of $50.00 par value Preferred Shares may be issued in series, and each series shall be so designated as to distinguish the shares thereof from the shares of all other series. All shares of $50.00 par value Preferred Shares shall be identical except as to the relative rights, preferences and limitations below enumerated. Authorization is hereby expressly granted to the board of directors to fix, before the issuance of any shares of a particular series, the number of shares to be included in such series, the dividend rate per annum, the redemption price or prices, if any, and the terms and conditions of redemption or purchase of the shares of the series, the terms and conditions on which the shares are convertible, if they are convertible, the voting rights, if any, including rights to vote as a class or series, and any other rights, preferences and limitations pertaining to such series.

                (b) Each issued and outstanding share of Common Stock shall be entitled to one vote.

                (c) The terms of the Series B Preferred Stock are as follows:

     Section 1. Designation and Amount. The shares of such series shall be designated as "Series B Seven Percent (7%) Cumulative Convertible Preferred Stock" and the number of shares constituting such series shall be 1,250,000.

     Section 2. Face and Liquidation Value. The face and liquidation value of the Series B Preferred Stock shall be $21.15625 per share ("Series B Liquidation Value").

     Section 3. Redemption of Series B Preferred Stock.

          (A) Optional Redemption. The Corporation, at the option of the Board of Directors, may redeem all or any part of the Series B Preferred Stock at any time outstanding, at any time or from time to time, upon written notice duly given pursuant to subsection 3(B), for an amount per share to be redeemed equal to the sum of the Series B Liquidation Value and an amount computed at the annual rate of seven percent (7%) of the Series B Liquidation Value per annum per share from and after the date on which dividends on such share became cumulative to and including the date fixed for such redemption, less the aggregate of the dividends paid during the same period, but computed without interest ("Redemption Price"). Notwithstanding the receipt of any notice pursuant to subsection 3(B), the holders of Series B Preferred Stock shall have the right to convert their shares of Series B Preferred Stock as set forth in Section 6 below.

          (B) Notice of Redemption. Notice of any redemption ("Redemption Notice") of Series B Preferred Stock shall be mailed at least forty-five
     (45) calendar days prior to the date fixed for such redemption to the holders of record of shares so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation. In case of redemption of only a part of the Series B Preferred Stock at the time outstanding, the shares to be redeemed shall be selected in such manner as the Board of Directors may determine, whether by lot or by pro rata redemption or by selection of particular shares, and the proceedings and actions of the Board of Directors in making such selection shall not be subject to attack except for fraud. The Redemption Notice shall state (i) the date of redemption; (ii) the Redemption Price; and
     (iii) the place of payment.

     Section 4. Dividends and Distributions. The holders of the Series B Preferred Stock shall be entitled to receive cumulative cash dividends at the rate of seven percent (7%) of the Series B Liquidation Value (as defined above in Section 2) per share per annum, and no more, with such dividends accruing and becoming cumulative on and after January 1, 1999 and payable on the first days of January, April, July and October, commencing April 1, 1999. The cumulative cash dividends shall be paid when and as declared by the Board of Directors of the Corporation, but only out of surplus legally available for the payment of dividends. Such dividends shall be payable before any dividends (other than a stock dividend in shares of the same class of stock) on any class of common stock shall be paid or set apart for payment. Dividends shall be cumulative from and after January 1, 1999, and any arrearages in payment shall not bear interest.

     Section 5. Voting Rights.

          (A) Subject to the limitations contained below, the holders of Series B Preferred Stock shall vote as a class on the following transactions that shall be submitted to the holders of Series B Preferred Stock for their approval:

              (i) any amendment to the Corporation's Restated Certificate of Incorporation that would amend, change, modify or revoke the rights, preference or limitations applicable to the Series B Preferred Stock; and

              (ii) any other proposal or transaction that requires the approval of the holders of Series B Preferred Stock, voting as a class, under Delaware's General Corporation Law.

          In each instance set forth in subsections (i) and (ii) above, the holders of Series B Preferred Stock shall be entitled to one vote for each share of such stock owned of record and the approval of the holders of a majority of the shares of Series B Preferred Stock issued and outstanding and entitled to vote shall be required to adopt such proposal.

          Notwithstanding the foregoing, the holders of Series B Preferred Stock shall lose any and all right to vote as a class (except to the extent, if any, that such holders thereafter have the right to vote as a class pursuant to the provisions of Delaware's General Corporation Law) if at any time the total number of issued and outstanding shares of Series B Preferred Stock is less than twenty five percent (25%) of the number of shares of Series B Preferred Stock initially issued by the Corporation.

          (B) In addition to the voting rights granted above, the holders of Series B Preferred Stock shall be entitled to vote on all matters (except the election of directors and the ratification of the independent public accountants retained by the Corporation to audit its financial statements) submitted for a vote to the holders of the Common Stock and in that instance each holder of Series B Preferred Stock shall have a number of votes equal to the number of shares of Common Stock into which his or her shares of Series B Preferred Stock would be convertible as of the record date for the meeting of shareholders at which such matter will be voted on.

          (C) If the Corporation shall breach any of its obligations hereunder or fail to make any exchange, conversion, or payment to which the holder of Series B Preferred Stock is entitled hereunder, or fail to maintain its corporate existence in good standing or continue its normal business operations, or if any bankruptcy, reorganization, insolvency, receivership or other credit proceeding is instituted by or against the Corporation and is not dismissed within sixty (60) calendar days, or if the Corporation makes an assignment for the benefit of creditors, then the holders of Series B Preferred Stock, in addition to all other rights they may have at law or in equity, shall have the right to vote for the election of directors and to exercise all the rights any holder of the Common Stock may have to call a special meeting of the shareholders of the Corporation and to participate in such special meeting and any annual meeting of the shareholders.

     Section 6. Conversion of Series B Preferred Stock.

          (A) Optional Conversion. Holders of Series B Preferred Stock shall have the right, at their option, to convert as many shares of Series B Preferred Stock as they choose into the shares of the Corporation's Common Stock, on the terms and conditions set forth below.

          (B) Terms of Conversion. The conversion of the Series B Preferred Stock shall be upon the following terms and conditions:

               (i) Conversion Ratio. The Series B Preferred Stock shall be convertible, at the principal office of the Corporation and at such other office or offices, if any, as the Board of Directors of the Corporation may designate, into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock to be delivered upon conversion shall be determined by the following calculation:

        The sum of the LV and UD per share times CPS     =  NCS
        ---------------------------------------------
                             CP

        where LV equals the Series B Liquidation Value per share; UD equals seven percent (7%) of the per share LV per annum from and after the date on which dividends on such share became cumulative to and including the date of conversion less the aggregate of the dividends paid during the same period, computed without interest; CPS equals the number of shares of Series B Preferred Stock to be converted; CP equals the conversion price for a share of Common Stock which shall be $17.00 per share as adjusted pursuant to subsection (ii) or (iii) below; and NCS equals the number of shares of Common Stock to be delivered upon conversion.

              (ii) Adjustment of Conversion Price on Various Events. In case the Corporation at any time shall change its outstanding shares of Common Stock (which, for purposes of this subsection, shall include any other class of common stock) into a greater number of shares or pay in shares of Common Stock a dividend on then outstanding shares of Common Stock or combine or subdivide its outstanding shares of Common Stock into a smaller number of shares or issue or sell shares of Common Stock for less than $17.00 per share (plus or minus previous adjustments), (except for shares reserved or issued pursuant to a bona fide stock option or benefit plan for directors, officers and/or employees of the Corporation); then the Conversion Price for a share of Common Stock shall be adjusted in accordance with the following equation:

        (A X B) + C     =  NCP
        ------------
             D

        where A equals the number of shares of Common Stock outstanding immediately before the event requiring adjustment; B equals $17.00 per share (plus or minus all previous adjustments); C equals the value of the consideration received by the Corporation for the issuance or sale, requiring adjustments, of shares of Common Stock for less than B; D equals the number of shares of Common Stock outstanding after such event; and NCP equals the new conversion price.

              (iii) Adjustments for Reorganizations, Reclassifications, Mergers and Consolidations. If any reorganization or reclassification of the capital stock of the Corporation, or any merger or consolidation of the Corporation with another corporation, shall be effected, a holder of Series B Preferred Stock shall thereafter be entitled upon the exercise of conversion rights to receive the number and kind of shares of stock, securities or assets which the holder of Series B Preferred Stock would have been entitled to receive in connection with such reorganization, reclassification, merger or consolidation if he or she had been a holder of the number of shares of Common Stock of the

        Corporation issuable upon the conversion of his or her Series B Preferred Stock immediately prior to the time such reorganization, reclassification, merger or consolidation became effective.

              (iv) Notice of Adjustment. Whenever any adjustments are required pursuant to subsections (ii) and (iii) above, the Corporation shall give the holder of Series B Preferred Stock written notice detailing the method of calculation of such adjustment and the facts requiring the adjustment and upon which the calculation is based.

               (v) Method of Conversion. In order to convert shares of Series B Preferred Stock into shares of Common Stock, the holder of Series B Preferred Stock shall surrender at any office mentioned above the certificate or certificates therefor, duly endorsed to the Corporation or in blank, and give written notice at such office that he or she elects to convert such shares of Series B Preferred Stock which shall be deemed to have been converted as of the date ("Conversion Date") of the surrender of such shares for conversion as provided above, and the holder of Series B Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date. As soon as practicable on or after the Conversion Date, the Corporation will deliver at such office a certificate or certificates for the number of full shares of Common Stock issuable on such conversion, together with cash in lieu of any fraction of a share, as hereinafter provided, to the persons entitled to receive the same. In case shares of Series B Preferred Stock are called for redemption, the right to convert such shares shall cease and terminate at the close of business on the date fixed for redemption, unless exercised prior thereto or unless default shall have been made in the payment of the Redemption Price.

              (vi) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion, but the Corporation shall pay a cash adjustment in respect of any fraction of a share which would otherwise be issuable, in an amount equal to the same fraction of the Market Price, as defined below, per share of Common Stock at the close of business on the Conversion Date.

              (vii) Market Price. The Market Price per share shall be (a) if traded on the over-the-counter market, the mean between the closing bid and asked quotations on the Conversion Date, or if no such bid or quotation was made on the Conversion Date, then such bid and quotation on the first date preceding the Conversion Date that such bid and quotation was published, or (b) if traded on a national securities exchange, the closing sale price on the Conversion Date, or if no such sale was made on the Conversion Date, then the closing sale price on the first date preceding the Conversion Date that such sale took place, or
        (c) if traded on both the over-the-counter market and an exchange, the mean between the prices determined in accordance with clauses (a) and
        (b) of this sentence.

             (viii) Partial Conversion of Shares. In the event the holders of the Series B Preferred Stock elect to convert only a part of their shares, the Corporation shall deliver new certificates to the holders of the Series B Preferred Stock in an amount equal to the unconverted amount of shares held by the holder of Series B Preferred Stock.

              (ix) Issuance of Certificates. The issuance of new certificates for shares of Common Stock or Series B Preferred Stock to the holder of Series B Preferred Stock upon conversion shall be without any charge or tax.

     Section 7. Payment on Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series B Preferred Stock shall be entitled to receive out of the assets of the Corporation, before any distribution or payment shall be made to the holders of any class of common stock, an amount equal to the Series B Liquidation Value of the stock plus a sum computed at the dividend rate of seven percent (7%) per annum from and after the date on which dividends on such shares became cumulative to and including the date fixed for such payment, less the aggregate of the dividends theretofore paid thereon, during the same period, but computed without interest. For the purpose of this Section 7, a consolidation or merger of the Corporation with one or more other corporations shall not be deemed to be a liquidation, dissolution or winding up of the Corporation.

     Section 8. No Impairment. The Corporation, whether by amendment of its Certificate of Incorporation, or through any reorganization, transfer of its assets, merger, dissolution, issue or sale of securities or any other voluntary actions, will not avoid or seek to avoid the observance or performance of any of the terms to be observed hereunder by the Corporation, but at all times in good faith will assist in the carrying out of all such action as may be necessary or appropriate in order to protect the rights of the holders of Series B Preferred Stock.

     Section 9. Reservation of Stock. The Corporation will at all times keep available out of its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock for the purposes of effectuating the conversion of the Series B Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock are not sufficient to effect the conversion of all of the outstanding Series B Preferred Stock, then the Corporation shall take such actions as is necessary to increase the authorized but unissued shares of Common Stock to be equal to the number needed for the conversion.

     8. The above amendment to the Restated Certificate of Incorporation was recommended and approved by a resolution duly adopted by all of the members of the Board of Directors of the Corporation and was authorized by a vote of the holders of a majority of all outstanding shares entitled to vote at a special
meeting of shareholders of the Corporation held on the   day of September 1997.

     IN WITNESS WHEREOF, the undersigned have subscribed this certificate this day of September 1997 and affirm that the statements made herein are true and correct under the penalties of perjury.

                                          --------------------------------------
                                          Name: John M. Murray
                                          Title: Vice President -- Finance and
                                          Treasurer

[Corporate Seal]

ATTEST:

---------------------------------------------------------
Name: James J. Tanous
Title: Secretary

AMERICAN PRECISION INDUSTRIES INC.                                         PROXY
2777 Walden Avenue
Buffalo, New York 14225

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


    The undersigned hereby constitutes and appoints Kurt Wiedenhaupt and John M. Murray, and each or either of them, proxies for the undersigned, with full power of substitution, to vote all common shares ("Common Shares") of American Precision Industries Inc. (the "Company") which the undersigned would be entitled to vote at the Special Meeting of Shareholders to be held on November 14, 1997, and at any adjournment thereof, and directs that the Common Shares represented by this proxy shall be voted as indicated below:


1. A proposal to approve the issuance of up to 1,538,603 Common Shares upon the conversion of preferred shares of the Company which have been and may be issued under the Amended and Restated Stock Purchase Agreement dated July 3, 1997, pursuant to which the Company has acquired all of Inter Scan Holding Ltd.'s shares of Portescap, a European manufacturer of motors.

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

2. A proposal to amend the Company's Restated Certificate of Incorporation (i) to increase the number of authorized Common Shares from 10,000,000 to 30,000,000; and (ii) to authorize 1,250,000 shares of Series B Seven Percent (7%) Cumulative Convertible Preferred Stock.

         [ ]  FOR               [ ]  AGAINST               [ ]  ABSTAIN

                                                       (Continued on other side)

(Continued from other side)

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER. THE BOARD OF DIRECTORS FAVORS A VOTE FOR PROPOSALS 1 AND 2. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                                              Dated:
                                              ----------------------------------
                                              , 1997

                                              PLEASE SIGN EXACTLY AS NAME(S)
                                              APPEARS HEREON. JOINT OWNERS
                                              SHOULD BOTH SIGN. WHEN SIGNING AS
                                              ATTORNEY, EXECUTOR, ADMINISTRATOR,
                                              TRUSTEE OR GUARDIAN, PLEASE GIVE
                                              FULL TITLE AS SUCH.

                                              ----------------------------------

                                              ----------------------------------

                                                (Signature of Shareholder(s))

     PLEASE SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE,
           WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.